    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 1999

                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         WESTINGHOUSE AIR BRAKE COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 Delaware                              3743                             25-1615902
     (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
      INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)

                               ------------------

                             1001 Air Brake Avenue
                         Wilmerding, Pennsylvania 15148
                           Telephone: (412) 825-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ------------------

                                Robert J. Brooks
              Chief Financial Officer and Chief Accounting Officer
                             1001 Air Brake Avenue
                         Wilmerding, Pennsylvania 15148
                           Telephone: (412) 825-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ------------------

                                   Copies to:

 Leo A. Keevican, Jr., Esq.   Frederick C. Lowinger, Esq.    Pasquale D. Gentile, Jr.,      Michael Movsovich, Esq.
   David J. Hirsch, Esq.            Sidley & Austin                     Esq.                    Kirkland & Ellis
  Doepken Keevican & Weiss           Bank One Plaza          Reed Smith Shaw McClay LLP       153 East 53rd Street
   58th Floor, USX Tower           10 S. Dearborn St.             435 Sixth Avenue          New York, New York 10022
      600 Grant Street          Chicago, Illinois 60603       Pittsburgh, Pennsylvania           (212) 446-4800
  Pittsburgh, Pennsylvania           (312) 853-7000                    15219                  (212) 446-4900 (fax)
            15219                 (312) 853-7036 (fax)             (412) 288-4112
       (412) 355-2600                                           (412) 288-3063 (fax)
    (412) 355-2609 (fax)

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger described in this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed under the Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


 TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE           PROPOSED MAXIMUM          PROPOSED MAXIMUM         AMOUNT OF
          TO BE REGISTERED                 REGISTERED        OFFERING PRICE PER SHARE  AGGREGATE OFFERING PRICE  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value........  19,996,752 shares(1)          $9.6875(2)            $293,512,940.60(2)      $81,596.60(3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Consists of (a) 17,896,368 shares of common stock, $.01 par value, of Westinghouse Air Brake Company, issuable pursuant to the Amended and Restated Agreement and Plan of Merger between MotivePower Industries, Inc. and Westinghouse Air Brake upon the exchange of 27,115,710 shares of common stock of MotivePower outstanding as of October 6, 1999 and (b) 2,100,384 shares of Westinghouse Air Brake common stock issuable in respect of 3,182,400 options of MotivePower outstanding as of October 6, 1999 converted into options of Westinghouse Air Brake pursuant to the Agreement and Plan of Merger.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the high and low prices of the MotivePower common stock on the New York Stock Exchange on October 6, 1999 ($9.6875). Pursuant to Rule 457(f)(1) the proposed maximum aggregate offering price and the amount of the registration fee are calculated based upon the 30,298,110 shares of MotivePower common stock or stock options to be received by Westinghouse Air Brake in the merger transaction.

(3) Pursuant to Rule 457(b), $65,709.03 of the registration fee is offset by the filing fee previously paid by Westinghouse Air Brake in connection with the filing of the preliminary proxy materials on October 1, 1999. Accordingly, a registration fee of $15,887.57 is being paid herewith.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION DATED OCTOBER 13, 1999

                               [MOTIVEPOWER LOGO]

                                  [WABCO LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of MotivePower Industries, Inc. and Westinghouse Air Brake Company have approved a merger agreement which provides for the combination of the two companies. We believe the combined company will be able to create greater shareholder value than could be achieved by the companies individually.

     Our combined company would be named Westinghouse Air Brake Company, with its headquarters in the Pittsburgh, Pennsylvania area.

     If the merger is completed, holders of MotivePower common stock will receive, for each MotivePower share, 0.66 shares of WABCO common stock. WABCO shareholders will continue to own their existing shares after the merger.

     WABCO will issue approximately 17,896,368 shares of WABCO common stock to MotivePower shareholders in the merger, based on outstanding shares on October 20, 1999.

     We are asking shareholders of each of MotivePower and WABCO to approve and adopt the merger agreement and the merger. We cannot complete the merger unless shareholders of both companies approve it.
     The dates, times and places of the meetings are:

For MOTIVEPOWER shareholders:

Friday, November 19, 1999
11:00 a.m., Local Time
Two Gateway Center
Lobby Conference Center
Pittsburgh, Pennsylvania

For WABCO shareholders:

Friday, November 19, 1999
10:00 a.m., Local Time
Westin William Penn
530 William Penn Place
Pittsburgh, Pennsylvania

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE MERGER THAT WE DESCRIBE STARTING ON PAGE I-14 OF THIS JOINT PROXY STATEMENT/ PROSPECTUS.

/s/ John C. Pope
John C. Pope
Chairman of the Board
MotivePower Industries, Inc.

/s/ William E. Kassling
William E. Kassling
Chairman of the Board and Chief Executive Officer
Westinghouse Air Brake Company

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE WABCO COMMON STOCK TO BE ISSUED TO MOTIVEPOWER SHAREHOLDERS UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            Joint Proxy Statement/Prospectus dated October 20, 1999,
             and first mailed to shareholders on October 25, 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                              [MotivePower Logo]

                          MOTIVEPOWER INDUSTRIES, INC.
                         TWO GATEWAY CENTER, 14TH FLOOR
                         PITTSBURGH, PENNSYLVANIA 15222

   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 19, 1999

To the Shareholders:

     A special meeting of shareholders of MotivePower Industries, Inc. will be held on Friday, November 19, 1999, at 11:00 a.m., at Two Gateway Center, Lobby Conference Center, Pittsburgh, Pennsylvania 15222 for the purpose of considering and voting upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 26, 1999, as amended, between Westinghouse Air Brake Company and MotivePower, and the merger, as described in the attached joint proxy statement/prospectus.

     The close of business on October 20, 1999 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting, or any adjournments thereof, and only shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

     If you hold MotivePower common stock directly, you will find enclosed a proxy card which must be completed and returned in order to vote all of the common stock that you hold.

     Please do not send any certificates for your stock at this time.

                                          By the Order of the Board of
                                          Directors,

                                          /s/ Jeannette Fisher-Garber
                                          Jeannette Fisher-Garber
                                          Vice President, General Counsel
                                          and Secretary

Pittsburgh, Pennsylvania
October 20, 1999

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MOTIVEPOWER MEETING, PLEASE COMPLETE, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY.

                                                                      WABCO LOGO

                         WESTINGHOUSE AIR BRAKE COMPANY
                             1001 AIR BRAKE AVENUE
                         WILMERDING, PENNSYLVANIA 15148

   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 19, 1999

To the Shareholders:

     A special meeting of shareholders of Westinghouse Air Brake Company will be held on Friday, November 19, 1999, at 10:00 a.m., at the Westin William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania, 15219 for the purpose of considering and voting upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 26, 1999, as amended, between WABCO and MotivePower Industries, Inc. and the merger, as described in the attached joint proxy statement/prospectus.

     The close of business on October 20, 1999 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting, or any adjournments thereof, and only shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

     If you hold WABCO common stock directly, you will find enclosed a proxy card which must be completed and returned in order to vote all of the common stock that you hold.

                                          By the Order of the Board of
                                          Directors,

                                          /s/ Robert J. Brooks
                                          Robert J. Brooks
                                          Chief Financial Officer and Secretary

Wilmerding, Pennsylvania
October 20, 1999

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE WABCO MEETING, PLEASE COMPLETE, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY.

                               TABLE OF CONTENTS

CHAPTER ONE -- THE MERGER

  QUESTIONS AND ANSWERS ABOUT THE
     MERGER..........................    I-1

  SUMMARY............................    I-3
       The Companies.................    I-3
       Reasons for the Merger........    I-3
       Merger Recommendations to
          Shareholders...............    I-3
       The Merger....................    I-4

  HISTORICAL AND PRO FORMA SELECTED
     FINANCIAL DATA..................    I-8
       Selected Historical Financial
          Data of MotivePower........    I-9
       Selected Historical Financial
          Data of WABCO..............   I-11
       Selected Unaudited Pro Forma
          Condensed Combined
          Financial Data.............   I-12
       Comparative Per Share Data....   I-13

  RISK FACTORS.......................   I-14

  CAUTIONARY STATEMENT CONCERNING
     FORWARD-LOOKING STATEMENTS......   I-20

  INFORMATION ABOUT THE MEETINGS AND
     VOTING..........................   I-22
       Matters Relating to the
          Meetings...................   I-22
       Vote Necessary to Approve
          MotivePower and WABCO
          Proposals..................   I-24
       Proxies.......................   I-25
       Other Business;
          Adjournments...............   I-26
       Presence of Auditors..........   I-26

  THE MERGER TRANSACTION.............   I-27
       General.......................   I-27
       Background of the Merger......   I-27
       WABCO's Senior Management
          Team.......................   I-33
       Factors Considered by, and
          Recommendation of, the
          MotivePower Board..........   I-33
       Factors Considered by, and
          Recommendation of, the
          WABCO Board................   I-36
       Accounting Treatment..........   I-39
       Material United States Federal
          Income Tax Consequences of
          the Merger.................   I-39
       Regulatory Matters............   I-40
       Appraisal Rights..............   I-41
       Federal Securities Laws
          Consequences; Stock
          Transfer Restriction
          Agreements.................   I-41

  COMPARATIVE PER SHARE MARKET PRICE
     AND DIVIDEND INFORMATION........   I-42

  UNAUDITED PRO FORMA CONDENSED
     COMBINED FINANCIAL STATEMENTS...   I-43

  NOTES TO UNAUDITED PRO FORMA
     CONDENSED COMBINED FINANCIAL
     STATEMENTS......................   I-50

  OPINIONS OF FINANCIAL ADVISORS.....   I-51
       Opinion of MotivePower
          Financial Advisor..........   I-51
       Opinion of WABCO Financial
          Advisor....................   I-57

  INTERESTS OF CERTAIN PERSONS IN THE
     MERGER..........................   I-62
       Board of Directors............   I-62
       Advisory Agreements...........   I-63
       Indemnification; Directors'
          and Officers' Insurance....   I-64
       Stock Options, Stock
          Appreciation Rights,
          Restricted Stock and Stock
          Account Under Deferred
          Compensation Plan..........   I-64
       Employment Agreements.........   I-66
       Employment Continuity
          Agreements.................   I-68
       Executive Incentive Plan......   I-69

  THE MERGER AGREEMENT...............   I-70
       Structure of the Merger.......   I-70
       Timing of Closing.............   I-70
       Merger Consideration..........   I-70
       Treatment of MotivePower Stock
          Options, Stock Appreciation
          Rights and Stock Account
          Under Deferred Compensation
          Plan.......................   I-70
       Exchange of Shares............   I-70
       WABCO Board and Related
          Matters....................   I-71
       Covenants.....................   I-71
       Representations and
          Warranties.................   I-73
       Conditions to the Completion
          of the Merger..............   I-74
       Termination of the Merger
          Agreement..................   I-74

       Expenses......................   I-76
       Amendments....................   I-77
       Mutual Release................   I-77
       Stock Option Agreements.......   I-77
       Voting Agreements.............   I-79

CHAPTER TWO -- LEGAL INFORMATION

  COMPARISON OF SHAREHOLDER RIGHTS...   II-1
       Summary of Material
          Differences Between Current
          Rights of MotivePower
          Shareholders and Rights
          Those Shareholders Will
          Have as WABCO Shareholders
          Following the Merger.......   II-1

  DESCRIPTION OF WABCO CAPITAL
     STOCK...........................  II-12
       Authorized Capital Stock......  II-12
       Common Stock..................  II-12
       Preferred Stock...............  II-12
       Transfer Agent and
          Registrar..................  II-12
       Certain Provisions Relating to
          Changes in Control.........  II-12
       Stock Exchange Listing;
          Delisting and
          Deregistration of
          MotivePower Common Stock...  II-13

  LEGAL MATTERS......................  II-13

  EXPERTS............................  II-13

CHAPTER THREE -- ADDITIONAL INFORMATION FOR
  SHAREHOLDERS

  FUTURE SHAREHOLDER PROPOSALS.......  III-1
       MotivePower...................  III-1
       WABCO.........................  III-1

  WHERE YOU CAN FIND MORE
     INFORMATION.....................  III-1

ANNEXES

  Annex A Amended and Restated Agreement and Plan of Merger, as amended (including Exhibits)
  Annex B  Amended and Restated WABCO Stock Option Agreement
  Annex C  Amended and Restated MotivePower Stock Option Agreement
  Annex D  Voting Agreement for Certain WABCO Shareholders
  Annex E  Voting Agreement for John C. Pope
  Annex F  Opinion of Wasserstein Perella & Co., Inc.
  Annex G  Opinion of Credit Suisse First Boston Corporation

                                  CHAPTER ONE

                                   THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: You originally scheduled special meetings on August 23, 1999 to vote upon the proposed merger. Why was the WABCO meeting postponed?

A: Prior to the scheduled August 23, 1999 special meetings of WABCO and MotivePower to approve the merger, WABCO postponed its special meeting. In a press release dated August 20, 1999, WABCO announced that in light of the market volatility in WABCO's and MotivePower's stock and WABCO shareholder reaction communicated to WABCO following WABCO's and MotivePower's August 18th joint press release, and in order to provide shareholders additional time to evaluate information contained in that joint press release concerning the joint company's revised financial estimates, WABCO determined to postpone its meeting of shareholders indefinitely. A further description of why the merger was postponed and how it was restructured is set forth in "The Merger
Transaction -- Background of the Merger" on page I-27.

Q: I have now received a new joint proxy statement/prospectus. What has changed?

A: The merger agreement has been amended and restated to provide for the merger of MotivePower into WABCO, with MotivePower shareholders receiving 0.66 shares of WABCO common stock for each share of MotivePower common stock. The description of the merger transaction in this joint proxy statement/prospectus has been modified to reflect the changes to the transaction. In certain sections of this joint proxy statement/prospectus, where the distinction should be highlighted, we refer to the merger agreement dated as of June 2, 1999, as amended as of July 19, 1999, as the "original merger agreement" and the merger contemplated by the original merger agreement as the "original merger," and we refer to the new proposed transaction as the "revised merger" and the new amended and restated merger agreement dated as of September 26, 1999, as amended as of October 4, 1999, as the "revised merger agreement." Where we refer generally to the "merger" and the "merger agreement" we are referring to the revised merger and the revised merger agreement.

Q: When and where are the shareholder meetings?

A: Each company's meeting will take place on Friday, November 19, 1999 in the Pittsburgh, Pennsylvania area. The address of each meeting is on page I-22.

Q: I sent in my proxy card for the prior meeting. Is it still valid?

A: No. You need to complete and return a new proxy card as described below.

Q: What do I need to do now?

A: Just mail your signed proxy card for the new meeting in the enclosed return envelope, as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend a meeting in person. The board of directors of each of MotivePower and WABCO recommends that its shareholders vote in favor of approval and adoption of the revised merger agreement and the revised merger.

Q: What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to your company's corporate secretary. Or, you can attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's corporate secretary at the address under "The Companies" on page I-3.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

If you are a MotivePower shareholder and do not give voting instructions to your broker, you will not be counted as voting for purposes of the merger vote unless you vote in person at the MotivePower meeting.

If you are a WABCO shareholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear in person at the WABCO meeting and vote in favor of the merger.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, we will send MotivePower shareholders written instructions for exchanging their share certificates. WABCO shareholders will keep their existing certificates.

Q: What will MotivePower common shareholders receive for their shares?

A: MotivePower shareholders will receive 0.66 shares of WABCO common stock for each of their shares of MotivePower common stock. This exchange ratio will not change even if the market price of MotivePower or WABCO common stock increases or decreases between now and the date the merger is completed. Accordingly, MotivePower shareholders will not be able to determine the precise value of the shares of WABCO common stock they would receive in the merger at the time they vote on the merger at their meeting. WABCO will not issue any fractional shares in the merger. Instead, MotivePower shareholders will receive cash for any fractional shares of WABCO common stock owed to them in an amount based on the market value of WABCO common stock on the date on which the merger occurs.

Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible. We hope to complete the merger shortly after the meetings, assuming the required shareholder approvals are obtained at the meetings.

Q: Who do I call if I have questions about the meetings or the merger?

A: MotivePower shareholders may call investor relations at (412) 201-1101.

WABCO shareholders may call investor relations at (412) 825-1000.

                                    SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page III-1.

THE COMPANIES

MOTIVEPOWER INDUSTRIES, INC.
Two Gateway Center
14th Floor
Pittsburgh, Pennsylvania 15222
(412) 201-1101

MotivePower is a leader in the manufacturing and distribution of products for rail and other power-related industries, and also provides a variety of related contract services. MotivePower provides products and services to freight and passenger railroads, including every Class I railroad in North America, metropolitan transit and commuter rail authorities, original equipment manufacturers, industrial power-related markets and other customers internationally. MotivePower has its headquarters in Pittsburgh, Pennsylvania and approximately 2,700 employees at strategically located facilities in the United States, Canada and Mexico.

WESTINGHOUSE AIR BRAKE COMPANY
1001 Air Brake Avenue
Wilmerding, Pennsylvania 15148
(412) 825-1000

WABCO is one of North America's largest manufacturers of value-added equipment for locomotives, railway freight cars and passenger transit vehicles. WABCO believes that it maintains a market share in North America in excess of 50% for its primary braking related equipment and a significant market share in North America for its other principal products. WABCO also sells products in Europe, Africa, Australia, South America and Asia. WABCO's major products are intended to enhance safety, improve productivity and reduce maintenance costs for its customers. WABCO's major product offerings include electronic controls and monitors, air brakes, couplers, door controls, draft gears and brake shoes. WABCO aggressively pursues technological advances with respect to both new product development and product enhancements.

REASONS FOR THE MERGER

We believe the merger will:
- create a premier supplier of products and services for the railroad industry, with combined revenues, based on 1998 results, exceeding $1 billion;

- create significant revenue enhancement opportunities;

- create a company with an improved cost structure that will allow for operating cost savings;

- create opportunities for significant financial cost savings;

- enable us to provide our customers with a "one-stop shop" for a more complete package of locomotive and freight car components and services;

- create a combined company with increased financial strength to invest in new products and technologies;

- combine two complementary companies with leading shares of their respective rail market segments and minimal product overlap; and

- improve the combined company's position to make further acquisitions.

You should note, however, that achieving these objectives is subject to the risks described on page I-14. These risks include, among others, possible difficulties in integrating two companies that have previously operated independently and in achieving anticipated synergies from the merger.

To review the reasons for the merger in greater detail, see pages I-33 through I-39.

MERGER RECOMMENDATIONS TO SHAREHOLDERS

TO MOTIVEPOWER SHAREHOLDERS:

The MotivePower Board believes that the merger is fair to you and in your best interest and recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

TO WABCO SHAREHOLDERS:

The WABCO Board believes that the merger is fair to you and in your best interest and recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

THE MERGER

The revised merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the revised merger agreement as it is the legal document that governs the merger.

WHAT MOTIVEPOWER SHAREHOLDERS WILL RECEIVE (SEE PAGE I-70)

As a result of the merger, MotivePower shareholders will receive, for each share of MotivePower common stock, together with any associated stock purchase right,
0.66 shares of WABCO common stock.

WABCO will not issue any fractional shares. MotivePower shareholders will receive cash for any fractional shares of WABCO common stock owed to them in an amount based on the market value of WABCO common stock on the date on which the merger occurs.

Example:

- If you currently own 75 shares of MotivePower common stock, then after the merger you will receive 49 shares of WABCO common stock and a check in an amount equal to .5 multiplied by the closing price of the WABCO common stock on the date of the merger, rounded to the nearest one cent. The value of the stock that you will receive will fluctuate as the price of WABCO common stock changes prior to and after the merger.

On October 8, 1999 the last per share price of WABCO common stock reported on the New York Stock Exchange was $17.625. Applying the 0.66 exchange ratio to the WABCO last reported price on that date, each holder of MotivePower common stock would be entitled to receive WABCO common stock with a market value of approximately $11.63 for each share of MotivePower common stock, together with any associated stock purchase right. However, the market prices for WABCO and MotivePower common stock are likely to change between now and the merger. You are urged to obtain current price quotes for WABCO and MotivePower common stock.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

MotivePower and WABCO common stock are both listed on the New York Stock Exchange. On September 24, 1999, the last full trading day prior to the public announcement of the revised merger, MotivePower closed at $10.88 and WABCO closed at $19.88. On October 8, 1999, MotivePower closed at $9.8125 and WABCO closed at $17.625.

LISTING OF WABCO COMMON STOCK

The shares of WABCO common stock will be listed on the New York Stock Exchange under the ticker symbol "WAB".

OWNERSHIP OF WABCO AFTER THE MERGER

WABCO will issue approximately 17,896,368 shares of WABCO common stock to MotivePower shareholders in the merger. The shares of WABCO common stock to be issued to MotivePower shareholders in the merger will represent approximately 34.4% of the outstanding WABCO common stock after the merger. This information is based on the number of MotivePower and WABCO shares outstanding on October 8, 1999 and does not take into account stock options or other equity-based awards.

SHARE OWNERSHIP OF OFFICERS AND DIRECTORS (SEE PAGE I-24)

As of October 8, 1999, directors and executive officers of MotivePower and their affiliates owned and were entitled to vote approximately 2,085,025 shares of MotivePower common stock, or approximately 7.21% of the shares of MotivePower common stock outstanding as of October 8, 1999, including exercisable options.

As of October 8, 1999, directors and executive officers of WABCO and their affiliates beneficially owned and were entitled to vote 9,759,706 shares of WABCO common stock, or approximately 28.6% of the shares of WABCO common stock outstanding as of October 8, 1999, including exercisable options.

SHAREHOLDER VOTE REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE
MERGER

For MotivePower shareholders: Approval and adoption of the merger agreement and the merger requires a majority of the votes cast at the meeting by holders of MotivePower common stock.

For WABCO shareholders: Approval and adoption of the merger agreement and the merger requires a majority of the votes represented by the outstanding shares of WABCO common stock.

APPRAISAL RIGHTS (SEE PAGE I-41)

The holders of MotivePower and WABCO common stock do not have any "dissenters' rights" or rights to an appraisal of the value of their shares in connection with the merger.

BOARD OF DIRECTORS OF WABCO AND RELATED MATTERS AFTER THE MERGER (SEE PAGE I-71)

Following the merger, the board of directors of WABCO will have twelve members comprised of the eight WABCO directors currently on WABCO's board of directors and four nonemployee directors currently on MotivePower's board of directors.

INTEREST OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE I-62)

MotivePower and WABCO shareholders should note that a number of directors and executive officers and certain shareholders of MotivePower and WABCO may have interests in the merger that are different from, or in addition to, the interests of shareholders generally.

ACCOUNTING TREATMENT (SEE PAGE I-39)

We expect the merger to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE I-39)

It is a condition of the merger that MotivePower and WABCO each receive an opinion to the effect that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that, among other things, for federal income tax purposes, no gain or loss will be recognized by MotivePower or WABCO as a result of the merger and no gain or loss will be recognized by the shareholders of MotivePower upon the conversion of their shares of MotivePower common stock into shares of WABCO common stock pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares of WABCO common stock.

The federal income tax consequences of the merger are discussed more fully on pages I-39 through I-40. The consequences described herein do not address tax consequences which may vary with, or may be contingent upon, individual circumstances. In particular, the federal income tax consequences described herein may not apply to individuals who received MotivePower common stock as compensation or to shareholders who or which for United States federal income tax purposes are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates. We strongly urge each shareholder of MotivePower to consult the shareholder's tax advisor to determine the shareholder's particular United States federal, state, local or foreign income or other tax consequences resulting from the merger, in light of individual circumstances.

CONDITIONS TO THE COMPLETION OF THE MERGER (SEE PAGE I-74)

The completion of the merger depends upon meeting a number of conditions, including the following:

- approval and adoption of the revised merger agreement and the revised merger by the shareholders of MotivePower and WABCO;

- absence of legal prohibitions on completion of the merger;

- receipt of letters from the independent public accountants of MotivePower and WABCO to the effect that the merger will qualify for "pooling of interests" accounting treatment;

- receipt of opinions of MotivePower's and WABCO's legal counsel that, for federal income tax purposes, the merger will qualify as a reorganization; and

- material accuracy as of the closing of the merger of the representations and warranties made by each party.

REGULATORY APPROVALS (SEE PAGE I-40)

The merger is subject to regulatory approval. On June 22, 1999, MotivePower and WABCO each filed notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act with the FTC and the Antitrust Division of the U.S. Department of Justice. On July 19, 1999, Motive-

Power and WABCO received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. MotivePower and WABCO do not believe any further filing is required with respect to the revised merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE I-74)

The Board of Directors of both our companies can jointly agree to terminate the merger agreement at any time without completing the merger. Either company can terminate the merger agreement if:

- the merger is not completed by January 31, 2000;

- the shareholders of either company fail to adopt and approve the merger agreement and the merger;

- there is a permanent legal prohibition to closing the merger;

- the other party materially breaches any of the representations or warranties it made or materially fails to comply with any of its obligations under the merger agreement;

- the other party's Board does not recommend or modifies its recommendation of its merger proposal to its shareholders in a manner materially adverse to the company seeking to terminate the merger agreement;

- the other party materially and knowingly breaches the covenant restricting its ability to negotiate with a third party concerning an alternative transaction; or

- on or prior to the earlier of the date of the shareholders meetings and November 10, 1999, either company's Board determines to recommend an acquisition proposal made by a third party and to enter into a written agreement concerning the acquisition proposal after determining that the proposal is more favorable than the merger.

TERMINATION FEES (SEE PAGE I-76)

WABCO must pay MotivePower up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger plus a termination fee of $15 million in cash if the merger agreement is terminated because (1) the WABCO Board has not recommended or has modified in a manner materially adverse to MotivePower its recommendation of the merger agreement or merger, (2) WABCO has materially and knowingly breached the covenant restricting its ability to negotiate with a third party concerning an alternative transaction or (3) the WABCO Board has determined on or prior to the earlier of the date of the WABCO shareholders meeting and November 10, 1999 to recommend a more favorable proposal and to enter into an agreement with respect to that proposal.

WABCO must also pay MotivePower up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger plus a termination fee of $15 million in cash if its shareholders do not approve and adopt the merger agreement and the merger after either a third party has made an acquisition proposal to WABCO or the WABCO Board has not recommended or has modified in a manner materially adverse to MotivePower its recommendation of the merger agreement or the merger.

MotivePower must pay WABCO up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger plus a termination fee of $15 million in cash if the merger agreement is terminated because (1) the MotivePower Board has not recommended or has modified in a manner materially adverse to WABCO its recommendation of the merger agreement or merger, (2) MotivePower has materially and knowingly breached the covenant restricting its ability to negotiate with a third party concerning an alternative transaction or
(3) the MotivePower Board has determined on or prior to the earlier of the date of the MotivePower shareholders meeting and November 10, 1999 to recommend a more favorable proposal and to enter into an agreement with respect to that proposal.

MotivePower must also pay WABCO up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger plus a termination fee of $15 million in cash if its shareholders do not approve and adopt the merger agreement and the merger after either a third party has made an acquisition proposal to MotivePower or the MotivePower Board has not recommended or has modified in a manner materially adverse to WABCO its recommendation of the merger agreement and the merger.

STOCK OPTION AGREEMENTS (SEE PAGE I-77)

In connection with the merger agreement, MotivePower and WABCO entered into the amended and restated WABCO stock option agreement under which WABCO granted to MotivePower an option to purchase approximately 19% of WABCO's outstanding common stock, at a price of $19.875 per share which is adjustable in specified events. The option is exercisable under the same circumstances in which WABCO is required to pay to MotivePower the $15 million termination fee referred to above. MotivePower and WABCO also entered into the amended and restated MotivePower stock option agreement under which MotivePower granted to WABCO an option to purchase approximately 19% of MotivePower's outstanding common stock, at a price of $13.12 per share which is adjustable in specified events. The option is exercisable under the same circumstances in which MotivePower is required to pay to WABCO the $15 million termination fee referred to above. Each stock option agreement provides that the maximum profit to the applicable beneficiary will not exceed $7.5 million. These amended and restated stock option agreements are attached as Annex B and Annex C. We encourage you to read these agreements.

VOTING AGREEMENTS (SEE PAGES I-79)

In connection with the revised merger agreement, John Pope, as a shareholder of MotivePower, entered into a voting agreement with WABCO and William E. Kassling, Robert J. Brooks, Harvard Private Capital Holdings, Inc. and Vestar Equity Partners, L.P., as shareholders of WABCO, entered into a voting agreement with MotivePower. In each case the shareholders have agreed, subject to certain limited exceptions, to vote their shares in favor of the merger and not to take any action that would impede or prevent the merger. The voting agreements also provide that these shareholders will not solicit other competing takeover proposals. These voting agreements are attached as Annex D and E. We encourage you to read these agreements.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES I-51 THROUGH I-62)

In deciding to approve the merger, each board considered the opinion of its financial advisor. MotivePower received an opinion from Wasserstein Perella & Co., Inc. as to the fairness from a financial point of view of the exchange ratio to the holders of MotivePower common stock as of September 26, 1999, and WABCO received an opinion from Credit Suisse First Boston Corporation as to the fairness from a financial point of view of the exchange ratio to WABCO as of September 26, 1999. These opinions are attached as Annex F and Annex G. We encourage you to read these opinions.

                HISTORICAL AND PRO FORMA SELECTED FINANCIAL DATA

HOW WE PREPARED THE FINANCIAL STATEMENTS

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the MotivePower and WABCO audited financial statements for the years ended December 31, 1994 through 1998 and the unaudited financial statements for the six months ended June 30, 1999 and 1998. The information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual and quarterly reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page III-1.

POOLING OF INTERESTS ACCOUNTING TREATMENT

     We expect that the merger will be accounted for as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. For a more detailed description of pooling of interests accounting, see "The Merger Transaction -- Accounting Treatment" on page I-39.

     We have presented unaudited pro forma condensed combined financial information that reflects the pooling of interests method of accounting to give you a better picture of what our businesses might have looked like had they been combined since the beginning of the periods presented. We prepared the unaudited pro forma condensed combined statements of income and unaudited pro forma condensed combined balance sheet by adding or combining the historical amounts of each company. The accounting policies of MotivePower and WABCO are substantially comparable. However, an adjustment was made to conform the classification of amortization expense in the unaudited pro forma condensed combined financial statements. The WABCO and MotivePower combined company may have performed differently had they always been combined. The unaudited pro forma condensed combined financial information may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page I-43.

MERGER-RELATED EXPENSES

     We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $20-25 million. See note 5 on page I-50.

INTEGRATION-RELATED EXPENSES

     We estimate that costs of approximately $35-40 million will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions. See note 5 on page I-50.

PERIODS COVERED

     The selected unaudited pro forma condensed combined financial data combines MotivePower's and WABCO's results for the years ended December 31, 1996 through 1998 and the six months ended June 30, 1999 and 1998, and give effect to the merger as if it had occurred at the beginning of the periods presented. The combined balance sheet data in the table below combines the balance sheets of MotivePower and WABCO as of December 31, 1996 through 1998 and as of June 30, 1999 and 1998.

                HISTORICAL AND PRO FORMA SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF MOTIVEPOWER

     The following selected historical financial data as of and for each of the years ended December 31, 1994 through 1998 has been derived from MotivePower's audited consolidated financial statements. The following selected historical financial data as of and for the six months ended June 30, 1999 and 1998 has been derived from MotivePower's unaudited consolidated financial statements. This information is only a summary and you should read it together with MotivePower's historical financial statements and related notes contained in the Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other information that we have filed with the SEC. See "Where You Can Find More Information" on page III-1.

                           SIX MONTHS
                         ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
                       -------------------   -----------------------------------------------------
                         1999       1998       1998        1997       1996       1995       1994
                       --------   --------   ---------   --------   --------   --------   --------
                           (UNAUDITED)         (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA:
Net sales............  $205,937   $171,314   $ 365,218   $305,930   $291,407   $263,718   $368,537
Gross profit
  (loss).............    55,209     42,692      81,322     72,342     56,847     (5,167)    (5,478)
Operating income
  (loss).............    30,973     22,195      40,363     34,618     24,232    (51,113)   (49,977)
Net income (loss)....    17,085     14,518      32,197     20,276     11,509    (40,414)   (42,793)
Diluted earnings per
  share(1)(2)........     $0.61      $0.52       $1.15      $0.74      $0.44     $(1.56)    $(1.65)
Cash flow provided by
  (used in) operating
  activities.........    13,036     13,686      31,344     35,452     43,368    (21,743)   (85,141)
Cash flow provided by
  (used in) investing
  activities.........   (39,188)   (11,687)   (102,324)   (22,472)    12,407    (15,408)   (36,941)
Cash flow provided by
  (used in) financing
  activities.........    27,000    (11,387)     59,743     (1,319)   (56,235)    30,388    120,463
Cash dividends per
  share(1)(3)........      0.00       0.00        0.00       0.00       0.00       0.03       2.21
OTHER DATA:
EBITDA(4)............    38,688     27,392      51,770     44,585     34,589    (39,781)   (38,345)

                             JUNE 30,                             DECEMBER 31,
                        -------------------   ----------------------------------------------------
                          1999       1998       1998       1997       1996       1995       1994
                        --------   --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Total assets..........  $405,917   $291,854   $371,198   $283,102   $234,044   $280,948   $311,297
Total debt............   132,527     38,833    105,798     50,507     49,592    120,118    108,176
Shareholders'
  equity..............   196,126    159,509    177,929    144,548    120,980     94,527    114,124

---------------

(1) Reflects a three-for-two common stock split in the form of a 50 percent stock dividend effective April 2, 1999.

(2) The diluted loss per share for 1994 is a supplemental Pro Forma amount.

(3) Includes a special dividend to Morrison Knudsen Corporation of $2.13 per share on 16,724,000 shares paid in 1994.

(4) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income, or cash flow from operating activities, for the purpose of analyzing operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. EBITDA has been presented because it is commonly used by investors to analyze companies on the basis of operating performance and to determine a company's ability to service debt.

SELECTED HISTORICAL FINANCIAL DATA OF WABCO

     The following selected historical financial data as of and for each of the years ended December 31, 1994 through 1998 has been derived from WABCO's audited consolidated financial statements. The following selected historical financial data as of and for the six months ended June 30, 1999 and 1998 has been derived from WABCO's unaudited consolidated financial statements. This information is only a summary and you should read it together with WABCO's historical financial statements and related notes contained in the Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other information that we have filed with the SEC. See "Where You Can Find More Information" on page III-1.

                           SIX MONTHS
                         ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
                       -------------------   -----------------------------------------------------
                         1999       1998       1998        1997       1996       1995       1994
                       --------   --------   ---------   --------   --------   --------   --------
                           (UNAUDITED)         (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA:
Net sales............  $385,185   $330,188   $ 670,909   $564,441   $453,512   $424,959   $347,469
Gross profit.........   124,877    106,843     219,179    186,118    153,349    146,058    117,925
Operating income.....    59,144     50,839     104,666     89,975     79,718     89,302     73,638
Net income...........    25,133     19,828      41,654     37,263     32,725     33,725     36,841
Diluted earnings per
  share..............     $0.97      $0.77       $1.62      $1.42      $1.15      $1.27      $0.92
Cash flow provided by
  operating
  activities.........    31,572     20,626      42,067     66,974     58,911     45,881     43,711
Cash flow used in
  investing
  activities.........   (12,631)   (28,519)   (141,471)   (42,688)   (91,745)   (71,105)   (12,853)
Cash flow provided by
  (used in) financing
  activities.........   (16,555)    12,463     102,198    (22,439)    32,507     24,261    (29,810)
Cash dividends per
  share..............      0.02       0.02        0.04       0.04       0.04       0.01       0.00
OTHER DATA:
EBITDA(1)............    71,802     63,838     129,874    114,599    101,967    107,936     89,695

                            JUNE 30,                             DECEMBER 31,
                       -------------------   -----------------------------------------------------
                         1999       1998       1998        1997       1996       1995       1994
                       --------   --------   ---------   --------   --------   --------   --------
BALANCE SHEET DATA:
Total assets.........  $606,442   $457,439   $ 596,184   $410,879   $363,236   $263,407   $187,728
Total debt...........   450,219    376,239     467,817    364,934    341,690    305,935     78,060
Shareholders' equity
  (deficit)..........    (2,494)   (56,591)    (33,853)   (79,263)   (76,195)  (108,698)    46,797

---------------

(1) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income, or cash flow from operating activities, for the purpose of analyzing operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. EBITDA has been presented because it is commonly used by investors to analyze companies on the basis of operating performance and to determine a company's ability to service debt.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following selected unaudited pro forma condensed combined financial data has been derived from and should be read with the Unaudited Pro Forma Condensed Combined Financial Statements and related notes on page I-43 through page I-50. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of MotivePower and WABCO giving effect to the merger using the pooling of interests method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. The selected unaudited pro forma condensed combined financial data may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                              SIX MONTHS
                                            ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                        -----------------------   -----------------------------------
                                           1999         1998         1998         1997        1996
                                        -----------   ---------   -----------   ---------   ---------
                                        (UNAUDITED) (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA:
Net sales.............................     $591,122   $501,502    $1,036,127    $870,371    $744,919
Gross profit..........................     180,086     149,535       300,501     258,460     210,196
Operating income......................      90,117      73,034       145,029     124,593     103,950
Income before extraordinary item......      42,687      37,548        79,196      57,539      45,298
Diluted earnings per common share
  before extraordinary item(1)(2).....       $0.96        $0.85         $1.79       $1.30       $0.99
Cash flow provided by operating
  activities..........................      44,608      34,312        73,411     102,426     102,279
Cash flow used in investing
  activities..........................     (51,819)    (40,206)     (243,795)    (65,160)    (79,338)
Cash flow provided by (used in)
  financing activities................      10,445       1,076       161,941     (23,758)    (23,728)
Cash dividends per share(1)(2)........        0.01        0.01          0.02        0.02        0.02
OTHER DATA:
EBITDA(3).............................     110,490      91,230       181,644     159,184     136,556

                                              JUNE 30,                    DECEMBER 31,
                                        ---------------------   --------------------------------
                                           1999        1998        1998        1997       1996
                                        ----------   --------   ----------   --------   --------
BALANCE SHEET DATA:
Total assets..........................  $1,012,359   $749,293     $967,382   $693,981   $597,280
Total debt............................     582,746    415,072      573,615    415,441    391,282
Shareholders' equity(4)...............     152,632    102,918      144,076     65,285     44,785

---------------

(1) Reflects a three-for-two common stock split of MotivePower common stock in the form of a 50 percent stock dividend effective April 2, 1999.

(2) Reflects the exchange of 0.66 shares of WABCO common stock for each share of MotivePower common stock outstanding, together with any associated stock purchase rights.

(3) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income, or cash flow from operating activities, for the purpose of analyzing operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. EBITDA has been presented because it is commonly used by investors to analyze companies on the basis of operating performance and to determine a company's ability to service debt.

(4) A one-time merger-related charge of $41 million has been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1999. See Note 5 on page I-50. The book value per share calculation at June 30, 1999 includes the effect on shareholders' equity of the $41 million charge.

COMPARATIVE PER SHARE DATA

     Set forth below are the net income, cash dividends and book value per common share data separately for MotivePower and WABCO on a historic basis, for WABCO on a pro forma combined basis and on a pro forma combined basis per MotivePower equivalent share for each of the years ended December 31, 1998, 1997 and 1996 and for the six months ended June 30, 1999 and 1998. The exchange ratio for the business combination is 0.66 shares of WABCO common stock for each share of MotivePower common stock.

     The WABCO pro forma data was derived by combining the historic consolidated financial information of MotivePower and WABCO using the pooling of interests method of accounting for business combinations as described under "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page I-43. The MotivePower historic per share information is restated to reflect a three-for-two common stock split in the form of a 50 percent stock dividend effective April 2, 1999.

     The MotivePower equivalent share pro forma information shows the effect of the merger from the perspective of an owner of MotivePower common stock. The information was computed by multiplying the WABCO pro forma information by the exchange ratio of 0.66.

     You should read the information below together with our historical financial statements and related notes contained in the annual and quarterly reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page III-1. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. This information may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                              SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                                 ------------------------   ---------------
                                                  1998     1997     1996     1999     1998
                                                 ------   ------   ------   ------   ------
WABCO Historic per Common Share Data:
  Income before extraordinary item--basic......  $ 1.79   $ 1.45   $ 1.15   $ 1.01   $ 0.90
  Income before extraordinary item--assuming
     dilution..................................    1.75     1.42     1.15     0.99     0.88
  Cash dividends...............................    0.04     0.04     0.04     0.02     0.02
  Book value...................................   (1.34)   (3.18)   (2.67)   (0.10)   (2.25)
WABCO Pro Forma Combined per Common Share Data:
  Income before extraordinary item--basic......  $ 1.85   $ 1.33   $ 0.99   $ 0.99   $ 0.88
  Income before extraordinary item--assuming
     dilution..................................    1.79     1.30     0.99     0.96     0.85
  Cash dividends...............................    0.02     0.02     0.02     0.01     0.01
  Book value(1)................................    3.36     1.54     0.97     3.53     2.41
MotivePower Historic per Common Share Data:
  Income before extraordinary item--basic......  $ 1.28   $ 0.76   $ 0.48   $ 0.63   $ 0.56
  Income before extraordinary item--assuming
     dilution..................................    1.23     0.74     0.48     0.61     0.54
  Cash dividends...............................    0.00     0.00     0.00     0.00     0.00
  Book value...................................    6.70     5.42     4.59     7.25     5.97
MotivePower Pro Forma Combined Equivalent
  Common Share Data:
  Income before extraordinary item--basic......  $ 1.22   $ 0.88   $ 0.65   $ 0.65   $ 0.58
  Income before extraordinary item--assuming
     dilution..................................    1.18     0.86     0.65     0.63     0.56
  Cash dividends...............................    0.01     0.01     0.01     0.01     0.01
  Book value(1)................................    2.22     1.02     0.64     2.33     1.59

---------------

(1) A one-time merger-related charge of $41 million has been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1999. See Note 5 on page I-50. The book value per share calculation at June 30, 1999 includes the effect on shareholders' equity of the $41 million charge.

                                  RISK FACTORS

     In addition to the information included or incorporated by reference in this joint proxy statement/prospectus, you should consider the following matters in considering whether to vote in favor of the revised merger and revised merger agreement.

WABCO AND MOTIVEPOWER SHAREHOLDERS WILL NOT BE ABLE TO DETERMINE THE VALUE OF WABCO STOCK AT THE TIME THAT THEY VOTE ON THE MERGER.

     Each share of MotivePower common stock, together with any associated stock purchase rights, other than shares owned directly or indirectly by MotivePower or WABCO, will be converted at the effective time of the merger into 0.66 shares of WABCO common stock. Cash will be paid in lieu of any fractional shares of WABCO common stock that would otherwise be issuable. The exchange ratio is a fixed number and will not be adjusted in the event of any increases or decreases in the price of either MotivePower common stock or WABCO common stock. Accordingly, MotivePower shareholders will not be able to determine the value of the WABCO common stock they would receive in the merger at the time they vote on the merger, and WABCO shareholders will not be able to determine the value of the WABCO common stock to be issued to the MotivePower shareholders. In addition, neither party will have the right to terminate the merger agreement or elect not to consummate the merger as a result of changes in the market prices of either company's common stock. The prices of MotivePower common stock and WABCO common stock at the effective time may vary from their respective prices at the date of this joint proxy statement/prospectus and at the date of the shareholder meetings, each to be held on November 19, 1999. These variations may be the result of:

          - changes in the business, operations or prospects of MotivePower or WABCO,

          - market assessments of the likelihood that the merger will be consummated,

          - the timing of the merger and the prospects of the merger and post-merger operations,

          - regulatory considerations, and

          - general market and economic conditions and other factors.

     Because the effective time of the merger may occur at a date later than the date on which the shareholder meetings occur, the prices of MotivePower common stock and WABCO common stock on the date of the shareholder meetings may not be indicative of their respective prices at the effective time of the merger. MotivePower and WABCO shareholders are urged to obtain current market quotations for MotivePower common stock and WABCO common stock. See "The Merger
Agreement -- Merger Consideration" on page I-70.

TERMINATION FEES AND RECIPROCAL STOCK OPTION AGREEMENTS COULD DETER ALTERNATIVE TRANSACTIONS BY MAKING THEM MORE DIFFICULT OR EXPENSIVE.

     MotivePower or WABCO must pay to the other a termination fee of $15 million plus up to $2 million in expenses if the merger agreement terminates under specified circumstances. MotivePower and WABCO have also entered into reciprocal stock option agreements which provide MotivePower and WABCO the right to acquire up to 19% of the other's outstanding common stock under specified conditions, with the profit either party can derive from the option limited to $7.5 million. The termination fees and the stock option agreements could deter either MotivePower or WABCO from entering into an alternative transaction by making an alternative transaction more difficult or expensive. Among other effects, the stock option agreements could prevent an alternative business combination with WABCO or MotivePower from being accounted for as a "pooling of interests." The stock option agreements may therefore discourage proposals for alternative business combinations with WABCO or MotivePower, even if a third party were prepared to offer shareholders of WABCO or MotivePower consideration with a higher market value than the value of the WABCO stock to be received in exchange for MotivePower stock in the merger. For a further discussion of these matters, see "The Merger Agreement -- Termination of Merger Agreement -- Termination Fees

Payable by WABCO" and "-- Termination Fees Payable by MotivePower" on page I-76 and "The Merger Agreement -- Stock Option Agreements" on page I-77.

THE COMBINED COMPANY MAY NOT BE ABLE TO REALIZE THE COST SAVINGS AND OTHER SYNERGIES OF THE MERGER OR SUCCESSFULLY INTEGRATE THE OPERATIONS OF MOTIVEPOWER AND WABCO.

     The merger involves the integration of two companies that have previously operated independently. WABCO and MotivePower expect to realize significant cost savings and other synergies from the merger, but the combined company may not be able to achieve these synergies or cost savings. Further, the costs of achieving these synergies may be significantly greater than we anticipate. MotivePower and WABCO estimate that the direct costs of the merger will be approximately $20-25 million. These costs are not included in the unaudited pro forma condensed combined statements of income. See note 5 on page I-50. MotivePower and WABCO also estimate that WABCO will incur integration-related expenses, including severance, of approximately $35-40 million. These costs are not included in the unaudited pro forma condensed combined statements of income. See note 5 on page I-50. These expenses may impact the combined company going forward. In addition, if these costs and expenses are higher than estimated, the merger benefits may be reduced. MotivePower and WABCO will also need to integrate numerous systems, including management information, purchasing, accounting and finance, sales, billing and payroll, which will require substantial attention from management. Diversion of management attention to and difficulties associated with integrating MotivePower and WABCO could harm the operating results of the combined company and impact the value of its common stock.

THE COMBINED COMPANY'S ABILITY TO EXPAND ITS INTERNATIONAL OPERATIONS MAY BE LIMITED BY THE NEED TO OBTAIN ADDITIONAL REGULATORY APPROVALS IN FOREIGN JURISDICTIONS AND THE NEED TO MEET LOCAL EQUIPMENT REQUIREMENTS.

     MotivePower and WABCO conduct international operations through a variety of wholly-owned subsidiaries, majority-owned subsidiaries and equity interests located in the United States, Canada, Mexico, Europe, Australia and Asia. MotivePower and WABCO are also exploring the possibility of expansion into other international markets. The combined company's ability to expand sales of its products internationally, in particular its locomotive and freight braking products, is limited by the necessity of obtaining regulatory approval in new jurisdictions. For example, local regulatory approval is required in order to market WABCO's brake shoes in India. The combined company's international growth strategy can also be hampered by the additional expense of modifying products to comply with local railroad equipment requirements.

THE COMBINED COMPANY'S FINANCIAL PERFORMANCE ON A U.S. DOLLAR-DENOMINATED BASIS MAY BE SIGNIFICANTLY AFFECTED BY FLUCTUATIONS IN CURRENCY EXCHANGE RATES.

     The combined company's international operations also pose risks due to currency exchange rates. The combined company's financial performance is reported on a U.S. dollar-denominated basis. However, MotivePower's and WABCO's international operations are generally conducted in the currencies of the countries in which such operations are located. Fluctuations in currency exchange rates can negatively impact the combined company's financial results.

FLUCTUATIONS IN CUSTOMER ORDERS IN THE RAILWAY INDUSTRY DUE TO ECONOMIC CONDITIONS AND ALTERNATE FORMS OF TRANSPORTATION CAN REDUCE THE COMBINED COMPANY'S REVENUES AND HARM ITS FINANCIAL RESULTS.

     The railway industry has historically been subject to significant fluctuations due to overall economic conditions and the level of use of alternate methods of transportation. In economic downturns, railroads may defer some expenditures in order to conserve cash in the short term and reductions in freight traffic may reduce demand for the combined company's products. This could reduce the combined company's revenues without a corresponding decrease in its fixed costs. This can negatively impact the combined company's financial results. We cannot assure you that economic conditions will not deteriorate or that there will not be significant fluctuations adversely affecting the industry as a whole and, as a result, the combined company. In this regard, participants in the industry, including MotivePower and WABCO, have observed some indications of near-term softness in the North American freight market.

CYCLICALITY IN THE PASSENGER TRANSIT INDUSTRY CAN REDUCE THE COMBINED COMPANY'S REVENUES AND HARM ITS FINANCIAL RESULTS.

     Although many industries tend to be cyclical, the passenger transit railway industry is particularly so. New passenger transit car orders vary from year to year and are influenced greatly by major replacement programs and by the construction or expansion of transit systems by transit authorities. Although the combined company's revenues may be reduced at any time due to lack of orders from the passenger transit industry, its fixed costs which are necessary to be prepared for busy periods may stay the same. This can negatively impact the combined company's financial results.

BECAUSE A MATERIAL PORTION OF THE COMBINED COMPANY'S FUTURE NET SALES WILL BE DERIVED FROM GOVERNMENTAL OR OTHER PUBLIC ENTITIES, AND NOT PRIVATE COMPANIES, IT CAN BE NEGATIVELY AFFECTED BY CHANGES IN POLITICAL, ECONOMIC OR SIMILAR CONDITIONS.

     A substantial portion of WABCO's net sales have been, and WABCO and MotivePower expect that a substantial portion of the combined company's future net sales may be, derived from contracts with metropolitan transit and commuter rail authorities and Amtrak. To the extent that future funding for proposed public projects is curtailed or withdrawn altogether as a result of changes in political, economic, fiscal or other conditions beyond the combined company's control, these projects may be delayed or canceled, resulting in a potential loss of new business.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS MAY REQUIRE THE COMBINED COMPANY TO USE ITS CASH TO PAY FOR LEGAL FEES AND SETTLEMENTS OR JUDGMENTS.

     The combined company may be the subject of intellectual property infringement claims by third parties. Any infringement claims, even if meritless, will be costly and time-consuming to defend. GE Harris Railway Electronics, LLC and GE Harris Railway Electronic Services, LLC have brought suit against WABCO for alleged patent infringement and unfair competition related to a communications system installed in one of WABCO's products. These GE Harris entities are seeking to prohibit WABCO from future infringement and are seeking an unspecified amount of money damages to recover, in part, royalties. WABCO is defending, and the combined company will continue to defend, these claims. However, if the combined company is not successful, it may require the combined company to use its cash to pay for legal fees and settlements or judgments.

YEAR 2000 ISSUES MAY NEGATIVELY AFFECT THE COMBINED COMPANY'S OPERATIONS AND THE COMBINED COMPANY'S SUPPLIERS OR CUSTOMERS IN A MANNER WHICH COULD IMPACT THE COMBINED COMPANY'S BUSINESS.

     The Year 2000 problem is the result of computer programs using two digits rather than four to define the applicable year. Any of MotivePower's and WABCO's computer programs that use two digits rather than four digits to specify the year will be unable to interpret dates beyond December 31, 1999. This problem could result in a system failure or miscalculations causing disruptions of operations. The three major areas that could be critically affected are financial and information system applications, manufacturing operations and third-party relationships with vendors and with customers. MotivePower and WABCO have developed plans to address this exposure. MotivePower and WABCO have assessed financial and operational systems and manufacturing equipment, developed and continue to develop detailed plans and have commenced conversion efforts. Each of MotivePower and WABCO believes that its present remediation and replacement programs will adequately address the Year 2000 problems with respect to their internal systems in all material respects. However, the combined company may experience minor disruptions with respect to the remediation and replacement programs that are currently operating. In addition, MotivePower's and WABCO's vendors, suppliers and other service providers may not successfully resolve their own Year 2000 problems in a manner which avoids significant impact to MotivePower and WABCO. MotivePower and WABCO have received written assurances from some of their suppliers and customers and other providers acknowledging the Year

2000 problems and stating their present intention to be compliant. MotivePower and WABCO have not received assurances from all of their suppliers and other providers and one or more key suppliers and other providers could fail to become compliant in time to avoid a disruption to the combined company's business.

     A Year 2000 failure of the combined company's systems, or those of key suppliers or other providers, could cause disruptions of its business. These disruptions could include a slowdown or shutdown of production, an inability to invoice or collect from customers, an inability to receive critical supplies or a reduction in customer orders. Any one or more of these could harm the combined company's financial results.

     MotivePower's and WABCO's products are generally sold with a limited warranty for defects. MotivePower and WABCO have reviewed their products currently in use by their customers or being sold and do not believe that there will be material increases in warranty or liability claims arising out of Year 2000 non-compliance. However, a material increase in such claims could require the combined company to apply substantial amounts of money or time to correct any defects.

FOLLOWING THE MERGER THE COMBINED COMPANY WILL HAVE SUBSTANTIAL INDEBTEDNESS AND SERVICING DEBT WILL REQUIRE A SUBSTANTIAL PORTION OF THE COMBINED COMPANY'S CASH FLOWS.

     Following the merger, the aggregate indebtedness of the combined company will be significantly greater than that of MotivePower on a stand-alone basis. On a pro forma basis, after giving effect to the merger, total indebtedness of the combined company as of June 30, 1999 would have been $582.7 million resulting in pro forma total capitalization of the combined company of approximately 75% debt and 25% book equity, exclusive of the effect of any prepayment premiums, costs of refinancing or costs of the merger, compared with MotivePower total indebtedness of $132.5 million and total capitalization of 40% debt and 60% equity as of June 30, 1999. The combined company's indebtedness will require it to dedicate a substantial portion of its future cash flow to the payment of principal and interest on this indebtedness, thereby reducing funds available for capital expenditures and future business opportunities. The combined company may choose to refinance a significant portion of WABCO's and MotivePower's outstanding long-term debt. In addition, management has plans to reduce indebtedness, but we cannot be certain that we will be successful in either refinancing or reducing the indebtedness of the combined company. The high level of debt may

     - limit the combined company's ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements,

     - increase the combined company's vulnerability to adverse economic and industry conditions,

     - limit the combined company's flexibility in planning for, or reacting to, changes in the combined company's business and the industry,

     - place the combined company at a competitive disadvantage compared to its competitors that have less debt, and

     - limit the combined company's ability to borrow additional funds.

CURRENT CREDIT FACILITIES OF WABCO AND MOTIVEPOWER LIMIT ITS ABILITY TO TAKE CERTAIN ACTIONS WHICH MAY REQUIRE ACCELERATED REPAYMENT OF INDEBTEDNESS AFTER THE MERGER AND WILL LIMIT THE COMBINED COMPANY'S ABILITY TO ENTER INTO SOME TRANSACTIONS AND TO INCUR ADDITIONAL INDEBTEDNESS AFTER THE MERGER.

     Indebtedness under WABCO's current credit agreement is guaranteed by all of WABCO's domestic subsidiaries and secured by substantially all of WABCO's and its domestic subsidiaries' assets. WABCO's current credit agreement contains covenants that, among other things, limit the payment of dividends and the incurrence of additional debt and restricts mergers, acquisitions and sales of assets or sales of the stock of WABCO's subsidiaries. WABCO is also required to maintain specified financial ratios and meet other financial tests. Although WABCO and MotivePower believe that the combined company will be able to maintain compliance with the financial tests contained in WABCO's current credit agreement, there can be no assurance that it will be able to do so. The restrictions imposed by these covenants may adversely affect the combined company's ability to make acquisitions or take advantage of favorable business opportunities.

     WABCO believes that the proposed merger with MotivePower will require a waiver from its lenders under WABCO's credit agreement but not directly under either of its indentures. WABCO anticipates receiving a waiver or renegotiating or refinancing its credit agreement concurrent with the merger. However, WABCO may not receive this waiver or renegotiate or refinance the credit agreement on favorable terms. If WABCO does not receive a waiver or successfully renegotiate or refinance the credit agreement concurrent with the merger, a portion of WABCO's indebtedness would be payable.

     The indentures under which WABCO's 9 3/8% Notes due 2005 were issued also contain covenants that, among other things, limit the ability of WABCO and some of its subsidiaries to:

     - incur indebtedness,

     - pay dividends on and redeem capital stock,

     - create restrictions on investments in unrestricted subsidiaries,

     - make distributions from some subsidiaries,

     - use proceeds from the sale of assets and subsidiary stock,

     - enter into transactions with affiliates,

     - create liens and

     - enter into sale/leaseback transactions.

WABCO's requirement to meet the foregoing covenants impacts the manner in which it operates its business and will limit the manner in which the combined company operates after the merger. It could limit the combined company's ability to spend money on capital projects, research and development costs, or similar items. It could also make the combined company unable to complete acquisitions or to take advantage of favorable business opportunities. Further, the combined company's failure to meet any of the foregoing covenants could trigger defaults under the WABCO credit facilities. The documents for the WABCO credit facilities are cross-defaulted, so that defaults in one document would trigger defaults in others and could cause the related indebtedness to become payable.

     MotivePower believes that the merger, as it is proposed, may qualify as a change of control as that term is defined in MotivePower's two $175 million revolving credit agreements. MotivePower's credit agreements require MotivePower to obtain certain approvals from its lenders before consummating any transaction that would be considered a change of control. Therefore, in order to complete the merger without violating the terms of its credit agreements, MotivePower will seek to refinance its debt under a new facility structured to support the combined companies, or, as an alternative, will seek to amend its existing credit agreements to permit the merger. However, there is no assurance that MotivePower can refinance its debt under favorable terms in the time allowed, or that MotivePower's lenders will grant the approvals or amendments necessary to allow MotivePower to consummate the merger.

WABCO IS CURRENTLY INVOLVED IN ASBESTOS LITIGATION WHICH COULD, UNDER CERTAIN CIRCUMSTANCES, REQUIRE THE COMBINED COMPANY TO USE SUBSTANTIAL AMOUNTS OF CASH FOR LEGAL FEES AND SETTLEMENTS OR JUDGMENTS.

     WABCO and Railroad Friction Products Corporation and Vapor Corporation, each wholly-owned subsidiaries of WABCO, are defendants in asbestos bodily injury actions pending in various state and federal jurisdictions. WABCO believes that pursuant to the asset purchase agreement by which it acquired the North American operations of the railway products group of American Standard, Inc., American Standard remains liable for all asbestos claims filed against WABCO. Although WABCO believes that American Standard is willing and able to fulfill its indemnity obligation, there can be no assurance that American Standard will not dispute or become unable to perform its obligations. If this occurs, the combined company would be required to use its cash to pay for legal fees and settlements or judgments related to the asbestos claims.

     With respect to asbestos claims against Railroad Friction Products Corporation, WABCO believes that the American Standard asset purchase agreement requires American Standard to indemnify WABCO and Railroad Friction Products Corporation for 50% of any liability and defense costs Railroad Friction Products Corporation may incur with respect to asbestos claims. The remaining costs are covered by insurance. American Standard's indemnity obligation with respect to Railroad Friction Products Corporation claims expires in March 2000 in connection with claims that are initiated after that date. Again, although WABCO believes that American Standard is willing and able to fulfill its indemnity obligation with respect to Railroad Friction Products Corporation asbestos claims, there can be no assurance that American Standard will not dispute or become unable to perform its obligations. In addition, claims may be made after American Standard's indemnification obligations expire and/or the coverage afforded by insurance may at some time in the future be exhausted or unavailable. If this occurs, the combined company would be required to use its cash to pay for legal fees and settlements or judgments related to the asbestos claims.

     Finally, WABCO believes that Mark IV Industries, Inc., the former owner of Vapor is obligated to indemnify WABCO and Vapor for asbestos claims against Vapor. Although WABCO believes that Mark IV is willing and able to fulfill its indemnity obligation with respect to Vapor asbestos claims, there can be no assurance that Mark IV will not dispute or become unable to perform its obligations. If this occurs, the combined company would be required to use its cash to pay for legal fees and settlements or judgments related to the asbestos claims.

WABCO'S ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS AND MAY DEPRESS ITS STOCK PRICE.

     WABCO's certificate of incorporation and bylaws, as well as Delaware law, contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of WABCO. These provisions allow WABCO to issue preferred stock with rights senior to those of its common stock and impose various procedural and other requirements that could make it more difficult for WABCO shareholders to effect some corporate actions.

     As of December 31, 1998, current WABCO management and WABCO's Employee Stock Ownership Plan, which we sometimes refer to in this joint proxy statement/prospectus as "WABCO's ESOP", held approximately 55% of the issued and outstanding shares of WABCO. Following the issuance of the shares of WABCO common stock to MotivePower shareholders in connection with the revised merger, current WABCO management and WABCO's ESOP will still hold approximately 36% of the issued and outstanding shares of WABCO common stock. The concentration of this large percentage of shares with management and WABCO's ESOP could make it more difficult for a third party to acquire control of WABCO.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information in this document regarding:

        - synergies

        - efficiencies

        - cost savings

        - revenue enhancements

        - capital productivity

        - capital spending

        - the timetable for closing the merger

     The sections of this document which contain forward-looking statements include "Questions and Answers About the Merger," "Summary," "Historical and Pro Forma Selected Financial Data -- Merger-Related Expenses," "Historical and Pro Forma Selected Financial Data -- Integration-Related Expenses," "Risk Factors," "The Merger Transaction -- Background of the Merger," "The Merger Transaction -- Factors Considered by, and Recommendation of, the MotivePower Board," "The Merger Transaction -- Factors Considered by, and Recommendation of, the WABCO Board," "Unaudited Pro Forma Condensed Combined Financial Statements," "Notes to Unaudited Pro Forma Condensed Combined Financial Statements -- Merger-Related and Integration-Related Expenses" and "Opinions of Financial Advisors." Our forward-looking statements are also identified by words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions.

     For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of MotivePower and WABCO, and of the combined company after the closing, and could cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:

     Economic and Industry Conditions

        - materially adverse changes in economic or industry conditions generally or in the markets served by our companies, including North America, South America, Europe, Australia and Asia

        - demand for services in the freight and passenger rail industry

        - consolidations in the rail industry

        - demand for our products and services

        - continued outsourcing by our customers

        - demand for freight cars, locomotives, passenger transit cars and buses

        - industry demand for faster and more efficient braking equipment

        - fluctuations in interest rates

     Operating Factors

        - supply disruptions

        - technical difficulties

        - changes in operating conditions and costs

        - successful introduction of new products

        - labor relations

          - completion and integration of additional acquisitions

          - the development and use of new technology

          - year 2000 disruptions

     Competitive Factors

          - the actions of competitors

     Political/Governmental Factors

          - political stability in relevant areas of the world

          - future regulation/deregulation of our customers and/or the rail industry

          - governmental funding for some of our customers

          - political developments and laws and regulations, such as forced divestiture of assets, restrictions on production, imports or exports, price controls, tax increases and retroactive tax claims, expropriation of property, cancellation of contract rights, and environmental regulations

     Transaction or Commercial Factors

          - the outcome of negotiations with partners, governments, suppliers, customers or others

          - our ability to integrate the businesses of MotivePower and WABCO successfully after the merger

                   INFORMATION ABOUT THE MEETINGS AND VOTING

     MotivePower's Board is using this joint proxy statement/prospectus to solicit proxies from the holders of MotivePower common stock for use at the MotivePower meeting. WABCO's Board is also using this document to solicit proxies from the holders of WABCO common stock and for use at the WABCO meeting. We are first mailing this joint proxy statement/prospectus and accompanying form of proxy to MotivePower and WABCO shareholders on or about Monday, October 25, 1999.

MATTERS RELATING TO THE MEETINGS


-------------------------------------------------------------------------------------------------------------
                                   MOTIVEPOWER MEETING                             WABCO MEETING
-------------------------------------------------------------------------------------------------------------
  Time and Place:        November 19, 1999                            November 19, 1999
                         11:00 a.m., Local Time                       10:00 a.m., Local Time
                         Two Gateway Center                           Westin William Penn
                         Lobby Conference Center                      530 William Penn Way
                         Pittsburgh, PA 15222                         Pittsburgh, PA 15219
-------------------------------------------------------------------------------------------------------------

  Purpose of             To approve and adopt the revised merger      To approve and adopt the revised merger
  Meeting is to          agreement and the revised merger, as         agreement and the revised merger, as
  Vote on the            described under "The Merger                  described under "The Merger
  Following Item:        Transaction -- General" on page I-27.        Transaction -- General" on page I-27.
-------------------------------------------------------------------------------------------------------------

  Record Date:           The record date for shares entitled to       The record date for shares entitled to
                         vote is October 20, 1999.                    vote is October 20, 1999.
-------------------------------------------------------------------------------------------------------------

  Outstanding            As of October 20, 1999, there were           As of October 20, 1999, there were
  Shares Held on         approximately 27,115,710 shares of           approximately 34,111,550 shares of
  Record Date:           MotivePower common stock outstanding.        WABCO common stock outstanding
                                                                      (including shares held by WABCO's
                                                                      ESOP).
-------------------------------------------------------------------------------------------------------------

  Shares Entitled        Shares entitled to vote are MotivePower      Shares entitled to vote are WABCO
  to Vote:               common stock held at the close of            common stock held at the close of
                         business on the record date, October         business on the record date, October
                         20, 1999.                                    20, 1999.

                         Each share of MotivePower common stock       Each share of WABCO common stock that
                         that you own entitles you to one vote.       you own entitles you to one vote.
-------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                            MOTIVEPOWER MEETING                      WABCO MEETING
------------------------------------------------------------------------------------------------------------
  Shares Entitled                     Shares held by MotivePower in         Each participant in WABCO's ESOP
  to Vote:                            its treasury are not voted.           has the right, subject to
  (continued)                                                               applicable law, to instruct the
                                                                            trustee of WABCO's ESOP how to
                                                                            vote the shares allocated to his
                                                                            or her account in WABCO's ESOP.
                                                                            As to unallocated shares, the
                                                                            trustee, pursuant to WABCO's
                                                                            ESOP Trust Agreement, and
                                                                            subject to applicable law, votes
                                                                            these shares in the same
                                                                            proportion as it votes all the
                                                                            allocated shares as to which it
                                                                            has timely received voting
                                                                            instructions. As to the
                                                                            allocated shares with respect to
                                                                            which the trustee does not
                                                                            timely receive voting
                                                                            instructions, the WABCO ESOP
                                                                            Committee, pursuant to WABCO's
                                                                            ESOP Trust Agreement, has the
                                                                            right, subject to applicable
                                                                            law, to instruct the trustee how
                                                                            to vote these shares, and this
                                                                            committee intends to instruct
                                                                            the trustee to vote these shares
                                                                            in the same proportion as it
                                                                            votes all of the allocated
                                                                            shares as to which it has timely
                                                                            received voting instructions.

                                                                            Shares held by WABCO in its
                                                                            treasury are not voted.
------------------------------------------------------------------------------------------------------------

  Quorum Requirement:                 A quorum of shareholders is           A quorum of shareholders is
                                      necessary to hold a valid             necessary to hold a valid
                                      meeting.                              meeting.

                                      The presence in person or by          The presence in person or by
                                      proxy at the meeting of holders       proxy at the meeting of holders
                                      of shares representing a              of shares representing a
                                      majority of the votes of the          majority of the votes of the
                                      MotivePower common stock              WABCO common stock entitled to
                                      entitled to vote at the meeting       vote at the meeting is a quorum.
                                      is a quorum. Abstentions count        Abstentions count as present for
                                      as present for establishing a         establishing a quorum. Broker
                                      quorum. Broker "non-votes" and        "non-votes" and shares held by
                                      shares held by MotivePower in         WABCO in its treasury do not
                                      its treasury, if any, do not          count toward a quorum.
                                      count toward a quorum.

                                      A broker non-vote occurs on an        A broker non-vote occurs on an
                                      item when a broker is not             item when a broker is not
                                      permitted to vote on that item        permitted to vote on that item
                                      without instruction from the          without instruction from the
                                      beneficial owner of the shares        beneficial owner of the shares
                                      and no instruction is given.          and no instruction is given.
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                            MOTIVEPOWER MEETING                      WABCO MEETING
------------------------------------------------------------------------------------------------------------
  Shares Beneficially Owned by        486,691 shares of MotivePower         9,618,206 shares of WABCO com-
  MotivePower and WABCO               common stock or 2,085,025 shares      mon stock or 9,759,706 shares of
  Directors and Executive             of MotivePower common stock,          WABCO common stock, including
  Officers as of October 1,           including exercisable options.        exercisable options. These
  1999:                               These shares represent in total       shares represent in total
                                      approximately 1.79% of the            approximately 28.2% of the
                                      voting power of MotivePower's         voting power of WABCO's voting
                                      voting securities or 7.21%            securities or 28.6% including
                                      including exercisable options.        exercisable options.

                                      John C. Pope has entered into a       William E. Kassling, Robert J.
                                      voting agreement dated as of          Brooks, Harvard Private Capital
                                      September 26, 1999 with WABCO.        Holdings, Inc. and Vestar Equity
                                      The voting agreement provides         Partners, L.P., as shareholders
                                      that, subject to certain limited      of WABCO, have entered into a
                                      exceptions, Mr. Pope will vote        voting agreement dated as of
                                      his shares in favor of the            September 26, 1999 with
                                      revised merger and will not take      MotivePower. The voting
                                      any action that would impede or       agreement provides that, subject
                                      prevent the merger. The voting        to certain limited exceptions,
                                      agreement also restricts Mr.          those WABCO shareholders will
                                      Pope from soliciting other com-       vote their shares in favor of
                                      peting takeover proposals.            the revised merger and will not
                                                                            take any action that would
                                                                            impede or prevent the merger.
                                                                            The voting agreement also
                                                                            restricts these shareholders
                                                                            from soliciting other competing
                                                                            takeover proposals.
------------------------------------------------------------------------------------------------------------

VOTE NECESSARY TO APPROVE MOTIVEPOWER AND WABCO PROPOSALS

----------------------------------------------------------------------------------------------------------
                   ITEM                                               VOTE NECESSARY*
----------------------------------------------------------------------------------------------------------
  Merger Proposals                               MotivePower:  Approval and adoption of the merger
                                                               agreement and the merger requires a
                                                               majority of the votes cast by holders of
                                                               the MotivePower common stock present in
                                                               person or by proxy at the special meeting.
                                                               Abstentions and broker "non-votes" have no
                                                               effect on the vote to approve the merger
                                                               and the merger agreement.

                                                 WABCO:        Approval and adoption of the merger
                                                               agreement and the merger requires the
                                                               affirmative vote of a majority of the votes
                                                               of all outstanding shares of WABCO common
                                                               stock, whether or not present in person or
                                                               by proxy at the special meeting.
                                                               Abstentions and broker "non-votes" have the
                                                               same effect as a vote against the merger
                                                               and the merger agreement.
----------------------------------------------------------------------------------------------------------

---------------

* Under NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares on the merger proposals if it does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur on the merger proposals, which will (1) have no effect on the vote to approve and adopt the merger agreement and the merger in the case of MotivePower and (2) have the effect of a vote against approval and adoption of the merger agreement and the merger in the case of WABCO. The differences in the effect of abstentions and broker "non-votes" for MotivePower and WABCO are due to differences in state corporate law in Pennsylvania, where MotivePower is incorporated, and Delaware, where WABCO is incorporated.

PROXIES

     Voting Your Proxy. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting. IF YOU SUBMITTED A PROXY CARD FOR THE SHAREHOLDERS MEETINGS SCHEDULED FOR AUGUST 23, 1999, THAT CARD IS NO LONGER VALID AND YOU NEED TO COMPLETE AND RETURN A NEW PROXY CARD.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

                              How to Vote by Proxy

--------------------------------------------------------------------------------------------------------
                   MOTIVEPOWER                                               WABCO
--------------------------------------------------------------------------------------------------------
  Complete, sign, date and return your proxy card      Complete, sign, date and return your proxy card
  in the enclosed envelope.                            in the enclosed envelope.
--------------------------------------------------------------------------------------------------------

     If you submit your proxy but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:

--------------------------------------------------------------------------------------------------------
                   MOTIVEPOWER                                               WABCO
--------------------------------------------------------------------------------------------------------
  - "FOR" approval and adoption of the merger          - "FOR" approval and adoption of the merger
    agreement and the merger.                            agreement and the merger.

  - In its discretion as to any other business as      - In its discretion as to any other business as
    may properly come before the MotivePower             may properly come before the WABCO meeting.
    meeting.
--------------------------------------------------------------------------------------------------------

     Revoking Your Proxy. You may revoke your proxy before it is voted by:

          - submitting a new proxy with a later date,

          - notifying your company's corporate secretary in writing before the meeting that you have revoked your proxy, or

          - voting in person at the meeting.

     Voting in person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on October 20, 1999, the record date for voting.

     People with disabilities. We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the corporate secretary of your company at least two weeks before your meeting at the number or address under "Summary -- The Companies" on page I-3.

     Proxy solicitation. We will pay our own costs of soliciting proxies.

     In addition to this mailing, MotivePower and WABCO employees may solicit proxies personally, electronically or by telephone. MotivePower has retained Georgeson & Company, Inc. to aid in the solicitation of proxies from its shareholders. MotivePower will pay these solicitors customary fees and expense reimbursement for their services.

     The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy by mail without delay. We reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

     Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for MotivePower common stock to former MotivePower shareholders as soon as practicable after the completion of the merger.

OTHER BUSINESS; ADJOURNMENTS

     We are not currently aware of any other business to be acted upon at either meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither of us currently intends to seek an adjournment of our meeting.

PRESENCE OF AUDITORS

     Representatives of Deloitte & Touche LLP will be present at the MotivePower meeting to respond to appropriate questions from those of you attending the meeting and to make statements as they may desire.

     Representatives of Arthur Andersen LLP will be present at the WABCO meeting to respond to appropriate questions from those of you attending the meeting and to make statements as they may desire.

                             THE MERGER TRANSACTION

GENERAL

     MotivePower's Board is using this joint proxy statement/prospectus to solicit proxies from the holders of MotivePower common stock for use at the MotivePower meeting. WABCO's Board is also using this document to solicit proxies from the holders of WABCO common stock for use at the WABCO meeting.

  MotivePower Proposal

     At the MotivePower meeting, holders of MotivePower common stock will be asked to vote upon approval and adoption of the revised merger agreement and the revised merger.

  WABCO Proposal

     At the WABCO meeting, holders of WABCO common stock will be asked to vote upon approval and adoption of the revised merger agreement and the revised merger.

BACKGROUND OF THE MERGER

     The management of each of MotivePower and WABCO continually review their company's respective positions as leaders in the rail products and service industry with the objective of determining what alternatives are available to further enhance shareholder value in the competitive environment of the industry. While both companies believe they have positive future prospects on a stand-alone basis, in recent years, the managements of both MotivePower and WABCO have had conversations with a number of other companies regarding a range of options to improve their competitive positions, including acquisitions or dispositions of assets, possible partnerships, alliances or other significant transactions.

  Original Merger

     In March 1998, WABCO and MotivePower formed a joint venture in Mexico to build locomotive and railcar components. In September 1998, WABCO and MotivePower expanded their joint venture to include the repair and maintenance of some of the electronics equipment manufactured by WABCO. On October 26 and 27, 1998, John C. Pope, Chairman of the Board of MotivePower, Michael A. Wolf, President and Chief Executive Officer of MotivePower, Joseph S. Crawford, Executive Vice President and Chief Operating Officer of MotivePower, William E. Kassling, Chairman and Chief Executive Officer of WABCO, and Gregory T.H. Davies, President and Chief Operating Officer of WABCO, attended a ribbon cutting ceremony for the Mexican joint venture. At the ribbon cutting ceremony, the parties discussed the positive aspects of their joint venture and agreed to explore the possibility of expanding and enhancing the joint venture product offerings and pursuing joint opportunities.

     On March 15 and 16, 1999, Messrs. Kassling and Davies participated in tours of MotivePower's plants in Chicago and Boise with Messrs. Pope, Wolf and Crawford. The primary purpose of these tours was to allow Messrs. Kassling and Davies to obtain a better understanding of MotivePower's business, including obtaining an understanding of existing commercial arrangements with customers and suppliers and the products and services offered by MotivePower in order to consider the addition of new product lines to the joint venture.

     On March 19, 1999, Messrs. Pope and Kassling met to discuss the cultural and philosophical differences and similarities of each of the companies.

     On April 8 and 9, 1999, Messrs. Pope, Wolf and Crawford participated in tours of WABCO's plants in Spartanburg, Germantown, Hamilton and Chicago with Messrs. Kassling and Davies. The primary purpose of these tours was to allow Messrs. Pope, Wolf and Crawford to obtain a better understanding of WABCO's business, including obtaining an understanding of existing commercial arrangements with customers and suppliers and the products and services offered by WABCO in order to consider the addition of new product lines to the joint venture.

     At a special meeting of the MotivePower Board on April 12, 1999, Mr. Pope briefed the MotivePower Board on the WABCO and MotivePower plant tours and the possibility of a combination transaction between MotivePower and WABCO. The MotivePower Board discussed the issues regarding a possible merger and authorized Mr. Pope to continue to pursue discussions with WABCO. At the April 12 meeting, the MotivePower Board created a special committee comprised of James
P. Miscoll, Lee B. Foster II and Mr. Pope to investigate, analyze and negotiate any potential business combination.

     On April 13, 1999, Messrs. Pope, Wolf, Crawford, Kassling, William Fabrizio, Chief Financial Officer of MotivePower, Alvaro Garcia-Tunon, Vice President-Treasurer of WABCO, and George A. Socher, Vice President-Corporate Controller of WABCO, attended a meeting where presentations relating to the businesses of each of MotivePower and WABCO were made by each company. A reciprocal confidentiality agreement was entered effective March 15, 1999.

     On April 14, 1999, MotivePower entered into an engagement letter relating to the retention of Wasserstein Perella as MotivePower's financial advisor for the proposed transaction with WABCO.

     On April 26, 1999, the special committee of the MotivePower Board met to discuss strategic issues related to a possible merger between MotivePower and WABCO. Also, on April 26, 1999, at a regular meeting of the MotivePower Board, Mr. Pope updated the MotivePower Board on the discussions with WABCO.

     On April 29, 1999, MotivePower management and MotivePower's financial and legal advisors and independent accountants met with WABCO management and WABCO's financial and legal advisors and independent accountants. At the meeting, MotivePower management and WABCO management each gave a presentation relating to their respective businesses and strategic plans. At the meeting, the parties discussed the legal, business, accounting and financial due diligence process and general structuring issues.

     On May 5 and 6, 1999, senior members of MotivePower management and MotivePower's financial advisors met with senior members of WABCO management and WABCO's financial advisors to discuss some due diligence issues.

     On May 10, 1999, the special committee of the MotivePower Board met to discuss the progress WABCO and MotivePower had made in their discussions during the last few weeks.

     On May 12, 1999, the special committee of the MotivePower Board met to discuss issues relating to the structuring of a combination between MotivePower and WABCO. In addition, the special committee discussed some of the terms of the first draft of a merger agreement prepared by MotivePower's legal counsel, including provisions relating to termination, break-up fees and the right of MotivePower to consider and enter into an alternate transaction.

     On May 13, 1999, MotivePower's legal counsel delivered a first draft of the merger agreement to WABCO and its advisors. On May 21, WABCO's legal counsel provided written comments on this draft to MotivePower and its advisors. Thereafter, until the execution of the original merger agreement on June 2, MotivePower and WABCO and their advisors continued to negotiate the provisions of this agreement. On May 25, a draft of a form of the original stock option agreement was provided to WABCO and its advisors.

     On May 13, 1999, WABCO entered into an engagement letter relating to the retention of Credit Suisse First Boston Corporation, which we also refer to as CSFB in this joint proxy statement/prospectus, as WABCO's financial advisor for the proposed transaction with MotivePower.

     At a special meeting of the MotivePower Board on May 18, 1999, MotivePower's directors were briefed on the objectives and strategic benefits, both near-term and longer-term, from a merger with WABCO and the possibility of further enhancing shareholder value over what could be achieved on a stand-alone basis, as well as on the status of the discussions with WABCO. MotivePower management and MotivePower's financial and legal advisors and its independent accountants reported on their due diligence review of WABCO. MotivePower's financial advisor then presented its preliminary financial analysis of the merger. MotivePower's independent public accountants discussed accounting matters relating to the merger. MotivePower's legal counsel reviewed legal matters pertaining to the proposed transaction. The MotivePower Board authorized MotivePower management to continue discussions with WABCO.

     On May 18, 1999, WABCO's financial, accounting and legal counsel made a presentation to all WABCO directors regarding the proposed transaction and the status of due diligence. After this presentation, the WABCO Board held a special meeting to discuss the proposed transaction. At this meeting the WABCO Board discussed the status of due diligence, corporate governance issues and the proposed transaction structure. Management of WABCO was authorized and directed to continue to finalize due diligence and to further negotiate corporate governance, transaction structure and pricing issues.

     On May 19, 1999, Messrs. Pope and Kassling spoke by telephone to discuss strategic and corporate governance issues.

     On May 20, 1999, Mr. Pope and Mr. Kassling spoke by telephone and continued their discussion regarding strategic and corporate governance issues.

     At a meeting of the MotivePower special committee held on May 25, 1999, MotivePower management and MotivePower's financial and legal advisors and its independent accountants updated the special committee on further due diligence performed with respect to WABCO and the status of the discussions pertaining to the proposed merger.

     On May 26, 1999, MotivePower's financial and legal advisors had a telephone conference with WABCO's financial and legal advisors. On the telephone conference the parties discussed due diligence issues and some of the open issues in the original merger agreement.

     On May 27, 1999, the MotivePower Board held a special meeting at which it was updated on due diligence performed with respect to WABCO, the status of discussions between MotivePower and WABCO and various financial, accounting and legal considerations of the proposed transaction.

     On May 27, 1999, the WABCO Board held a special meeting to discuss the status of due diligence, deal structure and the progress of the negotiations. At this meeting, WABCO's legal counsel made a presentation about the terms and conditions of the original merger agreement and the original stock option agreements.

     On the evening of May 27, Messrs. Kassling, Pope and James P. Kelley, a director of WABCO, met and discussed some unresolved terms of the original merger, including board composition and the exchange ratio.

     On June 1, 1999, Messrs. Kassling and Pope had telephone conversations where they discussed board representation and the composition and function of some of the committees of the MotivePower Board. Messrs. Kassling and Pope also discussed Mr. Pope's duties, responsibilities and powers as Chairman of MotivePower and Mr. Kassling's future duties, responsibilities and powers as Chief Executive Officer of MotivePower.

     On June 1, 1999, the WABCO Board held a special meeting to discuss the status of due diligence, corporate governance issues, acceptable exchange ratios and the proposed transaction generally.

     At a special meeting held on the morning of June 2, 1999, the MotivePower Board was updated on due diligence performed with respect to WABCO and reviewed with its legal and financial advisors the principal terms of the original merger agreement and the original stock option agreements and various financial, legal, accounting and other issues relating to the original merger. The MotivePower Board discussed possible exchange ratios.

     At a special meeting of the WABCO Board on June 2, 1999, WABCO's legal counsel reviewed legal matters pertaining to the proposal transaction. The WABCO Board also discussed and identified the parameters of the original exchange ratio within which it would be prepared to authorize WABCO to enter into the original merger agreement and the original stock option agreements. CSFB orally delivered its fairness opinion to the WABCO Board. After due consideration, the WABCO Board unanimously approved the original merger agreement, the original stock option agreements and the related merger matters described in this document and determined to recommend that the WABCO shareholders adopt and approve the original merger agreement and the original merger, all subject to negotiation of an exchange ratio within the parameters specified by the WABCO Board. The WABCO Board authorized WABCO's financial advisor and some of the members of management to negotiate an exchange ratio within the approved parameters.

     Promptly after the conclusion of the special meeting of the WABCO Board, WABCO's financial advisor telephoned MotivePower's financial advisor to further negotiate the exchange ratio. The result of these negotiations was that WABCO's financial advisor and Mr. Kassling advised MotivePower's financial advisors and Mr. Pope, respectively, that WABCO would not be willing to enter into the proposed transactions at an exchange ratio of less than 1.3, which ratio was within the parameters approved by the WABCO Board and was consistent with CSFB's fairness opinion.

     At a special meeting of the MotivePower Board held late in the afternoon on June 2, 1999 to consider the original merger, the MotivePower Board discussed the exchange ratio that had been proposed by the WABCO Board. The MotivePower Board then reviewed the terms of the proposed merger agreement and stock option agreements. MotivePower's legal advisors reviewed various legal considerations relating to the proposed merger. The MotivePower Board then received a financial presentation from and the oral fairness opinion of Wasserstein Perella. Following these presentations, and a discussion regarding the strategic benefits of the proposed merger and of the terms and conditions of the original merger agreement and the original stock option agreements, the MotivePower Board unanimously approved the original merger agreement and the original stock option agreements and determined to recommend that the MotivePower shareholders adopt and approve the original merger agreement and original merger.

     Following the approval of their Boards, MotivePower and WABCO executed the original merger agreement and the original stock option agreements, and issued a joint press release promptly thereafter prior to the opening of NYSE trading.

     On July 19, 1999, MotivePower and WABCO amended the original merger agreement in certain minor respects.

  Revised Merger

     On August 6, 1999, MotivePower and WABCO exchanged updated financial information regarding each company's year to date operating results and preliminary revised forecasts for the remainder of 1999. Motive Power's and WABCO's management analyzed this information during the following days.

     On August 10, 1999, Mr. Kassling and Mr. Robert J. Brooks, Chief Financial Officer of WABCO, met with Mr. David Bonvenuto, Controller of MotivePower, and (by telephone) Messrs. Wolf, Fabrizio and Tim Wesley, Vice President Investor Relations, of MotivePower, to discuss this updated financial information.

     During the period from August 10, 1999 to August 16, 1999, the members of senior management of WABCO engaged in multiple telephonic meetings with WABCO's financial and legal advisors and independent accountants to evaluate the impact of the financial information on the combined company and the proposed merger. In addition, members of WABCO senior management and MotivePower senior management had several discussions during this period, including discussions regarding potential public disclosure of the new information.

     At a special meeting of the WABCO Board on August 12, 1999, Messrs. Kassling, Brooks and Davies reviewed with the Board the financial information received from MotivePower management and the August 10, 1999 meeting between Mr. Kassling and Mr. Brooks and MotivePower management and the other communications with MotivePower management. WABCO's legal advisors discussed legal matters with the WABCO Board. The WABCO Board directed WABCO management to promptly contact senior management of MotivePower in order to conduct further due diligence and to further discuss the financial information.

     On August 15, 1999, the MotivePower Board held a special meeting at which it was updated on the recent discussions between the two companies.

     On August 16, 1999, at the offices of Reed Smith Shaw & McClay LLP, Messrs. Kassling, Brooks, Davies, Kim Davis, a WABCO Board member, and representatives of WABCO's financial advisors met with Messrs. Pope, Wolf, Crawford, Fabrizio, Bonvenuto and representatives of MotivePower's financial advisor, to discuss WABCO's and MotivePower's operations and the financial information presented on August 6, 1999. During this meeting, MotivePower's senior management and WABCO's senior management exchanged additional detail regarding financial and operating performance, including revised forecasts for the remainder of 1999. The participants discussed the information. The senior management of the companies also discussed the advisability of making a joint disclosure of revised financial performance expectations for the combined company in light of the upcoming shareholders meetings regarding the original merger.

     Later that day, the Board of WABCO held a special meeting to consider the possibility of a joint press release disclosing the change in the expected financial performance of the combined company following the original merger. The WABCO Board also reaffirmed its commitment to the original merger.

     That evening Messrs. Pope and Kassling, and a representative of each of their financial advisors met to discuss the joint press release to be issued on August 18, 1999.

     On August 17, 1999, the companies prepared and evaluated with their respective advisors the content of a draft joint press release. The joint press release was issued on August 18, 1999 disclosing the revised earnings expectations for the combined company in 1999 and that management believed this was due primarily to the timing of deliveries under certain contracts, such as MotivePower's sale of certain switcher locomotives. Subsequent to the press release, the stock of each company traded substantially lower and continued to trade lower during the following three trading days.

     Following the joint press release, WABCO was contacted by several of its largest shareholders who expressed concern with the content of the joint press release and with its timing in light of the scheduled August 23 shareholders meeting.

     On August 19, 1999, the WABCO Board met to discuss the then recent developments. WABCO management reported on the multiple communications received by various members of management and the WABCO Board from shareholders as a result of the joint press release. In light of the circumstances and in order to provide WABCO's shareholders sufficient time to evaluate the new information and WABCO sufficient time to solicit proxies in favor of the transaction, WABCO's Board determined that it was advisable to postpone the scheduled shareholders meeting. The WABCO Board instructed Mr. Kassling to contact MotivePower and request that the companies jointly postpone the meetings of their respective shareholders that were scheduled to be held on August 23, 1999 to a date in the future. Later that day, Mr. Kassling received a letter from Mr. Pope in which MotivePower indicated, among other things, that it declined to postpone its shareholders meeting and that it believed a postponement by WABCO of its stockholders meeting would be inconsistent with the terms of the original merger agreement. In a letter sent to Mr. Pope early the following week, Mr. Kassling responded by stating the reasons why WABCO believed that the postponement of the stockholders meeting was consistent with its obligation under the original merger agreement.

     On August 19, 1999, the MotivePower Board held a special meeting at which it was updated on the recent discussions between the two companies and the market developments following the issuance of the joint press release on August 18, 1999.

     At a special meeting of the WABCO Board on the morning of August 20, 1999, WABCO's Board again instructed Mr. Kassling to communicate to MotivePower that WABCO wanted MotivePower to postpone its shareholders meeting and to inform MotivePower of the WABCO Board's decision to postpone its shareholders meeting.

     Later that day, Mr. Pope contacted Mr. Kassling and proposed to postpone the MotivePower shareholders meeting for two days in order to provide each of the company's shareholders additional time to evaluate the recently released information, provided that several inside shareholders of WABCO commit to vote in favor of the merger. WABCO did not believe that a two day postponement would provide its shareholders adequate opportunity to evaluate and act upon the new information and WABCO did not believe that it was in a position to deliver the requested shareholder commitments. Later that day WABCO issued a press release announcing the postponement of its August 23, 1999 shareholders meeting.

     Following the issuance of WABCO's press release, MotivePower issued a press release on August 20, 1999 in which it announced that it still intended to hold its shareholders meeting on August 23, 1999.

MotivePower also indicated in the release that it had informed WABCO that MotivePower believed WABCO had the obligation under the original merger agreement to hold its shareholders meeting as scheduled.

     On August 23, 1999, MotivePower held its shareholders meeting. The MotivePower shareholders approved the original merger and original merger agreement.

     Over the next two weeks the senior management of WABCO and MotivePower communicated on several occasions to discuss alternatives for proceeding with the merger. As senior management of WABCO continued to communicate with its shareholders to solicit proxies for the merger, a substantial portion of WABCO's largest shareholders suggested that they might not vote in favor of the original merger.

     On September 1, 1999, Messrs. Pope and Kassling met to discuss how the companies could proceed with the merger. They mutually agreed to provide each other with updated financial and contract information reflecting August results and other requested information. They also agreed to meet again after each company's review of that information. Such information was exchanged on September 9 and September 10, 1999.

     On September 10, 1999, the MotivePower Board held a special meeting at which it was updated on the recent discussions and the exchange of information between the two companies. In addition, counsel advised the Board with regard to certain legal matters concerning the pending merger. Later on September 10th, Messrs. Pope, Bonvenuto, Fabrizio and Crawford met with WABCO's accounting advisors, and Messrs. Brooks and Davies met with MotivePower's accounting advisors, to discuss the supplemental information. Members of WABCO's and MotivePower's senior management and their respective advisors independently analyzed the supplemental information during the subsequent weekend.

     On September 13, 1999, Messrs. Bonvenuto and Crawford met with Mr. Brooks and WABCO's financial advisors to discuss the supplemental information. That afternoon, senior management of WABCO held a telephonic conference with WABCO's financial and legal advisors to discuss the conclusions from the updated information and legal due diligence and alternatives for proceeding with the merger.

     At a special meeting of the WABCO Board on September 14, 1999, WABCO's senior management reported to the Board on the most recent due diligence and alternatives for proceeding with the transaction. WABCO's legal and financial advisors advised the WABCO Board on matters related to the transaction. The WABCO Board resolved to continue discussions with MotivePower to determine if the parties could proceed with the merger and authorized Mr. Kassling to promptly meet with Mr. Pope to discuss the terms under which the WABCO Board believed proceeding with a merger would gain WABCO stockholder approval.

     On September 15, 1999, Mr. Kassling met with Mr. Pope to discuss proceeding with a merger under the modified terms. They were unable to agree to modified terms.

     At a special meeting of the WABCO Board on September 16, 1999, WABCO's financial advisors made a presentation to the WABCO Board regarding possible modified terms of the transaction. WABCO's legal advisors reviewed legal matters pertaining to the possible modified terms of the merger. The WABCO Board discussed and established parameters for the terms of a revised merger agreement and instructed Mr. Kassling to negotiate such terms with Mr. Pope.

     On September 16, 1999, Mr. Kassling and Mr. Pope met to discuss the transaction but were again unable to agree to modified terms.

     On September 17, 1999, WABCO's financial advisor spoke by telephone with MotivePower's financial advisors to discuss possible terms for a revised merger agreement. They spoke again by telephone on September 20, 1999.

     On September 24, 1999, Messrs. Kassling and Pope spoke by telephone and tentatively agreed to the terms of the revised merger agreement subject to approval by the board of directors of each company. Mr. Pope and Mr. Kassling instructed their legal advisors to prepare and negotiate a revised merger agreement and related agreements. MotivePower's legal advisors delivered a first draft of the revised merger agreement, the revised stock option agreements and the voting agreements to WABCO and its advisors on

Friday evening. From the evening of September 24, 1999 the parties and their legal counsel continued negotiations of and revised those agreements until they were executed by the parties early in the morning of September 27, 1999.

     On September 24, 1999, the MotivePower Board held a special meeting at which it reviewed and discussed the possible terms of a revised merger, including the possible exchange ratio. The MotivePower Board directed MotivePower's representatives to continue negotiating the terms of definitive agreements relating to the revised merger.

     At a special meeting of the MotivePower Board held in the evening of September 26, 1999, the MotivePower Board reviewed the course of negotiations and events relating to the possible change in the terms of the merger. The Board reviewed the terms of the revised merger agreement, the revised stock option agreements and the voting agreements. MotivePower's legal advisors reviewed various legal considerations relating to the proposed restructuring of the merger. The MotivePower Board then received a financial presentation from and the oral fairness opinion of Wasserstein Perella. Following these presentations, and a discussion regarding the strategic benefits of the proposed merger and the terms and conditions of the definitive agreements, the MotivePower Board approved the revised merger agreement and related agreements. Of the six directors participating in the meeting, all, except Mr. Wolf, voted to recommend that the MotivePower shareholders adopt and approve the revised merger agreement and revised merger. Mr. Wolf voted against based on reservations concerning financial and other terms.

     At a special meeting of the WABCO Board on September 26, 1999, the Board reviewed the terms of the revised merger agreement and related documents. During this meeting, the Board reviewed certain financial terms of the transaction with its financial advisor and received the opinion of CSFB regarding the fairness of the revised merger to WABCO. WABCO's legal advisors reviewed the terms of the revised merger agreement and legal considerations of the proposed revised transactions with WABCO's Board. Following extensive consideration and discussion, the WABCO Board unanimously approved the revised merger agreement, the revised stock option agreements, the voting agreements and the related merger matters described in this document. A joint press release was issued on September 27, 1999 announcing the revised merger agreement.

     MotivePower and WABCO amended the revised merger agreement as of October 4, 1999, in order, among other things, to make certain changes to the proposed by-laws of the combined company that were viewed by the parties as helpful to assuring the intended accounting treatment of the merger. The amendment also consisted of certain technical revisions to the merger agreement. The amendment to the revised merger agreement was approved at a special meeting of the MotivePower board held on October 4, 1999 and was within the parameters of the approval granted by the WABCO Board on September 26, 1999.

WABCO'S SENIOR MANAGEMENT TEAM

     Our senior management team is expected to consist of the 6 individuals named below.

    William E. Kassling                           Chief Executive Officer and Chairman of the
                                                  Board
    Gregory T.H. Davies                           President and Chief Operating Officer
    Howard S. Bromberg                            Executive Vice President, Friction Products
    Joseph S. Crawford, Jr.                       Executive Vice President, Railroad
    John M. Meister                               Executive Vice President, Transit
    Robert J. Brooks                              Senior Vice President, Chief Financial
                                                  Officer and Secretary

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE MOTIVEPOWER BOARD

     At a meeting of the MotivePower Board held on September 26, 1999, after due consideration, the MotivePower Board:

          (1) determined that the revised merger agreement, the revised merger, the revised MotivePower stock option agreement, the revised WABCO stock option agreement and the voting agreements and the related transactions are advisable, consistent with, in furtherance of and otherwise in the best interests of MotivePower and its shareholders,

          (2) approved the revised merger agreement, the revised merger, the revised stock option agreements and the voting agreements and the related transactions, and

          (3) determined to recommend that the shareholders of MotivePower approve and adopt the revised merger agreement and the revised merger.

     Accordingly, the MotivePower Board recommends that the MotivePower shareholders vote "FOR" the approval and adoption of the revised merger agreement and the revised merger.

     In approving the revised transaction and making these recommendations, the MotivePower Board consulted with MotivePower's management as well as its outside legal counsel and financial advisor, and considered, among other things, the following material factors:

          (1) the business, operations, financial condition, earnings and prospects of each of MotivePower and WABCO; in making its determination, the MotivePower Board took into account its familiarity with, and the results of MotivePower's due diligence review of, WABCO's business, operations, financial condition, earnings and prospects;

          (2) the anticipated scale, scope and strength of the operations of the combined company, which will create a premier supplier of products and services for the railroad industry;

          (3) the competitive advantage that the combined company could achieve through the combination of WABCO's technological strengths as a designer and producer of electronic controls, monitors and air brakes with MotivePower's strengths as a producer and servicer of locomotives along with the minimal product overlap between the two companies;

          (4) the further competitive advantage that the combined company would have as a result of incorporating WABCO's considerable process technology and know-how in production of products made by MotivePower;

          (5) the benefits that the combined company could achieve by cross-selling products and services to the customers of the other with minimal existing product overlap;

          (6) the anticipated financial impact of the proposed transaction on the combined company's future financial performance;

          (7) the expectation that the revised merger would create opportunities for significant operational and financial cost savings, including significant operating advantages relative to competitors and to MotivePower on a stand-alone basis;

          (8) the possibility, as alternatives to the revised merger, of pursuing an acquisition of or a business combination or joint venture with an entity other than WABCO and the MotivePower Board's conclusion that a transaction with WABCO is more feasible, and is expected to yield greater benefits, than the likely alternatives; the MotivePower Board reached this conclusion for reasons such as WABCO's interest in pursuing a transaction with MotivePower, and MotivePower management's assessment of the alternatives and the expected benefits of the revised merger and compatibility of the companies as described above;

          (9) the fact that WABCO shareholders would hold approximately 58.9% of the outstanding stock of the combined company after the revised merger, on a fully diluted basis, excluding shares held by the WABCO ESOP that are not allocated to WABCO employees;

          (10) the intended accounting of the revised merger as a pooling of interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined, and in the preservation of the historical cost approach for both MotivePower and WABCO;

          (11) the ability to complete the revised merger as a tax-free reorganization for U.S. federal income tax purposes;

          (12) the terms and conditions of the revised merger agreement, including the fact that WABCO would be the surviving corporation in the merger, that, subject to specified limitations, each company may provide information to interested third-party bidders if its board determines in good faith after consultation with legal counsel that it is necessary to do so to avoid a breach of its fiduciary duties to the company or its shareholders, that although the revised merger agreement may be terminated after January 31, 2000 due to the failure of the conditions to the revised merger to be met, the revised merger agreement provides for its earlier termination on or prior to the earlier of the date of the respective shareholders meeting and November 10, 1999 to enable either party to enter into an alternative transaction, and each party's agreement to pay the other a $15 million break-up fee and specified out-of-pocket expenses under specified circumstances and to enter into the revised stock option agreements (see "The Merger Agreement -- Conditions to the Completion of the Merger" on page I-74, "The Merger
     Agreement -- Termination of the Merger Agreement" on page I-74 and "The Merger Agreement -- Stock Option Agreements" on page I-77);

          (13) the grant to MotivePower of an option to acquire WABCO common stock exercisable under specified circumstances pursuant to the revised WABCO stock option agreement (see "The Merger Agreement -- Stock Option Agreements" on page I-77);

          (14) the grant to WABCO of an option to acquire MotivePower common stock exercisable under specified circumstances pursuant to the revised MotivePower stock option agreement (see "The Merger Agreement -- Stock Option Agreements" on page I-77);

          (15) the voting agreement to be entered into between John C. Pope, as a shareholder of MotivePower, and WABCO, pursuant to which Mr. Pope agreed, subject to certain limited exceptions, to vote his shares in favor of the revised merger and not to take any action that would impede or prevent the revised merger (see "The Merger Agreement -- Voting Agreements" on page I-79);

          (16) the voting agreement to be entered into between William E. Kassling, Robert J. Brooks, Harvard Private Capital Holdings, Inc. and Vestar Equity Partners, L.P., as shareholders of WABCO, and MotivePower, pursuant to which these WABCO shareholders agreed, subject to certain limited exceptions, to vote their shares in favor of the revised merger and not to take any action that would impede or prevent the revised merger (see "The Merger Agreement -- Voting Agreements" on page I-79);

          (17) that while the termination payment provisions of the revised merger agreement could have the effect of discouraging alternative proposals for a business combination with MotivePower and that the revised MotivePower stock option agreement could prevent an alternative business combination with MotivePower from being accounted for as a pooling of interests, these provisions would not preclude bona fide alternative proposals, and that the size of the reduced termination fee was reasonable in light of the size and benefits of the transaction;

          (18) the role that MotivePower's current management is expected to have in the management of the combined company;

          (19) the corporate governance structure reflected in the revised merger agreement, including that immediately after the revised merger the WABCO Board would be comprised of the eight current members of the WABCO Board and four current nonemployee directors of the MotivePower Board, as described under "The Merger Agreement -- WABCO Board and Related Matters" on page I-71, and the other provisions of the WABCO governance documents that will remain or become effective upon the consummation of the revised merger;

          (20) the interests that executive officers and directors of MotivePower may have with respect to the revised merger in addition to their interests as shareholders of MotivePower generally (see "Interests of Certain Persons in the Merger" on page I-62);

          (21) the analyses and presentations of Wasserstein Perella, and Wasserstein Perella's written opinion to the effect that, as of September 26, 1999, and based upon and subject to the various considerations set forth in its opinion, the exchange ratio was fair from a financial point of view to MotivePower;

          (22) the challenges of combining the businesses and cultures of two corporations of this size and the attendant risk of not achieving the expected cost savings and revenue synergies, as discussed under "Risk Factors" beginning on page I-14 and "Cautionary Statement Concerning Forward-Looking

     Statements" on page I-20, and of diverting management focus and resources from other strategic opportunities and operational matters for an extended period of time;

          (23) the amount of WABCO's outstanding indebtedness and the fact that the combined company would be more highly leveraged than MotivePower on a stand-alone basis;

          (24) the fact that the number of shares of WABCO common stock to be issued to the shareholders of MotivePower in the revised merger is a fixed number of shares per share of MotivePower common stock that will not fluctuate due to changes in the share price of WABCO;

          (25) the increased market capitalization and public stockholding that the combined company would have in contrast to that of either company individually which should provide greater liquidity to each company's shareholders;

          (26) the lack of availability of dissenters' rights; and

          (27) the likelihood of consummation of the revised merger.

     In view of the wide variety of factors considered in connection with its evaluation of the revised merger and the complexity of these matters, the MotivePower Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The MotivePower Board relied on the experience and expertise of Wasserstein Perella, its financial advisor, for quantitative analysis of the financial terms of the revised merger. See "Opinions of Financial Advisors -- Opinion of MotivePower Financial Advisor" on page I-51. In addition, the MotivePower Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the MotivePower Board's ultimate determination, but rather the MotivePower Board conducted an overall analysis of the factors described above, including through discussions with and questioning of MotivePower's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the MotivePower Board may have given different weight to different factors.

     The MotivePower Board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination. However, the general view of the MotivePower Board was that portions of items 9, 12, 14, 18, 19, 22, 23 and 26 above were unfavorable factors relating to the transaction, and that the other reasons and factors described above were generally considered favorable.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE WABCO BOARD

     At a meeting of the WABCO Board held on September 26, 1999, after due consideration, the WABCO Board unanimously:

          (1) determined that the revised merger agreement, the revised merger, the revised MotivePower stock option agreement, the revised WABCO stock option agreement and the voting agreements and the related transactions are advisable, consistent with, in furtherance of and otherwise in the best interests of WABCO and its shareholders,

          (2) approved the revised merger agreement, the revised merger, the revised stock option agreements, the voting agreements and the related transactions, and

          (3) determined to recommend that the shareholders of WABCO approve and adopt the revised merger agreement and the revised merger.

     Accordingly, the WABCO Board recommends that the WABCO shareholders vote "FOR" the approval and adoption of the revised merger agreement and the revised merger.

     In approving the revised transaction and making these recommendations, the WABCO Board consulted with WABCO's management as well as its outside legal counsel and financial advisor, and considered the following material factors:

          (1) the business, operations, financial condition, earnings and prospects of each of MotivePower and WABCO; in making its determination, the WABCO Board took into account its familiarity with, and the results of WABCO's due diligence review of, MotivePower's business, operations, financial condition, earnings and prospects;

          (2) the anticipated scale, scope and strength of the operations of the combined company, which will create a premier supplier of products and services for the railroad industry;

          (3) the competitive advantage that the combined company could achieve through the combination of WABCO's technological strengths as a designer and producer of electronic controls, monitors and air brakes with MotivePower's strengths as a producer and servicer of locomotives along with the minimal product overlap between the two companies;

          (4) the further competitive advantage that the combined company would have as a result of incorporating WABCO's considerable process technology and know-how in production of products made by MotivePower;

          (5) the benefits that the combined company could achieve by marketing the combined company's products and services to the customers of the other with minimal existing product overlap;

          (6) the anticipated financial impact of the proposed transaction on the combined company's future financial performance;

          (7) the expectation that the revised merger would create opportunities for significant operational and financial cost savings, including significant operating advantages relative to competitors and to WABCO on a stand-alone basis;

          (8) the possibility, as alternatives to the revised merger, of pursuing an acquisition of or a business combination or joint venture with an entity other than MotivePower and the WABCO Board's conclusion that a transaction with MotivePower is more feasible, and is expected to yield greater benefits, than the likely alternatives; the WABCO Board reached this conclusion for reasons including MotivePower's interest in pursuing a transaction with WABCO, and WABCO management's assessment of the alternatives and the expected benefits of the revised merger and compatibility of the companies as described above;

          (9) the fact that WABCO shareholders would hold approximately 58.9% of the outstanding stock of the combined company after the revised merger, on a fully diluted basis, excluding shares held by the WABCO ESOP that are not allocated to WABCO employees;

          (10) the intended accounting of the revised merger as a pooling of interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined, and in the preservation of the historical cost approach for both MotivePower and WABCO;

          (11) the ability to complete the revised merger as a tax-free reorganization for U.S. federal income tax purposes;

          (12) the terms and conditions of the revised merger agreement, including the fact that shares of WABCO common stock are being issued in the revised merger, that, subject to specified limitations, each company may provide information to interested third-party bidders if its board determines in good faith after consultation with legal counsel that it is necessary to do so to avoid a breach of its fiduciary duties to the company or its shareholders, that although the revised merger agreement may be terminated after January 31, 2000 due to the failure of the conditions to the revised merger to be met, the revised merger agreement provides for its earlier termination on or prior to the earlier of the date of the respective shareholders meeting and November 10, 1999 to enable either party to enter into an alternative transaction, and each party's agreement to pay the other a $15 million break-up fee and specified out-of-pocket expenses under specified circumstances and to enter into the revised stock option agreements (see "The Merger Agreement -- Conditions to the Completion of the Merger" on page I-74, "The Merger
     Agreement -- Termination of the Merger Agreement" on page I-74 and "The Merger Agreement -- Stock Option Agreements" on page I-77);

          (13) the grant to MotivePower of an option to acquire WABCO common stock exercisable under specified circumstances pursuant to the revised WABCO stock option agreement (see "The Merger Agreement -- Stock Option Agreements" on page I-77);

          (14) the grant to WABCO of an option to acquire MotivePower common stock exercisable under specified circumstances pursuant to the MotivePower stock option agreement (see "The Merger Agreement -- Stock Option Agreements" on page I-77);

          (15) the voting agreement to be entered into between John C. Pope, as a shareholder of MotivePower, and WABCO, pursuant to which Mr. Pope agreed, subject to certain limited exceptions, to vote his shares in favor of the revised merger and not to take any action that would impede or prevent the revised merger (see "The Merger Agreement -- Voting Agreements" on page I-79);

          (16) the voting agreement to be entered into between William E. Kassling, Robert J. Brooks, Harvard Private Capital Holdings, Inc. and Vestar Equity Partners, L.P., as shareholders of WABCO, and MotivePower, pursuant to which these WABCO shareholders agreed, subject to certain limited exceptions, to vote their shares in favor of the revised merger and not to take any action that would impede or prevent the revised merger (see "The Merger Agreement -- Voting Agreements" on page I-79);

          (17) that while the termination payment provisions of the revised merger agreement could have the effect of discouraging alternative proposals for a business combination with WABCO and that the revised WABCO stock option agreement could prevent an alternative business combination with WABCO from being accounted for as a pooling of interests, these provisions would not preclude bona fide alternative proposals, and that the size of the reduced termination fee was reasonable in light of the size and benefits of the transaction;

          (18) the role that WABCO's and MotivePower's current management is expected to have in the management of the combined company;

          (19) the corporate governance structure reflected in the revised merger agreement, including that immediately after the revised merger the WABCO Board would be comprised of the eight current members of the WABCO Board and four current nonemployee directors of the MotivePower Board, as described under "The Merger Agreement -- WABCO Board and Related Matters" on page I-71, and the other provisions of the WABCO governance documents that will remain or become effective upon the consummation of the revised merger;

          (20) the interests that some executive officers and directors of WABCO may have with respect to the merger in addition to their interests as shareholders of WABCO generally (see "Interests of Certain Persons in the Merger" on page I-62);

          (21) the analyses and presentations of Credit Suisse First Boston, and Credit Suisse First Boston's written opinion to the effect that, as of September 26, 1999, and based upon and subject to the various considerations set forth in its opinion, the exchange ratio was fair from a financial point of view to WABCO;

          (22) the challenges of combining the businesses and cultures of two corporations of this size and the attendant risk of not achieving the expected cost savings and revenue synergies, as discussed under "Risk Factors" beginning on page I-14 and "Cautionary Statement Concerning Forward-Looking Statements" on page I-20 and of diverting management focus and resources from other strategic opportunities and operational matters for an extended period of time;

          (23) the amount of WABCO's outstanding indebtedness and the fact that the combined company would be less highly leveraged than WABCO on a stand-alone basis;

          (24) the fact that the number of shares of WABCO common stock to be issued to the shareholders of MotivePower in the merger is a fixed number of shares per share of MotivePower common stock that will not fluctuate due to changes in the share price of WABCO;

          (25) the increased market capitalization and public stockholding that the combined company would have in contrast to that of either company individually which should provide greater liquidity to each company's shareholders;

          (26) the lack of availability of dissenters' rights; and

          (27) the likelihood of consummation of the revised merger.

     In view of the wide variety of factors considered in connection with its evaluation of the revised merger and the complexity of these matters, the WABCO Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The WABCO Board relied on the experience and expertise of Credit Suisse First Boston, its financial advisor, for quantitative analysis of the financial terms of the merger. See "Opinions of Financial Advisors -- Opinion of WABCO Financial Advisor" on page I-57. In addition, the WABCO Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the WABCO Board's ultimate determination, but rather the WABCO Board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of WABCO's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the WABCO Board may have given different weight to different factors.

     The WABCO Board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination. However, the general view of the WABCO Board was that items 13, 16, 22 and 26 above were unfavorable factors relating to the transaction, and that the other reasons and factors described above were generally considered favorable.

ACCOUNTING TREATMENT

     MotivePower and WABCO intend for the merger to be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. Management of MotivePower and WABCO expect that the merger will be treated as a pooling of interests transaction for accounting purposes.

     The receipt of letters from Deloitte & Touche LLP and Arthur Andersen LLP dated as of the closing date of the merger to the effect that the merger will qualify for pooling of interests accounting treatment is a condition to the closing of the merger.

     Under the pooling of interests accounting method, the reported balance sheet amounts and results of operations of the separate companies for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for WABCO. See "Unaudited Pro Forma Condensed Combined Financial Statements on page I-43."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material United States federal income tax consequences of the merger. The discussion that follows is based on and subject to the Internal Revenue Code, Treasury Regulations under the Internal Revenue Code, existing administrative interpretations and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and all of which are subject to differing interpretation. The following discussion does not address the effects of the merger under any state, local or foreign tax laws.

     The tax treatment of a MotivePower shareholder may vary depending upon the shareholder's particular situation, and certain MotivePower shareholders, including insurance companies, tax-exempt organizations, financial institutions, broker dealers, persons who do not hold MotivePower common stock as capital assets, employees of MotivePower, and individuals who hold MotivePower common stock as part of a straddle or conversion transaction, may be subject to special rules not discussed below. Each MotivePower shareholder is urged to consult his or her tax advisor with respect to the specific tax consequences of the merger, including the effect of United States federal, state and local, and foreign and other tax rules, and the effect of possible changes in tax laws.

     It is a condition to the obligation of MotivePower to effect the merger that MotivePower receive an opinion from its counsel, Sidley & Austin, and it is a condition to the obligation of WABCO to effect the merger that WABCO receive an opinion from its counsel, Kirkland & Ellis, in each case to the effect that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes, and in each case to the following effect:

        Tax Consequences to MotivePower and WABCO. For federal income tax purposes, no gain or loss will be recognized by MotivePower or WABCO as a result of the merger.

          Tax Consequences to MotivePower Shareholders. For federal income tax purposes, (1) no gain or loss will be recognized by the shareholders of MotivePower upon the conversion of their shares of MotivePower common stock into shares of WABCO common stock pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares of WABCO common stock, (2) the aggregate tax basis of the shares of WABCO common stock received in exchange for shares of MotivePower common stock pursuant to the merger, including a fractional share of WABCO common stock for which cash is paid, will be the same as the aggregate tax basis of those shares of MotivePower common stock, (3) the holding period for shares of WABCO common stock received in exchange for shares of MotivePower common stock pursuant to the merger will include the holder's holding period for those shares of MotivePower common stock, provided those shares of MotivePower common stock were held as capital assets by the holder at the effective time of the merger, and (4) a shareholder of MotivePower who receives cash in lieu of a fractional share of WABCO common stock will recognize gain or loss equal to the difference, if any, between that shareholder's basis in the fractional share (determined under clause (2) above) and the amount of cash received.

     The opinions described above may not apply to individuals who received MotivePower common stock as compensation or to shareholders who or which, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

     Moreover, the opinions described above will be based on some assumptions, and both Sidley & Austin and Kirkland & Ellis will receive and rely upon representations, unverified by counsel, contained in certificates of MotivePower, WABCO and possibly others. The inaccuracy of any of those assumptions or representations might jeopardize the validity of the opinions rendered. Those opinions will neither bind the IRS nor preclude the IRS from adopting positions contrary to those expressed above, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither MotivePower nor WABCO intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

     Under the merger agreement, MotivePower or, after the effective time of the merger, WABCO, as the surviving corporation, on behalf of MotivePower, will pay or cause to be paid any real property transfer, gains or similar taxes imposed as a result of the merger. Although the matter is not free from doubt, because of the absence of legislative, judicial or administrative, or other authority directly on point, in the event that the MotivePower shareholders are held to be liable for any transfer and gains taxes, payment of such taxes by MotivePower or WABCO, as the surviving corporation, on behalf of MotivePower might be characterized as a dividend taxable to the MotivePower shareholders for federal income tax purposes.

     WE INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, AS NOTED ABOVE, WE DO NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

REGULATORY MATTERS

     U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules, the merger may not be completed until notifications have been given, required information has been furnished to the FTC and specified waiting period requirements have been satisfied. On June 22, 1999, MotivePower and WABCO each filed the required notification and report forms under the HSR Act with the

FTC and the Antitrust Division of the United States Department of Justice. On July 19, 1999, MotivePower and WABCO received notice of early termination of the waiting period under the HSR Act. MotivePower and WABCO do not believe any further filing is required with respect to the revised merger. At any time before or after the consummation of the merger, the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of MotivePower and WABCO. At any time before or after the consummation of the merger and notwithstanding that the HSR Act waiting period has expired, any state could take action under the antitrust laws as it deems necessary or desirable for the public interest. This action could include seeking to enjoin the consummation of the merger or seeking divestiture of MotivePower or businesses of MotivePower or WABCO. Private parties may also seek to take legal action under the antitrust laws under specified circumstances.

     Other Laws. MotivePower and WABCO conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. MotivePower and WABCO are currently in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions. We recognize that some of these filings may not be completed before the closing, and that some of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained prior to the closing.

APPRAISAL RIGHTS

     Holders of MotivePower common stock are not entitled to dissenters' appraisal rights under Pennsylvania law in connection with the merger because the shares of WABCO common stock that they will be entitled to receive in the merger will be listed on the NYSE at the closing. Holders of WABCO common stock are not entitled to dissenters' appraisal rights under Delaware law in connection with the merger. See "Comparison of Shareholder Rights -- Appraisal Rights" on page II-8.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     This joint proxy statement/prospectus does not cover any resales of the WABCO common stock to be received by the shareholders of MotivePower upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

     All shares of WABCO common stock received by MotivePower shareholders in the merger will be freely transferable, except that shares of WABCO common stock received by persons who are deemed to be "affiliates" of MotivePower under the Securities Act of 1933, as amended, at the time of the MotivePower meeting may be resold by them only in transactions permitted by Rule 145 under the 1933 Act or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of MotivePower for these purposes generally include individuals or entities that control, are controlled by or are under common control with MotivePower and include directors and executive officers of MotivePower. The merger agreement requires MotivePower to use its reasonable best efforts to cause each affiliate to execute a written agreement to the effect that they will not offer, sell or otherwise dispose of any of the shares of WABCO common stock issued to them in the merger in violation of the 1933 Act or the related SEC rules.

     In addition, each of the directors and some of the executive officers of MotivePower and WABCO have executed written agreements prohibiting them from selling, transferring or otherwise disposing of, or acquiring or selling any options or other securities relating to, securities of MotivePower or WABCO that would be intended to reduce the individual's risk relative to any shares of MotivePower common stock or WABCO common stock beneficially owned by him or her during the period beginning 30 days prior to the closing and ending at the time when financial results covering at least 30 days of combined operations of MotivePower and WABCO have been publicly released by WABCO after the merger.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     MotivePower common stock and WABCO common stock are each listed on the NYSE. MotivePower's ticker symbol on the NYSE is "MPO" and WABCO's ticker symbol on the NYSE is "WAB." The following table shows, for the periods indicated, the high and low of the last reported closing prices per share of MotivePower common stock and WABCO common stock, as reported on the Consolidated Tape, and the dividends per share. The MotivePower information has been restated to reflect the effects of a three-for-two common stock split in the form of a 50 percent stock dividend effective April 2, 1999.

                                           MOTIVEPOWER COMMON STOCK        WABCO COMMON STOCK
                                          --------------------------   --------------------------
                                           HIGH     LOW     DIVIDEND    HIGH     LOW     DIVIDEND
                                          ------   ------   --------   ------   ------   --------
1997
  First Quarter.........................  $ 7.59   $ 5.17      $--     $14.25   $12.25    $0.01
  Second Quarter........................   10.75     7.17       --      20.00    12.75     0.01
  Third Quarter.........................   18.17    10.17       --      23.13    17.88     0.01
  Fourth Quarter........................   19.25    13.17       --      27.88    21.88     0.01
1998
  First Quarter.........................  $18.67   $13.17      $--     $29.81   $23.00    $0.01
  Second Quarter........................   19.33    18.71       --      29.81    24.00     0.01
  Third Quarter.........................   19.92    13.17       --      26.75    17.13     0.01
  Fourth Quarter........................   21.50    11.04       --      24.81    19.25     0.01
1999
  First Quarter.........................  $21.54   $15.09      $--     $23.63   $17.75    $0.01
  Second Quarter........................   20.13    14.38       --      25.94    20.31     0.01
  Third Quarter.........................   20.00     9.63       --      25.75    18.13       --
  Fourth Quarter (through October 8,
     1999)..............................   10.75     9.50       --      18.19    16.91       --

---------------

     On September 24, 1999, the last full trading day before the public announcement of the revised proposed merger, the last reported closing price was $10.88 for MotivePower common stock and $19.88 for WABCO common stock. On October 8, 1999, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported closing price was $9.8125 for MotivePower common stock and $17.625 for WABCO common stock. We urge you to obtain current market quotations prior to making any decision with respect to the merger.

     Following the merger, WABCO common stock will be traded on the NYSE under the ticker symbol "WAB."

     The merger agreement permits WABCO to pay, prior to the closing, regular quarterly cash dividends to shareholders. MotivePower has not historically paid a dividend.

     After completion of the merger, WABCO's Board will review and vote on whether to pay a quarterly dividend on WABCO's common stock. We advise you that the Board may choose to no longer pay a dividend on shares of WABCO common stock.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of income of MotivePower and WABCO giving effect to the merger using the pooling of interests method of accounting for a business combination.

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited consolidated financial statements of MotivePower for the years ended December 31, 1998, 1997 and 1996 and the unaudited consolidated financial statements for the six months ended June 30, 1999 and 1998 and from the audited consolidated financial statements of WABCO for the years ended December 31, 1998, 1997 and 1996 and the unaudited consolidated financial statements for the six months ended June 30, 1999 and 1998. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page III-1.

     The unaudited pro forma condensed combined statements of income for the years ended December 31, 1998, 1997 and 1996 and for the six months ended June 30, 1999 and 1998 assume the merger was effected on January 1, 1996. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on June 30, 1999. The accounting policies of MotivePower and WABCO are substantially comparable. However, adjustments were made to conform the classification of amortization expense in the unaudited pro forma condensed combined financial statements.

     The unaudited pro forma combined financial information is for illustrative purposes only. The MotivePower and WABCO combined company may have performed differently had they always been combined. The unaudited pro forma condensed combined financial information may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF JUNE 30, 1999

                                            MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                           (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS     COMBINED
                                           -------------    -------------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
  Cash...................................    $  6,508         $   6,487       $             $   12,995
  Accounts receivable....................      55,417           127,964                        183,381
  Inventories............................     104,759           111,444                        216,203
  Deferred taxes.........................       7,308            12,894                         20,202
  Other..................................       5,393             9,716                         15,109
                                             --------         ---------       --------      ----------
          Total current assets...........     179,385           268,505                        447,890

Property, plant and equipment............     157,130           229,987                        387,117
Accumulated depreciation.................     (61,177)          (99,502)                      (160,679)
                                             --------         ---------       --------      ----------
  Property, plant and equipment, net.....      95,953           130,485                        226,438

Other assets
  Goodwill and other intangibles.........      87,724           194,547                        282,271
  Underbillings..........................      28,129                --                         28,129
  Other noncurrent assets................      14,726            12,905                         27,631
                                             --------         ---------       --------      ----------
          Total other assets.............     130,579           207,452                        338,031
                                             --------         ---------       --------      ----------
          Total assets...................     405,917           606,442                      1,012,359
                                             ========         =========       ========      ==========
LIABILITIES
  Current portion of long-term debt......         564            27,659                         28,223
  Accounts payable.......................      28,785            53,259                         82,044
  Accrued income taxes...................         215             9,377                          9,592
  Customer deposits......................         359            18,402                         18,761
  Other accrued liabilities..............      28,822            49,415         41,000         119,237
                                             --------         ---------       --------      ----------
          Total current liabilities......      58,745           158,112         41,000         257,857
Long-term debt...........................     131,963           422,560                        554,523
Accrued pension and postretirement
  costs..................................          --            20,844                         20,844
Commitments and contingencies............      17,182                --                         17,182
Deferred income taxes....................         500             3,600                          4,100
Other long-term liabilities..............       1,401             3,820                          5,221
                                             --------         ---------       --------      ----------
          Total liabilities..............     209,791           608,936         41,000         859,727

SHAREHOLDERS' EQUITY
Preferred stock..........................          --                --                             --
Common stock.............................         260               474            (88)            646
Additional paid-in capital...............     207,523           108,709         (5,953)        310,279
Treasury stock, at cost..................      (6,041)         (186,028)         6,041        (186,028)
Unearned ESOP shares, at cost............          --          (126,892)                      (126,892)
Retained earnings........................      (6,169)          206,928        (41,000)        159,759
Deferred compensation....................       5,766               (85)                         5,681
Accumulated other comprehensive income
  (loss).................................      (5,213)           (5,600)                       (10,813)
                                             --------         ---------       --------      ----------
          Total shareholders' equity.....     196,126            (2,494)       (41,000)        152,632
                                             --------         ---------       --------      ----------
  Liabilities and shareholders' equity...    $405,917         $ 606,442       $     --      $1,012,359
                                             ========         =========       ========      ==========

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                            MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                           (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS     COMBINED
                                           -------------    -------------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................................    $ 365,218        $ 670,909       $             $1,036,127
Cost of sales............................     (283,896)        (451,730)                      (735,626)
                                             ---------        ---------       ---------     ----------
     Gross profit........................       81,322          219,179                        300,501
Selling, general and administrative
  expenses...............................      (40,959)         (76,048)          3,426       (113,581)
Engineering expenses.....................           --          (30,436)                       (30,436)
Amortization expense.....................           --           (8,029)         (3,426)       (11,455)
                                             ---------        ---------       ---------     ----------
     Total operating expenses............      (40,959)        (114,513)             --       (155,472)
                                             ---------        ---------       ---------     ----------
     Operating income....................       40,363          104,666              --        145,029
Other income (expense):
     Interest expense....................       (5,894)         (31,217)                       (37,111)
     Other income -- Argentina...........       10,362               --                         10,362
     Other income (expense), net.........        3,950             (919)                         3,031
                                             ---------        ---------       ---------     ----------
     Income before income taxes and
       extraordinary item................       48,781           72,530              --        121,311
Income taxes.............................      (14,554)         (27,561)             --        (42,115)
                                             ---------        ---------       ---------     ----------
Income before extraordinary item.........    $  34,227        $  44,969       $      --     $   79,196
                                             =========        =========       =========     ==========
Earnings per common share-basic:
     Income before extraordinary item....    $    1.28        $    1.79       $      --     $     1.85
                                             =========        =========       =========     ==========
Earnings per common share-diluted:
     Income before extraordinary item....    $    1.23        $    1.75       $      --     $     1.79
                                             =========        =========       =========     ==========
Weighted average shares outstanding:
     Basic...............................       26,771           25,081          (9,102)        42,750
     Diluted.............................       27,929           25,708          (9,496)        44,141

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                            MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                           (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS     COMBINED
                                           -------------    -------------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................................    $ 305,930        $ 564,441       $             $  870,371
Cost of sales............................     (233,588)        (378,323)                      (611,911)
                                             ---------        ---------       ---------     ----------
     Gross profit........................       72,342          186,118                        258,460
Selling, general and administrative
  expenses...............................      (37,724)         (63,517)          3,333        (97,908)
Engineering expenses.....................           --          (24,386)                       (24,386)
Amortization expense.....................           --           (8,240)         (3,333)       (11,573)
                                             ---------        ---------       ---------     ----------
     Total operating expenses............      (37,724)         (96,143)             --       (133,867)
                                             ---------        ---------       ---------     ----------
     Operating income....................       34,618           89,975              --        124,593
Other income (expense):
     Interest expense....................       (5,163)         (29,729)                       (34,892)
     Other income -- Argentina...........        2,003               --                          2,003
     Other income (expense), net.........          531              344                            875
                                             ---------        ---------       ---------     ----------
     Income before income taxes and
       extraordinary item................       31,989           60,590              --         92,579
Income taxes.............................      (11,713)         (23,327)             --        (35,040)
                                             ---------        ---------       ---------     ----------
Income before extraordinary item.........    $  20,276        $  37,263       $      --     $   57,539
                                             =========        =========       =========     ==========
Earnings per common share-basic:
     Income before extraordinary item....    $    0.76        $    1.45       $      --     $     1.33
                                             =========        =========       =========     ==========
Earnings per common share-diluted:
     Income before extraordinary item....    $    0.74        $    1.42       $      --     $     1.30
                                             =========        =========       =========     ==========
Weighted average shares outstanding:
     Basic...............................       26,541           25,693          (9,024)        43,210
     Diluted.............................       27,314           26,173          (9,287)        44,200

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                            MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                           (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS     COMBINED
                                           -------------    -------------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................................    $ 291,407        $ 453,512       $             $  744,919
Cost of sales............................     (234,560)        (300,163)                      (534,723)
                                             ---------        ---------       ---------     ----------
     Gross profit........................       56,847          153,349                        210,196
Selling, general and administrative
  expenses...............................      (32,615)         (47,533)          3,407        (76,741)
Engineering expenses.....................           --          (18,244)                       (18,244)
Amortization expense.....................           --           (7,854)         (3,407)       (11,261)
                                             ---------        ---------       ---------     ----------
     Total operating expenses............      (32,615)         (73,631)             --       (106,246)
                                             ---------        ---------       ---------     ----------
     Operating income....................       24,232           79,718              --        103,950
Other income (expense):
     Interest expense....................       (9,143)         (26,152)                       (35,295)
     Other income -- Argentina...........        1,565               --                          1,565
     Other income (expense), net.........        3,633               82                          3,715
                                             ---------        ---------       ---------     ----------
     Income before income taxes and
       extraordinary item................       20,287           53,648              --         73,935
Income taxes.............................       (7,714)         (20,923)             --        (28,637)
                                             ---------        ---------       ---------     ----------
Income before extraordinary item.........    $  12,573        $  32,725       $      --     $   45,298
                                             =========        =========       =========     ==========
Earnings per common share-basic:
     Income before extraordinary item....    $    0.48        $    1.15       $      --     $     0.99
                                             =========        =========       =========     ==========
Earnings per common share-diluted:
     Income before extraordinary item....    $    0.48        $    1.15       $      --     $     0.99
                                             =========        =========       =========     ==========
Weighted average shares outstanding:
     Basic...............................       26,345           28,473          (8,957)        45,861
     Diluted.............................       26,349           28,473          (8,959)        45,863

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                            MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                           (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS     COMBINED
                                           -------------    -------------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................................    $ 205,937        $ 385,185       $             $  591,122
Cost of sales............................     (150,728)        (260,308)                      (411,036)
                                             ---------        ---------       ---------     ----------
     Gross profit........................       55,209          124,877                        180,086
Selling, general and administrative
  expenses...............................      (24,236)         (42,360)          1,980        (64,616)
Engineering expenses.....................           --          (18,536)                       (18,536)
Amortization expense.....................           --           (4,837)         (1,980)        (6,817)
                                             ---------        ---------       ---------     ----------
     Total operating expenses............      (24,236)         (65,733)             --        (89,969)
                                             ---------        ---------       ---------     ----------
     Operating income....................       30,973           59,144              --         90,117
Other income (expense):
     Interest expense....................       (4,610)         (17,864)                       (22,474)
     Other income (expense), net.........          228             (480)                          (252)
                                             ---------        ---------       ---------     ----------
     Income before income taxes and
       extraordinary item................       26,591           40,800              --         67,391
Income taxes.............................       (9,506)         (15,198)             --        (24,704)
                                             ---------        ---------       ---------     ----------
Income before extraordinary item.........    $  17,085        $  25,602       $      --     $   42,687
                                             =========        =========       =========     ==========
Earnings per common share-basic:
     Income before extraordinary item....    $     .63        $    1.01       $      --     $     0.99
                                             =========        =========       =========     ==========
Earnings per common share-diluted:
     Income before extraordinary item....    $     .61        $    0.99       $      --     $     0.96
                                             =========        =========       =========     ==========
Weighted average shares outstanding:
     Basic...............................       27,019           25,409          (9,186)        43,242
     Diluted.............................       28,159           25,916          (9,574)        44,501

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                             MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                            (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS    COMBINED
                                            -------------    -------------    -----------    ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................................    $ 171,314        $ 330,188        $            $ 501,502
Cost of sales.............................     (128,622)        (223,345)                     (351,967)
                                              ---------        ---------        -------      ---------
     Gross profit.........................       42,692          106,843                       149,535
Selling, general and administrative
  expenses................................      (20,497)         (38,371)         1,583        (57,285)
Engineering expenses......................           --          (13,454)                      (13,454)
Amortization expense......................           --           (4,179)        (1,583)        (5,762)
                                              ---------        ---------        -------      ---------
     Total operating expenses.............      (20,497)         (56,004)            --        (76,501)
                                              ---------        ---------        -------      ---------
     Operating income.....................       22,195           50,839             --         73,034
Other income (expense):
     Interest expense.....................       (2,527)         (14,898)                      (17,425)
     Other income (expense), net..........        3,332              443                         3,775
                                              ---------        ---------        -------      ---------
     Income before income taxes and
       extraordinary item.................       23,000           36,384             --         59,384
Income taxes..............................       (8,010)         (13,826)            --        (21,836)
                                              ---------        ---------        -------      ---------
Income before extraordinary item..........    $  14,990        $  22,558        $    --      $  37,548
                                              =========        =========        =======      =========
Earnings per common share-basic:
     Income before extraordinary item.....    $     .56        $    0.90        $    --      $    0.88
                                              =========        =========        =======      =========
Earnings per common share-diluted:
     Income before extraordinary item.....    $     .54        $    0.88             --      $    0.85
                                              =========        =========        =======      =========
Weighted average shares outstanding:
     Basic................................       26,730           25,007         (9,088)        42,649
     Diluted..............................       27,891           25,733         (9,483)        44,141

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

     The unaudited pro forma condensed combined statements of income are based on the consolidated financial statements of MotivePower and WABCO for the years ended December 31, 1998, 1997 and 1996 and for the six months ended June 30, 1999 and 1998. The unaudited pro forma condensed combined balance sheet is based on the consolidated financial statements of MotivePower and WABCO at June 30, 1999.

     MotivePower and WABCO consolidated financial statements are prepared in conformity with generally accepted accounting principles and require MotivePower and WABCO management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. In the opinion of MotivePower and WABCO, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the results of the periods presented. Actual results are not expected to differ materially from these estimates.

Note 2.  Accounting Policies and Financial Statement Classifications

     The accounting policies of MotivePower and WABCO are substantially comparable. The unaudited pro forma combined condensed statements of income reflect reclassification adjustments to conform to the presentation of amortization expense.

     Certain revenues, costs and other deductions in the consolidated statements of income for MotivePower and WABCO have been reclassified to conform to the line item presentation in the pro forma condensed combined statements of income.

Note 3. Earnings Per Share (as reported), Pro Forma Earnings Per Share and Dividends Per Share

     The MotivePower earnings per share (as reported) have been restated to reflect a three-for-two common stock split in the form of a 50 percent stock dividend effective April 2, 1999.

     The pro forma combined income before extraordinary item per common share is based on income before extraordinary item and the weighted average number of outstanding common shares. Income before extraordinary item per common share - diluted includes the dilutive effect of stock options and restricted stock awards. The pro forma combined weighted average number of outstanding common shares has been adjusted to reflect the exchange ratio of 0.66 shares of WABCO common stock for each share of MotivePower common stock.

     The pro forma combined dividends per share reflect the sum of the dividends paid by MotivePower and WABCO divided by the number of shares that would have been outstanding for the periods, after adjusting the MotivePower shares for the exchange ratio of 0.66 shares of WABCO common stock.

Note 4.  Intercompany Transactions

     Intercompany sales and purchase transactions were not material between the two companies and therefore are not reflected as adjustments to the unaudited pro forma condensed combined financial statements.

Note 5.  Merger-Related and Integration-Related Expenses

     Merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, are estimated to be approximately $20-25 million.

     We estimate that costs of approximately $35-40 million will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions. These expenditures are necessary to reduce costs and operate efficiently. The unaudited pro forma condensed combined financial statements do not reflect the benefits from the expected synergies.

     A one-time merger-related charge of $41 million has been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1999 and is not reflected in the Unaudited Pro Forma Condensed Combined Statements of Income due to its non-recurring nature. The $41 million charge was based on the maximum estimate of the costs of merger-related and integration-related expenses, net of a 37% tax effect.

Note 6.  Other Pro Forma Adjustments

     A pro forma adjustment has been made to reflect the cancellation of MotivePower common stock accounted for as treasury stock and the assumed issuance of WABCO common stock in exchange for all of the outstanding MotivePower common stock based on the exchange ratio of 0.66. The actual number of shares of WABCO common stock to be issued in connection with the merger will be based on the number of shares of MotivePower common stock issued and outstanding at the effective time.

                         OPINIONS OF FINANCIAL ADVISORS

     We each retained our own financial advisor to assist us and our Boards in our consideration of valuation, financial and other matters relating to the merger. MotivePower retained Wasserstein Perella & Co., Inc. as its financial advisor, and WABCO retained Credit Suisse First Boston Corporation as its financial advisor.

OPINION OF MOTIVEPOWER FINANCIAL ADVISOR

     The MotivePower Board retained Wasserstein Perella & Co., Inc. to provide requested investment banking advice and services in connection with a possible business combination between MotivePower and WABCO, including rendering its opinion as to the fairness, from a financial point of view, of the exchange ratio to the MotivePower shareholders. Wasserstein Perella was not requested to recommend the amount of consideration to be received; it was requested to evaluate, among other things, the fairness of the exchange ratio which MotivePower and WABCO negotiated.

     On September 24, 1999, MotivePower and WABCO renegotiated the terms of the merger, including the exchange ratio. On September 26, 1999, Wasserstein Perella orally delivered its opinion to the MotivePower Board, which it later confirmed in a written opinion dated September 26, 1999, to the effect that as of the date of the opinion and based upon specified assumptions, the revised exchange ratio in the renegotiated merger of 0.66 shares of WABCO common stock for each share of MotivePower common stock is fair, from a financial point of view, to the MotivePower shareholders, other than WABCO and its affiliates. Wasserstein Perella also presented to the MotivePower Board the analyses described below. Wasserstein Perella previously had delivered an opinion to the MotivePower Board, which it later confirmed in a written opinion dated June 2, 1999, to the effect that, as of the date of that opinion and based upon specified assumptions, the prior exchange ratio of 1.3 shares of MotivePower common stock for each share of WABCO common stock was fair, from a financial point of view, to MotivePower.

     A COPY OF WASSERSTEIN PERELLA'S SEPTEMBER 26, 1999 OPINION IS ATTACHED AS ANNEX F TO THIS JOINT PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS ARE URGED TO READ THE WASSERSTEIN PERELLA OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY WASSERSTEIN PERELLA IN RENDERING ITS OPINION. REFERENCES TO WASSERSTEIN PERELLA'S OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE SUMMARY OF WASSERSTEIN PERELLA'S OPINION IN THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS ARE QUALIFIED BY REFERENCE TO THE FULL TEXT OF WASSERSTEIN PERELLA'S OPINION. WASSERSTEIN PERELLA'S OPINION ONLY ADDRESSES THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE MOTIVEPOWER SHAREHOLDERS, OTHER THAN WABCO AND ITS AFFILIATES, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. WASSERSTEIN PERELLA'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO SHAREHOLDERS TO VOTE IN FAVOR OF THE MERGER AND SHAREHOLDERS SHOULD NOT RELY UPON IT AS A RECOMMENDATION.

     In arriving at its opinion, Wasserstein Perella reviewed, among other things,

     - the revised merger agreement;

     - certain publicly available business and financial information relating to MotivePower and WABCO which Wasserstein Perella deemed to be relevant;

     - certain internal non-public financial and operating information, including certain budgeted cashflow information and analyses prepared by or on behalf of MotivePower and WABCO and provided orally or in writing by or on behalf of the managements of MotivePower and WABCO to Wasserstein Perella for purposes of its analysis;

     - certain financial and stock market data relating to MotivePower and WABCO, and compared this data with similar data for certain other companies, the securities of which are publicly traded, that Wasserstein Perella deemed to be relevant;

     - the financial terms of the merger, and compared these terms with the financial terms of certain other transactions in the rail supply and service industry which Wasserstein Perella deemed to be relevant to its inquiry; and

     - the potential pro forma impact of the merger.

     Wasserstein Perella had discussions with the managements of MotivePower and WABCO and their representatives about the respective businesses, operations, assets, financial condition and future prospects of MotivePower and WABCO. Wasserstein Perella also performed such studies, analyses and investigations and reviewed other information as it considered appropriate for purposes of arriving at and preparing its opinion.

     In conducting its analysis and arriving at its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all financial and other information that was provided to or discussed with it or was publicly available, and did not assume any responsibility for independently verifying this information. Wasserstein Perella also relied upon the reasonableness and accuracy of the financial information and analyses provided to them and assumed that all financial information and analyses provided by MotivePower and WABCO were prepared in good faith and on bases reflecting the best currently available judgments and estimates of the respective managements of MotivePower and WABCO. Wasserstein Perella did not express any opinion with respect to such financial information and analyses or the assumptions upon which they are based. In addition, Wasserstein Perella did not review any of the books and records of MotivePower or WABCO, except as described above, or assume any responsibility for conducting a physical inspection of the properties or facilities of MotivePower or WABCO, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of MotivePower or WABCO, and Wasserstein Perella was not provided with any such independent valuation or appraisal. Wasserstein Perella noted that the merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and Wasserstein Perella assumed that the merger will qualify as such a reorganization. Wasserstein Perella also assumed that the transactions described in the merger agreement would be consummated on the terms set forth in the merger agreement, without material waiver or modification.

     Wasserstein Perella's opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein Perella on the date of its opinion. In addition, Wasserstein Perella did not express any opinion as to the price or trading range at which the WABCO common stock will trade following the merger.

     Summary and Analysis of the Merger

     During a September 26, 1999 meeting with the MotivePower Board, and supported by materials presented to the MotivePower Board dated September 26, 1999, Wasserstein Perella reviewed with the members of the MotivePower Board certain financial, industry and market information with respect to MotivePower and WABCO, and the procedures used in arriving at, and the analyses underlying, Wasserstein Perella's opinion. The following summary is not a complete description of Wasserstein Perella's opinion or of Wasserstein Perella's analyses relating to its opinion. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analyses or summary description. Shareholders are encouraged to review Wasserstein Perella's opinion in its entirety.

     Wasserstein Perella presented a summary of the material terms of the merger, including:

     - the fact that the merger was a stock-for-stock transaction intended to be a tax-free exchange of common stock;

     - the exchange ratio;

     - the conversion of rights associated with MotivePower common stock into WABCO common stock; and

     - the representation of MotivePower on the WABCO Board by a minority consisting of only four members.

     Analysis of the Exchange Ratio

     Wasserstein Perella performed an analysis of the market trading multiples as of September 24, 1999 for MotivePower and WABCO based on (1) their enterprise values as a multiple of 1999 estimated sales, earnings before interest, taxes, amortization and depreciation ("EBITDA") and earnings before interest and taxes ("EBIT") and (2) their equity values as a multiple of 1999 estimated net income and book value.

     Based on these calculations, Wasserstein Perella noted that (1) the enterprise value market multiples for MotivePower were 1.1x for 1999 estimated sales, 5.6x for 1999 estimated EBITDA and 7.2x for 1999 estimated EBIT; and (2) the equity value market multiples were 9.1x for 1999 estimated net income and 1.6x for 1999 estimated book value. For WABCO, (1) the enterprise value market multiples were 1.3x for 1999 estimated sales, 6.5x for 1999 estimated EBITDA and 8.1x for 1999 estimated EBIT; and (2) the equity value market multiples were 9.8x for 1999 estimated net income, but not measured for 1999 estimated book value.

     Wasserstein Perella analyzed the historical daily ratios and market trading multiples of MotivePower and WABCO as part of its analysis of the fairness of the exchange ratio from a financial point of view to MotivePower. Wasserstein Perella did not determine a range of implied public market equity values for either MotivePower or WABCO based on these analyses.

     Wasserstein Perella noted that the calculation of the exchange ratio, based on the closing price of WABCO common stock on September 24, 1999, implied a consideration of $13.12 per share of MotivePower common stock, a premium of 21% to the closing price of MotivePower common stock on September 24, 1999, a market equity value of $373 million and an enterprise value of $514 million, including a $15 million transaction fee, and would result in a pro forma direct ownership of WABCO following the completion of the merger by the current shareholders of MotivePower of 42.1%, excluding shares of common stock held by WABCO's ESOP, and 37.4% including shares of common stock held by WABCO's ESOP. Wasserstein Perella reviewed the structure of the exchange ratio with the MotivePower Board. Wasserstein Perella also noted that increases or decreases in the price of MotivePower common stock before the completion of the merger would not affect the pro forma percentage ownership of WABCO after the completion of the merger by the current shareholders of MotivePower.

     Adjusted Leveraged Contribution Analysis

     Wasserstein Perella compared the relative contributions of the implied equity value of MotivePower and WABCO to the combined entity based on fiscal year 1999 and fiscal year 2000 estimated net income, EBITDA and EBIT. Based on the median 1999 estimated comparable trading multiples, financial data and implied equity values, MotivePower's relative contributions to net income, EBITDA and EBIT were 39.1%, 42.0% and 41.3%, respectively. These relative contributions implied a respective exchange ratio of 0.59, 0.66 and 0.64, excluding shares of common stock held by WABCO's ESOP, or 0.63, 0.70 and 0.68, including shares of common stock held by WABCO's ESOP.

     Based on the median 2000 estimated comparable trading multiples, financial data and implied equity values, MotivePower's relative contributions to net income, EBITDA and EBIT were 39.2%, 49.1% and

44.8%, respectively. These relative contributions implied a respective exchange ratio of 0.59, 0.90 and 0.74, excluding shares of common stock held by WABCO's ESOP, or 0.62, 0.90 and 0.74, including shares of common stock held by WABCO's ESOP. Wasserstein Perella noted that the exchange ratio was within the foregoing valuation range and that this fact supported a determination that the exchange ratio was fair to the MotivePower shareholders, other than WABCO and its affiliates.

     Pro Forma Transaction Analysis

     Wasserstein Perella analyzed the potential pro forma effect of the merger on earnings per share with respect to the shareholders of MotivePower for fiscal years 2000 through 2002, using the MotivePower management case and the WABCO management case, assuming qualification of the merger for pooling-of-interests accounting treatment and the achievement of the per-year synergy levels estimated by MotivePower and WABCO managements and including the estimated $15 million transaction fee. In addition, Wasserstein Perella performed this pro forma merger analysis using a sensitivity case that modified specific assumptions made by MotivePower's and WABCO's managements in preparing their financial projections, as well as a third analysis using an adjusted base case which excluded certain benefits.

     The base case analysis suggested that, with respect to MotivePower's shareholders, the merger would be dilutive to earnings per share in fiscal years 2000 and 2001, but accretive in fiscal year 2002. The sensitivity case and adjusted base case analyses suggested that, with respect to MotivePower's shareholders, the merger would be dilutive to earnings per share in fiscal years 2000, 2001 and 2002. If the synergies expected to be achieved in the merger are included in these analyses, the base case and sensitivity case analyses suggest that, with respect to MotivePower's shareholders, the merger would be accretive to earnings per share in fiscal years 2000 through 2002. The adjusted base case analysis suggests that, with respect to MotivePower's shareholders, the merger would be dilutive to earnings per share in fiscal year 2000, but accretive in fiscal years 2001 and 2002. The actual results that the combined company achieves may, however, vary from projected results and these variations may be material.

     Selected Rail Supply and Services Company Trading Analysis

     To analyze the relative public market valuations of selected comparable rail supply and services companies, Wasserstein Perella analyzed the stock price performance and operating performance of MotivePower, WABCO, ABC-NACO Inc., Greenbrier Companies, Harmon Industries, Inc., L.B. Foster Co. and Trinity Industries, Inc. Wasserstein Perella calculated market trading multiples for each of these companies based on their (1) enterprise values as a multiple of
(a) LTM sales, EBITDA and EBIT; (b) fiscal year 1999 estimated sales, EBITDA and EBIT; and (c) fiscal year 2000 estimated sales, EBITDA and EBIT; and (2) equity values as a multiple of (a) LTM net income and book value; (b) fiscal year 1999 estimated net income and book value; and (c) fiscal year 2000 estimated net income and book value.

     Based on these calculations, Wasserstein Perella noted that the range of enterprise value market multiples was 0.4x to 0.8x for LTM sales, 4.0x to 18.7x for LTM EBITDA, 5.0x to 16.0x for LTM EBIT, 0.4x to 0.7x for 1999 estimated sales, 4.1x to 9.5x for 1999 estimated EBITDA, 5.1x to 14.9x for 1999 estimated EBIT, 0.4x to 0.6x for 2000 estimated sales, 4.1x to 8.2x for 2000 estimated EBITDA and 5.1x to 11.0x for 2000 estimated EBIT. The overall median was 0.5x for LTM sales, 6.9x for LTM EBITDA, 9.6x for LTM EBIT, 0.6x for 1999 estimated sales, 6.4x for 1999 estimated EBITDA, 8.0x for 1999 estimated EBIT, 0.6x for 2000 estimated sales, 4.4x for 2000 estimated EBITDA and 6.4x for 2000 estimated EBIT.

     The range of equity value market multiples was 7.2x to 19.6x for LTM net income, 0.7x to 2.7x for LTM book value, 7.1x to 22.9x for 1999 estimated net income, 0.7x to 2.4x for 1999 estimated book value, 6.8x to 9.6x for 2000 estimated net income and 0.7x to 1.9x for 2000 estimated book value. The overall median was 11.9x for LTM net income, 1.2x for LTM book value, 10.9x for 1999 estimated net income, 1.1x for 1999 estimated book value, 7.9x for 2000 estimated net income and 1.0x for 2000 estimated book value.

     Wasserstein Perella then calculated the implied enterprise value of each of MotivePower and WABCO based on the preceding overall medians and derived a series of implied exchange ratios. Wasserstein Perella noted that the exchange ratio was within the foregoing valuation range and that this fact supported a determination that the exchange ratio was fair to the MotivePower shareholders, other than WABCO and its affiliates.

     Review of Selected Rail Supply and Services Company Acquisitions

     Wasserstein Perella reviewed certain publicly available financial and other information relating to the following recently announced business combinations in the rail supply and services business: Amsted Industries/Varlen Corp., MotivePower/Young Radiator Company, Trinity Industries, Inc./MCT Holding, WABCO/Rockwell Collins, ABC Rail Products/NACO, Rail Acquisition Corp./Portec Inc., Finmeccanica S.p.A./Union Switch & Signal, WABCO/Vapor Corp., Varlen Corp./Brenco, Trinity Industries, Inc./Transcisco Industries, Inc., Trinity plc/ML Douglas & Schopf Maschinenbau, ABC Rail Products Corp./GE Railcar Wheel & Parts Services Corp., Harmon Industries, Inc./Transportation Division-Servo Corp. of America and Dimeling, Schreiber & Park/VMV Enterprise Inc.

     In conducting its review of each of these transactions, Wasserstein Perella calculated the equity purchase price multiple as a multiple of LTM net income for the calendar year in which the applicable transaction was announced, based on the latest publicly available information as of the date of each such transaction. The range of implied equity purchase price multiples was 9.7x to 33.1x of LTM net income for the calendar year in which the applicable transaction was announced, and the median multiple was 12.3x of LTM net income. Wasserstein Perella also noted that the range of adjusted purchase price multiples was 0.5x to 1.8x of LTM sales, 4.6x to 21.0x of LTM EBITDA and 7.5x to 11.8x of LTM EBIT for the calendar year in which the applicable transaction was announced, and the median multiple for each was, respectively, 0.9x, 7.6x and 8.8x.

     Wasserstein Perella then calculated the implied enterprise value of each of MotivePower and WABCO based on the preceding median multiples and derived a series of implied exchange ratios. Wasserstein Perella noted that the exchange ratio was within the foregoing valuation range and that this fact supported a determination that the exchange ratio was fair to the MotivePower shareholders, other than WABCO and its affiliates.

     Discounted Cash Flow Analysis

     Wasserstein Perella performed discounted cash flow ("DCF") analyses for MotivePower and WABCO using financial projections for fiscal years 1999 through 2004 provided by the respective management of MotivePower and WABCO. MotivePower's and WABCO's respective management each prepared a set of financial projections which were based on each management's base assumptions for future performance. In addition, Wasserstein Perella performed DCF analyses using a sensitivity case that modified specific assumptions made by MotivePower's and WABCO's managements in preparing their financial projections.

     Wasserstein Perella aggregated the present value of the cash flows from 2000 through 2004 with the present value of a range of terminal values. All cash flows were discounted at rates of 11.0%, 12.0% and 13.0%. The terminal values were computed using multiples of 5.0x. 6.0x and 7.0x for fiscal year 2004 EBITDA and perpetuity growth rates of 1.0%, 2.0% and 3.0% for fiscal year 2004 free cash flows ("FCF"). Wasserstein Perella arrived at these discount rates based on its judgment of the weighted average cost of capital of selected publicly-traded rail supply and service companies, and arrived at these terminal values based on its review of the trading characteristics of the common stock of selected publicly-traded rail supply and service companies.

     Wasserstein Perella's base case analyses indicated a range of values for the MotivePower common stock of (1) $13.09 and $18.39 per share with a midpoint of $15.74 per share based on fiscal year 2004 EBITDA of $103.8 million, and (2) $12.88 and $19.36 per share with a midpoint of $16.12 per share based on fiscal year 2004 FCF of $60.3 million. Wasserstein Perella's base case analyses indicated a range of values for WABCO common stock of (1) $14.20 and $24.93 per share with a midpoint of $19.57 per share based on fiscal year 2004 EBITDA of $187.0 million, and (2) $10.81 and $22.19 per share with a midpoint of $16.50 per share based on fiscal year 2004 FCF of $92.1 million.

     Wasserstein Perella's sensitivity case analyses indicated a range of values for the MotivePower common stock of (1) $11.45 and $16.13 per share with a midpoint of $13.79 per share based on fiscal year 2004 EBITDA of $91.5 million, and (2) $11.18 and $16.84 per share with a midpoint of $14.01 per share based on fiscal year 2004 FCF of $52.6 million. Wasserstein Perella's sensitivity case analyses indicated a range of values for WABCO common stock of (1) $12.90 and $23.21 per share with a midpoint of $18.06 per share based on fiscal year 2004 EBITDA of $178.9 million, and (2) $9.59 and $20.49 per share with a midpoint of $15.04 per share based on fiscal year 2004 FCF of $87.7 million.

     Wasserstein Perella also performed a third DCF analysis for MotivePower using the base case, but excluding certain benefits. This analysis indicated a range of values for the MotivePower common stock of (1) $11.13 and $15.77 per share with a midpoint of $13.45 per share based on fiscal year 2004 EBITDA of $91.0 million, and (2) $10.81 and $16.40 per share with a midpoint of $13.61 per share based on fiscal year 2004 FCF of $51.9 million.

     Based on this range of implied share values, Wasserstein Perella noted that the implied share price of MotivePower common stock derived from applying the exchange ratio to the closing price of WABCO common stock on September 24, 1999, was within the foregoing valuation range and that this fact supported a determination that the exchange ratio was fair to the MotivePower shareholders, other than WABCO and its affiliates.

     Premiums Analysis

     Wasserstein Perella reviewed 21 announced transactions from September 1, 1997 through September 26, 1999 involving mergers of publicly-held companies (other than financial services firms) where transaction values were between $400 and $700 million to derive a range of premiums paid over the public trading prices one day, one week and four weeks before the announcement of each transaction. In connection with this analysis, Wasserstein Perella noted, among other things, that (1) the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse, (2) the characteristics of the companies involved were not necessarily comparable to those of MotivePower and WABCO and
(3) premiums fluctuate based on perceived growth, synergies, strategic value, the type of consideration utilized in the transaction, information in the securities markets and other factors.

     Wasserstein Perella's premiums analyses indicated that the medians of premiums paid in the transactions over the public per share trading prices one day, one week and four weeks before the announcement were 24.4%, 30.7% and 29.5%, respectively. Based on this range of implied premiums, Wasserstein Perella noted that the exchange ratio resulted in a premium on the September 24, 1999, closing price of MotivePower common stock that was within the foregoing range of average premiums and that this fact supported a determination that the exchange ratio was fair to the MotivePower shareholders, other than WABCO and its affiliates.

     Summary

     The preceding summary is not a complete description of the analyses performed by Wasserstein Perella or its presentations to the MotivePower Board. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying its analyses set forth in its opinion. In performing its analyses, Wasserstein Perella made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of MotivePower and WABCO. Any estimates incorporated in the analyses performed by Wasserstein Perella are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which rail supply and services companies may be sold. Since these estimates are inherently subject to uncertainty, Wasserstein Perella does not assume any responsibility for their accuracy. No company analyzed for comparative purposes is identical to MotivePower or WABCO. Accordingly, an analysis of comparative companies and comparative business combinations is not simply mathematical, but rather involves complex considerations and judgments concerning financial and operating characteristics of the companies involved and other factors that affect value.

     In addition to the analyses outlined above, Wasserstein Perella performed other valuation analyses which it deemed appropriate in determining the fairness of the exchange ratio from a financial point of view to the MotivePower shareholders, other than WABCO and its affiliates. Wasserstein Perella concluded that, in its judgment, including the full range of its analyses described above, the exchange ratio is fair, from a financial point of view, to the MotivePower shareholders, other than WABCO and its affiliates.

     Wasserstein Perella is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The MotivePower Board selected Wasserstein Perella as its financial advisor because Wasserstein Perella is an internationally recognized investment banking firm, and members of Wasserstein Perella have substantial experience in transactions such as the merger and in the valuation of companies.

     MotivePower agreed to pay Wasserstein Perella (1) a monthly financial advisory fee of $20,000 as of April 14, 1999 through the date of either the termination or successful consummation of the merger and (2) a fee of $5.26 million contingent upon the successful consummation of the merger, against which the monthly financial advisory fee will be credited. In addition, MotivePower agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of counsel, whether or not the merger is consummated. MotivePower also has agreed to indemnify Wasserstein Perella and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. In the past, Wasserstein Perella has provided financial advisory services to MotivePower and received compensation for its services.

     In the ordinary course of its business, Wasserstein Perella may actively trade the securities of WABCO and, before completion of the merger, MotivePower for the accounts of Wasserstein Perella and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF WABCO FINANCIAL ADVISOR

     CSFB has acted as financial advisor to WABCO in connection with the merger. WABCO selected CSFB based on CSFB's experience, expertise and familiarity with WABCO and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     At meetings of the WABCO Board on May 18, 1999 and June 1, 1999, representatives of CSFB made presentations regarding the valuation analyses performed by it in connection with the original merger agreement. CSFB rendered its written opinion, dated June 2, 1999, with respect to the original merger agreement, that the exchange ratio was fair from a financial point of view to the WABCO shareholders. At a meeting of the WABCO Board on September 26, 1999, representatives of CSFB made a presentation regarding the valuation analyses performed by it in connection with the transaction contemplated by the revised merger agreement, and orally delivered its opinion, subsequently delivered in writing, that, as of September 26, 1999 and based upon and subject to the matters set forth in that opinion, the exchange ratio was fair from a financial point of view to WABCO. CSFB has consented to the inclusion of the CSFB opinion as Annex G to this joint proxy statement/prospectus.

     WE HAVE ATTACHED THE FULL TEXT OF THE SEPTEMBER 26, 1999 CSFB OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN AS ANNEX G TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE CSFB OPINION IS DIRECTED TO THE WABCO BOARD AND RELATES ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO WABCO,

DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY WABCO SHAREHOLDER AS TO WHETHER SUCH WABCO SHAREHOLDER SHOULD APPROVE THE MERGER. THIS SECTION INCLUDES ONLY A SUMMARY OF THE CSFB OPINION AND, AS A SUMMARY, IT IS NOT A SUBSTITUTE FOR THE FULL TEXT OF THE OPINION. WE URGE THE WABCO SHAREHOLDERS TO READ THE CSFB OPINION IN ITS ENTIRETY.

     In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to WABCO and MotivePower, as well as the merger agreement. CSFB also reviewed certain other information, including financial forecasts and estimates of the cost savings and other potential synergies anticipated to result from the merger, provided to it by WABCO and MotivePower, and met with the managements of WABCO and MotivePower to discuss the business and prospects of WABCO and MotivePower. CSFB also relied upon the views of WABCO's and MotivePower's managements concerning the business, operational and strategic benefits and implications of the merger.

     CSFB also considered certain financial and stock market data of WABCO and MotivePower and compared that data with similar data for other publicly held companies in businesses similar to that of WABCO and MotivePower. CSFB also considered the financial terms of certain other business combinations and other transactions that have recently been effected. CSFB also considered such other information, financial studies, analyses, and investigations and financial, economic and market criteria as CSFB deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of WABCO and MotivePower as to the future financial performance of their respective companies and as to the cost savings and other potential synergies anticipated to result from the merger. In addition, CSFB was not requested to make and did not make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of WABCO or MotivePower, nor was CSFB furnished with any such evaluation or appraisal. Furthermore, CSFB assumed that the merger will qualify for pooling of interests accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     CSFB was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of WABCO.

     CSFB necessarily based its opinion upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the CSFB opinion. CSFB did not express any opinion as to what the actual value of WABCO common stock will be when issued to shareholders of MotivePower pursuant to the merger or the prices at which such shares of WABCO common stock will trade subsequent to the merger.

     In preparing the CSFB opinion, CSFB performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying those analyses and the CSFB opinion. In its analyses, CSFB made numerous assumptions with respect to WABCO, MotivePower, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of WABCO and MotivePower.

     The following is a summary of the material analyses and methodologies used by CSFB to render its fairness opinion.

     Valuation Analyses Used to Derive Implied Exchange Ratios

     CSFB prepared separate valuations of WABCO and MotivePower both excluding and including the impact of synergies resulting from the merger. In determining valuation, CSFB used the following methodologies: Discounted Cash Flow Analysis, Comparable Companies Analysis, Comparable Acquisitions Analysis, Contribution Analysis and Historical Exchange Ratio Analysis. Each of these methodologies was used to generate an implied exchange ratio reference range. CSFB has also analyzed the potential pro forma effect of the merger on earnings per share. These various valuation analyses are summarized below.

     The valuation methodologies noted above and the implied exchange ratio ranges derived therefrom are described below. In applying the various valuation methodologies to the particular businesses, operations and prospects of WABCO and MotivePower, and the particular circumstances of the merger, CSFB made qualitative judgments as to the significance and relevance of each analysis. Moreover, no company, transaction or business used in the analyses as a comparison is identical to WABCO or MotivePower or the merger, nor is an evaluation of the results of the analyses entirely mathematical. Rather, those analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments, or transactions being analyzed. The estimates contained in those analyses and the ranges of valuations and implied exchange ratios resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, those analyses and estimates are inherently subject to substantial uncertainty. CSFB's financial analyses were only one of many factors the WABCO Board considered in its evaluation of the merger and should not be viewed as determinative of the views of the WABCO Board or management with respect to the exchange ratio or the merger. ACCORDINGLY, THE METHODOLOGIES AND THE IMPLIED EXCHANGE RATIOS DERIVED THEREFROM DESCRIBED BELOW MUST BE CONSIDERED AS A WHOLE AND IN THE CONTEXT OF THE NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE ASSUMPTIONS UNDERLYING THESE ANALYSES. CONSIDERING THE IMPLIED EXCHANGE RATIOS SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE ASSUMPTIONS UNDERLYING THESE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF THE PROCESS UNDERLYING, AND CONCLUSIONS REPRESENTED BY, CSFB'S OPINION.

     Discounted Cash Flow Analysis

     WABCO Discounted Cash Flow Analysis. CSFB performed discounted cash flow ("DCF") analyses of WABCO by calculating the present value of the sum of a ten-year stream of unlevered free cash flows and a 2008 terminal value. CSFB's analysis was based on two cases of WABCO management's projections for the years 1999 through 2001, the base case and a more conservative alternative case, and an extension of those forecasts through 2008, developed on the basis of projected growth rates. CSFB utilized a ten year forecast to perform the DCF analysis in order to reflect the general business cycles. For both cases, CSFB applied multiples which were based on companies and transactions in WABCO's industry segments of EBITDA that ranged from 6.0 to 7.0 and discount rates, based on the weighted average cost of capital for WABCO's industry segments, of 9.0% to 9.5%.

     MotivePower Discounted Cash Flow Analysis. CSFB performed DCF analyses of MotivePower by calculating the present value of the sum of a ten-year stream of unlevered free cash flows and a 2008 terminal value. MotivePower's analysis was based on two cases of MotivePower managements' projections for the year 1999, the base case and a more conservative alternative case, and an extension of those forecasts through 2008, developed by WABCO management on the basis of projected growth rates. CSFB utilized a ten year forecast to perform the DCF analysis in order to reflect the general business cycles. For both cases, CSFB applied multiples which were based on companies and transactions in MotivePower's industry segments of EBITDA that ranged from 6.0 to 7.0 and discount rates of 9.0% to 9.5%, based on the weighted average cost of capital for MotivePower's industry segments.

     Based on the foregoing, the DCF analysis for WABCO and MotivePower excluding the impact of synergies resulted in an implied exchange ratio reference range of 0.46 to 0.63. Including the impact of synergies, the DCF analysis resulted in an implied exchange ratio reference range of 0.67 to 0.85.

     Comparable Companies Analysis

     CSFB compared certain financial information for WABCO and MotivePower businesses to that of selected public companies, all of which CSFB selected because, among other reasons, each serves markets generally similar to markets WABCO and MotivePower serve, each had a meaningful number of published earnings estimates, and each is considered to be reasonably comparable to the respective WABCO and MotivePower business segments. CSFB considered the companies set forth in the table below.

                               SELECTED COMPANIES

    COMPONENTS                                                              CAR BUILDERS
    Westinghouse Air Brake Company                                          Greenbrier Companies
    ABC-NACO                                                                Transportation Technologies
    Harmon Industries                                                       Trinity Industries
    MotivePower Industries

     CSFB compared the enterprise values, for purposes of this analysis, the sum of market equity value and net debt, of the selected companies as multiples of estimated fiscal 1999 and 2000 EBITDA and EBIT. CSFB based estimated financial data for the selected companies on estimates of equity research analysts. Based on these analyses, CSFB derived a range of enterprise values as multiples of 1999 and 2000 estimated EBITDA of 6.0 to 7.0 and 5.5 to 6.5, respectively, and a range of enterprise values as multiples of 1999 and 2000 estimated EBIT of 8.0 to 10.0 and 7.0 to 8.0, respectively. These ranges were derived from the selected components companies, as CSFB determined that the business characteristics of the selected car builders were less comparable to WABCO and MotivePower.

     CSFB then applied these multiples to the 1999 and 2000 management estimates for EBITDA and EBIT for each of WABCO and MotivePower. CSFB's analysis resulted in an implied exchange ratio reference range of 0.48 to 0.80.

     Comparable Acquisitions Analysis

     CSFB analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in selected merger and acquisition transactions in the rail, automotive and other electronic control and instrumentation segments, all of which CSFB considered to be reasonably comparable to the respective WABCO and MotivePower business segments. CSFB selected the acquisition transactions, among other reasons, because the target of each transaction served markets generally similar to markets WABCO and MotivePower serve. CSFB considered rail, automotive and other electronic control and instrumentation transactions, including those transactions set forth in the table below.

                  ACQUIROR COMPANY                    TARGET COMPANY
Rail              Amsted Industries.................  Varlen Corporation
                  ABC Rail Products Corp............  Naco Inc.
                  Varlen Corporation................  Brenco Inc.
                  Trinity Industries Inc............  Transcisco Industries, Inc.

Automotive        Dura Automotive...................  Adwest Automotive plc
(Mid-market)      Dura Automotive...................  Excel Industries
                  Borg-Warner Automotive............  Kuhlman Corporation
                  Stoneridge, Inc...................  Hi-Stat Manufacturing
                  Meritor Automotive................  LucasVarity Heavy Duty Brakes
                  Hayes Lemmerz.....................  CMI International

Other Electronic  EG&G Inc..........................  Perkin-Elmer Instrumentation
Control and       JF Lehman.........................  Special Devices
Instrumentation   Dura Automotive...................  Trident Automotive
                  Breed Technologies................  AlliedSignal

     CSFB compared enterprise values for the selected acquisitions as multiples of revenues, EBITDA and EBIT. CSFB based all multiples on historical financial information available at the time of the announcement of the selected acquisitions. The table below sets forth the median, mean, high and low multiples for the selected acquisitions.

                                MULTIPLE RANGES

                                                              LOW    HIGH    MEAN    MEDIAN
                                                              ---    ----    ----    ------
Revenues....................................................  0.4     2.3    1.1       1.0
EBITDA......................................................  5.8    11.5    8.0       7.6
EBIT........................................................  8.1    14.9   11.2      10.9

     CSFB applied selected ranges of multiples based on these multiples to 1999 estimated revenues, EBITDA and EBIT for each of WABCO and MotivePower. CSFB's analysis resulted in an implied exchange ratio range of 0.50 to 0.71.

     Contribution Analysis

     CSFB analyzed the relative contributions of WABCO and MotivePower to the estimated revenues, EBITDA, EBIT and net income of the pro forma combined company for fiscal years 1999 and 2000. This analysis indicated that based on the WABCO base case and the MotivePower base case and without consideration of potential synergies, WABCO's and MotivePower's contributions would be as set forth in the following table:

                                           WABCO    MPO
                                           -----    ---
1999 estimated        Revenues              64%     36%
1999 estimated        EBITDA                67%     33%
1999 estimated        EBIT                  67%     33%
1999 estimated        Net Income            61%     39%
2000 estimated        Revenues              63%     37%
2000 estimated        EBITDA                67%     33%
2000 estimated        EBIT                  67%     33%
2000 estimated        Net Income            62%     38%

     In summary, CSFB's analysis resulted in an implied exchange ratio range of
0.60 to 0.70.

     Historical Exchange Ratio Analysis

     CSFB compared the historical stock prices of WABCO and MotivePower over various periods and derived the implied exchange ratios from those prices. Based on the average exchange ratios over periods ranging from 30 days to two years, ending on September 24, 1999 as well as on that date, the implied exchange ratio range was 0.55 to 0.82.

     Pro Forma Transaction Analysis

     CSFB analyzed the potential pro forma effect of the merger on earnings per share with respect to the shareholders of WABCO for the fiscal years 1999 through 2001, using the WABCO base case and the MotivePower base case, assuming qualification of the merger for pooling of interests accounting treatment and the achievement of the per-year synergy levels estimated by WABCO and MotivePower managements. This analysis suggested that, with respect to WABCO's shareholders, the merger would be dilutive to earnings per share in fiscal years 1999 and 2000 and accretive to earnings per share in fiscal year 2001. The actual results that the combined company achieves may, however, vary from projected results and these variations may be material.

     Miscellaneous

     Pursuant to the terms of CSFB's engagement, WABCO has agreed to pay CSFB a fee of $4,700,000, $150,000 of which was payable upon CSFB's engagement and the remainder of which will be payable upon consummation of the merger. WABCO will also reimburse CSFB for certain out-of-pocket expenses incurred by CSFB in connection with its services to WABCO, including fees and expenses of legal counsel. WABCO has agreed to indemnify CSFB, its affiliates, the respective directors, officers, partners, agents and employees of CSFB and its affiliates, and each person, if any, controlling CSFB or any of its affiliates, against certain liabilities, including liabilities under the federal securities laws.

     CSFB has in the past performed certain investment banking services for WABCO, for which CSFB has received customary fees. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of WABCO and MotivePower for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of September 26, 1999, CSFB owned approximately 3,300,311 shares of MotivePower common stock.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the WABCO Board and the MotivePower Board with respect to the revised merger agreement and the revised merger, shareholders should be aware that certain members of the WABCO Board and the MotivePower Board and certain members of the management of WABCO and MotivePower have interests in the merger that may be different from, or in addition to, the interests of the other shareholders of WABCO and MotivePower generally.

BOARD OF DIRECTORS

     As of the closing, the board of directors of the combined company will consist of the eight WABCO directors currently on WABCO's board of directors and four directors currently on MotivePower's board, Gilbert E. Carmichael, Lee B. Foster II, James P. Miscoll and Nicholas J. Stanley. See "The Merger
Agreement -- WABCO Board and Related Matters" on page I-71.

     Those shareholders comprising the active original management owners of WABCO are parties to an amended voting trust agreement which provides for, among other matters, the WABCO common stock subject to the amended voting trust agreement to be voted as one block and restrictions on the sale or transfer of such stock subject to the voting trust.

     A stockholders agreement exists among the voting trust, Vestar Equity Partners, L.P. ("Vestar"), Harvard Private Capital Holdings, Inc. ("Harvard"), American Industrial Partners Capital Fund II, L.P. ("AIP") and

WABCO pursuant to which Vestar, Harvard, AIP and the voting trust have agreed, among other matters, upon the composition of the board of directors of WABCO as described below. Provisions of WABCO's by-laws reiterate the provisions of the stockholders agreement.

     As of October 8, 1999 (i) Vestar owned 2,400,000 shares (or approximately 7% of the outstanding shares) of WABCO common stock and Vestar Capital Partners, Inc., an affiliate of Vestar, owned an additional 40,000 shares of WABCO common stock, (ii) Harvard owned 2,401,000 shares (or approximately 7% of the outstanding shares) of WABCO common stock, (iii) AIP owned 900,000 shares (or approximately 3% of the outstanding shares) of WABCO common stock and (iv) 2,837,169 shares (or approximately 8% of the outstanding shares) of WABCO common stock were subject to the voting trust.

     Mr. James P. Kelley is affiliated with Vestar Capital Partners, Inc. and Vestar Equity Partners, L.P. and serves as a director of WABCO and, subject to the provisions of the stockholders agreement and WABCO's by-laws described below, will continue to serve as a director of WABCO following the merger. Mr. Kim G. Davis is a Managing Director and Co-founder of Charlesbank Capital Partners, LLC (which serves as investment advisor to Harvard) and serves as a director of WABCO and, subject to the provisions of the stockholders agreement and WABCO's by-laws described below, will continue to serve as a director of WABCO following the merger.

     Subject to the limitations described below, WABCO's by-laws provide that the board of directors of WABCO shall consist of such number of persons as is determined from time to time by the affirmative vote of a majority of the directors then in office. WABCO's by-laws and the stockholders agreement effectively require the nominating committee of WABCO's Board to nominate the following persons for election to the Board so that the Board shall be comprised of the following: (i) the Chief Executive Officer of WABCO; (ii) another executive officer of WABCO; (iii) at least three individuals who are not employees of WABCO or any of its subsidiaries; (iv) one individual designated by Vestar (so long as Vestar and its affiliates own at least 50% of the shares of WABCO common stock beneficially owned by Vestar on March 31, 1997); (v) one individual designated by Mr. Kassling (so long as Mr. Kassling and his affiliates own at least 50% of the shares of WABCO common stock beneficially owned by Mr. Kassling on March 31, 1997); (vi) one individual designated by Harvard (so long as Harvard and its affiliates own at least 50% of the shares of WABCO common stock beneficially owned by Harvard on March 31, 1997); and (vii) Emilio A. Fernandez (so long as (x) Mr. Fernandez is able and willing to serve and (y) Mr. Fernandez and his affiliates own at least 50% of the shares of WABCO common stock delivered by WABCO pursuant to the asset purchase agreement pursuant to which WABCO acquired Pulse Electronics, Incorporated).

     Except with respect to Mr. Fernandez, in the event of a vacancy on the WABCO Board caused by the death, resignation or removal of a director prior to the fulfillment of his term, the party or other person or entity, if any, originally designating such director shall, so long as its or his right to designate such director is applicable, designate an individual to serve as a successor director. The death, resignation or removal of Mr. Fernandez as a director shall terminate his right to serve on the WABCO Board.

     Each of the voting trust, Vestar, Harvard, AIP, Mr. Kassling and Mr. Fernandez is required to vote all of the shares of WABCO common stock and any other voting securities of WABCO from time to time held by it or him in favor of, and each of the voting trust, Harvard, Vestar, AIP, Mr. Kassling and Mr. Fernandez shall cause any shares of WABCO common stock or other voting securities of WABCO as to which it or he from time to time has the right to direct the vote to be voted in favor of, and to take any other appropriate steps to cause, the election to the WABCO Board of individuals designated by Vestar, Harvard, and/or Mr. Kassling and, in the case of Mr. Fernandez, the Chairman of the Board, and nominated by the Nominating Committee. For this purpose, Mr. Kassling shall not be deemed to control any shares of WABCO common stock held by the WABCO ESOP.

ADVISORY AGREEMENTS

     In connection with the merger, WABCO entered into agreements with Vestar Capital Partners Inc. (an affiliate of Vestar) and Charlesbank Capital Partners, LLC (which acts as the investment advisor to Harvard) providing for the payment by WABCO to Vestar of a fee of $1,400,000 and to Charlesbank of a fee of

$250,000 for their respective assistance in the evaluation, negotiation and consummation of the merger. Both agreements were approved by a disinterested majority of the WABCO Board.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     WABCO has agreed to indemnify, to the extent provided under MotivePower's charter and by-laws in effect on September 26, 1999, the individuals who on or before the closing were officers or directors of MotivePower or its subsidiaries with respect to all acts or omissions before the closing by these individuals in these capacities. WABCO has also agreed to provide, for six years after the closing, a directors' and officers' liability insurance and indemnification policy that provides MotivePower's officers and directors in office immediately prior to the closing coverage substantially equivalent to MotivePower's policy in effect on September 26, 1999. See "The Merger Agreement -- Covenants -- Indemnification and Insurance of MotivePower Directors and Officers" on page I-73.

STOCK OPTIONS, STOCK APPRECIATION RIGHTS, RESTRICTED STOCK AND STOCK ACCOUNT UNDER DEFERRED COMPENSATION PLAN

     MotivePower Stock Options and Stock Appreciation Rights. At the effective time, each outstanding option and stock appreciation right granted by MotivePower to purchase or acquire shares of MotivePower common stock will be assumed by WABCO and will, after the effective time, constitute an option to acquire, on the same terms and subject to the same conditions as applied to the MotivePower stock option or stock appreciation right prior to the effective time, the number, rounded down to the nearest whole number, of shares of WABCO common stock determined by multiplying:

     - the number of shares of MotivePower common stock subject to the option or stock appreciation right immediately before the effective time by

     - the exchange ratio.

     The exercise price of each outstanding option will be a price per share of WABCO common stock, rounded up to the nearest cent, equal to:

     - the per share exercise price for MotivePower common stock that otherwise could have been purchased under the MotivePower stock option divided by

     - the exchange ratio.

     In addition, the MotivePower common stock account under the MotivePower Deferred Compensation Plan will be converted into an account representing the number of shares of WABCO common stock, rounded down to the nearest whole number, determined by multiplying the number of shares of MotivePower common stock subject to such account immediately prior to the effective time by the exchange ratio.

     The merger has also affected and will also affect the stock options, shares of restricted stock and stock appreciation rights granted to MotivePower employees, including MotivePower executive officers, as follows:

     - Options granted to MotivePower employees, including MotivePower executive officers, that were not exercisable at the time that the MotivePower shareholders approved the original merger agreement became exercisable at that time.

     - Restrictions on shares of restricted stock granted by MotivePower to Messrs. Pope and Wolf that had not lapsed prior to the time that the MotivePower shareholders approved the original merger agreement lapsed at that time. The numbers of shares of restricted stock held by Messrs. Pope and Wolf with respect to which restrictions lapsed as a result of the MotivePower shareholders having approved the original merger agreement were 37,500 and 75,000 respectively.

     - Stock appreciation rights granted to Mr. Wolf that are not exercisable prior to the effective time of the revised merger will become exercisable for shares of MotivePower common stock immediately prior to the effective time of the revised merger. The aggregate market value of the shares of MotivePower common stock issuable upon the exercise of these stock appreciation rights is $303,750.

     Options granted to nonemployee directors of MotivePower that are not exercisable prior to the effective time will become exercisable immediately prior to the effective time if approval of the revised merger agreement and the revised merger by the MotivePower shareholders is obtained. The nonemployee directors of MotivePower will be entitled to exercise these options until the effective time, and any options not exercised prior to that time will terminate.

     The following table shows the options to purchase shares of MotivePower common stock that became or will become exercisable as a result of shareholder approval of the original merger and, if received, the revised merger held by each of the executive officers and each of the non-employee directors of MotivePower, assuming the revised merger is effective November 19, 1999. All references in the table and elsewhere in this joint proxy statement/prospectus to shares that may be purchased upon the exercise of MotivePower stock options and their exercise price per share and to shares of restricted stock and stock appreciation rights granted by MotivePower reflect the three-for-two split of the shares of MotivePower common stock effective April 2, 1999.

                          OPTIONS BECOMING EXERCISABLE
                           AS A RESULT OF THE MERGER

                                                                       NUMBER OF
                                                                       SHARES OF
                                                       DATE OF        MOTIVEPOWER       EXERCISE
NAME AND PRINCIPAL POSITION                             GRANT        COMMON STOCK       PRICE ($)
---------------------------                            -------       ------------       ---------
Executive Officers
John C. Pope
  Chairman of the Board                                      --              --               --
-------------------------------------------------------------------------------------------------
Michael A. Wolf
  President, Chief Executive Officer and Director       5/13/96         180,000          $  5.19
-------------------------------------------------------------------------------------------------
Joseph S. Crawford, Jr.                                 4/10/96          18,750          $  3.33
  Executive Vice President and Chief Operating          2/10/97          37,500          $  7.17
     Officer                                            8/27/98          22,500          $ 15.94
-------------------------------------------------------------------------------------------------
William F. Fabrizio                                    10/29/96          56,250          $  5.17
  Senior Vice President and Chief Financial             2/10/97          18,750          $  7.17
     Officer
-------------------------------------------------------------------------------------------------
David L. Bonvenuto                                      11/6/97           5,625          $ 16.77
  Vice President, Controller and Principal               9/8/98          11,250          $ 15.44
     Accounting Officer
-------------------------------------------------------------------------------------------------
Jeannette Fisher-Garber                                10/29/96          18,750          $  5.17
  Vice President, General Counsel and Secretary         2/10/97           3,750          $  7.17
-------------------------------------------------------------------------------------------------
Thomas P. Lyons                                         4/10/96             937          $  3.33
  Vice President and Treasurer                          2/10/97           7,500          $  7.17
-------------------------------------------------------------------------------------------------
Jeffrey A. Plut                                         2/10/97           3,750          $  7.17
  Vice President, Corporate Development                 11/6/97          11,250          $ 16.77
                                                        8/27/98           5,625          $ 15.94
-------------------------------------------------------------------------------------------------
Scott E. Wahlstrom                                      4/10/96           3,750          $  3.33
  Vice President, Human Resources and                   2/10/97           7,500          $  7.17
     Administration
-------------------------------------------------------------------------------------------------
Timothy R. Wesley                                       4/10/96           1,875          $  3.33
  Vice President, Investor and Public Relations         2/10/97           7,500          $  7.17
-------------------------------------------------------------------------------------------------

                                                                       NUMBER OF
                                                                       SHARES OF
                                                       DATE OF        MOTIVEPOWER       EXERCISE
NAME AND PRINCIPAL POSITION                             GRANT        COMMON STOCK       PRICE ($)
---------------------------                            -------       ------------       ---------
Nonemployee Directors
Gilbert E. Carmichael                                    4/1/97           6,000          $ 3.625
  Director and Vice Chairman                             1/2/98           2,000          $ 16.22
                                                         1/4/99           3,000          $20.875
-------------------------------------------------------------------------------------------------
Ernesto Fernandez Hurtado                              12/19/96           6,000          $2.4167
  Director                                               1/2/97             750          $5.2917
                                                         1/2/98           2,000          $ 16.22
                                                         1/4/99           3,000          $20.875
-------------------------------------------------------------------------------------------------
James P. Miscoll                                         1/2/97             750          $5.2917
  Director                                               1/2/98           2,000          $ 16.22
                                                         1/4/99           3,000          $20.875
-------------------------------------------------------------------------------------------------
Lee B. Foster II                                         1/2/97             750          $5.2917
  Director                                               1/2/98           2,000          $ 16.22
                                                         1/4/99           3,000          $20.875
-------------------------------------------------------------------------------------------------
Nicholas J. Stanley                                      1/2/97             750          $5.2917
  Director                                               1/2/98           2,000          $ 16.22
                                                         1/4/99           3,000          $20.875
-------------------------------------------------------------------------------------------------

     WABCO Stock Options, Restricted Stock and Stock Appreciation Rights. The merger will not materially affect options granted to WABCO employees, including executive officers, or non-employee directors of WABCO. Each outstanding option granted by WABCO to purchase shares of WABCO common stock will, after the effective time, continue to be an option to purchase the same number of shares of WABCO common stock at the same exercise price per share.

     WABCO also has performance-based options outstanding to some management employees. The performance targets are based upon fully-diluted earnings per share of WABCO. It is our present intention to continue to measure the vesting of these performance options by the earnings per share of the WABCO businesses as calculated prior to the merger. These arrangements will be administered in accordance with the past practices and interpretations of the WABCO Board and Compensation Committee. Any question regarding the past practices and interpretations of the WABCO Board and the WABCO Compensation Committee and the application of these past practices and interpretations to the facts and circumstances in a given case after the merger will be referred to the Compensation Committee of the combined company for a final decision. This decision may not be inconsistent with the intention of the merger agreement and the merger.

     Other WABCO Stock Plans. The WABCO 1998 Employee Stock Purchase Plan was suspended effective immediately following the purchase period under that plan ending June 30, 1999. WABCO anticipates that it will reinstitute the plan after the merger.

     We anticipate that the WABCO 1997 Executive Retirement Plan will continue in effect for eligible employees.

EMPLOYMENT AGREEMENTS

     John C. Pope. John C. Pope serves as Chairman of the Board of MotivePower pursuant to the terms of an employment agreement between Mr. Pope and MotivePower. Mr. Pope will not be employed by WABCO following the merger. Under the agreement, Mr. Pope is entitled to a base salary of $350,000 per year, which may be increased from time to time and which currently is $372,000. The agreement also provides for secretarial assistance for Mr. Pope for a maximum of 25 hours per week, the provision of office equipment not to exceed $10,000 and medical and dental benefits. Mr. Pope is required to devote not more than an average of three days per week to the business and affairs of MotivePower. The agreement further provides for the grant of 450,000 stock appreciation rights. A maximum value was fixed for these rights at $4.60 per right in connection with the grant to Mr. Pope of options to purchase 450,000 shares of MotivePower common stock. These rights were exercised and the resulting amount was deferred into the MotivePower common stock account under MotivePower's Deferred Compensation Plan. In addition, the agreement provides for the grant of 75,000 shares of restricted stock. The restrictions on one-half of these shares of restricted stock lapsed prior to the time that the MotivePower shareholders approved the original merger agreement and the restrictions on the remaining shares of restricted stock lapsed pursuant to MotivePower's Stock Incentive Plan at the time that the MotivePower shareholders approved the original merger agreement. If the original merger agreement had not been approved, these restrictions would have lapsed upon the earliest of (1) January 1, 2007 so long as Mr. Pope is employed by MotivePower on that date, (2) the occurrence of a change in control of MotivePower, (3) Mr. Pope's termination of employment due to death or disability or (4) Mr. Pope's termination of employment by MotivePower other than for cause.

     The initial term of Mr. Pope's employment agreement was two years and is subject to annual automatic one-year extensions, unless notice of the automatic extension provision is terminated by MotivePower. Currently, the term of the agreement ends on January 2, 2000. Upon consummation of the merger and termination of his employment, Mr. Pope will be entitled, in lieu of any further salary and bonus payments and in addition to the restricted stock and stock options, which restrictions lapsed and which options became exercisable as described above, to the following payments and benefits:

     - a lump sum payment equal to two times the sum of the following amounts: the amount of Mr. Pope's annual base salary, at the rate in effect immediately preceding the effective time of the merger, and the amount of Mr. Pope's annual bonus received for the year prior to the effective time of the merger, or the amount of Mr. Pope's target bonus for such year, whichever is greater;

     - for a period of two years after the effective time of the merger, health insurance substantially similar to that provided to Mr. Pope during his employment, secretarial assistance for a maximum of 25 hours per week and reimbursement for reasonable computer support, telephone, postage and other out-of-pocket expenses incurred by Mr. Pope in connection with the operation of his office; and

     - if any payment or benefit received or to be received by Mr. Pope in connection with the merger or the termination of his employment is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, MotivePower will reimburse Mr. Pope in an amount such that Mr. Pope receives actual payments or benefits in an amount not less than that which he would have received if no obligation for the excise tax, or any additional tax on tax reimbursements received including income tax, had arisen.

     Michael A. Wolf. Michael A. Wolf serves as President and Chief Executive Officer of MotivePower pursuant to the terms of an employment agreement between Mr. Wolf and MotivePower. Mr. Wolf will not be employed by WABCO following the merger. Under the agreement, Mr. Wolf is entitled to a base salary of $475,000 per year, which amount was $398,000 prior to an amendment to the employment agreement dated May 13, 1999, and a bonus under MotivePower's Executive Incentive Plan. The agreement also provides for participation in a deferred compensation plan and participation in all perquisites and health and welfare benefits consistent with MotivePower's policies for other executive personnel. In addition, the agreement provides for a term life insurance policy on the life of Mr. Wolf having a death benefit of up to $1,000,000.

     In addition, MotivePower granted to Mr. Wolf 150,000 shares of restricted stock pursuant to the agreement. The restrictions on 75,000 of these shares lapsed on June 30, 1999. The restrictions on the remaining 75,000 shares lapsed pursuant to MotivePower's Stock Incentive Plan at the time that the MotivePower shareholders approved the original merger agreement. If the original merger agreement had not been approved, these restrictions would have lapsed upon the earliest of (1) June 30, 2000 so long as Mr. Wolf is employed by MotivePower on that date, (2) the occurrence of a change in control of MotivePower, (3) Mr. Wolf's termination of employment due to death or disability or (4) Mr. Wolf's termination of employment by MotivePower other than for cause. Also pursuant to the agreement,

MotivePower granted to Mr. Wolf 600,000 stock appreciation rights. A maximum value was fixed for these rights at $1.69 per right in connection with the grant to Mr. Wolf of options to purchase 600,000 shares of MotivePower common stock. As of the date of this joint proxy statement/prospectus 420,000 of the rights have been exercised and the resulting amounts were deferred into the MotivePower common stock account under MotivePower's Deferred Compensation Plan, and 180,000 of the rights become exercisable for shares of MotivePower common stock immediately prior to the effective time if the merger is consummated. If the merger is not consummated, these rights become exercisable for shares of MotivePower common stock on July 1, 2000, provided that Mr. Wolf has not voluntarily terminated his employment before then, or if earlier, immediately prior to a change in control of MotivePower, upon Mr. Wolf's termination of employment due to death or disability or Mr. Wolf's termination of employment by MotivePower other than for cause.

     The initial term of Mr. Wolf's employment agreement was 24 months and was subject to monthly automatic one-month extensions through June 30, 1999, so that there remained a 24-month term at all times through June 30, 1999. Thereafter, the term of the agreement expires on July 1, 2001. Upon consummation of the merger and termination of Mr. Wolf's employment, or if MotivePower terminates Mr. Wolf's employment in contemplation of or within 90 days prior to the effective time of the merger, Mr. Wolf will be entitled, in lieu of any further salary and bonus payments and in addition to the restricted stock and stock options, which restrictions lapsed and which options became exercisable as described above, to the following payments and benefits:

     - a lump sum payment equal to three times, two times prior to the amendment to the employment agreement dated May 13, 1999, the sum of the following amounts: the amount of Mr. Wolf's annual base salary, at the rate in effect immediately preceding his termination of employment and the amount of Mr. Wolf's annual bonus received for the year prior to his termination of employment or the amount of Mr. Wolf's maximum target bonus for such year, whichever is greater;

     - for a period of 12 months after Mr. Wolf's employment is terminated or until Mr. Wolf finds new employment, whichever occurs first, perquisites, health and welfare benefits and life insurance similar to that provided to Mr. Wolf during his employment, which benefit was added by the amendment to the employment agreement dated May 13, 1999;

     - the restrictions on all stock appreciation rights shall become exercisable, as described above; and

     - if any payment or benefit received or to be received by Mr. Wolf in connection with the merger or the termination of his employment is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, MotivePower will reimburse Mr. Wolf in an amount such that Mr. Wolf receives actual payments or benefits in an amount not less than that which he would have received if no obligation for the excise tax, or any additional tax on tax reimbursements received including income tax, had arisen.

     The agreement also generally restricts Mr. Wolf from competing with MotivePower for two years following the termination of his employment.

EMPLOYMENT CONTINUITY AGREEMENTS

     MotivePower entered into Employment Continuity Agreements with 13 of its executives and key employees, including Joseph S. Crawford, Jr., Executive Vice President and Chief Operating Officer, William F. Fabrizio, Senior Vice President and Chief Financial Officer, David L. Bonvenuto, Vice President, Controller and Principal Accounting Officer, Jeannette Fisher-Garber, Vice President, General Counsel and Secretary, Thomas P. Lyons, Vice President and Treasurer, Jeffrey A. Plut, Vice President, Corporate Development, Scott E. Wahlstrom, Vice President, Human Resources and Administration and Timothy R. Wesley, Vice President, Investor and Public Relations, effective April 1, 1999. In accordance with the intent of the MotivePower Board when adopting the agreements, amendments to the agreements were approved by the MotivePower Board on May 18, 1999 to confirm that the change in control covered by the agreements included a transaction of the type contemplated by the merger. Pursuant to each agreement, the employee agreed to continue the employee's employment by MotivePower for the period which began on June 3, 1999 and continued until the MotivePower shareholders approved the original merger agreement. MotivePower paid a retention bonus to each employee following the end of that period. The retention bonus was in the form of a lump sum cash amount equal to six months of the employee's monthly base salary in effect on June 3, 1999 and is in addition to all other compensation to which the employee may be entitled.

     In addition, pursuant to each agreement, if within 24 months after the MotivePower shareholders approved the original merger agreement, MotivePower terminates the employee's employment other than for good cause or the employee voluntarily terminates employment for good reason, as defined in the agreement, the employee will be entitled to the following payments and benefits, in addition to all other compensation to which the employee may be entitled:

     - within 30 days following termination, a lump sum cash amount equal to 18 months of the employee's monthly base salary in effect upon the date of termination in the case of William F. Fabrizio, Jeannette Fisher-Garber and Joseph S. Crawford, 15 months of the employee's monthly base salary in effect upon the date of termination in the case of seven employees, including Timothy R. Wesley and Scott E. Wahlstrom, and 12 months of the employee's monthly base salary in effect upon the date of termination in the case of Jeffrey A. Plut, Thomas P. Lyons and David L. Bonvenuto;

     - for the number of months following termination that is equal to the number of months of base salary payable to the employee, the continuation of the participation of the employee and the employee's dependents in MotivePower's health, life, disability and other employee welfare benefit plans, programs and arrangements or the provision of substantially similar benefits; and

     - if any payment or benefit received or to be received by the employee in connection with the merger or the termination of the employee's employment is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, MotivePower will reimburse the employee in an amount such that the employee receives actual payments or benefits in an amount not less than that which the employee would have received if no obligation for the excise tax, or any additional tax on tax reimbursements received including income tax, had arisen.

     Each agreement also generally restricts the employee from competing with MotivePower for the number of months following the termination of the employee's employment that is equal to the number of months of base salary payable to the employee.

EXECUTIVE INCENTIVE PLAN

     MotivePower's Executive Incentive Plan provides annual cash awards to 45 key senior management employees, including all of the executive officers. Awards are based on specific and measurable employee performance, as well as on the performance and contribution to MotivePower's overall results of the business unit, division or subsidiary of MotivePower for which the employee performs services. Pursuant to an amendment to the plan adopted on June 2, 1999, the plan was clarified to provide that if an employee's employment is terminated by MotivePower without cause or by the employee for good reason following a change in control of MotivePower during the award year of the change in control, or the subsequent year and prior to making of awards for that award year, the employee would be deemed to have remained employed at the time awards are made for the award year of the change in control and be deemed to have achieved all individual goals for that year. The amendment also added clarifying language specifying that the award for the award year in which a change in control of MotivePower occurs would be calculated based on the results of operations of MotivePower's business units, divisions and subsidiaries without giving effect to the transaction that gives rise to the change in control. In addition, the amendment deleted language which prohibited the amendment or termination of the plan following a change in control until the beginning of the third fiscal year following the fiscal year of the change in control and replaced that language with the requirement that any such amendment or termination not adversely affect the award fund for the award year of the change in control, or the preceding year if the awards for that year have not been paid, or any employee's rights with respect thereto. The amendment is applicable to change in control transactions of the type contemplated by the merger, and the approval of the original merger agreement by the MotivePower shareholders constituted a change in control for purposes of the plan.

                              THE MERGER AGREEMENT

     The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A.

STRUCTURE OF THE MERGER

     Under the merger agreement, MotivePower will merge into WABCO.

TIMING OF CLOSING

     The closing will occur no later than two business days after the day on which the last of the conditions set forth in the merger agreement has been satisfied or waived, unless MotivePower and WABCO agree to a different date. We expect that, immediately upon the closing of the merger, we will file a certificate of merger with the Secretary of State of the State of Delaware and file articles of merger with the Department of State of the Commonwealth of Pennsylvania, at which time the merger will be effective.

MERGER CONSIDERATION

     The merger agreement provides that each share of MotivePower common stock, together with any associated right under MotivePower's existing shareholder rights plan, outstanding immediately prior to the effective time will, at the effective time, be converted into the right to receive 0.66 shares of WABCO common stock. However, any shares of MotivePower common stock held by MotivePower as treasury stock or by any wholly-owned subsidiary of MotivePower or owned by WABCO or any wholly-owned subsidiary of WABCO will be canceled without any payment for those shares.

TREATMENT OF MOTIVEPOWER STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND STOCK ACCOUNT UNDER DEFERRED COMPENSATION PLAN

     At the effective time, each outstanding option and stock appreciation right granted by MotivePower to employees to purchase shares of MotivePower common stock will be converted into an option or stock appreciation right, as the case may be, to acquire WABCO common stock having the same terms and conditions as the MotivePower stock option or stock appreciation right had before the effective time. The number of shares that the new WABCO option or stock appreciation right will be exercisable for and the exercise price of the new WABCO option will reflect the exchange ratio in the merger. At the effective time, the MotivePower common stock account under the MotivePower Deferred Compensation Plan will be converted into an account representing the number of shares of WABCO common stock which will reflect the exchange ratio in the merger. The options granted by MotivePower to non-employee directors, which are not exercised prior to the effective time, will terminate at the effective time. See "Interests of Certain Persons in the Merger -- Stock Options, Stock Appreciation Rights, Restricted Stock and Stock Account under Deferred Compensation Plan" on page I-64.

EXCHANGE OF SHARES

     We will appoint an exchange agent to handle the exchange of MotivePower common stock certificates in the merger for WABCO common stock and the payment of cash for fractional shares of MotivePower common stock. Soon after the closing, the exchange agent will send to each holder of MotivePower stock a letter of transmittal for use in the exchange and instructions explaining how to surrender MotivePower common stock certificates to the exchange agent. Holders of MotivePower common stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of MotivePower common stock will not be entitled to receive any dividends or other distributions payable by WABCO after the closing until their certificates are surrendered.

     WABCO will not issue any fractional shares in the merger. Holders of MotivePower common stock will receive cash for any fractional shares of WABCO common stock owed to them in an amount based on the market value of WABCO common stock on the date on which the merger occurs.

WABCO BOARD AND RELATED MATTERS

     The merger agreement provides that as of the effective time:

     - The WABCO Board size will be increased from 8 to 12.

     - The current directors of WABCO will retain their seats and the following four directors of MotivePower will become directors of WABCO: Gilbert E. Carmichael, Lee B. Foster II, James P. Miscoll and Nicholas J. Stanley.

     WABCO's by-laws and the stockholders agreement among certain of WABCO's existing shareholders set forth certain requirements regarding the ongoing composition of WABCO's Board. See "Interests of Certain Persons in the Merger -- Board of Directors" on page I-62.

COVENANTS

     Each of MotivePower and WABCO has undertaken covenants in the merger agreement. The following summarizes the more significant of these covenants.

     No Solicitation. Each of WABCO and MotivePower has agreed that it and its subsidiaries and their respective officers, directors, employees and advisers, as the case may be, will not (1) solicit, initiate or knowingly encourage an offer for an alternative acquisition transaction involving WABCO or MotivePower, as the case may be, of a nature defined in the merger agreement, (2) enter into any agreement with respect to any alternative transaction, or (3) participate in any discussions or negotiations regarding, or furnish any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any alternative transaction. However, until the earlier of the date of the applicable shareholders meeting or November 10, 1999, the foregoing actions are permitted in response to an unsolicited bona fide offer so long as prior to doing so: (1) a majority of the members of the WABCO Board or MotivePower Board, as the case may be, in good faith determined, after consultation with outside legal counsel, that it is necessary to do so to comply with the fiduciary obligations of the WABCO Board or MotivePower Board, as the case may be, and (2) WABCO or MotivePower, as the case may be, received an executed confidentiality agreement from this offeror with terms no less favorable to WABCO or MotivePower, as the case may be, than those contained in the existing confidentiality agreement between MotivePower and WABCO.

     WABCO and MotivePower must keep the other party informed of the identity of any potential bidder and the terms and status of any offer.

     WABCO Board's Covenant to Recommend. The WABCO Board has agreed to recommend the approval and adoption of the merger agreement and the merger to WABCO's shareholders. However, the WABCO Board is permitted to withdraw or to modify in a manner adverse to MotivePower this recommendation, and to approve or recommend an alternative acquisition transaction of a nature defined in the merger agreement or withdraw or modify its approval or recommendation of the merger agreement or the merger, if a majority of the members of the WABCO Board determines in good faith, after consultation with its outside legal counsel, that it is necessary to do so to comply with its fiduciary obligations.

     MotivePower Board's Covenant to Recommend. The MotivePower Board has agreed to recommend the approval and adoption of the merger agreement and the merger to MotivePower's shareholders. However, the MotivePower Board is permitted to withdraw or to modify in a manner adverse to WABCO this recommendation, and to approve or recommend an alternative acquisition transaction of a nature defined in the merger agreement or withdraw or modify its approval or recommendation of the merger agreement or the merger, if a majority of the members of the MotivePower Board determines in good faith, after consultation with its outside legal counsel, that it is necessary to do so to comply with its fiduciary obligations.

     Interim Operations of MotivePower and WABCO. Each of MotivePower and WABCO has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the effective time or the merger agreement is terminated. In general, MotivePower and its subsidiaries and WABCO and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their business organizations, and relationships with third parties and to keep available the services of their present officers and employees. The companies have also agreed to some specific restrictions which are subject to exceptions described in the merger agreement. The following are summaries of the more significant of these restrictions undertaken by each company:

     - amending its organizational documents

     - amending material terms of its outstanding securities

     - entering into any merger or consolidation

     - issuing, disposing of or encumbering any equity securities, options or other securities convertible into or exercisable for equity securities, except to a limited extent to employees or directors

     - selling, disposing of or encumbering any property or assets outside the ordinary course of business, except dispositions that in the aggregate do not exceed $1,000,000

     - creating or incurring any material lien on any material assets other than in the ordinary course of business

     - making any material loan, advance or capital contribution to or investments in any person other than in the ordinary course of business

     - declaring or paying any dividend or other distribution, except for the payment to the WABCO shareholders of their regular cash quarterly dividend of $.01 per share

     - reclassifying, splitting or redeeming any of its capital stock

     - acquiring any assets, other than acquisitions in the ordinary course of business and acquisitions that do not in the aggregate exceed $25 million

     - incurring any indebtedness for borrowed money or selling any debt securities, except for indebtedness for borrowed money incurred in the ordinary course of business or that has a term of less than one year and does not exceed $5 million in the aggregate

     - making capital expenditures in excess of $15,000,000 in the aggregate during any calendar quarter commencing after September 30, 1999

     - terminating, waiving any rights under or requesting any material change in any material contract

     - changing its accounting policies or making any material tax election inconsistent with any prior election or position taken

     - increasing officer or employee compensation or benefits except for ordinary course increases in employee wages consistent with past practice

     - taking any other action that would reasonably be expected to make any representation or warranty by it inaccurate in any material respect

     Reasonable Best Efforts Covenant. MotivePower and WABCO have agreed to use their reasonable best efforts to (1) take all actions and do all things necessary or advisable under applicable laws to complete the merger and the other transactions contemplated by the merger agreement as promptly as practicable, (2) obtain from any governmental entity any consents, approvals or authorizations required to be obtained or made by MotivePower and WABCO in connection with the execution of the merger agreement and the transactions contemplated by the merger agreement and (3) make all necessary filings and all other submissions required under the securities laws of the United States and any other applicable law. In connection with seeking any approval of a governmental entity, neither MotivePower nor WABCO shall be required to commit to any divestiture transaction, agree to sell or hold separate any of MotivePower's or WABCO's businesses, or agree to any changes or restrictions in the operation of those businesses, if the divestiture or these restrictions would be reasonably expected to have a material adverse effect on MotivePower, WABCO and their subsidiaries, taken as a whole. However, MotivePower and WABCO have each agreed to dispose of businesses with a fair market value of no more than $25 million or revenues for the most recently completed 12 months of no more than $25 million in order to settle or resolve some antitrust actions.

     Employee Benefits Matters. The merger agreement provides that WABCO will honor all WABCO and MotivePower employee benefit plans and employment agreements.

     The merger agreement provides that all individuals who are employees of MotivePower or any of its subsidiaries at the effective time shall be given credit for all service with MotivePower and its subsidiaries under all employee benefit plans and arrangements currently maintained by WABCO in which they become participants for purposes of eligibility, vesting and certain other matters to the same extent as if rendered to WABCO.

     Please see "Interests of Certain Persons in the Merger," beginning on page I-62, for additional information on employee benefits matters covered in the merger agreement.

     Indemnification and Insurance of MotivePower Directors and Officers. WABCO has agreed that:

     - It will indemnify MotivePower directors and officers for liabilities from their acts or omissions in those capacities occurring prior to closing to the extent provided under MotivePower's charter and by-laws as in effect on September 26, 1999.

     - For six years after closing, it will provide to MotivePower's directors and officers liability insurance protection substantially equivalent in kind and scope as the coverage provided by MotivePower's current officers' and directors' liability insurance policies, except that, subject to limitations, WABCO will not be obligated to pay in any one year an amount in excess of 150% of the annual premiums currently paid by MotivePower.

     Other Covenants. The merger agreement contains mutual covenants of the parties, the most significant of which is that each party agrees to take all actions reasonably necessary to obtain a favorable determination (if required) from the SEC that the merger may be accounted for as a pooling of interests.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains substantially reciprocal representations and warranties made by MotivePower and WABCO to each other. The representations and warranties relate to:

      - corporate organization - capitalization - corporate authorization to enter into the contemplated transaction - absence of any breach of organizational documents, law or specified material agreements as a result of the contemplated transaction - governmental approvals required in connection with the contemplated transaction - filings with the SEC - information provided by it for inclusion in this joint proxy statement/ prospectus - absence of specified material changes since a specified balance sheet date - compliance with laws - tax matters - litigation - employee benefits matters - labor matters - intellectual property matters
      - environmental and safety matters - insurance matters - the shareholder votes required to approve the contemplated transaction - absence of circumstances inconsistent with the intended accounting or tax treatment of the merger - brokers' or advisors' fees - real property matters - product warranty matters - foreign corrupt practices - material contracts and - the receipt of accountant's letters regarding accounting treatment of the merger.

     In addition, WABCO represents and warrants to MotivePower as to certain other matters, including the inapplicability of the Delaware anti-takeover statute to the merger, the merger agreement, the WABCO stock option agreement and the WABCO voting agreement. In addition, MotivePower represents and warrants to WABCO as to some other matters, including the inapplicability of provisions of MotivePower's articles of incorporation and MotivePower's shareholder rights plan to the merger, the merger agreement and the

MotivePower stock option agreement. For information about the anti-takeover statute and the rights plan, see "Comparison of Shareholder Rights -- Summary of Material Differences Between Current Rights of MotivePower Shareholders and Rights Those Shareholders Will Have as WABCO Shareholders Following the Merger -- Business Combinations" on page II-9 and "-- Shareholder Rights Plan" on page II-7.

     The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Mutual Closing Conditions. The obligations of MotivePower and WABCO to complete the merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

     - approval and adoption of the merger agreement and the merger by the MotivePower and WABCO shareholders

     - expiration or termination of the HSR Act waiting period and the receipt of any other approvals required under applicable analogous foreign laws shall have been obtained

     - absence of legal prohibition on completion of the merger

     - receipt of letters from the independent public accountants of MotivePower and WABCO to the effect that the merger will qualify for "pooling of interests" accounting treatment

     - WABCO's registration statement on Form S-4, which includes this joint proxy statement/prospectus, being effective and not subject to any stop order by the SEC

     - approval for the listing on the NYSE of the shares of WABCO common stock to be issued in the merger

     - accuracy as of closing of the representations and warranties made by the other party to the extent specified in the merger agreement

     - performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing

     - receipt of opinions of MotivePower's and WABCO's counsel that, for federal income tax purposes, the merger will qualify as a tax-free reorganization

TERMINATION OF THE MERGER AGREEMENT

     Right to Terminate. The merger agreement may be terminated at any time prior to the closing in any of the following ways:

     (a) The merger agreement may be terminated by mutual written consent of MotivePower and WABCO.

     (b) The merger agreement may be terminated by either MotivePower or WABCO if:

          (1) the merger has not been completed by January 31, 2000,

          (2) there is a permanent legal prohibition to closing the merger,

          (3) MotivePower or WABCO shareholders fail to adopt and approve the merger agreement and the merger at a duly held meeting,

          (4) - on or prior to the earlier of the MotivePower shareholders meeting or November 10, 1999, the MotivePower Board has determined to recommend an acquisition proposal to its shareholders and to enter into an agreement concerning the acquisition proposal after determining, subject to complying with the merger agreement, that the acquisition proposal is more favorable to MotivePower shareholders than the merger, and MotivePower has delivered to WABCO a written notice of MotivePower's intent to enter into an agreement, attaching the most current version of the agreement to the notice,

              - five business days have elapsed following delivery to WABCO of the written notice by MotivePower and during the five business day-period MotivePower has fully cooperated with WABCO with the intent of enabling WABCO to agree to a modification of the terms of the merger agreement so that the transactions contemplated by the merger agreement may be effected,

              - at the end of the five business day-period the MotivePower Board continues reasonably to believe that the acquisition proposal is more favorable to MotivePower shareholders than the merger, and

              - MotivePower has paid WABCO the cash termination fee described under "-- Termination Fees Payable by MotivePower" on page I-76.

          (5) - on or prior to the earlier of the WABCO shareholders meeting or November 10, 1999, the WABCO Board has determined to recommend an acquisition proposal to its shareholders and to enter into an agreement concerning the acquisition proposal after determining, subject to complying with the merger agreement, that the acquisition proposal is more favorable to WABCO shareholders than the merger, and WABCO has delivered to MotivePower written notice of WABCO's intent to enter into an agreement, attaching the most current version of the agreement to the notice,

              - five business days have elapsed following delivery to
                MotivePower of the written notice by WABCO and during the five business day-period WABCO has fully cooperated with MotivePower with the intent of enabling MotivePower to agree to a modification of the terms of the merger agreement so that the transactions contemplated by the merger agreement may be effected,

              - at the end of the five business day-period the WABCO Board continues reasonably to believe that the acquisition proposal is more favorable to WABCO shareholders than the merger, and

              - WABCO has paid MotivePower the cash termination fee described under "-- Termination Fees Payable by WABCO" on page I-76.

     (c) The merger agreement may be terminated by WABCO if:

          (1) the MotivePower Board has not recommended or has modified in a manner materially adverse to WABCO its recommendation of the merger agreement and the merger,

          (2) MotivePower shall have materially and knowingly breached the covenants described under " -- Covenants -- No Solicitation" on page I-71 or " -- Covenants -- MotivePower Board's Covenant to Recommend" on page I-71, or

          (3) if a material breach of or failure to perform any representation, warranty or covenant on the part of MotivePower set forth in the merger agreement has occurred which would cause some of the conditions under " -- Conditions to the Completion of the Merger" on page I-74 not to be satisfied, and these conditions are incapable of being satisfied by January 31, 2000.

     (d) The merger agreement may be terminated by MotivePower if:

          (1) the WABCO Board has not recommended or has modified in a manner materially adverse to MotivePower its recommendation of the merger agreement and the merger,

          (2) WABCO has materially and knowingly breached the covenants described under " -- Covenants -- No Solicitation" on page I-71 or " -- Covenants -- WABCO Board's Covenant to Recommend" on page I-71, or

          (3) if a material breach of or failure to perform any representation, warranty or covenant on the part of WABCO set forth in the merger agreement has occurred which would cause some of the conditions under " -- Conditions to the Completion of the Merger" on page I-74 not to be satisfied, and these conditions are incapable of being satisfied by January 31, 2000.

     Neither MotivePower nor WABCO can terminate the merger agreement for the reasons described in paragraph (b)(1) above if its failure to fulfill its obligations under the merger agreement has resulted in the failure to complete the merger on or before January 31, 2000.

     If the merger agreement is validly terminated, there will be no liability or obligation on the part of MotivePower, WABCO or their respective officers, directors, shareholders or affiliates unless this party is in willful breach thereof. However, the provisions of the merger agreement relating to expenses and termination fees, as well as the confidentiality agreement and the MotivePower and WABCO stock option agreements entered into between MotivePower and WABCO, will continue in effect notwithstanding termination of the merger agreement.

     Termination Fees Payable by WABCO. WABCO has agreed to pay MotivePower a cash amount equal to $15 million plus reimburse MotivePower for up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement in any of the following circumstances:

     - the merger agreement is terminated as described in paragraph (b)(5),
       (d)(1) or (d)(2) under " -- Right to Terminate" on page I-74

     - the merger agreement terminates in circumstances where the following two conditions are met:

          - WABCO's shareholders fail to adopt and approve the merger agreement and the merger at a duly held meeting, and

          - either (1) a third party has made a proposal for an alternative transaction the earlier of the date of the WABCO shareholders meeting and November 10, 1999 or (2) the WABCO Board has not recommended or has modified in a manner materially adverse to MotivePower its recommendation of the merger agreement and the merger.

     Termination Fees Payable by MotivePower. MotivePower has agreed to pay WABCO a cash amount equal to $15 million plus reimburse WABCO for up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement in any of the following circumstances:

     - the merger agreement is terminated as described in paragraph (b)(4),
       (c)(1) or (c)(2) under " -- Right to Terminate" on page I-74

     - the merger agreement terminates in circumstances where the following two conditions are met:

          - MotivePower's shareholders fail to adopt and approve the merger agreement and the merger at a duly held meeting, and

          - either (1) a third party has made a proposal for an alternative transaction after the earlier of the date of the MotivePower shareholders meeting and November 10, 1999 or (2) the MotivePower Board has not recommended or has modified in a manner materially adverse to WABCO its recommendation of the merger agreement and the merger.

EXPENSES

     Except as described above and subject to an exception relating to the payment of transfer taxes, all costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring these costs or expenses. However, MotivePower and WABCO will share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the joint proxy statement/prospectus dated July 22, 1999, the registration statement of MotivePower declared effective July 22, 1999 and this joint proxy statement/prospectus and the registration statement of WABCO of which this joint proxy statement/prospectus is a part. We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will total approximately $20-25 million assuming the merger is completed.

AMENDMENTS

     Any provision of the merger agreement may be amended prior to closing if the amendment is in writing and signed by WABCO and MotivePower and authorized by our boards of directors. MotivePower and WABCO amended the revised merger agreement as of October 4, 1999, in order, among other things, to make certain changes to the proposed by-laws of the combined company that were viewed by the parties as helpful to assuring the intended accounting treatment of the merger. The amendment also consisted of certain technical revisions to the merger agreement. The amendment to the revised merger agreement was approved at a special meeting of the MotivePower Board held on October 4, 1999 and was within the parameters of the approval granted by the WABCO Board on September 26, 1999. After the approval and adoption of the merger agreement and the merger by the shareholders of WABCO or MotivePower, no amendment that by law requires further approval by shareholders may be made without the further approval of the shareholders.

MUTUAL RELEASE

     WABCO and MotivePower have released and waived any claim that either may have against the other in connection with the original merger agreement and the original merger.

STOCK OPTION AGREEMENTS

     The following summary of the WABCO stock option agreement and the MotivePower stock option agreement is qualified by reference to the complete text of the agreements, which are incorporated by reference and attached as Annex B and Annex C.

     General. At the same time that MotivePower and WABCO entered into the merger agreement, they also entered into the WABCO stock option agreement and the MotivePower stock option agreement. Under the WABCO stock option agreement, WABCO granted MotivePower an irrevocable option to purchase up to 6,453,710 shares of WABCO common stock at a price per share of $19.875. Under the MotivePower stock option agreement, MotivePower granted WABCO an irrevocable option to purchase up to 5,133,655 shares of MotivePower common stock at a price per share of $13.12. The options are exercisable in the circumstances described below.

     Exercise of the Stock Options. MotivePower can exercise the WABCO option in whole or in part at any time after the occurrence of any event entitling MotivePower to receive the cash termination fee payable by WABCO pursuant to the merger agreement (see " -- Termination of the Merger Agreement -- Termination Fees Payable by WABCO" on page I-76) and prior to termination of the option. WABCO can exercise the MotivePower option in whole or in part at any time after the occurrence of any event entitling WABCO to receive the cash termination fee payable by MotivePower pursuant to the merger agreement (see "-- Termination of the Merger Agreement -- Termination Fees Payable by MotivePower" on page I-76) and prior to termination of the option.

     The options terminate upon the earliest to occur of

          - the effective time of the merger,

          - subject to some limitations, 12 months after first becoming exercisable, or

          - 30 days after termination of the merger agreement if the option is not exercisable.

     The exercise price and number of option shares are also subject to the anti-dilution and other adjustments specified in the stock option agreements.

     Any purchase of option shares is subject to specified closing conditions, including receipt of applicable regulatory approvals.

     Cash Election. Each of the WABCO and MotivePower stock option agreements further provides that, so long as the option is exercisable, the grantee of the option may, instead of exercising the option, elect to require the grantor of the option to pay to the grantee in exchange for the cancellation of the relevant portion of the option an amount in cash equal to the "spread", as defined below, multiplied by the number of option shares as to which this cash election is made.

     "Spread" means the excess, if any, over the exercise price of the higher of
(1) the highest price per share of WABCO common stock or MotivePower common stock, as the case may be, paid or proposed to be paid by any third party pursuant to an alternative acquisition proposal and (2) the closing price of the WABCO common stock or the MotivePower common stock, as the case may be, on the NYSE on the last trading day immediately preceding the date on which MotivePower or WABCO, as the case may be, notifies the other party of this cash election.

     Repurchase of Option Shares. If by the date that is the first anniversary of the date of a termination of the merger agreement, neither the grantee of the option nor any other person has acquired more than fifty percent of the shares of outstanding common stock of the grantor of the option, then the grantor of the option has the right to purchase all of the option shares acquired upon exercise of the option at the greater of (1) the purchase price for these option shares or (2) the average of the last sales prices for these shares on the five trading days ending five days prior to the date the grantor gives written notice of the exercise of this repurchase right.

     Sale of Shares. At any time prior to the first anniversary of a termination of the merger agreement, the grantee of the option will have the right to sell to the grantor all of the shares acquired upon exercise of the option at the greater of (1) the purchase price for these option shares or (2) the average of the last sales prices for these shares on the five trading days ending five days prior to the date the grantee gives written notice of its intention to exercise its sale right.

     Listing and Registration Rights. Each of WABCO and MotivePower has agreed to list the option shares on the NYSE and to grant customary rights to require registration by the grantor of the option shares for sale by the grantee under the securities laws.

     Limitation on Total Profit. The stock option agreements provides that, notwithstanding any other provision of that agreement or the merger agreement, the total profit, as defined below, that the grantee may derive will not exceed $22.5 million in the aggregate. If a grantee's total profit otherwise would exceed this amount, the grantee shall repay the excess to the grantor in cash so that the grantee's actually realized total profit does not exceed $22.5 million.

     "Total profit" as used in the stock option agreements means the sum, before taxes, of the following: (1) (x) the amount of the termination fee under the merger agreement received by the grantee, not including out-of-pocket expenses that the grantor pays to the grantee, and the aggregate amount that the grantee receives from exercising its cash election right described under " -- Cash Election" above, less (y) any amount that the grantee repays to the grantor; plus (2)(x) the amount that the grantee receives from exercising the put or call right described under " -- Repurchase of Option Shares" or " -- Sale of Shares" above, less (y) the grantee's purchase price for these shares; plus (3)(x) the net cash amounts that the grantee receives from the sale of option shares (or of any other securities into or for which such option shares are converted or exchanged), less (y) the grantee's purchase price for these option shares.

     The stock option agreements also provide that the options may not be exercised for a number of option shares that would, as of the date of exercise, result in a notional total profit, as described below, exceeding $7.5 million. As used in the stock option agreements, the "notional total profit" with respect to the option shares for which the grantee of the option may propose to exercise the option means the total profit determined as of the date the grantee notifies the grantor of its intent to exercise the option and assuming that the applicable option shares, together with all other option shares previously acquired upon exercise of the option and held by the grantee or its affiliates as of that date, were sold for cash at the closing market price on the preceding trading day, less customary brokerage commissions.

     Effect of Options. The options are intended to make it more likely that the merger will be completed on the agreed terms and to compensate WABCO or MotivePower, as the case may be, for its efforts and costs in case the merger is not completed under circumstances generally involving a third party proposal for a business combination with WABCO or MotivePower. Among other effects, the option could prevent an alternative business combination with WABCO or MotivePower from being accounted for as a pooling of interests. The option may therefore discourage proposals for alternative business combinations with WABCO or MotivePower, even if a third party were prepared to offer shareholders of WABCO or MotivePower consideration with a higher market value than the value of the WABCO stock to be exchanged for MotivePower stock in the merger.

VOTING AGREEMENTS

     William E. Kassling, Robert J. Brooks, Harvard Private Capital Holdings, Inc. and Vestar Equity Partners L.P., each of whom is a WABCO shareholder, have entered into a voting agreement dated as of September 26, 1999 with MotivePower. The voting agreement provides that, with limited exceptions, those WABCO shareholders will vote their shares in favor of the revised merger and further will not take any action that would impede or prevent the revised merger. The voting agreement also restricts those WABCO shareholders from soliciting other competing takeover proposals. A copy of this voting agreement is attached as Annex D to this joint proxy statement/prospectus.

     John C. Pope has entered into a voting agreement dated as of September 26, 1999 with WABCO. The voting agreement provides that, with limited exceptions, Mr. Pope will vote his shares in favor of the revised merger and further will not take any action that would impede or prevent the revised merger. The voting agreement also restricts Mr. Pope from soliciting other competing takeover proposals. A copy of this voting agreement is attached as Annex E to this joint proxy statement/prospectus.

                                  CHAPTER TWO
                               LEGAL INFORMATION

                        COMPARISON OF SHAREHOLDER RIGHTS

     The rights of MotivePower shareholders under Pennsylvania law, the MotivePower charter and the MotivePower by-laws prior to the merger are similar to the rights they will have following the merger as WABCO shareholders under Delaware law, the WABCO charter and the WABCO by-laws, with the principal exceptions summarized in the chart below. Copies of the WABCO charter, the WABCO by-laws, the MotivePower charter and the MotivePower by-laws are incorporated by reference and will be sent to holders of shares of MotivePower common stock upon request. See "Where You Can Find More Information" on page III-1. The merger agreement provides that at the effective time, the WABCO by-laws will be amended and restated as described in Exhibit 1.4(b) of the merger agreement. The primary amendment made to the WABCO by-laws relates to the establishment of advance notice provisions for shareholders seeking to bring business before an annual meeting of shareholders. The summaries contained in the following charts are not intended to be complete and are qualified by reference to Delaware law, Pennsylvania law, the WABCO charter, the WABCO by-laws, the MotivePower charter, the MotivePower by-laws and the stockholders' agreement and the voting trust agreement referenced herein.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF MOTIVEPOWER SHAREHOLDERS AND RIGHTS THOSE SHAREHOLDERS WILL HAVE AS WABCO SHAREHOLDERS FOLLOWING THE MERGER


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Corporate Governance:               The rights of WABCO shareholders      The rights of MotivePower
                                      are currently governed by             shareholders are currently
                                      Delaware law and the charter and      governed by Pennsylvania law and
                                      by-laws of WABCO.                     the charter and by-laws of
                                                                            MotivePower.

                                      Upon completion of the merger,        Upon completion of the merger,
                                      the rights of WABCO shareholders      the rights of MotivePower
                                      will be governed by Delaware          shareholders who become WABCO
                                      law, the WABCO charter and the        shareholders in the merger will
                                      WABCO by-laws. The charter and        be governed by Delaware law, the
                                      by-laws of WABCO after the            WABCO charter and the WABCO
                                      merger will be identical in all       by-laws. The charter and by-laws
                                      material respects to those in         of WABCO after the merger will
                                      effect prior to the merger with       be identical in all material
                                      the exception of the                  respects to those in effect
                                      establishment of the advance          prior to the merger with the
                                      notice provisions in the              exception of the establishment
                                      by-laws.                              of advance notice provisions in
                                                                            the by-laws.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Corporate Governance:               Those shareholders comprising
  (continued)                         the active original management
                                      owners are parties to the
                                      amended voting trust agreement.
                                      The amended voting trust
                                      agreement provides for, among
                                      other matters, the WABCO common
                                      stock subject to the amended
                                      voting trust agreement to be
                                      voted as one block and
                                      restrictions on the sale or
                                      transfer of such stock subject
                                      to the voting trust. The amended
                                      voting trust agreement expires
                                      on January 1, 2000 and can be
                                      terminated by an affirmative
                                      vote of two-thirds of the shares
                                      held by the trust.

                                      As of September 30, 1999,
                                      ownership of WABCO's common
                                      stock was held in the following
                                      approximate percentages: by the
                                      voting trust (8%), Vestar Equity
                                      Partners, L.P. (7%), Harvard
                                      Private Capital Holdings, Inc.
                                      (7%), American Industrial
                                      Partners Capital Fund II, L.P.
                                      (3%), and all others including
                                      the WABCO ESOP and public
                                      shareholders (75%). A
                                      stockholders agreement exists
                                      among the voting trust, Vestar,
                                      Harvard, AIP and WABCO that
                                      provides for, among other
                                      things, the composition of the
                                      WABCO Board as long as minimum
                                      stock percentages are
                                      maintained. Provisions of
                                      WABCO's by-laws reiterate the
                                      provisions of the stockholders
                                      agreement.

                                      For a discussion of the effect
                                      of these provisions see
                                      "Interests of Certain Persons in
                                      the Merger -- Board of
                                      Directors" on page I-62.
------------------------------------------------------------------------------------------------------------
  Authorized Capital Stock:           The authorized capital stock of       The authorized capital stock of
                                      WABCO consists of 100 million         MotivePower consists of
                                      shares of common stock and 1          55,000,000 shares of common
                                      million shares of preferred           stock and 10,000,000 shares of
                                      stock.                                preferred stock.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------

  Number of Directors:                WABCO's by-laws provide that the      MotivePower's charter provides,
                                      number of directors will be as        subject to the rights, if any,
                                      determined by the WABCO Board         of the holders of any series of
                                      subject to the requirements           MotivePower preferred stock
                                      contained in the by-laws. The         specified in a certificate of
                                      WABCO Board currently consists        designation, that the number of
                                      of 8 directors.                       directors be not less than 3 and
                                      After the merger, WABCO's             not more than 15. The
                                      by-laws will continue to provide      MotivePower Board currently
                                      that the number of directors          consists of 7 directors.
                                      will be as determined by the
                                      WABCO Board, however, it is
                                      anticipated that the number of
                                      directors will be increased to
                                      12.
                                      For a discussion of the by-law
                                      provisions regarding the
                                      composition of WABCO's Board see
                                      "Interest of Certain Persons in
                                      the Merger-Board of Directors"
                                      on page I-62.
------------------------------------------------------------------------------------------------------------
  Classification of Board of          WABCO's Board is divided into         MotivePower's Board is divided
  Directors:                          three classes, with each class        into three classes, with each
                                      serving a staggered three-year        class serving a staggered
                                      term.                                 three-year term.
------------------------------------------------------------------------------------------------------------
  Nomination of Directors:            WABCO's by-laws provide that          MotivePower's by-laws do not
                                      directors are nominated               provide for a nomination
                                      exclusively by its Nominating         procedure. MotivePower's Board
                                      Committee.                            has appointed a Nominating and
                                      For a discussion of the by-law        Corporate Governance Committee
                                      provisions regarding the              that is among other things
                                      composition of WABCO's Board see      responsible for evaluating
                                      "Interest of Certain Persons in       candidates for its Board and
                                      the Merger-Board of Directors"        making recommendations to the
                                      on page I-62.                         Board regarding nominations for
                                                                            positions on the Board.
------------------------------------------------------------------------------------------------------------
  Removal of Directors:               Delaware law provides that a          In general, unless otherwise
                                      company with a classified board       provided in the charter, the
                                      may remove a director only for        shareholders of a Pennsylvania
                                      cause, unless its charter             corporation that has a
                                      provides otherwise, which the         classified board may remove a
                                      WABCO charter does not.               director only for cause.

                                                                            The MotivePower charter requires
                                                                            that, subject to the rights, if
                                                                            any, of the holders of any
                                                                            series of MotivePower preferred
                                                                            stock specified in a certificate
                                                                            of designation, directors may be
                                                                            removed only for cause and only
                                                                            at annual or special meetings by
                                                                            the affirmative vote of the
                                                                            holders of at least 66 2/3% of
                                                                            the shares entitled to vote,
                                                                            voting as a single class. The
                                                                            MotivePower by-laws contain a
                                                                            substantially similar provision.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Quorum at Shareholders              The WABCO by-laws provide that,       The MotivePower by-laws provide
  Meeting:                            except as otherwise provided by       that, except as otherwise
                                      law or the WABCO charter, the         provided by law or in a
                                      presence in person or by proxy        certificate of designation with
                                      at a meeting of the holders of        respect to any MotivePower
                                      shares representing a majority        preferred stock, the presence in
                                      of WABCO capital stock entitled       person or by proxy at a meeting
                                      to vote at the meeting is a           of the holders of shares
                                      quorum.                               representing a majority of the
                                                                            MotivePower stock entitled to
                                                                            vote at the meeting is a quorum.
------------------------------------------------------------------------------------------------------------
  Vote Required for Certain           The WABCO by-laws provide that,       The MotivePower by-laws provide
  Shareholder Actions:                except as otherwise required by       that the affirmative vote of the
                                      law, the WABCO charter, the           holders of a majority of the
                                      WABCO by-laws or any certificate      stock represented at a
                                      of designation with respect to        shareholder meeting at which a
                                      any WABCO preferred stock, the        quorum is present and which is
                                      affirmative vote of a majority        actually voted shall be deemed
                                      of the stock represented and          the act of the shareholders,
                                      entitled to vote on the matter        except in the election of
                                      shall be deemed the act of the        directors or as otherwise
                                      shareholders.                         provided in the MotivePower
                                                                            by-laws, the MotivePower charter
                                      Under Delaware law, the approval      or a certificate of designation
                                      of any merger or consolidation        with respect to any MotivePower
                                      or a sale of all or                   preferred stock or as required
                                      substantially all of a                by law.
                                      corporation's assets requires         Under Pennsylvania law, unless
                                      the affirmative vote of a             required by the by-laws of a
                                      majority of the total votes           constituent corporation,
                                      represented by the outstanding        shareholder approval is not
                                      stock of the corporation              required for a plan of merger or
                                      entitled to vote on the matter.       consolidation if: (1) (A) the
                                                                            surviving or new corporation is
                                                                            a domestic corporation whose
                                                                            articles of incorporation as
                                                                            defined under Pennsylvania law
                                                                            are identical to the articles of
                                                                            incorporation of the constituent
                                                                            corporation; (B) each share of
                                                                            the constituent corporation
                                                                            outstanding immediately prior to
                                                                            the merger or consolidation will
                                                                            continue as or be converted
                                                                            into, except as otherwise agreed
                                                                            to by the holder of the share,
                                                                            an identical share of the
                                                                            surviving or new corporation;
                                                                            and (C) such plan provides that
                                                                            the shareholders of the
                                                                            constituent corporation will
                                                                            hold in the aggregate shares of
                                                                            the surviving or new corporation
                                                                            having a majority of the votes
                                                                            entitled to be cast generally
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------

  Vote Required for Certain                                                 in an election of directors; or
  Shareholder Actions:                                                      (2) prior to the adoption of the
  (continued)                                                               plan, another corporation that
                                                                            is a party to the plan owns 80%
                                                                            or more of the outstanding
                                                                            shares of each class of the
                                                                            constituent corporation. The
                                                                            MotivePower by-laws do not
                                                                            contain this requirement.
                                                                            Under Pennsylvania law,
                                                                            shareholder approval is required
                                                                            for the sale, lease, exchange or
                                                                            other disposition of all, or
                                                                            substantially all, of the
                                                                            property and assets of a
                                                                            corporation when not made in the
                                                                            usual or regular course of the
                                                                            business of that corporation or
                                                                            for the purpose of relocating
                                                                            the business of that
                                                                            corporation.
                                                                            In cases where shareholder
                                                                            approval is required, a merger,
                                                                            consolidation, sale, lease,
                                                                            exchange or other disposition
                                                                            must be approved by a majority
                                                                            of the votes cast by the holders
                                                                            of the securities entitled to
                                                                            vote on the matter.
------------------------------------------------------------------------------------------------------------
  Shareholder Action by               Under Delaware law, unless            Under Pennsylvania law, unless
  Written Consent:                    otherwise provided in a               otherwise provided in a
                                      corporation's charter,                corporation's by-laws,
                                      shareholders may act by written       shareholders may act by
                                      consent. The WABCO charter and        unanimous written consent.
                                      by-laws allow shareholder action      Pennsylvania law provides that
                                      by written consent.                   shareholders may act by less
                                                                            than unanimous consent only if
                                                                            expressly authorized in the
                                                                            charter. The MotivePower charter
                                                                            provides that, subject to the
                                                                            rights of the holders of any
                                                                            series of preferred stock, any
                                                                            action required or permitted to
                                                                            be taken by the shareholders
                                                                            must be effected at a duly
                                                                            called annual or special meeting
                                                                            of shareholders and not by
                                                                            written consent.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Amendment of Charter                Generally, the WABCO by-laws may      MotivePower's by-laws provide
  and By-laws:                        be amended or adopted by either       that, except as otherwise
                                      the holders of a majority of the      provided by law or by the
                                      capital stock entitled to vote        MotivePower charter or by-laws,
                                      thereon or by a majority of the       the MotivePower by-laws may be
                                      entire WABCO Board.                   amended by either the holders of
                                      However, the WABCO charter            a majority of the capital stock
                                      provides that any adoption of         entitled to vote thereon or by a
                                      new by-laws by shareholders           majority of the entire
                                      cannot invalidate any prior act       MotivePower Board, provided that
                                      of the WABCO Board which would        no amendment adopted by the
                                      have been valid if such by-laws       Board varies or conflicts with
                                      had not been adopted.                 any amendment adopted by the
                                      Under Delaware law, the WABCO         shareholders.
                                      charter may be amended by the         However, the MotivePower charter
                                      affirmative vote of a majority        provides that the amendment of
                                      of the outstanding stock              specified by-law provisions by
                                      entitled to vote thereon at the       the shareholders requires the
                                      shareholders meeting and a            affirmative vote of at least
                                      majority of the outstanding           66 2/3% of the voting power of
                                      stock of each class entitled to       MotivePower's outstanding voting
                                      vote thereon as a class.              stock voting as a single class.
                                                                            These include by-law provisions
                                                                            relating to shareholder
                                                                            meetings, the number, election
                                                                            and removal of directors,
                                                                            indemnification of directors and
                                                                            officers and procedures for
                                                                            amending the by-laws.
------------------------------------------------------------------------------------------------------------
  Voting Stock:                       The outstanding voting                The outstanding voting
                                      securities of WABCO are the           securities of MotivePower are
                                      shares of WABCO common stock.         the shares of MotivePower common
                                                                            stock.
------------------------------------------------------------------------------------------------------------
  Repurchase of Shares:               Under Delaware law, a                 Under Pennsylvania law, a
                                      corporation may generally redeem      corporation may acquire its own
                                      or repurchase shares of its           shares so long as payment of the
                                      stock unless the capital of the       purchase price does not render
                                      corporation is impaired or the        the corporation insolvent or
                                      redemption or repurchase would        cause the value of its assets,
                                      impair the capital of the             as determined by the Board using
                                      corporation. On March 3, 1999,        reasonable valuation methods, to
                                      WABCO announced an open market        be less than its total
                                      stock repurchase program which        liabilities and amounts payable
                                      was terminated upon signing of        to holders of preferred
                                      the original merger agreement.        securities.
                                      No shares were repurchased
                                      pursuant to the program.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Exculpation of Directors            The WABCO charter provides that       The MotivePower charter provides
  and Officers:                       no director shall be personally       that, to the fullest extent
                                      liable to the corporation or any      permitted by Pennsylvania law,
                                      of its shareholders for monetary      no director will be personally
                                      damages for breaches of               liable to the corporation for or
                                      fiduciary duty except as              with respect to any acts or
                                      follows:                              omissions in the performance of
                                      A director would be liable under      his or her duties.
                                      Section 174 of the Delaware           Pennsylvania law permits a
                                      Corporation Law, which creates        corporation to include in its
                                      liability for unlawful payment        by-laws a provision, adopted by
                                      of dividends and unlawful stock       a vote of its shareholders,
                                      purchases or redemptions.             which eliminates the personal
                                      A director would also be liable       liability of its directors for
                                      by reason that the director           monetary damages for any action
                                      - breached the director's duty        taken or failure to take any
                                        of loyalty to the corporation or    action unless:
                                        its shareholders,                   - the directors have breached or
                                      - acted or failed to act in a           failed to perform their
                                        manner that was not in good           duties; and
                                        faith or acted in a manner          - the breach or failure to
                                        that involved intentional             perform constitutes
                                        misconduct or a knowing               self-dealing, willful
                                        violation of law, or                  misconduct or recklessness.
                                      - derived an improper personal        However, a Pennsylvania
                                        benefit.                            corporation is not empowered to
                                      The WABCO charter and by-laws do      eliminate personal liability
                                      not contain a provision limiting      where the responsibility or
                                      the liability of officers in          liability of a director is
                                      this manner.                          pursuant to any criminal statute
                                                                            or is for the payment of taxes
                                                                            pursuant to any federal, state
                                                                            or local law.
                                                                            The MotivePower charter and by-
                                                                            laws do not contain a provision
                                                                            limiting the liability of
                                                                            officers.
------------------------------------------------------------------------------------------------------------
  Shareholder Rights Plan:            WABCO does not have a                 MotivePower has entered into a
                                      shareholder rights plan. While        rights agreement, dated as of
                                      WABCO has no present intention        January 19, 1996, with
                                      to adopt a shareholder rights         ChaseMellon Shareholder
                                      plan, the WABCO Board pursuant        Services, L.L.C., as rights
                                      to its authority to issue             agent, as amended, pursuant to
                                      preferred stock, could do so          which MotivePower has issued
                                      without shareholder approval at       rights to purchase its Series C
                                      any time.                             Preferred Stock. MotivePower has
                                                                            taken all actions necessary to
                                                                            render the rights issued
                                                                            pursuant to the rights agreement
                                                                            inapplicable to the merger and
                                                                            the related agreements and
                                                                            transactions. The rights
                                                                            agreement will terminate upon
                                                                            the effective date of the
                                                                            merger.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Appraisal Rights:                   Under Delaware law, the rights        Under Pennsylvania law,
                                      of dissenting shareholders to         appraisal rights are available
                                      obtain the fair value for their       in connection with specified
                                      shares--so-called "appraisal          corporate actions including a
                                      rights"--may be available in          merger or consolidation, a share
                                      connection with a statutory           exchange or conversion, a sale
                                      merger or consolidation in            or transfer of all or
                                      specific situations. Appraisal        substantially all of a
                                      rights are not available to a         corporation's assets or a
                                      corporation's shareholders under      corporate action in which
                                      Delaware law when the                 disparate treatment is accorded
                                      corporation is to be the              to the holders of shares of the
                                      surviving corporation and no          same class or series. However,
                                      vote of its shareholders is           appraisal rights are not
                                      required to approve the merger.       provided to the holders of
                                      In addition, unless otherwise         shares of any class that is
                                      provided in the charter, no           listed on a national securities
                                      appraisal rights are available        exchange in the case of sales or
                                      under Delaware law to holders of      transfers of all or
                                      shares of any class of stock          substantially all of the assets
                                      which is either (1) listed on a       of the corporation and are not
                                      national securities exchange or       provided in the case of other
                                      designated as a national market       such transactions to the holders
                                      system security on an                 of shares of any class that is
                                      interdealer quotation systems by      either (1) listed on a national
                                      the NASD or (2) held of record        securities exchange or (2) held
                                      by more than 2,000 shareholders,      of record by more than 2,000
                                      unless those shareholders are         shareholders unless:
                                      required by the terms of the          - the shares are not converted
                                      merger to accept anything other         solely into shares of the
                                      than:                                   acquiring, surviving, new or
                                      - shares of stock of the                other corporation and cash in
                                        surviving corporation;                lieu of fractional shares;
                                      - shares of stock of another          - if the shares constitute a
                                        corporation which, as of the          preferred or special class of
                                        effective date of the merger          stock, the charter of the
                                        or consolidation, are of the          corporation, the corporate
                                        kind described in clause (1)          action under consideration or
                                        or (2), above;                        the express terms of the
                                      - cash instead of fractional            transaction encompassed in the
                                        shares; or                            corporate action do not
                                      - any combination of the above          entitle all holders of the
                                        three bullets.                        shares of the class to vote on
                                      Appraisal rights are not                the matter and require for the
                                      available under Delaware law in         adoption of the matter the
                                      the event of the sale of all or         affirmative vote of a majority
                                      substantially all of a                  of the votes cast by all
                                      corporation's assets or the             shareholders of the class; or
                                      adoption of an amendment to its       - if the shares constitute a
                                      charter, unless the rights are          group of a class or series which
                                      granted in the corporation's            are to receive the same
                                      charter. The WABCO charter does         special treatment in the
                                      not grant such rights.                  corporate action under
                                                                              consideration, the holders in
                                                                              that group are not entitled to
                                                                              vote as a special class in
                                                                              respect of the corporate
                                                                              action.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Business Combinations:              Section 203 of the Delaware           Pennsylvania law restricts the
                                      General Corporation Law provides      ability of some persons to
                                      that, if a person acquires 15%        acquire control of a
                                      or more of the stock of a             Pennsylvania corporation.
                                      Delaware corporation without the      However, MotivePower has chosen
                                      approval of the board of              to opt out of these
                                      directors of that corporation,        anti-takeover provisions as
                                      thereby becoming an "interested       allowed under Pennsylvania law.
                                      stockholder," that person may         In lieu of these provisions,
                                      not engage in specified               MotivePower's charter
                                      transactions with the                 incorporates the provisions of
                                      corporation for a period of           Section 203 of the Delaware
                                      three years unless one of the         General Corporation Law.
                                      following three exceptions            However, the MotivePower Board
                                      applies:                              has taken the necessary action
                                      - the board of directors              to make the provisions of
                                        approved the acquisition of         Section 203 incorporated in its
                                        stock or the transaction prior      charter inapplicable to the
                                        to the time that the person         merger and the related
                                        became an interested                transactions. A summary of
                                        stockholder;                        Section 203 is provided in the
                                      - the person became an                adjacent column.
                                        interested shareholder and 85%
                                        owner of the voting stock of
                                        the corporation in the
                                        transaction, excluding voting
                                        stock owned by directors who
                                        are also officers and some
                                        employee stock plans, or
                                      - after the person becomes an
                                        interested stockholder, if the
                                        transaction is approved by the
                                        board of directors and
                                        authorized by the affirmative
                                        vote of two-thirds of the
                                        outstanding voting stock which
                                        is not owned by the interested
                                        stockholder.
                                      A Delaware corporation may elect
                                      not to be governed by Section
                                      203. WABCO has not so elected,
                                      but the WABCO Board has taken
                                      the necessary action to make
                                      Section 203 inapplicable to the
                                      merger and the related
                                      transactions.
------------------------------------------------------------------------------------------------------------
  Annual Meeting Notices:             The WABCO by-laws and Delaware        The MotivePower by-laws require
                                      law require that the written          that the written notice of an
                                      notice of an annual meeting of        annual meeting of shareholders
                                      shareholders specify the place,       specify the place, date and hour
                                      date and hour of the meeting.         of the meeting. Notices of
                                      Notices of special meetings must      special meetings must also state
                                      also state the purpose or             the purpose or purposes of the
                                      purposes of the meeting.              meeting.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Fiduciary Duties of Directors:      Directors of a Delaware               Directors of a Pennsylvania
                                      corporation owe fiduciary duties      corporation owe fiduciary duties
                                      of care and loyalty to the            of care and loyalty to the
                                      corporation's shareholders.           corporation. Pennsylvania law
                                      Delaware law does not expressly       expressly permits the board and
                                      permit a director of a Delaware       its committees and members, when
                                      corporation to consider the           discharging their duties, in
                                      interest of any constituencies        considering what is in the best
                                      other than the corporation or         interests of the corporation, to
                                      its shareholders.                     consider, among other things,
                                                                            the interests of the
                                                                            shareholders, employees,
                                                                            suppliers, customers or
                                                                            creditors of the corporation or
                                                                            the interests of the communities
                                                                            served by the corporation.
                                                                            Consequently, boards of
                                                                            Pennsylvania corporations may
                                                                            have broader discretion, and
                                                                            increased protections from
                                                                            liability, than directors of
                                                                            Delaware corporations,
                                                                            particularly in the context of a
                                                                            threatened change in control.
------------------------------------------------------------------------------------------------------------
  Advance Notice Provisions:          The WABCO by-laws do not require      The MotivePower by-laws require
                                      shareholders to provide advance       that its shareholders provide
                                      notice of the business to be          advance notice of proposals and
                                      brought before an annual or           nominations to its Board. In
                                      special meeting of the                general, the advance notice must
                                      shareholders.                         be provided to the Secretary of
                                      Upon the effective date of the        MotivePower at least 60 days
                                      merger, the WABCO by-laws will        before the date of an annual
                                      be amended to provide for             meeting and must contain
                                      advance notice by the                 specified information.
                                      shareholders of certain               Shareholders are not permitted
                                      proposals. Specifically, the          to propose business at special
                                      by-laws will require that any         meetings unless otherwise
                                      shareholder of WABCO intending        determined by the presiding
                                      to present a proposal for action      officer at the meeting or
                                      by the shareholders at an annual      directed by a majority of the
                                      meeting must give written notice      Board.
                                      of the proposal, containing
                                      specified information, to the
                                      secretary of the corporation not
                                      later than the notice deadline.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------

                                      The notice deadline will
                                      generally be no later than 60
                                      days nor earlier than 120 days
                                      prior to the anniversary of the
                                      preceding year's proxy statement
                                      for the annual meeting.
                                      Compliance with the notice
                                      requirements of the new section
                                      of the by-laws will be required
                                      in order for a shareholder
                                      proposal to be presented for a
                                      shareholder vote at an annual
                                      meeting.
                                      The new section of the by-laws
                                      will not affect any rights of a
                                      shareholder to request inclusion
                                      of a proposal in WABCO's proxy
                                      statement pursuant to Securities
                                      and Exchange Commission Rule
                                      14a-8 or to present for action
                                      at an annual meeting any
                                      proposal so included. Rule 14a-8
                                      requires that notice of
                                      shareholder proposals requested
                                      to be included in WABCO's proxy
                                      materials pursuant to that rule
                                      must generally be furnished to
                                      the company not later than 120
                                      days prior to the anniversary
                                      date of the company's proxy
                                      statement for the previous
                                      year's annual meeting.
------------------------------------------------------------------------------------------------------------
  Committees:                         The WABCO by-laws provide for         The MotivePower by-laws provide
                                      the establishment of a                for the establishment of an
                                      Nominating Committee. Pursuant        Executive and Finance Committee.
                                      to the by-laws, the Board of          Pursuant to the by-laws, the
                                      Directors may by resolution           Board of Directors may by
                                      passed by a majority of the           resolution passed by a majority
                                      Board of Directors, designate         of the Board of Directors,
                                      one or more additional                designate one or more additional
                                      committees, each committee to         committees, each committee to
                                      consist of one or more of the         consist of one or more of the
                                      directors of the corporation. In      directors of the corporation. In
                                      accordance with these                 accordance with these
                                      provisions, the Board of              provisions, the Board of
                                      Directors has established a           Directors has established a
                                      Compensation Committee, a             Nominating and Corporate
                                      Nominating Committee and an           Governance Committee, a
                                      Audit Committee. No changes will      Compensation and Management
                                      be made to the committee              Development Committee and an
                                      provisions contained in the           Audit and Corporate
                                      WABCO by-laws in connection with      Responsibility Committee.
                                      the merger. Each committee of
                                      the Board of Directors must
                                      include either the director
                                      nominated by Vestar or the
                                      director nominated by Harvard as
                                      one of its members.
------------------------------------------------------------------------------------------------------------

                       DESCRIPTION OF WABCO CAPITAL STOCK

     The following summary of the current terms of the capital stock of WABCO and the terms of the capital stock of WABCO to be in effect after completion of the merger is not meant to be complete and is qualified by reference to the WABCO charter and WABCO by-laws. The WABCO charter is incorporated by reference and a copy will be sent to holders of shares of WABCO common stock and MotivePower common stock upon request. See "Where You Can Find More Information" on page III-1. The WABCO by-laws are incorporated by reference and included as an exhibit to the merger agreement attached as Annex A.

AUTHORIZED CAPITAL STOCK

     Under the WABCO charter, WABCO's authorized capital stock consists of 100,000,000 shares of WABCO common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

     As of October 8, 1999, there were 25,698,794 WABCO shares issued and outstanding (excluding ESOP shares that are not allocated to WABCO employees), 8,615,050 shares issued and held in WABCO's treasury, 8,412,756 shares reserved for issuance under WABCO's ESOP and 4,700,000 shares reserved for issuance upon the exercise of stock options. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, and there is no cumulative voting in the election of directors, nor are there preemptive rights upon the issuance of additional WABCO shares. Subject to Delaware law, the rights of the holders of any shares of preferred stock that may be issued in the future and limitations in certain debt instruments, holders of shares of common stock are entitled to receive dividends as may be declared by the board of directors out of legally available funds. Upon dissolution of WABCO, which does not include the merger, the holders of WABCO common stock will be entitled to a ratable portion of any assets remaining after payment of all priority claims.

PREFERRED STOCK

     The WABCO board of directors is authorized to issue shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each such class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series. This action may be taken by the board at anytime and without shareholder approval. While WABCO has no preferred stock outstanding and has no current understandings, plans or agreements for the issuance of preferred stock, shares of preferred stock may be used in connection with the raising of additional capital, future acquisitions, and for other corporate purposes.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for the WABCO common stock.

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL

     WABCO's certificate of incorporation and by-laws, as well as Delaware law, contain several provisions that may make the acquisition of control of WABCO by means of tender offer, open market purchases, a proxy contest or otherwise more difficult if not approved by the board of directors. A summary of those provisions is set forth below. In addition, certain events relating to a change of control of WABCO will constitute an event of default under its credit facilities, which may indirectly make more difficult the acquisition of control of WABCO.

     Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions specified therein, an "interested stockholder" (as defined below) of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (3) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified by
Section 203, an "interested stockholder" is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and the affiliates and associates of any such person. For purposes of Section 203, the board of directors approved the acquisition of 15% or more of the outstanding voting stock of WABCO by WABCO's ESOP and, accordingly, WABCO believes that WABCO's ESOP will not be subject to the restrictions of Section 203 with respect to its ownership of shares of common stock if its percentage ownership of WABCO's voting stock is not reduced below 15%.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The stockholders of a corporation may elect to exclude the corporation from the restrictions imposed under Section 203, by amending the corporation's certificate of incorporation or by-laws. Neither WABCO's certification of incorporation nor its by-laws exclude WABCO from the restrictions imposed under Section 203. These restrictions may have the effect of preventing changes in the management of WABCO. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

     Potential Effect of WABCO's ESOP. Approximately 8,412,756 shares of the WABCO ESOP's total of 9,282,256 shares of common stock are currently not allocated to participants' accounts. Nevertheless, these unallocated shares of common stock have voting and other ownership rights. A potential acquiror seeking 100% control of WABCO would be required to purchase these shares. The additional cost of acquiring WABCO's ESOP shares could have a deterrent effect on potential acquirors.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF MOTIVEPOWER COMMON STOCK

     It is a condition to the merger that the shares of WABCO common stock issuable in the merger be approved for listing on the NYSE at or prior to the closing, subject to official notice of issuance. If the merger is completed, MotivePower common stock will cease to be listed.

                                 LEGAL MATTERS

     The validity of the WABCO common stock to be issued to MotivePower shareholders pursuant to the merger will be passed upon by Reed Smith Shaw & McClay LLP. It is a condition to the completion of the merger that MotivePower and WABCO receive opinions from Sidley & Austin and Kirkland & Ellis with respect to the tax treatment of the merger. See "The Merger Transaction -- Material United States Federal Income Tax Consequences of the Merger" on page I-39 and "The Merger Agreement -- Conditions to the Completion of the Merger" on page I-74.

                                    EXPERTS

     The consolidated financial statements of MotivePower Industries, Inc. and subsidiaries and the related financial statement schedule incorporated in this joint proxy statement/prospectus by reference from MotivePower's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by

Deloitte & Touche LLP independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The WABCO consolidated financial statements and schedules as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 incorporated in this joint proxy statement/prospectus which is part of this registration statement have been audited by Arthur Andersen LLP independent public accountants, as indicated in their reports with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in giving said reports.

                                 CHAPTER THREE
                    ADDITIONAL INFORMATION FOR SHAREHOLDERS

                          FUTURE SHAREHOLDER PROPOSALS

MOTIVEPOWER

     MotivePower will hold an annual meeting in 2000 only if the merger has not already been completed. Any shareholder proposal for MotivePower's annual meeting in 2000, if held, must be sent to the Secretary at the address of MotivePower's principal executive office given under "The Companies" on page I-3. The deadline for receipt of a proposal to be considered for inclusion in MotivePower's proxy statement is November 20, 1999. In connection with the 2000 Annual Meeting of Shareholders, if MotivePower does not receive notice of a matter or proposal to be considered, whether or not the proponent thereof intends to include the matter or proposal in the proxy statement of MotivePower, on or before January 20, 2000 then the persons appointed by the MotivePower Board to act as the proxies for the annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if the matter or proposal is raised at the annual meeting. On request, the Secretary will provide detailed instructions for submitting proposals.

WABCO

     Any shareholder proposal for WABCO's annual meeting in 2000 must be sent to the Secretary at the following address: 1001 Air Brake Avenue, Wilmerding, Pennsylvania 15148. The deadline for receipt of a proposal to be considered for inclusion in WABCO's proxy statement is December 3, 1999. In connection with the 2000 Annual Meeting of Stockholders, if WABCO does not receive notice of a matter or proposal to be considered, whether or not the proponent thereof intends to include the matter or proposal in the proxy statement of WABCO, on or before January 31, 2000 then the persons appointed by the WABCO Board to act as the proxies for the annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if the matter or proposal is raised at the annual meeting. On request, the Secretary will provide detailed instructions for submitting proposals.

     SEC rules set forth standards for the exclusion of some shareholder proposals from a proxy statement for an annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     MotivePower and WABCO file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     WABCO filed a registration statement on Form S-4 to register with the SEC the WABCO common stock to be issued to MotivePower shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of WABCO in addition to being a proxy statement of MotivePower and WABCO for the meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the

                                      III-1
documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

MOTIVEPOWER SEC FILINGS (FILE NO. 001-13225)                      PERIOD
--------------------------------------------------------------------------------------------
Annual Report on Form 10-K                     Fiscal Year ended December 31, 1998
Quarterly Report Form 10-Q                     Filed on May 14, 1999
Current Report on Form 8-K                     Filed on May 14, 1999
Current Report on Form 8-K                     Filed on June 3, 1999
Current Report on Form 8-K                     Filed on August 18, 1999
Current Report on Form 8-K                     Filed on September 28, 1999
Current Report on Form 8-K                     Filed on October 15, 1999

   WABCO SEC FILINGS (FILE NO. 001-13782)                         PERIOD
--------------------------------------------------------------------------------------------
Annual Report on Form 10-K                     Fiscal Year ended December 31, 1998
Quarterly Report on Form 10-Q                  Filed on May 5, 1999
Current Report on Form 8-K                     Filed on June 3, 1999
Current Report on Form 8-K                     Filed on August 18, 1999
Current Report on Form 8-K                     Filed on August 23, 1999
Current Report on Form 8-K                     Filed on October 13, 1999
Current Report on Form 8-K                     Filed on October 14, 1999
The description of WABCO common stock
  set forth in the Registration Statement
  on Form 8-A as filed on May 14, 1995

     We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement/prospectus and the date of the meetings.

     MotivePower has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to MotivePower, and WABCO has supplied all such information relating to WABCO.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

        MOTIVEPOWER                           WABCO
Two Gateway Center                 1001 Air Brake Avenue
14th Floor                         Wilmerding, PA 15148
Pittsburgh, PA 15222               Tel: (412) 825-1000
Tel: (412) 201-1101

     If you would like to request documents from us, please do so by November 12, 1999 to receive them before the meetings.

     You can also get more information by visiting MotivePower's web site at www.motivepower.com and WABCO's web site at www.wabco-rail.com. Web site materials are not part of this joint proxy statement/prospectus.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MOTIVEPOWER PROPOSALS AND THE WABCO PROPOSALS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED OCTOBER 20, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF WABCO COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                      III-2

                                                                         ANNEX A

                                                                  CONFORMED COPY

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                          MOTIVEPOWER INDUSTRIES, INC.

                                      AND

                         WESTINGHOUSE AIR BRAKE COMPANY

                         DATED AS OF SEPTEMBER 26, 1999

                       AS AMENDED AS OF OCTOBER 4 , 1999

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                                                             PAGE
                                                                             ----
                                    ARTICLE I

                                   THE MERGER
Section 1.1.   The Merger..................................................    2
Section 1.2.   Effective Time..............................................    2
Section 1.3.   Effects of the Merger.......................................    2
Section 1.4.   Charter and By-Laws; Board of Directors; Management
               Succession..................................................    2
Section 1.5.   Conversion of Securities....................................    2
Section 1.6.   WABCO to Make Certificates Available........................    3
Section 1.7.   Dividends; Transfer Taxes; Withholding......................    3
Section 1.8.   No Fractional Securities....................................    4
Section 1.9.   Return of Exchange Fund.....................................    4
Section 1.10.  No Further Ownership Rights in MotivePower Common Stock.....    4
Section 1.11.  Closing of MotivePower Transfer Books.......................    4
Section 1.12.  Lost Certificates...........................................    4
Section 1.13.  Further Assurances..........................................    5
Section 1.14.  Closing.....................................................    5

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF WABCO
Section 2.1.   Corporate Organization......................................    5
Section 2.2.   Capitalization..............................................    6
Section 2.3.   Authority; No Violation.....................................    7
Section 2.4.   Consents and Approvals......................................    7
Section 2.5.   SEC Documents and Other Reports.............................    8
Section 2.6.   Registration Statement and Joint Proxy Statement............    8
Section 2.7.   Absence of Certain Changes or Events........................    8
Section 2.8.   Permits and Compliance......................................    9
Section 2.9.   Tax Matters.................................................    9
Section 2.10.  Actions and Proceedings.....................................   10
Section 2.11.  Certain Agreements..........................................   10
Section 2.12.  ERISA.......................................................   10
Section 2.13.  Labor Matters...............................................   12
Section 2.14.  Intellectual Property; Year 2000 Compliance.................   12
Section 2.15.  Environmental and Safety Matters............................   12
Section 2.16.  Insurance...................................................   13
Section 2.17.  Parachute Payments to Disqualified Individuals..............   13
Section 2.18.  Required Vote of WABCO Stockholders.........................   13
Section 2.19.  State Takeover Laws.........................................   13
Section 2.20.  Pooling of Interests; Reorganization........................   14
Section 2.21.  Opinion of Financial Advisor................................   14
Section 2.22.  Broker's Fees...............................................   14
Section 2.23.  Unlawful Payments and Contributions.........................   14
Section 2.24.  Real Property...............................................   14
Section 2.25.  Material Contracts..........................................   15
Section 2.26.  Warranties..................................................   15
Section 2.27.  Pooling Letter..............................................   15

                                                                             PAGE
                                                                             ----
                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF MOTIVEPOWER
Section 3.1.   Corporate Organization......................................   16
Section 3.2.   Capitalization..............................................   16
Section 3.3.   Authority; No Violation.....................................   17
Section 3.4.   Consents and Approvals......................................   17
Section 3.5.   SEC Documents and Other Reports.............................   18
Section 3.6.   Registration Statement and Joint Proxy Statement............   18
Section 3.7.   Absence of Certain Changes or Events........................   18
Section 3.8.   Permits and Compliance......................................   19
Section 3.9.   Tax Matters.................................................   19
Section 3.10.  Actions and Proceedings.....................................   20
Section 3.11.  Certain Agreements..........................................   20
Section 3.12.  ERISA.......................................................   20
Section 3.13.  Labor Matters...............................................   21
Section 3.14.  Intellectual Property; Year 2000 Compliance.................   22
Section 3.15.  Environmental and Safety Matters............................   22
Section 3.16.  Insurance...................................................   23
Section 3.17.  Parachute Payments to Disqualified Individuals..............   23
Section 3.18.  Required Vote of MotivePower Stockholders...................   23
Section 3.19.  State Takeover Laws: Certain Charter Provisions.............   23
Section 3.20.  Pooling of Interests; Reorganization........................   23
Section 3.21.  Opinion of Financial Advisor................................   23
Section 3.22.  Broker's Fees...............................................   24
Section 3.23.  MotivePower Rights Agreement; Other Matters.................   24
Section 3.24.  Unlawful Payments and Contributions.........................   24
Section 3.25.  Real Property...............................................   24
Section 3.26.  Material Contracts..........................................   24
Section 3.27.  Warranties..................................................   25
Section 3.28.  Pooling Letter..............................................   25

                                   ARTICLE IV

                               CONDUCT OF BUSINESS
Section 4.1.   Conduct of WABCO............................................   25
Section 4.2.   Conduct of MotivePower......................................   27

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS
Section 5.1.   No Solicitation.............................................   29
Section 5.2.   Joint Proxy Statement; Registration Statement...............   30
Section 5.3.   Shareholders Meetings.......................................   31
Section 5.4.   Access to Information.......................................   31
Section 5.5.   Notices of Certain Events...................................   32
Section 5.6.   Appropriate Action; Consents; Filings.......................   32
Section 5.7.   Public Disclosure...........................................   34
Section 5.8.   Reorganization; Pooling of Interest.........................   34
Section 5.9.   Comfort Letters.............................................   34
Section 5.10.  Compliance with the Securities Act and Pooling of Interests
               Restrictions; Termination of Voting Trust and Stockholders
               Agreement...................................................   34
Section 5.11.  Listing or Quotation of Stock...............................   35

                                                                             PAGE
                                                                             ----
Section 5.12.  Indemnification of Directors and Officers...................   35
Section 5.13.  MotivePower Stock Options; MotivePower SAR: MotivePower
               Stock Account...............................................   35
Section 5.14.  Benefit Plans to be Honored.................................   36
Section 5.15.  State Takeover Laws.........................................   37
Section 5.17.  Transfer Taxes..............................................   37

                                   ARTICLE VI

                              CONDITIONS TO MERGER
Section 6.1.   Conditions to Each Party's Obligations......................   37
Section 6.2.   Additional Conditions to Obligations of MotivePower.........   37
Section 6.3.   Additional Conditions to Obligations of WABCO...............   38

                                   ARTICLE VII

                                   TERMINATION
Section 7.1.   Termination.................................................   39
Section 7.2.   Effect of Termination.......................................   41
Section 7.3.   Fees and Expenses...........................................   41
Section 7.4.   Amendment...................................................   42
Section 7.5.   Extension; Waiver...........................................   42

                                  ARTICLE VIII

                                  MISCELLANEOUS
Section 8.1.   Nonsurvival of Representations, Warranties and Agreements...   42
Section 8.2.   Notices.....................................................   42
Section 8.3.   Interpretation..............................................   43
Section 8.4.   Counterparts................................................   43
Section 8.5.   Entire Agreement; No Third Party Beneficiaries..............   43
Section 8.6.   Governing Law...............................................   44
Section 8.7.   Assignment..................................................   44

                             TABLE OF DEFINED TERMS

TERM                                                         SECTION
----                                                         -------
Affected Employees                                           5.14(b)
Agreement                                                    Preamble
Antitrust Laws                                               5.6(b)
Articles of Merger                                           1.2
Business Unit                                                5.6(b)
Certificate of Merger                                        1.2
Certificates                                                 1.6(b)
Closing                                                      1.14
Code                                                         Recitals
Computer Systems                                             2.14(b)
Confidentiality Agreement                                    5.4
Constituent Corporations                                     Preamble
DGCL                                                         1.1
Draft Letter                                                 3.28
Effective Time                                               1.2
End Date                                                     7.1(b)
Environmental Laws                                           2.15(a)
ERISA                                                        2.12(a)
ERISA Affiliate                                              2.12(d)(iii)
ESPP                                                         2.2(a)
Exchange Act                                                 2.5
Exchange Agent                                               1.6(a)
Exchange Fund                                                1.6(a)
Exchange Ratio                                               1.5(b)
GAAP                                                         2.5
Governmental Entity                                          2.4
HSR Act                                                      2.4
Indemnified Parties                                          5.12(a)
Intellectual Property Rights                                 2.14(a)
IRS                                                          2.9
Joint Proxy Statement                                        2.4
Knowledge of MotivePower                                     3.8
Knowledge of WABCO                                           2.8
Liens                                                        2.2(b)
Material Adverse Effect                                      2.1(a)
Material Agreement                                           2.3(b)
MotivePower                                                  Preamble
MotivePower Articles of Incorporation                        3.1(a)
MotivePower Common Stock                                     Recitals
MotivePower Director Option Plan                             3.2(a)
MotivePower Disclosure Letter                                Article III
MotivePower Ex-U.S. Pension Plan                             3.12(e)
MotivePower Fees and Expenses                                7.3(b)
MotivePower Leased Property                                  3.25(b)
MotivePower Leases                                           3.25(b)
MotivePower Material Contracts                               3.26

TERM                                                         SECTION
----                                                         -------
MotivePower Multiemployer Plan                               3.12(d)(ii)
MotivePower Option Agreement                                 Recitals
MotivePower Option Plan                                      3.2(a)
MotivePower Owned Real Property                              3.25(a)
MotivePower Permits                                          3.8
MotivePower Plan                                             3.12(d)(i)
MotivePower Preferred Stock                                  3.2(a)
MotivePower Real Property                                    3.25(b)
MotivePower Rights                                           3.2(a)
MotivePower Rights Agreement                                 3.2(a)
MotivePower SAK                                              3.2
MotivePower Shareholders Meeting                             5.3
MotivePower SEC Documents                                    3.5
MotivePower Series C Preferred Stock                         3.2(a)
MotivePower Stock Account                                    5.13
MotivePower Stock Plans                                      3.2(a)
MotivePower Tax Certificate                                  5.8
Merger                                                       Recitals
NYSE                                                         1.8
1995 Director Option Plan                                    2.2(a)
1995 Option Plan                                             2.2(a)
PBCL                                                         1.1
Permits                                                      2.8
Person                                                       4.1(c)
Registration Statement                                       2.4
SEC                                                          2.4
Securities Act                                               2.1(a)
Shareholders Meetings                                        5.3
Significant Proposal                                         5.1(a)
State and Foreign Approvals                                  2.4
Subsidiary                                                   2.1(a)
Substitute Option                                            5.13
Substitute SAR                                               5.13
Substitute Stock Account                                     5.13
Superior Proposal                                            5.1(a)
Surviving Corporation                                        1.1
Takeover Proposal                                            5.1(a)
Tax Return                                                   2.9
Taxes                                                        2.9
Vestar                                                       5.10(c)
Voting Trust                                                 5.10(c)
wholly-owned Subsidiary                                      2.1(a)
WABCO                                                        Preamble
WABCO Certificate of Incorporation                           2.1(a)
WABCO Common Stock                                           Recitals
WABCO Disclosure Letter                                      Article II
WABCO Employee Stock Ownership Trust                         3.23
WABCO Ex-U.S. Pension Plan                                   2.12(e)

TERM                                                         SECTION
----                                                         -------
WABCO Leased Property                                        2.24(b)
WABCO Leases                                                 2.24(b)
WABCO Material Contracts                                     2.25
WABCO Multiemployer Plan                                     2.12(d)(ii)
WABCO Option Agreement                                       Recitals
WABCO Owned Property                                         2.24(a)
WABCO Permits                                                2.8
WABCO Plan                                                   2.12(d)(i)
WABCO Preferred Stock                                        2.2(a)
WABCO Real Property                                          2.24(b)
WABCO SEC Documents                                          2.5
WABCO Stock Options                                          2.2(a)
WABCO Stock Plans                                            2.2(a)
WABCO Stockholders Meeting                                   5.3
WABCO Tax Certificate                                        5.8
Worker Safety Laws                                           2.15(a)
Year 2000 Compliant                                          2.14(b)

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 26, 1999 (this "Agreement") as amended, between MotivePower Industries, Inc., a Pennsylvania corporation ("MotivePower"), and Westinghouse Air Brake Company, a Delaware corporation ("WABCO") (MotivePower and WABCO being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, MotivePower and WABCO are parties to that certain Agreement and Plan of Merger dated June 2, 1999, as amended as of July 19, 1999 (as so amended, the "Original Merger Agreement");

     WHEREAS, MotivePower and WABCO wish to amend the Original Merger Agreement to provide for the merger of MotivePower with and into WABCO (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of MotivePower ("MotivePower Common Stock"), together with any associated MotivePower Right (as defined in Section 3.2(a)), not owned directly or indirectly by MotivePower or WABCO will be converted into shares of Common Stock, par value $.01 per share, of WABCO ("WABCO Common Stock");

     WHEREAS, the respective Boards of Directors of MotivePower and WABCO have approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the respective Boards of Directors of MotivePower and WABCO have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

     WHEREAS, as a condition and inducement to WABCO entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, WABCO and MotivePower are entering into the Amended and Restated MotivePower Stock Option Agreement (the "MotivePower Option Agreement") pursuant to which MotivePower has granted WABCO an option, exercisable under the circumstances specified therein, to purchase shares of MotivePower Common Stock;

     WHEREAS, as a condition and inducement to MotivePower entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, WABCO and MotivePower are entering into the Amended and Restated WABCO Stock Option Agreement (the "WABCO Option Agreement") pursuant to which WABCO has granted MotivePower an option, exercisable under the circumstances specified therein, to purchase shares of WABCO Common Stock;

     WHEREAS, concurrently with the execution hereof, in order to induce MotivePower to enter into this Agreement, MotivePower is entering into a Voting Agreement (the "Voting Agreement") with William E. Kassling, Robert J. Brooks, Harvard Private Capital Holdings, Inc., a Massachusetts corporation, and Vestar Equity Partners, L.P., a Delaware limited partnership (collectively, the "Principal Shareholders") providing for certain voting and other restrictions with respect to the shares of WABCO Common Stock beneficially owned by the Principal Shareholders upon the terms and conditions specified therein;

     WHEREAS, concurrently with the execution hereof, in order to induce WABCO to enter into this Agreement, WABCO is entering into a Voting Agreement with John C. Pope providing for certain voting and other restrictions with respect to the shares of MotivePower Common Stock beneficially owned by John C. Pope upon the terms and conditions specified therein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Pennsylvania Business Corporation Law (the "PBCL") and the Delaware General Corporation Law (the "DGCL"), MotivePower shall be merged with and into WABCO at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of MotivePower shall cease and WABCO shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of MotivePower in accordance with the PBCL and the DGCL.

     SECTION 1.2. EFFECTIVE TIME. As soon as practicable following the Closing (as defined in Section 1.14), MotivePower and WABCO will cause Articles of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the PBCL, to be filed with the Department of State of the Commonwealth Pennsylvania and a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of Delaware. The Merger shall become effective on the date and at the time when the last of the following actions shall have been completed: (i) the Articles of Merger have been duly filed with the Department of State of the Commonwealth of Pennsylvania and (ii) the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").

     SECTION 1.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 1929 of the PBCL and Section 259 of the DGCL.

     SECTION 1.4. CHARTER AND BY-LAWS; BOARD OF DIRECTORS; MANAGEMENT SUCCESSION. (a) At the Effective Time, the Certificate of Incorporation of WABCO, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the By-Laws of WABCO shall be amended and restated in their entirety as set forth in Exhibit 1.4(b) and such By-Laws, as so amended and restated, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Certificate of Incorporation.

     (b) From and after the Effective Time, until duly changed in compliance with applicable law and the Certificate of Incorporation and By-Laws of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall consist of the persons listed on Exhibit 1.4(c).

     (c) At the Effective Time, Mr. William E. Kassling shall be the Chairman and Chief Executive Officer of the Surviving Corporation. The other officers of the Surviving Corporation shall include those persons listed on Exhibit 1.4(d) who shall hold the office set forth opposite their respective name.

     SECTION 1.5. CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of WABCO, MotivePower or the holders of any securities of the Constituent Corporations:

     (a) All shares of MotivePower Common Stock, together with any associated MotivePower Rights, that are held in the treasury of MotivePower or by any wholly-owned Subsidiary of MotivePower and any shares of MotivePower Common Stock, together with any associated MotivePower Rights, owned by WABCO or by any wholly-owned Subsidiary of WABCO shall be cancelled and no capital stock of WABCO or other consideration shall be delivered in exchange therefor.

     (b) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of MotivePower Common Stock, together with any MotivePower Right, issued and outstanding immediately prior to the Effective Time (other than shares and any associated Rights to be cancelled in accordance with Section 1.5(a)) shall be converted into .66 (such number being the "Exchange Ratio") validly issued, fully paid and nonassessable shares of WABCO Common Stock. All such shares and any associated Rights of MotivePower Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of WABCO Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

     (c) All MotivePower Stock Options (as defined in Section 2.2(a)) outstanding at the Effective Time shall become options to purchase WABCO Common Stock pursuant to Section 5.13.

     SECTION 1.6. WABCO TO MAKE CERTIFICATES AVAILABLE. (a) Exchange of Certificates. WABCO shall authorize ChaseMellon Shareholder Services, L.L.C. (or such other person or persons as shall be reasonably acceptable to WABCO and MotivePower) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, WABCO shall deposit with the Exchange Agent, in trust for the holders of shares of MotivePower Common Stock converted in the Merger, certificates representing the shares of WABCO Common Stock issuable pursuant to Section 1.5(b) in exchange for outstanding shares of MotivePower Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of WABCO Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver the WABCO Common Stock contemplated to be issued pursuant to Section 1.5(b) out of the Exchange Fund.

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MotivePower Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of WABCO Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of all Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of WABCO Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be cancelled.

     SECTION 1.7. DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on WABCO Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing WABCO Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to
Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such WABCO Common Stock:
(i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of WABCO Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of WABCO Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of WABCO Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of WABCO Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of WABCO Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. WABCO or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as WABCO or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by WABCO or the Exchange Agent and paid to the appropriate authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by WABCO or the Exchange Agent.

     SECTION 1.8. NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of WABCO Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no WABCO dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of WABCO. In lieu of any such fractional share, each holder of MotivePower Common Stock who would otherwise have been entitled to a fraction of a share of WABCO Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the per share closing price on the New York Stock Exchange (the "NYSE") of WABCO Common Stock (as reported in the NYSE Composite Transactions) on the date of the Effective Time (or, if the shares of WABCO Common Stock do not trade on the NYSE on such date, the first date of trading of shares of WABCO Common Stock on the NYSE after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify WABCO, and WABCO shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

     SECTION 1.9. RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of MotivePower for six months after the Effective Time shall be delivered to WABCO, upon demand of WABCO, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to WABCO for payment of their claim for WABCO Common Stock, any cash in lieu of fractional shares of WABCO Common Stock and any dividends or distributions with respect to WABCO Common Stock. WABCO shall not be liable to any former holder of MotivePower Common Stock for any such shares of WABCO Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 1.10. NO FURTHER OWNERSHIP RIGHTS IN MOTIVEPOWER COMMON STOCK. All shares of WABCO Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of MotivePower Common Stock represented by such Certificates.

     SECTION 1.11. CLOSING OF MOTIVEPOWER TRANSFER BOOKS. At the Effective Time, the stock transfer books of MotivePower shall be closed and no transfer of shares of MotivePower Common Stock shall thereafter be made on the records of MotivePower. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or WABCO, such Certificates shall be cancelled and exchanged as provided in this Article I.

     SECTION 1.12. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by WABCO or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as WABCO or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of WABCO Common Stock, any cash in lieu of fractional shares of WABCO Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

     SECTION 1.13. FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

     SECTION 1.14. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Doepken Keevican & Weiss, 58th Floor, USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as WABCO and MotivePower shall agree.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF WABCO

     Except as disclosed in the letter delivered to MotivePower concurrently herewith and designated therein as the WABCO Disclosure Letter (the "WABCO Disclosure Letter"), in each case with specific reference to the Section to which exception is taken, WABCO hereby represents and warrants to MotivePower as follows:

     SECTION 2.1. CORPORATE ORGANIZATION. (a) WABCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WABCO has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on WABCO. As used in this Agreement, the term "Material Adverse Effect" means, with respect to MotivePower or WABCO, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated hereby, except to the extent (w) resulting from any changes in general United States or global economic conditions, (x) resulting from any changes affecting the railroad equipment and parts industry in general,
(y) resulting from matters disclosed in Section 3.1 of the MotivePower Disclosure Letter (as hereinafter defined), or (z) as contemplated by the joint press release issued by WABCO and MotivePower on August 18, 1999. As used in this Agreement, the word "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which MotivePower or WABCO, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, (ii) is a general partner, trustee or other entity or person performing similar functions or (iii) has control (as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act")). For all purposes of this Agreement, a "wholly-owned Subsidiary" shall be deemed to include those entities which, for regulatory or other local law purposes, have issued nominal ownership interests to persons other than WABCO or MotivePower or their respective Subsidiaries. True and complete copies of the Restated Certificate of Incorporation (the "WABCO Certificate of Incorporation") and Amended and Restated By-Laws of WABCO, as in effect as of the date of this Agreement, have previously been made available by WABCO to MotivePower.

     (b) Each WABCO Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on WABCO and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) The minute books of WABCO accurately reflect in all material respects all material corporate actions held or taken since January 1, 1997 of its stockholders and Board of Directors (including committees of the Board of Directors of WABCO).

     SECTION 2.2. CAPITALIZATION. (a) The authorized capital stock of WABCO consists of (i) 100,000,000 shares of WABCO Common Stock, of which, as of May 27, 1999, 33,966,897 shares were issued and outstanding and 13,459,703 shares were held in treasury, and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share, of WABCO (the "WABCO Preferred Stock"), none of which, as of the date hereof, were designated, issued and outstanding. All of the issued and outstanding shares of WABCO Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options issued pursuant to the WABCO 1995 Stock Incentive Plan, as amended (the "1995 Option Plan"), or the 1995 Non-Employee Directors' Fee and Stock Option Plan (the "1995 Director Option Plan" and, together with the 1995 Option Plan, the "WABCO Stock Plans") and except as contemplated hereby, WABCO does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of WABCO Common Stock or any other equity securities of WABCO or any securities representing the right to purchase or otherwise receive any shares of WABCO Common Stock or WABCO Preferred Stock. As of the date of this Agreement, no shares of WABCO Common Stock or WABCO Preferred Stock are reserved for issuance, except for 4,800,000 shares of WABCO Common Stock reserved for issuance upon exercise of stock options granted pursuant to the WABCO Stock Plans (the "WABCO Stock Options") and 500,000 shares of WABCO Common Stock reserved for issuance in connection with the WABCO 1998 Employee Stock Purchase Plan (the "ESPP"). Since December 31, 1998, WABCO has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the ESPP and the exercise of WABCO Stock Options granted prior to such date. WABCO has previously provided MotivePower with a list of the option holders, the date of each option to purchase WABCO Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable WABCO Stock Plan. In no event will the aggregate number of shares of WABCO Common Stock outstanding at the Effective Time exceed the number specified in Section 2.2(a) of the WABCO Disclosure Letter.

     (b) WABCO owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the WABCO Subsidiaries as set forth in Section 2.2(b) of the WABCO Disclosure Letter, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens") other than as set forth in Section 2.2(b) of the WABCO Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No WABCO Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     SECTION 2.3. AUTHORITY; NO VIOLATION. (a) WABCO has full corporate power and authority to execute and deliver this Agreement and the WABCO Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the WABCO Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and declared advisable by the Board of Directors of WABCO. The Board of Directors of WABCO has directed that this Agreement and the transactions contemplated hereby be submitted to WABCO's stockholders for adoption at the WABCO Stockholders Meeting (as defined in Section 5.3) and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of WABCO Common Stock, no other corporate proceedings on the part of WABCO are necessary to approve and adopt this Agreement and the WABCO Option Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the WABCO Option Agreement has been duly and validly executed and delivered by WABCO and (assuming due authorization, execution and delivery by MotivePower of this Agreement and the WABCO Option Agreement) constitutes a valid and binding obligation of WABCO, enforceable against WABCO in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement or the WABCO Option Agreement by WABCO nor the consummation by WABCO of the transactions contemplated hereby or thereby, nor compliance by WABCO with any of the terms or provisions hereof or thereof, will (i) violate any provision of the WABCO Certificate of Incorporation or the WABCO By-Laws or (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WABCO or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of WABCO or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement, instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any license, lease or any other agreement or instrument ("Material Agreement") to which WABCO or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on WABCO.

     SECTION 2.4. CONSENTS AND APPROVALS. Except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) for the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State and Foreign Approvals"), (iii) for the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of MotivePower's shareholders and WABCO's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "Registration Statement") in which the Joint Proxy Statement will be included as a prospectus, (iv) for the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the filing of the Certificate of Merger with the Secretary of State of Delaware, (v) for such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or the NYSE in connection with the issuance or listing of the shares of WABCO Common Stock pursuant to this Agreement, (vi) for the approval of this Agreement by the requisite vote of the shareholders of MotivePower and stockholders of WABCO and (vii) those consents listed in Section 2.4 of the WABCO Disclosure Letter, no material consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by WABCO of this Agreement and the WABCO Option Agreement and (B) the consummation by

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

WABCO of the Merger and the other transactions contemplated by this Agreement and the WABCO Option Agreement.

     SECTION 2.5. SEC DOCUMENTS AND OTHER REPORTS. WABCO has filed all required documents with the SEC since January 1, 1997 (the "WABCO SEC Documents"). As of their respective dates, the WABCO SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), as the case may be, and, at the respective times they were filed, none of the WABCO SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of WABCO included in the WABCO SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of WABCO and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the WABCO SEC Documents or as required by GAAP, WABCO has not, since December 31, 1998, made any change in the accounting practices or policies applied in the preparation of its financial statements.

     SECTION 2.6. REGISTRATION STATEMENT AND JOINT PROXY STATEMENT. None of the information to be supplied by WABCO for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the respective times of the Shareholders Meetings (as defined in Section 5.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to WABCO, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of WABCO. The Registration Statement will comply (with respect to WABCO) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to WABCO) as to form in all material respects with the provisions of the Exchange Act.

     SECTION 2.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the WABCO SEC Documents filed prior to the date of this Agreement, since December 31, 1998, (A) WABCO and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would have a Material Adverse Effect on WABCO, (B) WABCO and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would have a Material Adverse Effect on WABCO, (C) there has been no change in the capital stock of WABCO and no dividend or distribution of any kind declared, paid or made by WABCO on any class of its stock, except for the regular quarterly dividend of not more than $.01 per share of WABCO Common Stock, (D) there has not been (y) any granting by WABCO or any of its Subsidiaries to any executive officer or material modification of any severance or termination benefits or (z) any entry by WABCO or any of its Subsidiaries into or material modification of any employment, severance or termination agreement with any such executive officer,

                                       -8-
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(E) WABCO and its Subsidiaries have not prepared or filed any Tax Return (as defined in Section 2.9) inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, and (F) there has been no other event causing a Material Adverse Effect on WABCO, nor any development that would, individually or in the aggregate, have a Material Adverse Effect on WABCO. Set forth in Section 2.7 of the WABCO Disclosure Letter is a description of any material changes, between December 31, 1998 and the date of this Agreement (excluding any intervening fluctuations between such dates), to the amount and terms of the indebtedness of WABCO and its Subsidiaries as described in WABCO's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC (other than any changes in, or the incurrence of, indebtedness of WABCO or any of its Subsidiaries with a principal amount not in excess of $1,000,000).

     SECTION 2.8. PERMITS AND COMPLIANCE. Each of WABCO and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, "Permits") necessary for WABCO or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "WABCO Permits"), except where the failure to have any of the WABCO Permits would not, individually or in the aggregate, have a Material Adverse Effect on WABCO, and, as of the date of this Agreement, no suspension or cancellation of any of the WABCO Permits is pending or, to the Knowledge of WABCO, threatened, except where the suspension or cancellation of any of the WABCO Permits, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. Neither WABCO nor any of its Subsidiaries is in violation of (i) its charter, by-laws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over WABCO or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. "Knowledge of WABCO" means the actual knowledge, after reasonable investigation, of the individuals identified in Section 2.8 of the WABCO Disclosure Letter.

     SECTION 2.9. TAX MATTERS. Except as otherwise set forth in Section 2.9 of the WABCO Disclosure Letter, (i) WABCO and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete, individually or in the aggregate, would not have a Material Adverse Effect on WABCO; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) WABCO and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not have a Material Adverse Effect on WABCO; (iv) neither WABCO nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) any Tax Returns referred to in clause (i) relating to federal and state income Taxes have been examined by the Internal Revenue Service (the "IRS") or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. To the Knowledge of WABCO, the representations set forth in the WABCO Tax Certificate (as defined in Section 5.8), if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct. For purposes of this Agreement: (i) "Taxes" means (A) any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 2.10. ACTIONS AND PROCEEDINGS. Except as set forth in the WABCO SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving WABCO or any of its Subsidiaries, or against or involving any of the directors, officers or employees of WABCO or any of its Subsidiaries, as such, any of its or their properties, assets or business or any WABCO Plan that, individually or in the aggregate, would have a Material Adverse Effect on WABCO. Except as set forth in Section 2.10 of the WABCO Disclosure Letter, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of WABCO, threatened against or involving WABCO or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any WABCO Plan that, individually or in the aggregate, would have a Material Adverse Effect on WABCO. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of WABCO, threatened against or affecting WABCO or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement or the WABCO Option Agreement.

     SECTION 2.11. CERTAIN AGREEMENTS. Except as set forth in Section 2.11 of the WABCO Disclosure Letter, neither WABCO nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant's or holder's option may become payable, due to or by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will, or may at the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of WABCO Common Stock, or shares of WABCO Common Stock granted in connection with the performance of services for WABCO or its Subsidiaries, is or will be entitled to receive cash from WABCO or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the WABCO Option Agreement.

     SECTION 2.12. ERISA. (a) Section 2.12(a)(X) of the WABCO Disclosure Letter contains a list of each WABCO Plan. With respect to each WABCO Plan, WABCO has made available to MotivePower a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such WABCO Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such WABCO Plan, (iv) the most recent summary plan description for each WABCO Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a WABCO Plan subject to Title IV of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder ("ERISA"), (vi) the most recent determination letter, if any, issued by the IRS with respect to any WABCO Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each WABCO Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, except any failure to comply as would not have, individually or in the aggregate, a Material Adverse Effect on WABCO. Except as set forth in Section 2.12(a)(Y) of the WABCO Disclosure Letter, (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any WABCO Plan which could result in liability to WABCO, (ii) neither WABCO nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any WABCO Multiemployer Plan (as hereinafter defined) at any time or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any WABCO Plan subject to Title IV of ERISA.

     (b) There has been no failure to make any contribution or pay any amount due to any WABCO Plan as required by Section 412 of the Code, Section 302 of ERISA, or the terms of any such Plan, and no WABCO
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

Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

     (c) With respect to WABCO Plans, no event has occurred and, to the Knowledge of WABCO, there exists no condition or set of circumstances in connection with which WABCO or any of its ERISA Affiliates would be subject to any liability under the terms of such WABCO Plans, ERISA, the Code or any other applicable law which has had, or would have, individually or in the aggregate, a Material Adverse Effect on WABCO. Except as listed on Section 2.12(c) of the WABCO Disclosure Letter, all WABCO Plans that are intended to be qualified under
Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on Section 2.12(c) of the WABCO Disclosure Letter, to the Knowledge of WABCO there is no reason why any WABCO Plan is not so qualified in operation. Neither WABCO nor any of its ERISA Affiliates has been notified by any WABCO Multiemployer Plan that such WABCO Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such WABCO Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. To the Knowledge of WABCO, neither the termination of any WABCO Multiemployer Plan nor the complete or partial withdrawal by WABCO or any of its ERISA Affiliates from any WABCO Multiemployer Plan would result in any liability of WABCO or any of its ERISA Affiliates that would have, individually or in the aggregate, a Material Adverse Effect on WABCO. Except as set forth in Section 2.12(c) of the WABCO Disclosure Letter, neither WABCO nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by (i) Part 6 of Title 1 of ERISA or (ii) the laws of a jurisdiction outside the United States.

     (d) As used in this Agreement, (i) "WABCO Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a WABCO Multiemployer Plan (as hereinafter defined))), a "welfare plan" (as defined in Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by WABCO or any of its ERISA Affiliates or as to which WABCO or any of its ERISA Affiliates or otherwise may have any liability, whether or not covered by ERISA (other than a WABCO Ex-U.S. Pension Plan (as hereinafter defined)), (ii) "WABCO Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which WABCO or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) which is under common control, or otherwise would be considered a single employer with such person pursuant to
Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

     (e) Section 2.12(e) of the WABCO Disclosure Letter contains a list of each WABCO Ex-U.S. Pension Plan (as hereinafter defined) and WABCO has provided to MotivePower a copy of any written plan document. Except as would not have, individually or in the aggregate, a Material Adverse Effect on WABCO, each such plan has been maintained in compliance with all applicable laws, orders and regulations, and the fair market value of the assets of each such plan which is intended to be a funded WABCO Ex-U.S. Pension Plan or arrangement equals or exceeds the value of the accrued benefits. As used in this Agreement, the term "WABCO Ex-U.S. Pension Plan" shall mean any arrangement (other than a WABCO
Plan) providing retirement pension benefits that is established or maintained by WABCO or any Subsidiary for the benefit of employees who are or were employed outside the United States.

     (f) Section 2.12(f) of the WABCO Disclosure Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers of WABCO and each ERISA Affiliate, (ii) severance programs and policies of WABCO with or relating to its employees and (iii) plans, programs, agreements and other arrangements of WABCO with or relating to its employees which contain change of control or similar provisions, in each case involving a severance or employment agreement or arrangement with an individual officer or employee, only to the extent such agreement or arrangement provides for minimum annual payments in excess of $100,000. WABCO has provided to MotivePower a true and complete copy of each of the foregoing.

     SECTION 2.13. LABOR MATTERS. Except as disclosed in Section 2.13 of the WABCO Disclosure Letter, neither WABCO nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by WABCO or any of its Subsidiaries as an exclusive bargaining representative for employees of WABCO or any of its Subsidiaries. Neither WABCO nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of WABCO, threatened, nor has there been for the past three years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on WABCO.

     SECTION 2.14. INTELLECTUAL PROPERTY; YEAR 2000 COMPLIANCE. (a) WABCO and its Subsidiaries own or have a valid, enforceable right to use free from any encumbrances, other than those that would not have a Material Adverse Effect on WABCO, all patents, patent rights, trademarks, trade names, service marks, trade secrets, copyrights, inventions, know-how, processes, procedures, customer and supplier lists, computer data, documentation and software, domain names, applications for registration of any of the foregoing and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary in connection with the business of WABCO and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. Except as set forth in Section 2.14 of the WABCO Disclosure Letter, neither WABCO nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. Neither WABCO nor its Subsidiaries are aware of any infringement or misappropriation by any person with respect to the Intellectual Property Rights owned or used by WABCO or its Subsidiaries other than any such infringement or misappropriation that would not have a Material Adverse Effect on WABCO. All Intellectual Property Rights owned or used by WABCO or its Subsidiaries as of the date hereof will be owned or available for use by WABCO and its Subsidiaries on terms and conditions immediately following the Effective Date that are not materially different from those existing prior to the Effective Date.

     (b) WABCO and each of its Subsidiaries have conducted a commercially reasonable inventory and assessment of the hardware, software and embedded microcontrollers in non-computer equipment (the "Computer Systems") used by WABCO and its Subsidiaries in its business, in order to determine which parts of the Computer System are not yet Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated cost of rendering the Computer Systems Year 2000 Compliant is $10 million, a portion of which has already been expended and the rest of which has been included in the current budget adopted by WABCO. For purposes of this Agreement, "Year 2000 Compliant" means that all of the Computer Systems will correctly recognize, manipulate and process (including calculating, comparing and sequencing) date information relating to dates before, on or after January 1, 2000 including leap year calculations, and that the operation and functionality of such Computer Systems will not be materially adversely affected by the advent of the year 2000 or any manipulation of data featuring date information relating to dates before, on or after January 1, 2000.

     SECTION 2.15. ENVIRONMENTAL AND SAFETY MATTERS. (a) Except as set forth in
Section 2.15 of the WABCO Disclosure Letter, the properties, assets and operations of WABCO and its predecessors and Subsidiaries have complied and are in compliance with all applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and relating to the protection, regulation and clean-up of the indoor and outdoor environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on WABCO. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of WABCO or any of its predecessors or Subsidiaries that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws and Environmental Laws, other than any such interference, prevention, liability or obligation that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on WABCO.

     (b) WABCO and its predecessors and Subsidiaries have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on WABCO. WABCO and its Subsidiaries have not reported to any Governmental Entity, or been notified by any Governmental Entity of the existence of, any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on WABCO.

     (c) With respect to WABCO, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws, other than any such obligations that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO.

     (d) This Section sets forth the sole representations and warranties of WABCO with respect to environmental, health or safety matters, including without limitation all matters arising under Environmental Laws and Worker Safety Laws.

     SECTION 2.16. INSURANCE. WABCO and its Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies of comparable size and with similar operations.

     SECTION 2.17. PARACHUTE PAYMENTS TO DISQUALIFIED INDIVIDUALS. Except as set forth in Section 2.17 of the WABCO Disclosure Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" (as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder) with respect to WABCO or any of its Subsidiaries, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. The approximate aggregate amount of "parachute payments" related to the matters set forth in such Section 2.17 of the WABCO Disclosure Letter, assuming the Closing occurs on November 1, 1999 and termination of all listed individuals without cause on such date is set forth in such Section 2.17 of the WABCO Disclosure Letter.

     SECTION 2.18. REQUIRED VOTE OF WABCO STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of WABCO Common Stock is required to adopt this Agreement. No other vote of the stockholders of WABCO is required by law, the WABCO Certificate of Incorporation or the WABCO By-Laws or otherwise in order for WABCO to consummate the Merger and the transactions contemplated by this Agreement and the WABCO Stock Option Agreement.

     SECTION 2.19. STATE TAKEOVER LAWS. The Board of Directors of WABCO has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of WABCO) necessary to exempt MotivePower, its Subsidiaries and affiliates, the Merger, this Agreement, the WABCO Option Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL. To the Knowledge of WABCO, no other state takeover statutes are applicable to the Merger, this Agreement, the WABCO Option Agreement or the transactions contemplated hereby or thereby.

     SECTION 2.20. POOLING OF INTERESTS; REORGANIZATION. To the Knowledge of WABCO, neither it nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 2.21. OPINION OF FINANCIAL ADVISOR. WABCO has received the written opinion of Credit Suisse First Boston Corporation, dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to WABCO from a financial point of view, a copy of which opinion has been delivered to MotivePower.

     SECTION 2.22. BROKER'S FEES. Except as set forth in the WABCO Disclosure Letter and the engagement letter agreement between WABCO and Credit Suisse First Boston Corporation, a true and complete copy of which has previously been provided to MotivePower, neither WABCO nor any WABCO Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the WABCO Option Agreement.

     SECTION 2.23. UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the Knowledge of WABCO, neither WABCO, any Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any WABCO funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

     SECTION 2.24. REAL PROPERTY. (a) Section 2.24(a) of the WABCO Disclosure Letter lists each material parcel of real property owned by WABCO or any of its Subsidiaries (the "WABCO Owned Property"). WABCO or its applicable Subsidiary has good and marketable title in and to all of the WABCO Owned Property, subject to no Liens that would have a Material Adverse Effect on WABCO or materially impair WABCO's rights to or ability to use any such property, except as described on Section 2.24(a) of the WABCO Disclosure Letter.

     (b) Section 2.24(b) of the WABCO Disclosure Letter sets forth a list of all material leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "WABCO Leases") for real property (the "WABCO Leased Property"; the WABCO Owned Property and the WABCO Leased Property collectively the "WABCO Real Property") to which WABCO or any of its Subsidiaries is a party. WABCO or its applicable Subsidiary has a good and valid leasehold interest in and to all of the WABCO Leased Property, subject to no Liens except as described in Section 2.24(b) of the WABCO Disclosure Letter. Each WABCO Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any WABCO Lease in any case, that would have a Material Adverse Effect on WABCO or materially impair WABCO's rights to or ability to use any such property. WABCO has previously delivered to MotivePower true and complete copies of all the WABCO Leases. Except as described on Section 2.24(b) of the WABCO Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any WABCO Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby the failure to obtain would have a Material Adverse Effect on WABCO or materially impair WABCO's rights to or ability to use any such property.

     SECTION 2.25. MATERIAL CONTRACTS. There have been made available to MotivePower, its affiliates and their representatives true and complete copies of all of the following contracts to which WABCO or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "WABCO Material Contracts"): (i) contracts with any current officer or director of WABCO or any of its Subsidiaries; (ii) contracts for the sale of any of the assets of WABCO or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of WABCO or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with WABCO or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; and (v) all other agreements contracts or instruments which, in the reasonable opinion of WABCO, are material to WABCO or any of its Subsidiaries. Except as set forth in Section 2.25 of the WABCO Disclosure Letter or as would not have a Material Adverse Effect on WABCO, all of the WABCO Material Contracts are in full force and effect and are the legal, valid and binding obligation of WABCO or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section 2.25 of the WABCO Disclosure Letter, neither WABCO nor any Subsidiary is in default in any material respect under any WABCO Material Contract nor, to the Knowledge of WABCO, is any other party to any WABCO Material Contract in default thereunder in any material respect except, in each case, for those defaults that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO.

     SECTION 2.26. WARRANTIES. To WABCO's Knowledge, the accrual for warranty related expenses as of December 31, 1998 reported in WABCO's audited financial statement contained in WABCO's Form 10-K for the year ended December 31, 1998, adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by WABCO or any of its Subsidiaries prior to such date. Such provision has been established in accordance with GAAP. Neither WABCO nor its Subsidiaries have agreed to provide any express product or service warranties other than (a) standard warranties, the terms of which have been provided to MotivePower and identified as WABCO's standard warranties, (b) warranties that (i) parts and components are free from defects in workmanship or comply with standard or agreed specifications that are extended for terms of no more than two (2) years each and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (ii) original equipment is free from defects in workmanship or complies with standard or agreed specifications that are extended for terms of no more than seven (7) years each and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (c) other warranties that, individually or in the aggregate, will not, if material claims are made thereunder, have a Material Adverse Effect on WABCO.

     SECTION 2.27. POOLING LETTER. WABCO has received a letter from Arthur Andersen LLP dated on or about September 26, 1999 and addressed to WABCO, a copy of which has been delivered to MotivePower, in which Arthur Andersen LLP concurs with the WABCO management's conclusions that, as of September 26, 1999, no conditions exist related to WABCO that would preclude MotivePower from accounting for the Merger as a pooling of interests.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF MOTIVEPOWER

     Except as disclosed in the letter delivered to WABCO concurrently herewith and designated therein as the MotivePower Disclosure Letter (the "MotivePower Disclosure Letter"), in each case with specific reference to the Section to which exception is taken, MotivePower hereby represents and warrants to WABCO as follows:

     SECTION 3.1. CORPORATE ORGANIZATION. (a) MotivePower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. MotivePower has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on MotivePower. True and complete copies of the Articles of Incorporation (the "MotivePower Articles of Incorporation") and By-Laws of MotivePower, as in effect as of the date of this Agreement, have previously been made available by MotivePower to WABCO.

     (b) Each MotivePower Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on MotivePower and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) The minute books of MotivePower accurately reflect in all material respects all material corporate actions held or taken since January 1, 1997 of its shareholders and Board of Directors (including committees of the Board of Directors of MotivePower).

     SECTION 3.2. CAPITALIZATION. (a) The authorized capital stock of MotivePower consists of (i) 55,000,000 shares of MotivePower Common Stock, of which, as of May 27, 1999, 27,019,235 shares were issued and outstanding and no shares were held in treasury, and (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share, of MotivePower (the "MotivePower Preferred Stock"), 1,600,000 shares of which, as of the date hereof, have been designated Series C Junior Participating Preferred Stock (the "MotivePower Series C Preferred Stock") and none of which, as of the date hereof, were, issued and outstanding. All of the issued and outstanding shares of MotivePower Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as contemplated hereby and except pursuant to (i) the terms of options granted pursuant to MotivePower Stock Incentive Plan (the "MotivePower Option Plan") or MotivePower Stock Option Plan for Non-Employee Directors (the "MotivePower Director Option Plan" and, together with MotivePower Option Plan, the "MotivePower Stock Plans"), (ii) the rights to purchase MotivePower Series C Preferred Stock (the "MotivePower Rights"), issued pursuant to the Rights Agreement, dated as of January 19, 1996, as amended (the "MotivePower Rights Agreement"), between MotivePower and Chemical Mellon Shareholder Services, L.L.C., (iii) the Stock Appreciation Right Agreement, dated as of July 1, 1996, between MotivePower and Michael A. Wolf, as amended by a First Amendment to Employment Agreement dated as of February 9, 1998 and an Amendment to Stock Appreciation Right Agreement dated as of June 2, 1999 (the "MotivePower SAR"); and (iv) the MotivePower Industries, Inc. Deferred Compensation Plan, effective April 23, 1994, as amended and restated as of February 10, 1997 and further amended effective October 1, 1998 (the "MotivePower Deferred Compensation Plan"), MotivePower does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of MotivePower Common Stock or any other equity securities of MotivePower or any securities representing the right to purchase or otherwise receive any shares of MotivePower Common Stock or MotivePower Preferred Stock.

     As of the date of this Agreement, no shares of MotivePower Common Stock or MotivePower Preferred Stock are reserved for issuance, except for 3,205,000 shares of MotivePower Common Stock reserved for issuance upon exercise of stock options issued pursuant to the MotivePower Stock Plans. Since December 31, 1998, MotivePower has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date. MotivePower has previously provided WABCO with a list of the option holders, the date of each option to purchase MotivePower Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable MotivePower Stock Plan. In no event will the aggregate number of shares of MotivePower Common Stock outstanding immediately prior to the Effective Time exceed the number specified in Section 3.2(a) of the MotivePower Disclosure Letter.

     (b) MotivePower owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the MotivePower Subsidiaries as set forth in Section 3.2(b) of the MotivePower Disclosure Letter, free and clear of any Liens other than as set forth in Section 3.2(b) of the MotivePower Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     No MotivePower Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     SECTION 3.3. AUTHORITY; NO VIOLATION. (a) MotivePower has full corporate power and authority to execute and deliver this Agreement and the MotivePower Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the MotivePower Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of MotivePower. The Board of Directors of MotivePower has directed that this Agreement and the transactions contemplated hereby be submitted to MotivePower's shareholders for adoption at the MotivePower Shareholders Meeting (as defined in Section 5.3) and, except for the adoption of this Agreement by the affirmative vote of a majority of the votes cast by the holders of MotivePower Common Stock at the MotivePower Shareholders Meeting, no other corporate proceedings on the part of MotivePower are necessary to approve and adopt this Agreement and the MotivePower Option Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the MotivePower Option Agreement has been duly and validly executed and delivered by MotivePower and (assuming due authorization, execution and delivery by MotivePower of this Agreement and the MotivePower Option Agreement) constitutes a valid and binding obligation of MotivePower, enforceable against MotivePower in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement or the MotivePower Option Agreement by MotivePower nor the consummation by MotivePower of the transactions contemplated hereby or thereby, nor compliance by MotivePower with any of the terms or provisions hereof or thereof, will (i) violate any provision of the MotivePower Articles of Incorporation or the MotivePower By-Laws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MotivePower or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MotivePower or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Agreement to which MotivePower or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on MotivePower.

     SECTION 3.4. CONSENTS AND APPROVALS. Except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) for the filing of any required State and Foreign Approvals, (iii) for the filing with the SEC of the Joint Proxy Statement and the Registration Statement, (iv) for the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the filing of the

Certificate of Merger with the Secretary of State of Delaware, (v) for such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or the NYSE in connection with the issuance or listing of the shares of WABCO Common Stock pursuant to this Agreement, (vi) for the approval of this Agreement by the requisite vote of the shareholders of MotivePower and stockholders of WABCO and (vii) those consents listed in Section 3.4 of the MotivePower Disclosure Letter, no material consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by MotivePower of this Agreement and the MotivePower Option Agreement and (B) the consummation by MotivePower of the Merger and the other transactions contemplated by this Agreement and the MotivePower Option Agreement.

     SECTION 3.5. SEC DOCUMENTS AND OTHER REPORTS. MotivePower has filed all required documents with the SEC since January 1, 1997 (the "MotivePower SEC Documents"). As of their respective dates, the MotivePower SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the MotivePower SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of MotivePower included in the MotivePower SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of MotivePower and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the MotivePower SEC Documents or as required by GAAP, MotivePower has not, since December 31, 1998, made any change in the accounting practices or policies applied in the preparation of its financial statements.

     SECTION 3.6. REGISTRATION STATEMENT AND JOINT PROXY STATEMENT. None of the information to be supplied by MotivePower for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the respective times of the Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to MotivePower, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of MotivePower. The Registration Statement will comply (with respect to MotivePower) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to MotivePower) as to form in all material respects with the provisions of the Exchange Act.

     SECTION 3.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the MotivePower SEC Documents filed prior to the date of this Agreement, since December 31, 1998, (A) MotivePower and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would have a Material Adverse Effect on MotivePower, (B) MotivePower and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would have a Material Adverse Effect on MotivePower, (C) there has been no change in the capital stock of MotivePower and no dividend or distribution of any kind declared, paid or made by MotivePower on any class of its stock, (D) there has not been (y) any granting by MotivePower or any of its Subsidiaries to any executive officer or material modification of any severance or termination benefits or (z) any entry by MotivePower or any of its Subsidiaries into or material modification of any employment, severance or termination agreement with any such executive officer, (E) MotivePower and its Subsidiaries have not prepared or filed any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, and (F) there has been no other event causing a Material Adverse Effect on MotivePower, nor any development that would, individually or in the aggregate, have a Material Adverse Effect on MotivePower. Set forth in Section 3.7 of MotivePower Disclosure Letter is a description of any material changes, between December 31, 1998 and the date of this Agreement (excluding any intervening fluctuations between such dates), to the amount and terms of the indebtedness of MotivePower and its Subsidiaries as described in MotivePower's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC (other than any changes in, or the incurrence of, indebtedness of MotivePower or any of its Subsidiaries with a principal amount not in excess of $1,000,000).

     SECTION 3.8. PERMITS AND COMPLIANCE. Except as set forth in Section 3.8 of the MotivePower Disclosure Letter, each of MotivePower and its Subsidiaries is in possession of all Permits necessary for MotivePower or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "MotivePower Permits"), except where the failure to have any of the MotivePower Permits would not, individually or in the aggregate, have a Material Adverse Effect on MotivePower, and, as of the date of this Agreement, no suspension or cancellation of any of the MotivePower Permits is pending or, to the Knowledge of MotivePower, threatened, except where the suspension or cancellation of any of the MotivePower Permits, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. Neither MotivePower nor any of its Subsidiaries is in violation of (i) its charter, by-laws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over MotivePower or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. "Knowledge of MotivePower" means the actual knowledge, after reasonable investigation, of the individuals identified in
Section 3.8 of the MotivePower Disclosure Letter.

     SECTION 3.9. TAX MATTERS. Except as otherwise set forth in Section 3.9 of the MotivePower Disclosure Letter, (i) MotivePower and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) MotivePower and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower; (iv) neither MotivePower nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) any Tax Returns referred to in clause (i) relating to federal and state income Taxes have been examined by the IRS or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. MotivePower has not been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period (relative to the Effective Time) specified in Code Section 897(c)(1)(A)(ii). To the Knowledge of MotivePower, the representations set forth in the MotivePower Tax Certificate (as defined in Section 5.8), if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct.

     SECTION 3.10. ACTIONS AND PROCEEDINGS. Except as set forth in Section 3.10 of the MotivePower Disclosure Letter and in the MotivePower SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving MotivePower or any of its Subsidiaries, or against or involving any of the directors, officers or employees of MotivePower or any of its Subsidiaries, as such, any of its or their properties, assets or business or any MotivePower Plan that, individually or in the aggregate, would have a Material Adverse Effect on MotivePower. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of MotivePower, threatened against or involving MotivePower or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any MotivePower Plan that, individually or in the aggregate, would have a Material Adverse Effect on MotivePower. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of MotivePower, threatened against or affecting MotivePower or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement or the MotivePower Option Agreement.

     SECTION 3.11. CERTAIN AGREEMENTS. Except as set forth in Section 3.11 of the MotivePower Disclosure Letter, neither MotivePower nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant's or holder's option may become payable, due to or by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will, or may at the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of MotivePower Common Stock, or shares of MotivePower Common Stock granted in connection with the performance of services for MotivePower or its Subsidiaries, is or will be entitled to receive cash from MotivePower or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the MotivePower Option Agreement.

     SECTION 3.12. ERISA. (a) Section 3.12 (a) of the MotivePower Disclosure Letter contains a list of each MotivePower Plan. With respect to each MotivePower Plan, MotivePower has made available to WABCO a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such MotivePower Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such MotivePower Plan, (iv) the most recent summary plan description for each MotivePower Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a MotivePower Plan subject to Title IV of ERISA,
(vi) the most recent determination letter, if any, issued by the IRS with respect to any MotivePower Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each MotivePower Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, except any failure to comply as would not have, individually or in the aggregate, a Material Adverse Effect on MotivePower. Except as set forth in Section 3.12 of the MotivePower Disclosure Letter, (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any MotivePower Plan which could result in liability to MotivePower, (ii) neither MotivePower nor any of its ERISA Affiliates has withdrawn from any MotivePower Multiemployer Plan (as hereinafter defined) at any time or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any MotivePower Plan subject to Title IV of ERISA.

     (b) There has been no failure to make any contribution or pay any amount due to any MotivePower Plan as required by Section 412 of the Code, Section 302 of ERISA, or the terms of any such Plan, and no MotivePower Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

     (c) With respect to MotivePower Plans, no event has occurred and, to the Knowledge of MotivePower, there exists no condition or set of circumstances in connection with which MotivePower or any of its ERISA Affiliates would be subject to any liability under the terms of such MotivePower Plans, ERISA, the Code or any other applicable law which has had, or would have, individually or in the aggregate, a Material Adverse Effect on MotivePower. Except as listed on
Section 3.12(c) of the MotivePower Disclosure Letter, all MotivePower Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on Section 3.12(c) of the MotivePower Disclosure Letter, to the Knowledge of MotivePower there is no reason why any MotivePower Plan is not so qualified in operation. Neither MotivePower nor any of its ERISA Affiliates has been notified by any MotivePower Multiemployer Plan that such MotivePower Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such MotivePower Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. To the Knowledge of MotivePower, neither the termination of any MotivePower Multiemployer Plan nor the complete or partial withdrawal by MotivePower or any of its ERISA Affiliates from any MotivePower Multiemployer Plan would result in any liability of MotivePower or any of its ERISA Affiliates that would have, individually or in the aggregate, a Material Adverse Effect on MotivePower. Except as disclosed in Section 3.12(c) of the MotivePower Disclosure Letter, neither MotivePower nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by (i) Part 6 of Title 1 of ERISA or (ii) the laws of a jurisdiction outside the United States.

     (d) As used in this Agreement, (i) "MotivePower Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a MotivePower Multiemployer Plan (as hereinafter defined))), a "welfare plan" (as defined in
Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by MotivePower or any of its ERISA Affiliates or as to which MotivePower or any of its ERISA Affiliates or otherwise may have any liability, whether or not covered by ERISA (other than a MotivePower Ex-U.S. Pension Plan (as hereinafter defined)), and (ii) "MotivePower Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which MotivePower or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

     (e) Section 3.12(e) of the MotivePower Disclosure Letter contains a list of each MotivePower Ex-U.S. Pension Plan and MotivePower has provided to WABCO a copy of any written plan document. Except as would not have, individually or in the aggregate, a Material Adverse Effect on MotivePower, each such plan has been maintained in compliance with all applicable laws, orders and regulations, and the fair market value of the assets of each such plan which is intended to be a funded MotivePower Ex-U.S. Pension Plan or arrangement equals or exceeds the value of the accrued benefits. As used in this Agreement, the term "MotivePower Ex-U.S. Pension Plan" shall mean any arrangement (other than a MotivePower Plan) providing retirement pension benefits that is established or maintained by MotivePower or any Subsidiary for the benefit of employees who are or were employed outside the United States.

     (f) Section 3.12(f) of the MotivePower Disclosure Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers of MotivePower and each ERISA Affiliate, (ii) severance programs and policies of MotivePower with or relating to its employees and (iii) plans, programs, agreements and other arrangements of MotivePower with or relating to its employees which contain change of control or similar provisions, in each case involving a severance or employment agreement or arrangement with an individual officer or employee, only to the extent such agreement or arrangement provides for minimum annual payments in excess of $100,000. MotivePower has provided to WABCO a true and complete copy of each of the foregoing.

     SECTION 3.13. LABOR MATTERS. Except as disclosed in Section 3.13 of the MotivePower Disclosure Letter, neither MotivePower nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been
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

recognized by MotivePower or any of its Subsidiaries as an exclusive bargaining representative for employees of MotivePower or any of its Subsidiaries. Other than as described in Section 3.13 of the MotivePower Disclosure Letter, neither MotivePower nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of MotivePower, threatened, nor has there been for the past three years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on MotivePower.

     SECTION 3.14. INTELLECTUAL PROPERTY; YEAR 2000 COMPLIANCE. Except as set forth in Section 3.14 of the MotivePower Disclosure Letter, (a) MotivePower and its Subsidiaries own or have a valid, enforceable right to use free from any encumbrances, other than those that would not have a Material Adverse Effect on MotivePower, Intellectual Property Rights as are necessary in connection with the business of MotivePower and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. Neither MotivePower nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. Neither MotivePower nor its Subsidiaries are aware of any infringement or misappropriation by any person with respect to the Intellectual Property Rights owned or used by MotivePower or its Subsidiaries other than any such infringement or misappropriation that would not have a Material Adverse Effect on MotivePower. All Intellectual Property Rights owned or used by MotivePower or its Subsidiaries as of the date hereof will be owned or available for use by MotivePower and its Subsidiaries on terms and conditions immediately following the Effective Date that are not materially different from those existing prior to the Effective Date.

     (b) MotivePower and each of its Subsidiaries have conducted a commercially reasonable inventory and assessment of the Computer Systems used by MotivePower and its Subsidiaries in its business, in order to determine which parts of the Computer System are not yet Year 2000 Compliant and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated cost to be incurred after the date of this Agreement of rendering the Computer Systems Year 2000 Compliant is $300,000, which has been included in the current budget adopted by MotivePower.

     SECTION 3.15. ENVIRONMENTAL AND SAFETY MATTERS. (a) Except as set forth in
Section 3.15 of the MotivePower Disclosure Letter, the properties, assets and operations of MotivePower and its predecessors and Subsidiaries have complied and are in compliance with all Worker Safety Laws and Environmental Laws, except for any violations that, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on MotivePower. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, except as set forth in Section 3.15 of the MotivePower Disclosure Letter, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of MotivePower or any of its predecessors or Subsidiaries that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws and Environmental Laws, other than any such interference, prevention, liability or obligation that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on MotivePower.

     (b) Except as set forth in Section 3.15 of the MotivePower Disclosure Letter, MotivePower and its predecessors and Subsidiaries have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on MotivePower. Except as set forth in Section 3.15 of the MotivePower Disclosure Letter, MotivePower and its Subsidiaries have not reported to any Governmental Entity, or been notified by any
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

Governmental Entity of the existence of, any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on MotivePower.

     (c) With respect to MotivePower, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws, other than any such obligations that, individually or in the aggregate, would not have, a Material Adverse Effect on MotivePower.

     (d) This Section sets forth the sole representations and warranties of MotivePower with respect to environmental, health or safety matters, including without limitation all matters arising under Environmental Laws and Worker Safety Laws.

     SECTION 3.16. INSURANCE. MotivePower and its Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies of comparable size and with similar operations.

     SECTION 3.17. PARACHUTE PAYMENTS TO DISQUALIFIED INDIVIDUALS. Except as set forth in Section 3.17 of the MotivePower Disclosure Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" (as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder) with respect to MotivePower or any of its Subsidiaries, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. The approximate aggregate amount of "parachute payments" related to the matters set forth in such Section 3.17 of the MotivePower Disclosure Letter, assuming the Closing occurs on November 1, 1999 and termination of all listed individuals without cause on such date is set forth in such Section 3.17 of the MotivePower Disclosure Letter.

     SECTION 3.18. REQUIRED VOTE OF MOTIVEPOWER STOCKHOLDERS. The affirmative vote of a majority of the votes cast by holders of MotivePower Common Stock at the MotivePower Shareholders Meeting is required to adopt this Agreement. No other vote of the shareholders of MotivePower is required by law, the MotivePower Articles of Incorporation or the MotivePower By-Laws or otherwise in order for MotivePower to consummate the Merger and the transactions contemplated by this Agreement and the MotivePower Option Agreement.

     SECTION 3.19. STATE TAKEOVER LAWS: CERTAIN CHARTER PROVISIONS. The Board of Directors of MotivePower has, to the extent such provision is applicable, taken all action (including appropriate approvals of the Board of Directors of MotivePower) necessary to exempt WABCO, its Subsidiaries and affiliates, the Merger, this Agreement, the MotivePower Option Agreement and the transactions contemplated hereby and thereby from Article 12 of the MotivePower Articles of Incorporation. To the Knowledge of MotivePower, no state takeover statutes are applicable to the Merger, this Agreement, the MotivePower Option Agreement or the transactions contemplated hereby or thereby.

     SECTION 3.20. POOLING OF INTERESTS; REORGANIZATION. To the Knowledge of MotivePower, neither it nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

     SECTION 3.21. OPINION OF FINANCIAL ADVISOR. MotivePower has received the written opinion of Wasserstein Perella & Co., Inc., dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to MotivePower's shareholders from a financial point of view, a copy of which opinion has been delivered to WABCO.
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

     SECTION 3.22. BROKER'S FEES. Except as set forth in the engagement letter agreement between MotivePower and Wasserstein Perella & Co., Inc., a true and complete copy of which has previously been provided to WABCO, neither MotivePower nor any MotivePower Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the MotivePower Option Agreement.

     SECTION 3.23. MOTIVEPOWER RIGHTS AGREEMENT; OTHER MATTERS. (a) MotivePower has amended the MotivePower Rights Agreement to render the MotivePower Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and the MotivePower Option Agreement and to provide that the Distribution Date (as defined in the MotivePower Rights Agreement) shall not be deemed to occur and the rights issuable pursuant to the MotivePower Rights Agreement will not separate from the shares of MotivePower Common Stock, as a result of entering into this Agreement and the MotivePower Option Agreement, or consummating the Merger and the other transactions contemplated hereby and thereby.

     (b) On or prior to the date hereof, MotivePower has delivered to WABCO true and correct copies of certain waivers executed by each of the individuals who hold options with related limited stock appreciation rights ("LSAR") under the MotivePower Stock Incentive Plan, pursuant to which each such individual has waived his or her LSAR rights.

     SECTION 3.24. UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the Knowledge of MotivePower, neither MotivePower, any Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any MotivePower funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

     SECTION 3.25. REAL PROPERTY. (a) Section 3.25(a) of the MotivePower Disclosure Letter lists each parcel of real property owned by MotivePower or any of its Subsidiaries (the "MotivePower Owned Property"). MotivePower or its applicable Subsidiary has good and marketable title in and to all of the MotivePower Owned Property, subject to no Liens that would have a Material Adverse Effect on MotivePower or materially impair MotivePower's rights to or ability to use any such property, except as described on Section 3.25(a) of the MotivePower Disclosure Letter.

     (b) Section 3.25(b) of the MotivePower Disclosure Letter sets forth a list of all material leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "MotivePower Leases") for real property (the "MotivePower Leased Property"; the MotivePower Owned Property and the MotivePower Leased Property collectively the "MotivePower Real Property") to which MotivePower or any of its Subsidiaries is a party. MotivePower or its applicable Subsidiary has a good and valid leasehold interest in and to all of the MotivePower Leased Property, subject to no Liens except as described in Section 3.25(b) of the MotivePower Disclosure Letter. Each MotivePower Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any MotivePower Lease in any case, that would have a Material Adverse Effect on MotivePower or materially impair MotivePower's rights to or ability to use any such property. MotivePower has previously delivered to WABCO true and complete copies of all the MotivePower Leases. Except as described on Section 3.25(b) of the MotivePower Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any MotivePower Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby the failure to obtain would have a Material Adverse Effect on MotivePower or materially impair MotivePower's rights to or ability to use any such property.

     SECTION 3.26. MATERIAL CONTRACTS. Except as set forth in Section 3.26 of the MotivePower Disclosure Letter, there have been made available to WABCO, its affiliates and their representatives true and complete copies of all of the following contracts to which MotivePower or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "MotivePower Material Contracts"): (i) contracts with
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

any current officer or director of MotivePower or any of its Subsidiaries; (ii) contracts for the sale of any of the assets of MotivePower or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of MotivePower or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with MotivePower or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; and (v) all other agreements contracts or instruments which, in the reasonable opinion of MotivePower, are material to MotivePower or any of its Subsidiaries. Except as set forth or as would not have a Material Adverse Effect on MotivePower, all of the MotivePower Material Contracts are in full force and effect and are the legal, valid and binding obligation of MotivePower or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section 3.26 of the MotivePower Disclosure Letter, neither MotivePower nor any Subsidiary is in default in any material respect under any MotivePower Material Contract nor, to the Knowledge of MotivePower, is any other party to any MotivePower Material Contract in default thereunder in any material respect except, in each case, for those defaults that, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower.

     SECTION 3.27. WARRANTIES. To MotivePower's Knowledge, the accrual for warranty related expenses as of December 31, 1998 reported in MotivePower's audited financial statement contained in MotivePower's Form 10-K for the year ended December 31, 1998, adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by MotivePower or any of its Subsidiaries prior to such date. Such provision has been established in accordance with GAAP. Except as set forth in Section 3.27 of the MotivePower Disclosure Letter, neither MotivePower nor its Subsidiaries have agreed to provide any express product or service warranties other than (a) standard warranties, the terms of which have been provided to MotivePower and identified as MotivePower's standard warranties, (b) warranties that products are free from defects in workmanship or comply with standard or agreed specifications that are extended for terms of no more than two (2) years each and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (c) other warranties that, individually or in the aggregate, will not, if material claims are made thereunder, have a Material Adverse Effect on MotivePower.

     SECTION 3.28. POOLING LETTER. MotivePower has received a draft of a letter (the "Draft Letter") from Deloitte & Touche LLP and addressed to MotivePower, a copy of which has been delivered to WABCO, in which Deloitte & Touche LLP concurs with the MotivePower management's conclusions that no conditions exist related to MotivePower that would preclude MotivePower from accounting for the Merger as a pooling of interests. MotivePower has also received a letter from Deloitte & Touche LLP dated on or about September 26, 1999 and addressed to MotivePower, a copy of which has been delivered to WABCO, whereby Deloitte & Touche LLP states, subject to certain conditions precedent, that it expects to able to issue the Draft Letter at the Closing.

                                   ARTICLE IV

                              CONDUCT OF BUSINESS

     SECTION 4.1. CONDUCT OF WABCO. WABCO agrees that from the date hereof until the Effective Time, except as set forth in Section 4.1 of the WABCO Disclosure Letter or as otherwise expressly contemplated by this Agreement or with the prior written consent of MotivePower, WABCO and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in the WABCO Disclosure

Letter or as expressly contemplated by this Agreement, without the prior written consent of MotivePower, WABCO will not, and will not permit any of its Subsidiaries to:

     (a) adopt or propose any change in its charter, bylaws or equivalent documents;

     (b) amend any material term of any outstanding security of WABCO or any of its Subsidiaries;

     (c) merge or consolidate with any corporation, limited liability company, partnership, trust, association, individual or any other entity or organization ("Person");

     (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of WABCO or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of WABCO to WABCO or another wholly-owned Subsidiary of WABCO), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any stock appreciation rights or limited stock appreciation rights, or any other ownership interest of WABCO or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets (tangible or intangible) (including, without limitation, by merger, consolidation, spinoff or other dispositions of stock or assets) of WABCO or any of its Subsidiaries, except in the case of either clause (i) or (ii) (A) the issuance of WABCO Common Stock upon the exercise of stock options issued pursuant to the WABCO Stock Plans prior to the date hereof, (B) the award of options in connection with new employee hires in the ordinary course of business and consistent with past practice; provided, however, that no such new employee shall receive options to purchase more than 5,000 shares of WABCO Common Stock, (C) pursuant to existing obligations under contracts or agreements in force at the date of this Agreement and (D) sales or other dispositions of property and assets of WABCO and its Subsidiaries in an aggregate amount that does not exceed $1,000,000;

     (e) create or incur any material Lien on any material asset (tangible or intangible) other than in the ordinary course of business and consistent with past practice;

     (f) make any material loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of WABCO made in the ordinary course and consistent with past practices;

     (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary of WABCO to WABCO or to any other direct or indirect wholly-owned Subsidiary of WABCO and except for the regular quarterly cash dividend of $.01 per share of WABCO Common Stock with a record date consistent with prior record dates) or enter into any agreement with respect to the voting of its capital stock;

     (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (i) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof (other than a wholly-owned Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business and consistent with past practice and any other acquisitions for consideration that is not, in the aggregate, in excess of $25,000,000, (ii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of WABCO or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this Section 4.1, (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000, and (C) other indebtedness for borrowed money incurred under WABCO's credit agreement for working capital purposes only, (iii) terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any material contract or agreement of WABCO or, except in connection with transactions permitted under this Section 4.1(i), enter into any contract or agreement material to the business, results of operations or financial condition of WABCO and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business and consistent with past practice, (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $5,000,000 from the date of this Agreement through September 30, 1999 and $15,000,000 during any calendar quarter thereafter, for WABCO and its Subsidiaries, taken as a whole (provided that any capital expenditure allowance unused during any period may be carried forward to increase the capital expenditure allowance for the succeeding period), or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.1(i);

     (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

     (k) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

     (l) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof, (i) increase the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of WABCO or any of its Subsidiaries), (ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements or (iv) take any affirmative action to accelerate the vesting of any stock-based compensation;

     (m) take any action that would, individually or in the aggregate, reasonably be expected to make any representation and warranty of WABCO hereunder untrue in any material respect at, or as of any time prior to, the Effective Time; or

     (n) agree or commit to do any of the foregoing.

     SECTION 4.2. CONDUCT OF MOTIVEPOWER. MotivePower agrees that from the date hereof until the Effective Time, except as set forth in Section 4.2 of the MotivePower Disclosure Letter or as otherwise expressly contemplated by this Agreement or with the prior written consent of WABCO, MotivePower and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in the MotivePower Disclosure Letter or as expressly contemplated by this Agreement, without the prior written consent of WABCO, MotivePower will not, and will not permit any of its Subsidiaries to:

     (a) adopt or propose any change in its charter, bylaws or equivalent documents;

     (b) amend any material term of any outstanding security of MotivePower or any of its Subsidiaries;

     (c) merge or consolidate with any Person;

     (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of MotivePower or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of MotivePower to MotivePower or another wholly-owned Subsidiary of MotivePower), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any stock appreciation rights or limited stock appreciation rights, or any other ownership interest of MotivePower or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets (tangible or intangible) (including, without limitation, by merger, consolidation, spinoff or other dispositions of stock or assets) of MotivePower or any of its Subsidiaries, except in the case of either clause (i) or (ii) (A) the issuance of MotivePower Common Stock upon the exercise of stock options issued pursuant to the MotivePower Stock Plans prior to the date hereof,
(B) the award of options in connection with new employee hires in the ordinary course of business and consistent with past practice; provided, however, that no such new employee shall receive options to purchase more than 5,000 shares of MotivePower Common Stock, (C) pursuant to existing obligations under contracts or agreements in force at the date of this Agreement and (D) sales or other dispositions of property and assets of MotivePower and its Subsidiaries in an aggregate amount that does not exceed $1,000,000;

     (e) create or incur any material Lien on any material asset (tangible or intangible) other than in the ordinary course of business and consistent with past practice;

     (f) make any material loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of MotivePower made in the ordinary course and consistent with past practices;

     (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary of MotivePower to MotivePower or to any other direct or indirect wholly-owned Subsidiary of MotivePower) or enter into any agreement with respect to the voting of its capital stock;

     (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (i) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof (other than a wholly-owned Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business and consistent with past practice and any other acquisitions for consideration that is not, in the aggregate, in excess of $25,000,000, (ii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of MotivePower or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this
Section 4.2, (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000, and (C) other indebtedness for borrowed money incurred under MotivePower's credit agreement for working capital purposes only, (iii) terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any material contract or agreement of MotivePower or, except in connection with transactions permitted under this
Section 4.2(i), enter into any contract or agreement material to the business, results of operations or financial condition of MotivePower and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business and consistent with past practice, (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $5,000,000 from the date of this Agreement through September 30, 1999 and $15,000,000 during any calendar quarter thereafter, for MotivePower and its Subsidiaries, taken as a whole (provided that any capital expenditure allowance unused during any period may be carried forward to increase the capital expenditure allowance for the succeeding period), or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.2(i);

     (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

     (k) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

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

     (l) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof, (i) increase the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of MotivePower or any of its Subsidiaries), (ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements or (iv) take any affirmative action to accelerate the vesting of any stock-based compensation;

     (m) take any action that would, individually or in the aggregate, reasonably be expected to make any representation and warranty of MotivePower hereunder untrue in any material respect at, or as of any time prior to, the Effective Time; or

     (n) agree or commit to do any of the foregoing.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1. NO SOLICITATION. (a) WABCO and MotivePower each agree that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of WABCO or MotivePower, as the case may be, or any of their respective Subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to a Takeover Proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that on or prior to 5:00 p.m., eastern time on the 45th calendar day after the date hereof or if earlier, the date of the applicable Shareholders Meeting, to the extent required by the fiduciary obligations of the Board of Directors of WABCO or MotivePower, as the case may be, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), such party may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to a confidentiality agreement no less favorable to such party than the Confidentiality Agreement (as defined in Section 5.4) to, any Person who indicates a willingness to make a Superior Proposal. Each of WABCO and MotivePower immediately shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal. For all purposes of this Agreement, (i) "Takeover Proposal" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving WABCO or MotivePower, as the case may be, or any of their respective Significant Subsidiaries (as hereinafter defined) or any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, WABCO or MotivePower, as the case may be, or any of their respective Significant Subsidiaries, other than the transactions contemplated by this Agreement, (ii) "Superior Proposal" means a bona fide written proposal made by a third party to acquire all of the outstanding equity interests in or substantially all of the assets of WABCO or MotivePower, as the case may be, pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the members of the Board of Directors of WABCO or MotivePower, as the case may be, determines in good faith (taking into account the advice of independent financial advisors) to be more favorable to WABCO or MotivePower, as the case may be, and their respective stockholders than the Merger (and any revised proposal made by the other party to this Agreement) and for which financing, to the extent required, is then fully committed, and
(iii) a "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     (b) Except as otherwise provided in this Section 5.1(b), neither the Board of Directors of WABCO nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to MotivePower, the approval or recommendation by the Board of Directors of WABCO or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Except as otherwise provided in this
Section 5.1(b), neither the Board of Directors of MotivePower nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to WABCO, the approval or recommendation by the Board of Directors of MotivePower or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, (i) the Board of Directors of WABCO or MotivePower, to the extent required by its fiduciary obligations, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), may approve or recommend a Superior Proposal or withdraw or modify its approval or recommendation of this Agreement or the Merger and
(ii) nothing contained in this Agreement shall prevent the Board of Directors of WABCO or MotivePower from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal.

     (c) WABCO and MotivePower shall each notify the other party promptly (but in no event later than 24 hours) after receipt by WABCO or MotivePower (or its advisors), respectively, of any Takeover Proposal or any request for nonpublic information in connection with a Takeover Proposal or for access to the properties, books or records of such party by any Person or entity that informs such party that it is considering making, or has made, a Takeover Proposal. Such notice to the other party shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall keep the other party informed, on a current basis, of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or request and the status of any negotiations or discussions.

     (d) During the period from the date of this Agreement through the Effective Time, neither WABCO nor MotivePower shall terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which WABCO, MotivePower or any of their respective Subsidiaries is a party and which relates to any transaction that could constitute a Takeover Proposal or that has as a counterparty any Person making a Takeover Proposal. During such period, each of WABCO and MotivePower agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including using its best efforts to obtain injunctions to prevent any threatened or actual breach of such agreements and to enforce specifically the terms and any provision thereof in any court of the United States or any state thereof having jurisdiction.

     SECTION 5.2. JOINT PROXY STATEMENT; REGISTRATION STATEMENT. (a) As promptly as practicable after the execution of this Agreement, MotivePower and WABCO shall prepare and file with the SEC the Joint Proxy Statement, and WABCO shall prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement will be included). MotivePower will be given the opportunity to review and comment upon the Registration Statement. MotivePower and WABCO shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable. The Joint Proxy Statement shall include the recommendation of the Board of Directors of WABCO in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of WABCO, in accordance with the terms of Section 5.1(b), shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, and the recommendation of the Board of Directors of MotivePower in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of MotivePower, in accordance with the terms of Section 5.1(b), shall have withdrawn or modified its approval or recommendation of this Agreement and of the Merger. MotivePower shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its shareholders, and WABCO shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders, in each case as promptly as practicable after the Registration Statement becomes effective.

     (b) MotivePower and WABCO shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable "Blue Sky" laws and the rules and regulations thereunder. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by MotivePower or WABCO without providing the other party the opportunity to review and comment thereon. WABCO will advise MotivePower, promptly after it receives notice thereof and in any event within 24 hours thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the WABCO Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to MotivePower or WABCO, or any of their respective affiliates, officers or directors, should be discovered by MotivePower or WABCO which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of MotivePower and WABCO.

     SECTION 5.3. SHAREHOLDERS MEETINGS. WABCO shall duly call, give notice of, convene and hold a meeting of its stockholders (the "WABCO Stockholders Meeting") for the purpose of voting on the adoption and approval of this Agreement and the Merger and, through its Board of Directors, will recommend to its stockholders adoption and approval of this Agreement and the Merger, except to the extent that the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger as permitted by Section 5.1(b). MotivePower shall duly call, give notice of, convene and hold a meeting of its shareholders (the "MotivePower Shareholders Meeting" and, together with the WABCO Stockholders Meeting, the "Shareholders Meetings") for the purpose of voting on the adoption and approval of this Agreement and the Merger and, through its Board of Directors, will recommend to its shareholders adoption and approval of this Agreement and the Merger, except to the extent that the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger as permitted by Section 5.1(b). In a manner consistent with their fiduciary duties to their respective stockholders and as they may reasonably determine to be consistent with the objective of consummating the Merger, MotivePower and WABCO will use their reasonable best efforts to hold the MotivePower Shareholders Meeting and the WABCO Stockholders Meeting on the same date and as soon as practicable after the date hereof. Except to the extent that the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation as aforesaid, WABCO will use its reasonable best efforts to solicit from its stockholders proxies in favor of adoption and approval of this Agreement and the Merger. Except to the extent that the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation as aforesaid, MotivePower will use its reasonable best efforts to solicit from its shareholders proxies in favor of adoption and approval of this Agreement and the Merger. Notwithstanding anything to the contrary in this Agreement, this Agreement shall be submitted to WABCO's stockholders at the WABCO Stockholders Meeting whether or not the Board of Directors of WABCO determines at any time that this Agreement is no longer advisable and recommends that the stockholders reject it. Notwithstanding anything to the contrary in this Agreement, this Agreement shall be submitted to MotivePower's shareholders at the MotivePower Shareholders Meeting whether or not the Board of Directors of MotivePower determines at any time that this Agreement is no longer advisable and recommends that shareholders reject it.

     SECTION 5.4. ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable law and other legal obligations, each of WABCO and MotivePower shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of WABCO and MotivePower shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in
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

confidence in accordance with the Mutual Confidentiality Agreement dated as of March 15, 1999 between MotivePower and WABCO (the "Confidentiality Agreement"). No information or knowledge obtained in any investigation pursuant to this
Section 5.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     SECTION 5.5. NOTICES OF CERTAIN EVENTS. (a) MotivePower and WABCO shall promptly notify each other of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement; and

          (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement.

     (b) WABCO shall promptly notify MotivePower of any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of WABCO, threatened against, relating to or involving or otherwise affecting WABCO or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.10 or which relate to the consummation of the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement. In addition, WABCO shall promptly notify MotivePower of (a) (i) it becoming aware of any fact or event which would be reasonably likely to demonstrate that any representation or warranty of any party hereto contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     (c) MotivePower shall promptly notify WABCO of any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of MotivePower, threatened against, relating to or involving or otherwise affecting MotivePower or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or which relate to the consummation of the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement. In addition, MotivePower shall promptly notify WABCO of (a) (i) it becoming aware of any fact or event which would be reasonably likely to demonstrate that any representation or warranty of any party hereto contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     SECTION 5.6. APPROPRIATE ACTION; CONSENTS; FILINGS. (a) (i) Subject to the terms and conditions of this Agreement and except to the extent that (x) the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger or (y) the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, in each case as permitted by Section 5.1(b), MotivePower and WABCO shall use their reasonable best efforts to (A) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by MotivePower and WABCO or any of their Subsidiaries, or to avoid any action or proceeding by any

Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act, the Exchange Act and any other applicable law; provided, however, that MotivePower and WABCO shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. MotivePower and WABCO shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and except to the extent that (x) the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger or (y) the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, in each case as permitted by Section 5.1(b), MotivePower and WABCO shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of MotivePower and WABCO to consummate the transactions contemplated by this Agreement, unless in such party's reasonable judgment, taking such action is consistent with achieving the ultimate objective of consummating the Merger.

     (ii) Notwithstanding any other provision of this Agreement and except as provided in Section 5.6(b), in connection with seeking any approval of a Governmental Entity relating to this Agreement or the consummation of the transactions contemplated hereby, without the other party's prior written consent, neither party shall, and neither party shall be required to, commit to any divestiture transaction, agree to sell or hold separate, before or after the Effective Time, any of MotivePower's or WABCO's businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets, in any such case if such divestiture or such restrictions would, individually or in the aggregate, be reasonably expected to have a material adverse effect on the financial condition or results of operations of MotivePower and its Subsidiaries, taken as a whole, after giving effect to the Merger.

     (b) In furtherance and not in limitation of the foregoing, the parties shall use reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority ("Antitrust Laws"). If any suit is instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, the parties shall take such action (including without limitation, agreeing to hold separate or to divest any of the businesses, product lines or assets of WABCO or its Subsidiaries or of MotivePower or its Subsidiaries (a "Business Unit") (but only if the Business Units required to be held separate or divested do not in the aggregate have a fair market value of more than $25,000,000 or revenues for the most recently completed 12 months of more than $25,000,000) as may be required (a) by the applicable government or governmental or multinational authority (including, without limitation, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such government or authority may have to such transactions under such Antitrust Law, or (b) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated by this Agreement, but requiring that any Business Unit of WABCO or its Subsidiaries or MotivePower or its Subsidiaries be divested or held separate (but only if such Business Units required to be held separate or divested do not in the aggregate have a fair market value of more than $25,000,000 or revenues for the most recently completed 12 months of more than $25,000,000), or that would otherwise limit the Surviving Corporation's freedom of action with respect to, or its ability to retain, the Subsidiaries, other assets or businesses of the Constituent Corporations, shall not be deemed a failure to satisfy the conditions specified in Section 6.1(b) or Section 6.1(c) hereof.

     (c) (i) MotivePower and WABCO shall give, or shall cause their respective Subsidiaries to give, any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents (A) necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement or (B) required to prevent a Material Adverse Effect on MotivePower or a Material Adverse Effect on WABCO from occurring prior to or after the Effective Time.

     (ii) In the event that either party shall fail to obtain any third party consent described in Section 5.6(b)(i) above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon MotivePower and WABCO, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     SECTION 5.7. PUBLIC DISCLOSURE. MotivePower and WABCO shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement or the transactions contemplated hereby or press releases containing any forward-looking statements and shall not issue any such press release or make any such public statement prior to such consultation and the receipt of approval therefor by the other party, which consent shall not be unreasonably withheld, except as may be required by law, court process or by stock exchange rules.

     SECTION 5.8. REORGANIZATION; POOLING OF INTERESTS. MotivePower shall make (to the extent it can truthfully do so) the representations of MotivePower contained in a certificate of MotivePower (the "MotivePower Tax Certificate") substantially to the effect of the MotivePower Tax Certificate contained in the MotivePower Disclosure Letter, and WABCO shall make (to the extent it can truthfully do so) the representations of WABCO contained in a certificate of WABCO (the "WABCO Tax Certificate") substantially to the effect of the WABCO Tax Certificate contained in the WABCO Disclosure Letter.

     (b) Each of WABCO and MotivePower agrees to take, together with their respective accountants, all actions reasonably necessary in order to obtain a favorable determination (if required) from the SEC that the Merger may be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

     SECTION 5.9. COMFORT LETTERS. (a) WABCO shall use its reasonable best efforts to cause to be delivered to MotivePower "comfort" letters of Arthur Andersen LLP, WABCO's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to WABCO and MotivePower, in form and substance reasonably satisfactory to MotivePower and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     (b) MotivePower shall use its reasonable best efforts to cause to be delivered to WABCO "comfort" letters of Deloitte & Touche LLP, MotivePower's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to WABCO and MotivePower, in form and substance reasonably satisfactory to WABCO and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     SECTION 5.10. COMPLIANCE WITH THE SECURITIES ACT AND POOLING OF INTERESTS RESTRICTIONS; TERMINATION OF VOTING TRUST AND STOCKHOLDERS AGREEMENT. (a) Within 10 business days after the date hereof, MotivePower shall cause to be prepared and delivered to WABCO a list (reasonably satisfactory to counsel for WABCO) identifying all persons who may be, at the time of the MotivePower Shareholders Meeting, deemed to be "affiliates" of MotivePower as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). MotivePower shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to WABCO within 30 days of the date hereof a written agreement in substantially the form of Exhibit 5.10(a) hereto, executed by each of such persons identified in the foregoing list (which agreements shall supersede any agreements
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entered into pursuant to Section 5.10(a) of the Original Merger Agreement).
WABCO shall publish, in a manner that satisfies the "publication" requirements under applicable SEC rules or accounting releases, financial results (including combined sales and net income) covering at least 30 days of post-Merger operations no later than 15 days following the first month-end that is more than 30 days after the Effective Date.

     (b) Within 10 business days after the date hereof, WABCO shall deliver to MotivePower a list (reasonably satisfactory to counsel for MotivePower) identifying those persons who may be, at the time of the WABCO Stockholders Meeting, affiliates of WABCO under applicable SEC accounting releases with respect to pooling of interests accounting treatment. WABCO shall use its reasonable best efforts to enter into a written agreement in substantially the form of Exhibit 5.10(b) hereto within 30 days of the date hereof with each of such persons identified in the foregoing list (which agreements shall supersede any agreements entered into pursuant to Section 5.10(b) of the Original Merger Agreement).

     (c) Prior to the Effective Time, WABCO shall cause the Voting Trust created under the Second Amended WABCO Voting Trust/Disposition Agreement, dated as of December 13, 1995 (the "Voting Trust") and the Amended and Restated Stockholders Agreement, dated as of March 5, 1997, among the Voting Trust, Harvard Private Capital Holdings, Inc., American Industrial Partners Capital Fund II, L.P., Vestar Equity Partners, L.P. and WABCO to be terminated, unless the accountants for MotivePower and WABCO mutually agree that such action is not necessary to preserve the treatment of the Merger as "pooling of interests" for accounting purposes.

     SECTION 5.11. LISTING OR QUOTATION OF STOCK. WABCO shall use its reasonable best efforts to cause the shares of WABCO Common Stock to be issued in the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

     SECTION 5.12. INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) After the Effective Time, the Surviving Corporation shall, to the same extent and on the same terms and conditions provided for in the MotivePower Articles of Incorporation and the MotivePower By-Laws, in each case as of the date of this Agreement, to the extent consistent with applicable law, indemnify and hold harmless, each present and former director or officer of MotivePower and each Subsidiary of MotivePower (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

     (b) For a period of six years from the Effective Time, the Surviving Corporation shall provide to MotivePower's current directors and officers liability insurance protection substantially equivalent in kind and scope as that provided by MotivePower's current directors' and officers' liability insurance policies (copies of which have been made available to WABCO); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by MotivePower for such insurance; provided, further, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, the Surviving Corporation shall be obligated to provide a policy which, in the reasonable judgment of the Surviving Corporation, provides the best coverage available for a cost not exceeding such amount.

     SECTION 5.13. MOTIVEPOWER STOCK OPTIONS; MOTIVEPOWER SAR: MOTIVEPOWER STOCK ACCOUNT. At the Effective Time, each MotivePower Stock Option, vested or unvested, which is outstanding immediately prior to the Effective Time pursuant to the MotivePower Stock Plans in effect on the date hereof shall become and represent an option to purchase the number of shares of WABCO Common Stock (a "Substitute Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of MotivePower Common Stock subject to such MotivePower Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of WABCO Common Stock (rounded up to the nearest cent), equal to the exercise price per share of MotivePower Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. It is the intention of the parties that the above formula
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shall be applied in a manner consistent with Section 424(a) of the Code. At the
Effective Time, the MotivePower SAR, if outstanding immediately prior to the Effective Time, shall become and represent an SAR exercisable for the number of shares of WABCO Common Stock (the "Substitute SAR") (decreased to the nearest full share) determined by multiplying (i) the number of shares of MotivePower Common Stock for which such MotivePower SAR is exercisable immediately prior to the Effective Time by (ii) the Exchange Ratio. At the Effective Time, the Company stock account under the MotivePower Deferred Compensation Plan (the "MotivePower Stock Account") immediately prior to the Effective Time shall become and represent an account representing the number of shares of WABCO Common Stock (the "Substitute Stock Account") (decreased to the nearest full share) determined by multiplying (i) the number of shares of MotivePower Common Stock, subject to such MotivePower Stock Account immediately prior to the Effective Time by (ii) the Exchange Ratio. WABCO shall pay cash to holders of MotivePower Stock Options and the MotivePower SAR in lieu of issuing fractional shares of WABCO Common Stock upon the exercise of Substitute Options and the Substitute SAR for shares of WABCO Common Stock and the payment of amounts in the Substitute Stock Account, unless in the judgment of WABCO such payment would adversely affect the ability to account for the Merger under the pooling of interests method. After the Effective Time, except as provided above in this
Section 5.13, each Substitute Option and the Substitute SAR shall be exercisable upon the same terms and conditions as were applicable under the related MotivePower Stock Option or the MotivePower SAR, as the case may be, at the Effective Time. WABCO shall take all corporate action necessary to reserve for issuance a sufficient number of shares of WABCO Common Stock for delivery upon exercise of MotivePower Stock Options and the MotivePower SAR and distribution of the Substitute Stock Account. Promptly following the Effective Time of the Merger, WABCO shall file a registration statement on Form S-8 or another appropriate form with respect to the shares of WABCO Common Stock subject to such Substitute Options, Substitute SAR and Substitute Stock Account and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Substitute Options, Substitute SAR and Substitute Stock Account remain outstanding. The Board of Directors of WABCO shall prior to the Effective Time adopt resolutions specifically approving the issuance of shares of WABCO Common Stock and the grant of Substitute Options to each person who will become a director or officer of WABCO at the Effective Time, such specific approvals to be given for the purpose of exempting such issuances of WABCO Common Stock and such grants of Substitute Options under Rule 16b-3 promulgated under the Exchange Act. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, WABCO shall administer MotivePower Option Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent MotivePower Option Plans complied with such rule prior to the Merger. MotivePower and WABCO shall take all necessary action to implement or to provide for the implementation of the provisions of this Section 5.13.

     SECTION 5.14. BENEFIT PLANS TO BE HONORED. (a) From and after the Effective Time, WABCO shall honor and shall cause the MotivePower Subsidiaries to honor all WABCO Plans, all MotivePower Plans and all employment agreements entered into by WABCO or MotivePower (or their Subsidiaries) prior to the date hereof; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of WABCO or the MotivePower Subsidiaries to amend or terminate any MotivePower Plan or any other individual employee benefit plan, program, agreement or policy or as requiring WABCO to offer to continue (other than as required by its terms) any written employment contract.

     (b) All individuals who are employees of MotivePower or a MotivePower Subsidiary at the Effective Time (the "Affected Employees") shall be given credit for all service with MotivePower and its Subsidiaries (or service credited by MotivePower or such Subsidiaries) under all employee benefit plans and arrangements currently maintained by WABCO or any of its Subsidiaries in which they become participants for purposes of eligibility, vesting, level of participant contribution and benefit accruals (except benefit accruals under defined benefit pension plans) to the same extent as if rendered to WABCO or any of its Subsidiaries. WABCO shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to an Affected Employee who may become covered by such plans. WABCO agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Affected Employees during the calendar year in
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which the Effective Time occurs for purposes of satisfying the calendar year deductions and co-payment limitations for such year under the relevant benefit plans of WABCO and its Subsidiaries that may cover such employees.

     SECTION 5.15. STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the MotivePower Option Agreement or the WABCO Option Agreement, MotivePower and WABCO and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

     SECTION 5.17. TRANSFER TAXES. MotivePower or, after the Effective Time, the Surviving Corporation on behalf of MotivePower, shall pay or cause to be paid any real property transfer, gains or similar taxes imposed as a result of the Merger.

                                   ARTICLE VI

                              CONDITIONS TO MERGER

     SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to this Agreement to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following conditions:

     (a) Shareholder Approvals. (i) This Agreement and the Merger shall have been approved and adopted by the stockholders of WABCO, and (ii) this Agreement and the Merger shall have been approved and adopted by the shareholders of MotivePower.

     (b) Waiting Periods; Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any other approvals required under applicable analogous foreign laws shall have been obtained, except where the failure to obtain such approval would not, individually or in the aggregate, have a Material Adverse Effect on MotivePower and its Subsidiaries, taken as a whole, after giving effect to the Merger.

     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint shall prohibit the consummation of the Merger.

     (d) Pooling of Interests. WABCO and MotivePower shall each have received a letter from their respective independent accountants addressed to WABCO or MotivePower, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

     (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (f) Listing of Stock. The shares of WABCO Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     SECTION 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF MOTIVEPOWER. The obligations of MotivePower to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following additional conditions, any of which may be waived in writing exclusively by
MotivePower:

     (a) Representations and Warranties. The representations and warranties of WABCO set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and the representations and warranties that are not so qualified, taken together, shall be true and correct in all material respects, in each case as though made on and as of the Closing Date (except to the extent any such

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representation or warranty expressly speaks as of an earlier date); and
MotivePower shall have received a certificate signed on behalf of WABCO by an executive officer of WABCO to such effect.

     (b) Performance of Obligations. WABCO shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed and complied with by it under this Agreement at or prior to the Effective Time; and MotivePower shall have received a certificate signed on behalf of WABCO by an executive officer of WABCO to such effect.

     (c) Tax Opinion. MotivePower shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to MotivePower, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and WABCO and MotivePower will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by MotivePower or WABCO as a result of the Merger;

          (iii) no gain or loss will be recognized by the shareholders of MotivePower upon the conversion of their shares of MotivePower Common Stock into shares of WABCO Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of WABCO Common Stock;

          (iv) the aggregate tax basis of the shares of WABCO Common Stock received in exchange for shares of MotivePower Common Stock pursuant to the Merger (including a fractional share of WABCO Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of MotivePower Common Stock;

          (v) the holding period for shares of WABCO Common Stock received in exchange for shares of MotivePower Common Stock pursuant to the Merger will include the holder's holding period for such shares of MotivePower Common Stock, provided such shares of MotivePower Common Stock were held as capital assets by the holder at the Effective Time; and

          (vi) a stockholder of MotivePower who receives cash in lieu of a fractional share of WABCO Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, Sidley & Austin may rely as to matters of fact upon the representations contained herein and may receive and rely upon representations from MotivePower, WABCO, and others, including representations from MotivePower to the effect of the representations in the MotivePower Tax Certificate and representations from WABCO to the effect of the representations in the WABCO Tax Certificate.

     SECTION 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF WABCO. The obligation of WABCO to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by WABCO:

     (a) Representations and Warranties. The representations and warranties of MotivePower set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and the representations and warranties that are not so qualified, taken together, shall be true and correct in all material respects, in each case as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date); and WABCO shall have received a certificate signed on behalf of MotivePower by an executive officer of MotivePower to such effect.

     (b) Performance of Obligations. MotivePower shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and WABCO shall have received a certificate signed on behalf of MotivePower by an executive officer of MotivePower to such effect.

     (c) Tax Opinion. WABCO shall have received an opinion of Kirkland & Ellis, in form and substance reasonably satisfactory to WABCO, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and WABCO and MotivePower will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by MotivePower or WABCO as a result of the Merger;

          (iii) no gain or loss will be recognized by the shareholders of MotivePower upon the conversion of their shares of MotivePower Common Stock into shares of WABCO Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of WABCO Common Stock;

          (iv) the aggregate tax basis of the shares of WABCO Common Stock received in exchange for shares of MotivePower Common Stock pursuant to the Merger (including a fractional share of WABCO Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of MotivePower Common Stock;

          (v) the holding period for shares of WABCO Common Stock received in exchange for shares of MotivePower Common Stock pursuant to the Merger will include the holder's holding period for such shares of MotivePower Common Stock, provided such shares of MotivePower Common Stock were held as capital assets by the holder at the Effective Time; and

          (vi) a stockholder of MotivePower who receives cash in lieu of a fractional share of WABCO Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, Kirkland & Ellis may rely as to matters of fact upon the representations contained herein and may receive and rely upon representations from MotivePower, WABCO, and others, including representations from MotivePower to the effect of the representations in the MotivePower Tax Certificate and representations from WABCO to the effect of the representations in the WABCO Tax Certificate.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(m), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the shareholders of MotivePower or the stockholders of WABCO:

     (a) by mutual written consent of MotivePower and WABCO; or

     (b) by either MotivePower or WABCO, if the Merger shall not have been consummated by January 31, 2000 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the End Date; or

     (c) by either MotivePower or WABCO, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

     (d) by either MotivePower or WABCO (i) if, at the WABCO Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of WABCO in favor of adoption of this Agreement shall not have been obtained or (ii) if, at the MotivePower Shareholders Meeting (including

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any adjournment or postponement thereof), the requisite vote of the shareholders of MotivePower in favor of adoption of this Agreement shall not have been obtained; or

     (e) by WABCO, if the Board of Directors of MotivePower shall not have recommended or shall have modified in a manner materially adverse to WABCO its recommendation of this Agreement and the Merger; or

     (f) by WABCO, if MotivePower or any of its Affiliates shall have materially and knowingly breached the covenant contained in Section 5.1; or

     (g) by WABCO or MotivePower at any time on or prior to 5:00 p.m., eastern time on the 45th day after the date hereof, or if earlier, the date of the MotivePower Shareholders Meeting, if the Board of Directors of MotivePower shall have determined to recommend a Takeover Proposal to its shareholders and to enter into a binding written agreement concerning such Takeover Proposal after determining, pursuant to Section 5.1, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that MotivePower may not terminate this Agreement pursuant to this Section 7.1(g) unless (i) MotivePower has delivered to WABCO a written notice of MotivePower's intent to enter into such an agreement to effect the Superior Proposal, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis), (ii) five business days have elapsed following delivery to WABCO of such written notice by MotivePower and (iii) during such five business day-period MotivePower has fully cooperated with WABCO, including informing WABCO (to the extent not otherwise done so pursuant to clause (i) or Section 5.1(b)) of the terms and conditions of the Takeover Proposal, with the intent of enabling WABCO to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that MotivePower may not terminate this Agreement pursuant to this Section 7.1(g) unless at the end of such five business day-period the Board of Directors of MotivePower continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal and prior to such termination MotivePower pays to WABCO the amounts specified under Section 7.3(d); or

     (h) by MotivePower, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of WABCO set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; or

     (i) by MotivePower, if the Board of Directors of WABCO shall not have recommended or shall have modified in a manner materially adverse to MotivePower its recommendation of this Agreement and the Merger; or

     (j) by MotivePower, if WABCO or any of its Affiliates shall have materially and knowingly breached the covenant contained in Section 5.1; or

     (k) by MotivePower or WABCO at any time on or prior to 5:00 p.m., eastern time on the 45th day after the date hereof, or if earlier, the date of the WABCO Stockholders Meeting, if the Board of Directors of WABCO shall have determined to recommend a Takeover Proposal to its stockholders and to enter into a binding written agreement concerning such Takeover Proposal after determining, pursuant to Section 5.1, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that WABCO may not terminate this Agreement pursuant to this
Section 7.1(k) unless (i) WABCO has delivered to MotivePower a written notice of WABCO's intent to enter into such an agreement to effect the Superior Proposal, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis), (ii) five business days have elapsed following delivery to MotivePower of such written notice by WABCO and
(iii) during such five business day-period WABCO has fully cooperated with MotivePower, including informing MotivePower (to the extent not otherwise done so pursuant to clause (i) or Section 5.1(b)) of the terms and conditions of the Takeover Proposal and the identity of the Person making the Takeover Proposal, with the intent of enabling MotivePower to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that WABCO may not terminate this Agreement pursuant to this Section 7.1(k) unless at the end of such five business day-period the Board of Directors of WABCO continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal and prior to such termination WABCO pays to MotivePower the amounts specified under Section 7.3(b); or

     (l) by WABCO, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of MotivePower set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.3(a) or 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date.

     SECTION 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 7.1, there shall be no liability or obligation on the part of MotivePower, WABCO or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements contained in this Agreement; provided, however, that the provisions of Sections 7.3, 8.2 and 8.7 of this Agreement and the Confidentiality Agreement, the WABCO Option Agreement and the MotivePower Option Agreement shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 7.3. FEES AND EXPENSES. (a) Except as set forth in this Section 7.3 or elsewhere in this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that MotivePower and WABCO shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials), the Registration Statement (including financial statements and exhibits) and any pre- or post-effective amendments or supplements thereto, the joint proxy statement dated July 22, 1999 of MotivePower and WABCO (including any related preliminary materials) and the registration statement on S-4 of MotivePower declared effective on July 22, 1999 (including financial statements and exhibits) and any pre-or post-effective amendments thereto.

     (b) If this Agreement is terminated pursuant to Section 7.1(i), 7.1(j) or 7.1(k), WABCO shall (i) reimburse MotivePower upon demand for all out-of-pocket fees and expenses ("MotivePower Fees and Expenses") incurred or paid by or on behalf of MotivePower or any Subsidiary of MotivePower in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; provided, however, that WABCO shall not be required to reimburse MotivePower for any MotivePower Fees and Expenses in excess of $2,000,000 in the aggregate, and
(ii) pay to MotivePower a termination fee of $15 million in cash within one business day after such termination.

     (c) If this Agreement is terminated pursuant to Section 7.1(d)(i) and either (I) a Takeover Proposal with respect to WABCO shall have been made after the date of this Agreement and prior to the WABCO Stockholders Meeting or (II) the Board of Directors of WABCO shall not have recommended or shall have modified in a manner materially adverse to MotivePower its recommendation of this Agreement and the Merger, WABCO shall (i) reimburse MotivePower upon demand for all MotivePower Fees and Expenses; provided, however, that WABCO shall not be obligated to reimburse MotivePower for any MotivePower Fees and Expenses in excess of $2,000,000 in the aggregate, and (ii) pay to MotivePower a termination fee of $15 million in cash within one business day after such termination.

     (d) If this Agreement is terminated pursuant to Section 7.1(e), 7.1(f) or 7.1(g), MotivePower shall (i) reimburse WABCO upon demand for all out-of-pocket fees and expenses ("WABCO Fees and Expenses") incurred or paid by or on behalf of WABCO or any Subsidiary of WABCO in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; provided, however, that MotivePower shall not be obligated to reimburse WABCO for any WABCO Fees and Expenses in excess of $2,000,000 in the aggregate, and (ii) pay to WABCO a termination fee of $15 million in cash within one business day after such termination.

     (e) If this Agreement is terminated pursuant to Section 7.1(d)(ii) and either (I) a Takeover Proposal with respect to MotivePower shall have been made after the date of this Agreement and prior to the MotivePower Shareholders Meeting or (II) the Board of Directors of MotivePower shall not have recommended or shall have modified in a manner materially adverse to WABCO its recommendation of this Agreement and the Merger, MotivePower shall (i) reimburse WABCO upon demand for all WABCO Fees and Expenses; provided, however, that MotivePower shall not be obligated to reimburse WABCO for any WABCO Fees and Expenses in excess of $2,000,000 in the aggregate, and (ii) pay to WABCO a termination fee of $15 million in cash within one business day after such termination.

     (f) If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

     SECTION 7.4. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of WABCO or the shareholders of MotivePower, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders or shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.5. EXTENSION; WAIVER. The parties hereto mutually release and waive any claims that either party may have against the other pursuant to or in connection with the Original Merger Agreement and the transactions contemplated thereby. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto contained herein, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time and except for the MotivePower Tax Certificate and WABCO Tax Certificate. The Confidentiality Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force and effect as of the Effective Time.

     SECTION 8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to MotivePower, to

          Two Gateway Center
          14th Floor
          Pittsburgh, PA 15222
          Attention: Chief Executive Officer
          Facsimile No.: (412) 201-1116
     with copies to:

          Doepken Keevican & Weiss
          58th Floor, USX Tower
          600 Grant Street
          Pittsburgh, PA 15219-2703
          Attention: Leo A. Keevican, Jr.
          Facsimile No.: (412) 355-2609

     and

          Sidley & Austin
          Bank One Plaza
          10 South Dearborn Street
          Chicago, IL 60603
          Attention: Frederick C. Lowinger
          Facsimile No.: (312) 853-7036

     (b) if to WABCO, to:

          1001 Air Brake Avenue
          Wilmerding, PA 15148
          Attention: Chief Executive Officer
          Facsimile No.: (412) 825-1156

     with copies to:

          Reed Smith Shaw McClay
          435 Sixth Avenue
          Pittsburgh, PA 15219
          Attention: David DeNinno
          Facsimile No.: (412) 288-3218

     and

          Kirkland & Ellis
          655 15th Street, N.W.
          Washington, D.C. 20005
          Attention: Jack Feder
          Facsimile No.: (202) 879-5200

     SECTION 8.3. INTERPRETATION. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     SECTION 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein), the WABCO Option Agreement and the MotivePower Option Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation the Original Merger Agreement, and (b) except as provided in
Section 5.12 of this Agreement and this

Section 8.5, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

     SECTION 8.6. GOVERNING LAW. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

     SECTION 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, MotivePower and WABCO have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          MOTIVEPOWER INDUSTRIES, INC.

                                          By: /s/ JOHN C. POPE
                                            ------------------------------------
                                              Name: John C. Pope
                                              Title: Chairman of the Board

                                          WESTINGHOUSE AIR BRAKE COMPANY

                                          By: /s/ WILLIAM E. KASSLING
                                            ------------------------------------
                                              Name: William E. Kassling
                                              Title: Chief Executive Officer

                                                                  EXHIBIT 1.4(b)

                          AMENDED AND RESTATED BY-LAWS

                                       OF

                         WESTINGHOUSE AIR BRAKE COMPANY
                     (hereinafter called the "Corporation")

             (Adopted effective                            , 1999)

                                   ARTICLE I

                                    OFFICES

     SECTION 1. REGISTERED OFFICE. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

     SECTION 2. OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     SECTION 1. PLACE OF MEETINGS. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

     SECTION 2. ANNUAL MEETINGS. The annual meeting of stockholders (the "Annual Meeting of Stockholders") shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting Directors shall be elected in accordance with the provisions of that certain Amended and Restated Stockholders Agreement dated as of March 4, 1997 (the "Amended and Restated Stockholders Agreement") among the Corporation, Vestar Equity Partners, L.P., a Delaware limited partnership ("Vestar"), Harvard Private Capital Holdings, Inc., a Massachusetts Corporation ("Harvard") and American Industrial Partners Capital Fund II, L.P., a Delaware limited partnership ("AIP") (for as long as the Stockholders Agreement shall be in effect), these By-Laws and applicable law and such other business as may properly be brought before the meeting shall be transacted. Written notice of the Annual Meeting of Stockholders stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

     SECTION 3. SPECIAL MEETINGS. Unless otherwise prescribed by law, special meetings of stockholders ("Special Meetings of Stockholders"), for any purpose or purposes, may be called by (i) the Chairman, if there be one, (ii) the Chief Executive Officer (iii) Directors constituting not less than half of the members of the Board of Directors then in office or (iv) stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote, in each case by delivering a written request to the Secretary. Such request shall state the purpose or purposes of the proposed meeting. At any time, upon the written request of any person or persons who have duly called a Special Meeting of Stockholders, it shall be the duty of the Secretary to fix the date of the Meeting, to be held not more than 75 days after the receipt of the request, and to give due notice thereof. Special Meetings of Stockholders shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and as set forth in the notice of the Meeting. Written notice of a Special Meeting of Stockholders stating the place, date and hour of the Meeting and the purpose or purposes for which the Meeting is called shall be given not less than ten nor more than sixty days before the date of the Meeting to each stockholder entitled to vote at such Meeting.

     SECTION 4. QUORUM. Except as otherwise provided by law or by the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the holders of a majority of the shares of capital stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

     SECTION 5. VOTING. Unless otherwise required by law, the Certificate of Incorporation, these By-Laws or any Certificate of Designation with respect to any preferred stock of the Corporation ("Preferred Stock"), any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

     SECTION 6. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and such written consent is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

     SECTION 7. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

     SECTION 8. STOCK LEDGER. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 7 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

     SECTION 9. NOTICE OF STOCKHOLDER BUSINESS.

     (a) Annual Meetings of Stockholders.

     (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders at an annual meeting of stockholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors

(including by a Committee appointed by the Board of Directors), or (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors (including by a Committee appointed by the Board of Directors). Nominations of persons for election to the Board of Directors of the corporation shall exclusively be made pursuant to Sections 1(b) and 8 of Article III hereof.

     (2) For business to be properly brought before an annual meeting by a stockholder pursuant to paragraph (a)(1) of this Section 9, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the preceding year's proxy statement for the annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to any business that the stockholder properly proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (b) a representation that the stockholder intends to appear in person or by proxy at the meeting to raise the proposal specified in the notice; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

     (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting.

     (c) General.

     (1) Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 9. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was proposed in accordance with the procedures set forth in this Section 9 and, if any proposed business is not in compliance with this Section 9, to declare that such defective proposal shall be disregarded.

     (2) For purposes of this Section 9, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act").

     (3) Notwithstanding the foregoing provisions of this Section 9, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9. Nothing in this Section 9 shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or
(ii) the holders of any series of Preferred Stock to elect directors under specified circumstances.

                                  ARTICLE III

                                   DIRECTORS

     SECTION 1. NUMBER AND ELECTION OF DIRECTORS.

     (a) Subject to paragraphs (b) through (h) of this Section 1 of Article III, the Board of Directors of the Corporation (the "Board") shall consist of such number of persons as is determined from time to time by the affirmative vote of a majority of the Directors then in office.

     (b) The Board shall maintain a Nominating Committee, which Nominating Committee shall nominate persons to be elected to the Board as set forth in this Agreement. Subject to paragraph (h) of this Section 1 of Article III, the Chairman of the Board shall have exclusive authority to select the members of the Board who will serve on the Nominating Committee. At any time that a new Director is elected pursuant to the terms of this Agreement, the remaining Directors then in office shall have an obligation to ratify and approve such elections.

     (c) The Nominating Committee shall nominate persons for election to the Board so that the Board shall be comprised of the following: (i) the Chief Executive Officer of WABCO; (ii) another executive officer of WABCO; (iii) at least three individuals who are not employees of WABCO or any of its subsidiaries; (iv) one individual designated by Vestar Equity Partners, L.P. ("Vestar") (the "Vestar Director") (so long as Vestar and its partners, and Vestar Capital Partners, Inc. ("Vestar Capital") and its stockholders and officers, and their respective Affiliates (defined below) collectively and beneficially own at least 50% of the shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock") beneficially owned by Vestar and Vestar Capital immediately after the closing of the purchase by Vestar, Harvard, AIP and certain members of the Corporation's management of 6 million shares of Common Stock owned by Scandinavian Incentive Holdings, B.V. ("SIH") and the concurrent redemption by the Corporation of 4 million shares of Common Stock owned by SIH (such purchase and redemption being together referred to as the "SIH Purchase"); (v) one individual designated by William E. Kassling (so long as Mr. Kassling and members of his immediate family and their Affiliates collectively and beneficially own at least 50% of the shares of Common Stock beneficially owned by Mr. Kassling immediately after the closing of the SIH Repurchase); (vi) one individual designated by Harvard ("Harvard") (the "Harvard Director") (so long as Harvard and its stockholders and officers and their respective Affiliates collectively and beneficially own at least 50% of the shares of Common Stock beneficially owned by Harvard immediately after the closing of the SIH Repurchase); and (vii) Emilio A. Fernandez (so long as (x) Mr. Fernandez is able and willing to serve and (y) Mr. Fernandez and his immediate family and their Affiliates (the "Fernandez Group") collectively and beneficially own at least 50% of the shares of Common Stock delivered by the Corporation pursuant to that certain Asset Purchase Agreement dated as of January 23, 1995 by and among the Corporation, Pulse Acquisition Corporation, Pulse Electronics, Incorporated and Pulse Embedded Computer Systems, Inc. (the "Pulse Shares"). So long as Mr. Fernandez meets the qualifications set forth in the foregoing clause (vii), the Chairman of the Board shall direct the Nominating Committee to nominate Mr. Fernandez as a member of the Board of Directors.

     (d) If requested by the Corporation in order to comply with paragraph (c) above, Vestar, Mr. Kassling and/or Harvard shall cause its designee for Director to resign effective at such time as Vestar, Mr. Kassling or Harvard, as the case may be, no longer has the ability to designate a Director pursuant to paragraph
(c) above, and Mr. Fernandez shall resign effective at such time as the Fernandez Group no longer beneficially owns at least 50% of the Pulse Shares.

     (e) Vestar, Harvard and Mr. Kassling may, at any time during which their respective rights to designate Directors are applicable, cause the removal of any Director designated by it or him and designate a new individual or individuals to serve as Director or Directors by prior written notice to the Nominating Committee, which shall promptly nominate such individual(s) for election to the Board. Except with respect to Mr. Fernandez, in the event of a vacancy on the Board of Directors caused by the death, resignation or removal of a Director prior to the fulfillment of his term, the party or other person or entity originally designating such Director shall, so long as its right to designate such Director is applicable, designate an individual to serve as a successor Director and shall promptly notify the Nominating Committee of such action in writing, and the Nominating Committee shall promptly nominate such individual for election to the Board. The death, resignation or removal of Mr. Fernandez as a director shall terminate his right to serve on the Board of Directors, and the Fernandez Group shall have no right to designate a successor to fill any vacancy caused by such death, resignation or removal.

     (f) Any person designated by Vestar, Harvard, Mr. Kassling or, in the case of Mr. Fernandez, the Chairman of the Board, as provided for herein shall be nominated by the Nominating Committee to be elected to the Board at the stockholders' meeting, or by the Directors already elected to the Board, as the case may be, voting in conformity with such nomination. In furtherance thereof, each of the Voting Trust (the "Voting Trust") created under the Second Amended WABCO Voting Trust/Disposition Agreement, dated as of December 13, 1995, Vestar, Harvard, Vestar Capital, AIP, Mr. Kassling and Mr. Fernandez shall vote all of the shares of Common Stock and any other voting securities of the Corporation from time to time held by it or him in favor of, and each of the Voting Trust, Harvard, Vestar Capital, AIP, Mr. Kassling and Mr. Fernandez shall cause any shares of Common Stock or other voting securities of the Corporation as to which it or he from time to time has the right to direct the vote to be voted in favor of, and to take any other appropriate steps to cause, the election to the Board of individuals designated by Vestar, Harvard, and/or Mr. Kassling and, in the case of Mr. Fernandez, the Chairman of the Board, and nominated by the Nominating Committee; provided, that Mr. Kassling shall not be deemed to control any shares of Common Stock held by the Westinghouse Air Brake Company Employee Stock Ownership Plan or Westinghouse Air Brake Company Employee Stock Ownership Trust for purposes of this Section 1 of Article III.

     (g) Each director elected in accordance with the foregoing paragraphs (b) through (f) shall be elected to one of three classes. The term of office of those directors of the first class shall expire at the annual meeting next ensuing; of the second class one year thereafter; and of the third class two years thereafter. Beginning at the annual meeting next ensuing, directors shall be elected for three-year terms of office. In all such cases, a director's term of office shall continue until his successor is duly elected and qualified or until his earlier resignation or removal.

     (h) Each committee of the Board shall include either the Vestar Director or the Harvard Director (as determined by Harvard and Vestar) as one of its members.

     (i) As used in this Section 1, "Affiliate" means any entity which is now, or hereinafter becomes controlled by, or in control of, or in common control with, another entity. "Control" means more than 50% of the ownership interest or voting rights of any entity, directly or indirectly.

     (j) So long as the Amended and Restated Stockholders Agreement dated as of March 4, 1997 by and among the Voting Trust, Vestar, Harvard, AIP and the Corporation remains in effect, the provision of this Section 1 of this Article III and of Sections 1 and 2 of Article IV shall not be amended, supplemented or repealed unless the corresponding provisions of the Stockholders Agreement are similarly amended, supplemented or repealed in accordance with the procedures set forth in the Stockholders Agreement.

     SECTION 2. DUTIES AND POWERS.

     (a) The Board of Directors shall have full power to control, manage and direct the business of WABCO and to take such actions as may be necessary to further the purposes of WABCO.

     (b) The management of the business of the Corporation shall be the responsibility of a Chief Executive Officer, to be appointed by the Board of Directors. William E. Kassling shall continue to be the Chief Executive Officer of the Corporation and he shall continue to serve as Chief Executive Officer until replaced by the Board of Directors in accordance with the provisions of any employment agreement then in force between the Corporation and Mr. Kassling. The Chief Executive Officer of the Corporation, shall, subject to subsection (a) above, be entitled to make all decisions regarding the ordinary course of business operation of the Corporation according to good business practice.

     (c) All of the Directors shall have one vote each.

     SECTION 3. MEETINGS.

     (a) Regular meetings of the Board of Directors shall be held in Wilmerding, Pennsylvania, or at such other place as may be determined from time to time by the Board of Directors. Regular meetings of the Board of Directors shall be held no less frequently than quarterly and at such times as may be determined by the Board of Directors. Any business that properly may be transacted by the Board of Directors may be transacted at any regular meeting thereof.

     (b) Special meetings of the Board of Directors may be called any time by the Chairman of the Board, the Chief Executive Officer or by a majority of the Directors then in office. Any such person or persons desiring to call a special meeting or to have a matter placed on the agenda for a special meeting shall so notify the other members of the Board of Directors and the Chief Executive Officer in writing at least three (3) days before the date such meeting is called for. Such notifications shall be accompanied by such supplemental and explanatory information as may be necessary or appropriate in the circumstances. Notice of a special meeting stating the date, time, place and purpose thereof shall be furnished by the Chief Executive Officer or the Secretary in writing to each member of the Board of Directors not later than twenty-four (24) hours before the date of such meeting. Notice of a special meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice. Only matters placed on the agenda pursuant to this subsection (b) may be considered at a special meeting unless the members of the Board of Directors unanimously agree otherwise.

     SECTION 4. QUORUM. Except as may be otherwise specifically provided by law, the Certificate of Incorporation, these By-Laws or any Certificate of Designation with respect to Preferred Stock, at all meetings of the Board of Directors, a majority of the Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

     SECTION 5. ACTIONS OF BOARD. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

     SECTION 6. MEETINGS BY MEANS OF CONFERENCE TELEPHONE. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 6 shall constitute presence in person at such meeting. The Chief Executive Officer or the Secretary shall provide to the Directors, within a reasonable time, written minutes of each meeting.

     SECTION 7. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board
                                       -6-
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of Directors in the management of the business and affairs of the Corporation.
Each committee shall keep regular minutes and report to the Board of Directors when required.

     SECTION 8. NOMINATING COMMITTEE. In addition to any other committees of the Board established pursuant to Section 7 of this Article III, the Board shall at all times have a Nominating Committee consisting of such number of directors as shall be designated by the Chairman of the Board from time to time. The Chairman of the Board shall have exclusive authority to select the members of the Board who will serve on the Nominating Committee. The Nominating Committee shall have exclusive authority to nominate persons to be elected to the Board. Subject to the provisions of Section 1 of Article III of these By-Laws, the Nominating Committee shall review the size and composition of the Board and make nominations with respect to the persons to be elected as directors.

     SECTION 9. COMPENSATION. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director or such other compensation (including without limitation the grant of stock options) as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

     SECTION 10. INTERESTED DIRECTORS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason. or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders ; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorized the contract or transaction.

                                   ARTICLE IV

                                    OFFICERS

     SECTION 1. GENERAL. (a) The officers of the Corporation shall be the Chief Executive Officer, the President, a Secretary and a Treasurer, and may include a Chairman of the Board and one or more Vice-Chairmen of the Board or Vice Presidents as the Board of Directors may from time to time determine. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation or, except in the case of the Chairman or Vice Chairman of the Board of Directors, need such officers be directors of the Corporation.

     SECTION 2. ELECTION. The Board of Directors shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

     SECTION 3. VOTING SECURITIES OWNED BY THE CORPORATION. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be
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

executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

     SECTION 4. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. During the absence or disability of the Chief Executive Officer, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the Chief Executive Officer. The Chairman and any Vice Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to them by these By-Laws or by the Board of Directors.

     SECTION 5. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chairman of the Board of Directors and each Vice Chairman, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

     SECTION 6. PRESIDENT. The President shall, subject to the control of the Board of Directors, be the chief operating officer of the Corporation and, in such capacity shall be responsible for the day-to-day business operations of the Corporation. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Chief Executive Officer or by the Board of Directors.

     SECTION 7. VICE PRESIDENTS. At the request of the President or Chief Executive Officer or in their absence or in the event of their inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President or Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President or Chief Executive Officer. Each Vice President shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President may from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or Chief Executive Officer or in the event of the inability or refusal of the President or Chief Executive Officer to act, shall perform the duties of the President or Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President or Chief Executive Officer.

     SECTION 8. SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meeting of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the

Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed as the case may be.

     SECTION 9. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

     SECTION 10. ASSISTANT SECRETARIES. Except as may be otherwise provided in these By-Laws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

     SECTION 11. ASSISTANT TREASURERS. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

     SECTION 12. OTHER OFFICERS. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

                                   ARTICLE V

                                     STOCK

     SECTION 1. FORM OF CERTIFICATES. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation
(i) by the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

     SECTION 2. SIGNATURES. Where a certificate is countersigned by (i) a transfer agent other than the Corporation or its employee, or (ii) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

     SECTION 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     SECTION 4. TRANSFERS. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

     SECTION 5. RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other such action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     SECTION 6. BENEFICIAL OWNERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                   ARTICLE VI

                                    NOTICES

     SECTION 1. NOTICES. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex or cable.

     SECTION 2. WAIVERS OF NOTICE. Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                  ARTICLE VII

                               GENERAL PROVISIONS

     SECTION 1. DIVIDENDS. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

     SECTION 2. DISBURSEMENTS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

     SECTION 3. FISCAL YEAR. The fiscal year of the Corporation shall be January 1 to December 31.

     SECTION 4. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE VIII

                                INDEMNIFICATION

     SECTION 1. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this
Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), payments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was lawful. The termination of any action, suit or proceeding by payment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     SECTION 2. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     SECTION 3. AUTHORIZATION OF INDEMNIFICATION. Any indemnification under this
Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or Section 2 of this
Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

     SECTION 4. GOOD FAITH DEFINED. For purposes of any determination under
Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director or officer. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VIII, as the case may be.

     SECTION 5. INDEMNIFICATION BY A COURT. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the presence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 or 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this
Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

     SECTION 6. EXPENSES PAYABLE IN ADVANCE. Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it can ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

     SECTION 7. NON-EXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF
EXPENSES. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not entitled in Sections 1 and 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

     SECTION 8. INSURANCE. The Corporation may purchase or maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the right or obligation to indemnify him against such liability under the provisions of this
Article VIII.

     SECTION 9. CERTAIN DEFINITIONS. For purposes of this Article VIII, references to "the Corporation" shall include, in connection to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed by consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this
Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

     SECTION 10. SURVIVAL OF INDEMNIFICATION AN ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators or such a person.

     SECTION 11. LIMITATION ON INDEMNIFICATION. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

     SECTION 12. INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

                                   ARTICLE IX

                                   AMENDMENTS

     SECTION 1. These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders at any annual or special meeting or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the Board of Directors then in office. Notwithstanding the foregoing, Article VIII hereof shall not be altered, amended or repealed in whole or in part, unless such alteration, amendment or repeal is approved by the stockholders of the Corporation pursuant to a vote which would be sufficient to adopt an amendment to the Certificate of Incorporation of the Corporation.

                                                                  EXHIBIT 1.4(c)

Class I with terms expiring in 2000
     Robert J. Brooks
     Gregory T.H. Davies
     Kim G. Davis
     Nicholas J. Stanley

Class II with terms expiring in 2001

     Gilbert E. Carmichael
     James C. Huntington, Jr.
     James P. Kelley
     James P. Miscoll

Class III with terms expiring in 2002

     Emilio A. Fernandez
     Lee B. Foster II
     William E. Kassling
     James V. Napier

                                                                  EXHIBIT 1.4(d)

                        POSITION                                    NAME
                        --------                                    ----
Chairman of the Board and Chief Executive Officer         William E. Kassling
President and Chief Operating Officer                     Gregory T.H. Davies
Executive Vice President, Friction Products               Howard J. Bromberg
Executive Vice President, Railroad                        Joseph S. Crawford, Jr.
Executive Vice President, Transit                         John M. Meister
Vice Chairman                                             Gilbert E. Carmichael
Vice Chairman                                             Emilio A. Fernandez
Senior Vice President, Chief Financial Officer and        Robert J. Brooks
Secretary
Vice President, Investor Relations and Corporate          Timothy R. Wesley
Communications
Vice President, Human Resources                           Kevin P. Conner
Vice President and Treasurer                              Thomas P. Lyons
Vice President and Controller                             David L. Bonvenuto
Vice President, Internal Audit                            George A. Socher
Vice President, Business Development                      Jeffrey A. Plut

                                                                 EXHIBIT 5.10(a)

             FORM OF AFFILIATE LETTER FOR AFFILIATES OF MOTIVEPOWER

Westinghouse Air Brake Company
1002 Air Brake Avenue
Wilmerding, PA 15148

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of MotivePower Industries, Inc., a Pennsylvania corporation ("MotivePower"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of September 26, 1999 (the "Merger Agreement") between MotivePower and Westinghouse Air Brake Company, a Delaware corporation ("WABCO"), MotivePower will be merged with and into WABCO (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

     As a result of the Merger, I may receive shares of Common Stock, par value $.01 per share, of WABCO (the "WABCO Shares") in exchange for shares of Common Stock, par value $.01 per share, of MotivePower, together with any associated preferred stock purchase rights (the "MotivePower Shares") owned by me or purchasable upon exercise of stock options.

     1. I represent, warrant and covenant to MotivePower that in the event I receive any WABCO Shares as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the WABCO Shares in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the WABCO Shares, to the extent I felt necessary, with my counsel or counsel for MotivePower.

          C. I have been advised that the issuance of the WABCO Shares to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of MotivePower, (a) I may be deemed to be an affiliate of MotivePower and (b) the distribution by me of the WABCO Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the WABCO Shares issued to me in the Merger unless (i) in the opinion of counsel reasonably satisfactory to WABCO, such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to WABCO, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that WABCO is under no obligation to register the sale, transfer or other disposition of the WABCO Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that there will be placed on the certificates for the WABCO Shares issued to me, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF

        1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
        [               ] [  ], 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND
        WESTINGHOUSE AIR BRAKE COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF WESTINGHOUSE AIR BRAKE COMPANY."

          F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, WABCO reserves the right to put the following legend on the certificates issued to my transferee:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          G. I further represent to, and covenant with, WABCO that I will not, during the 30 days prior to the Effective Time (as defined in the Merger Agreement), sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to MotivePower Shares or shares of the capital stock of WABCO that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the WABCO Shares received by me in the Merger or any other shares of the capital stock of WABCO until after such time as results covering at least 30 days of combined operations of WABCO and MotivePower have been published by WABCO, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations.

          H. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of MotivePower as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By WABCO's acceptance of this letter, WABCO hereby agrees with me as follows:

          A. For so long as and to the extent necessary to permit me to sell the WABCO Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, WABCO shall use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether WABCO has complied with such reporting requirements during the 12 months preceding any proposed sale of the WABCO Shares by me under Rule 145. WABCO has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

          B. It is understood and agreed that the certificates with the legends set forth in paragraphs E and F above will be replaced with certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the WABCO Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the WABCO Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) WABCO has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to WABCO, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:
Agreed and accepted this        day
of [               ], 1999, by

WESTINGHOUSE AIR BRAKE COMPANY

By
--------------------------------------
   Name:
   Title:

                                                                 EXHIBIT 5.10(b)

                FORM OF AFFILIATE LETTER FOR AFFILIATES OF WABCO

Westinghouse Air Brake Company
1001 Air Brake Avenue
Wilmerding, PA 15148

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Westinghouse Air Brake Company, a Delaware corporation ("WABCO"), as the term "affiliate" is defined for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission ("Commission"). Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of September 26, 1999 (the "Merger Agreement") between WABCO and MotivePower Industries, Inc., a Pennsylvania corporation ("MotivePower"), MotivePower will be merged with and into WABCO (the "Merger").

     I represent to, and covenant with, WABCO that I will not, during the period beginning 30 days prior to the Effective Time (as defined in the Merger Agreement) until after such time as results covering at least 30 days of combined operations of WABCO and MotivePower have been published by WABCO, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations, sell, transfer or otherwise dispose of or reduce my risk with respect to any shares of the capital stock of WABCO or MotivePower that I may hold.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of WABCO as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Accepted this                day of
[               ], 1999, by

WESTINGHOUSE AIR BRAKE COMPANY

By
--------------------------------------
   Name:

                                                                         ANNEX B

                              AMENDED AND RESTATED
                          WABCO STOCK OPTION AGREEMENT

                                    BETWEEN

                        WESTINGHOUSE AIR BRAKE COMPANY,
                            A DELAWARE CORPORATION,

                                      AND

                         MOTIVEPOWER INDUSTRIES, INC.,
                           A PENNSYLVANIA CORPORATION

                         DATED AS OF SEPTEMBER 26, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
 1. The Option; Exercise; Payment of Spread.................    1
 2. Adjustments.............................................    2
 3. Conditions to Delivery of Shares........................    2
 4. The Closing.............................................    2
 5. Listing of Shares; Filings; Governmental Consents.......    3
 6. Repurchase of Shares....................................    3
 7. Sale of Shares..........................................    3
 8. Registration Rights.....................................    3
 9. Expenses................................................    4
10. Specific Performance....................................    4
11. Notice..................................................    4
12. Interpretation..........................................    5
13. Entire Agreement........................................    5
14. Amendment...............................................    6
15. Severability............................................    6
16. Governing Law...........................................    6
17. Counterparts............................................    6
18. Parties in Interest.....................................    6
19. Corporate Authorization.................................    6
20. Assignment..............................................    6
21. Termination.............................................    6
22. Profit Limitation.......................................    6
23. Public Announcement.....................................    7

               AMENDED AND RESTATED WABCO STOCK OPTION AGREEMENT

     AMENDED AND RESTATED STOCK OPTION AGREEMENT dated as of September 26, 1999 (the "Agreement") between Westinghouse Air Brake Company, a Delaware corporation (the "Grantor"), and MotivePower Industries, Inc., a Pennsylvania corporation (the "Grantee").

     WHEREAS, the Grantor and the Grantee are parties to that certain Agreement and Plan of Merger dated June 2, 1999, as amended as of July 19, 1999 (as so amended, the "Original Merger Agreement") and that certain WABCO Stock Option Agreement dated June 2, 1999 (the "Original WABCO Option Agreement");

     WHEREAS, the Grantor and the Grantee are amending the Original Merger Agreement as of the date hereof (as so amended, the "Merger Agreement") to provide for the merger of Grantee with and into Grantor (the "Merger"); and

     WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor has agreed to amend and restate the Original WABCO Option Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. The Option; Exercise; Payment of Spread. (a) Contemporaneously herewith the Grantee and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 6,453,710 shares of Common Stock (the "Shares") at a cash purchase price equal to $19.875 per share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following (but not prior to) the occurrence of one of the events set forth in Section 3(c) hereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below) and any other applicable regulatory approvals) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase.

     (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein, "Spread" shall mean the excess, if any, over the Purchase Price of the higher (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to any Takeover Proposal (as defined in the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the New York Stock Exchange (the "NYSE") Composite Tape, the American Stock Exchange (the "AMEX") or The Nasdaq National Market (the "Nasdaq"), as the case may be, on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 4 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

     2. Adjustments. (a) In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19% of the capital stock of the Grantor entitled to vote generally for the election of the directors of Grantor which is issued and outstanding immediately prior to the exercise of the Option.

     (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Grantor enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Grantor will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Grantor, and Grantor will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Grantor or any other person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect to Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

     3. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

     (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

     (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

     (c) (i) the Merger Agreement is terminated pursuant to Section 7.1(d)(i) and either (I) a Takeover Proposal with respect to Grantor shall have been made after the date of the Merger Agreement and prior to the Grantor Stockholders Meeting (as defined in the Merger Agreement) or (II) the Board of Directors of Grantor shall not have recommended or shall have modified in a manner materially adverse to Grantee its recommendation of the Merger Agreement and Merger; or
(ii) the Merger Agreement is terminated pursuant to Section 7.1(i), 7.1(j) or 7.1(k) of the Merger Agreement.

     4. The Closing. (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Doepken Keevican & Weiss, 58th Floor, USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania, or, if the conditions set forth in Section 3(a), (b) or (c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to
Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to

Section 1(c) hereof. Any payment made pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

     (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

     5. Listing of Shares; Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the NYSE, the AMEX or the Nasdaq, as the case may be, after the Option becomes exercisable hereunder, the Grantor will promptly file an application to list the Shares on the NYSE or the AMEX or quote the Shares on Nasdaq, as the case may be, and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act and the applicable laws of each state and foreign jurisdiction; provided, however, that if the Grantor is unable to effect such listing by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

     6. Repurchase of Shares. If by the date that is the first anniversary of the date the Merger Agreement was terminated pursuant to the terms thereof (the "Merger Termination Date"), neither the Grantee nor any other Person has acquired more than fifty percent (excluding the Shares) of the shares of outstanding Common Stock, then the Grantor has the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the end of the one-year period after the Merger Termination Date, the Repurchase Right lapses. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such purchase.

     7. Sale of Shares. At any time prior to the first anniversary of the Merger Termination Date, the Grantee shall have the right to sell (the "Sale Right") to the Grantor all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantee gives written notice of its intention to exercise the Sale Right. If the Grantee does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates. In the event the Grantee wishes to exercise the Sale Right, the Grantee shall send a written notice to the Grantor specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given for the closing of such sale.

     8. Registration Rights. (a) In the event that the Grantee shall desire to sell any of the Shares within three years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement, including if requested by Grantee a "shelf" registration statement under Rule 145 under the Securities Act or any successor provision, which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, that the Grantor shall not be required to have declared effective more than one registration statement hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 180 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or material transaction involving the Grantor or interfere with any previously planned securities offering by the Grantor.

     (b) If the Common Stock is registered pursuant to the provisions of this
Section 8, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 120 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and
(ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

     (c) The Grantee shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee specifically for use or incorporation by reference therein.

     9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

     10. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to the Grantee, to:
                    Two Gateway Center
                    14th Floor
                    Pittsburgh, PA 15222
                    Attention: Chief Executive Officer
                    Facsimile No.: (412) 201-1116

     with copies to:
                    Doepken Keevican & Weiss
                    58th Floor, USX Tower
                    600 Grant Street
                    Pittsburgh, PA 15219-2703
                    Attention: Leo A. Keevican, Jr.
                    Facsimile No.: (412) 355-2609

     and
                    Sidley & Austin
                    Bank One Plaza
                    10 South Dearborn Street
                    Chicago, IL 60603
                    Attention: Frederick C. Lowinger
                    Facsimile No.: (312) 853-7036

     (b) if to the Grantor, to:
                    1001 Air Brake Avenue
                    Wilmerding, PA 15148
                    Attention: Chief Executive Officer
                    Facsimile No.: (412) 825-1156

     with copies to:
                    Reed Smith Shaw McClay
                    435 Sixth Avenue
                    Pittsburgh, PA 15219
                    Attention: David DeNinno
                    Facsimile No.: (412) 288-3218

     and
                    Kirkland & Ellis
                    655 15th Street, N.W.
                    Washington, D.C. 20005
                    Attention: Jack Feder
                    Facsimile No.: (202) 879-5200

     12. Interpretation. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     13. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation the Original WABCO Option Agreement, it being understood that the Option (as defined in the Original WABCO Option Agreement) is hereby terminated and that as of the date hereof the Option referred to in Section 1 hereof is granted to the Grantee pursuant to this Agreement.

     14. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     15. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

     17. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     18. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

     19. Corporate Authorization. The Grantor agrees to take all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and to insure that, when issued and delivered by the Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby, the Shares will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     20. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

     21. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) if the Option is not exercised within 12 months after first becoming exercisable and (iii) if not then exercisable, thirty days after termination of the Merger Agreement in accordance with its terms (the dates referred to in clause (ii) and (iii) being hereinafter referred to as the "Termination Date"); provided, however, that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 3(a), (b) or (c) hereof have not yet been satisfied, the Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

     22. Profit Limitation. (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $22.5 million and, if it otherwise would exceed such amount, the Grantee shall repay such excess amount to Grantor in cash (or the purchase price for purposes of Section 6 or 7, as applicable, shall be reduced) so that Grantee's Total Profit shall not exceed $22.5 million after taking into account the foregoing actions.

     Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $7.5 million and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $7.5 million; provided, however, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

     As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i)(x) the amount of cash received by Grantee pursuant to Sections 7.3(b)(ii) and (c) (ii) of the Merger

Agreement and Section 1(c) hereof, less (y) any repayment of such cash to Grantor, (ii)(x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Sections 6 or 7 hereof, less (y) the Grantee's purchase price for such Shares, and (iii)(x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into or for which such Shares are converted or exchanged) to any unaffiliated party, less
(y) the Grantee's purchase price for such Shares.

     As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option was exercised on such date for such number of Shares and assuming that such Shares, together with all Shares acquired upon exercise of the Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     23. Public Announcement. Grantee and Grantor shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Option and shall not issue any such press release or make any such public statement prior to such consultation and the receipt of approval therefor by the other party, which consent shall not be unreasonably withheld, except as may be required by law, court process or by stock exchange rules.

     IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          MOTIVEPOWER INDUSTRIES, INC.

                                          By: /s/ JOHN C. POPE
                                            ------------------------------------
                                              Name: John C. Pope
                                              Title: Chairman of the Board

                                          WESTINGHOUSE AIR BRAKE COMPANY

                                          By: /s/ WILLIAM E. KASSLING
                                            ------------------------------------
                                              Name: William E. Kassling
                                              Title: Chief Executive Officer

                                                                         ANNEX C

                              AMENDED AND RESTATED
                       MOTIVEPOWER STOCK OPTION AGREEMENT

                                    BETWEEN

                        WESTINGHOUSE AIR BRAKE COMPANY,
                            A DELAWARE CORPORATION,

                                      AND

                         MOTIVEPOWER INDUSTRIES, INC.,
                           A PENNSYLVANIA CORPORATION

                         DATED AS OF SEPTEMBER 26, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
 1. The Option; Exercise; Payment of Spread.................     1
 2. Adjustments.............................................     2
 3. Conditions to Delivery of Shares........................     2
 4. The Closing.............................................     2
 5. Listing of Shares; Filings; Governmental Consents.......     3
 6. Repurchase of Shares....................................     3
 7. Sale of Shares..........................................     3
 8. Registration Rights.....................................     3
 9. Expenses................................................     4
10. Specific Performance....................................     4
11. Notice..................................................     4
12. Interpretation..........................................     5
13. Entire Agreement........................................     5
14. Amendment...............................................     6
15. Severability............................................     6
16. Governing Law...........................................     6
17. Counterparts............................................     6
18. Parties in Interest.....................................     6
19. Corporate Authorization.................................     6
20. Assignment..............................................     6
21. Termination.............................................     6
22. Profit Limitation.......................................     6
23. Public Announcement.....................................     7

            AMENDED AND RESTATED MOTIVEPOWER STOCK OPTION AGREEMENT

     AMENDED AND RESTATED STOCK OPTION AGREEMENT dated as of September 26,1999 (the "Agreement") between MotivePower Industries, Inc., a Pennsylvania corporation (the "Grantor") and Westinghouse Air Brake Company, a Delaware corporation (the "Grantee").

     WHEREAS, the Grantor and the Grantee are parties to that certain Agreement and Plan of Merger dated June 2, 1999, as amended as of July 19, 1999 (as so amended, the "Original Merger Agreement") and that certain MotivePower Stock Option Agreement dated June 2, 1999 (the "Original MotivePower Option Agreement");

     WHEREAS, the Grantor and the Grantee are amending the Original Merger Agreement as of the date hereof (as so amended, the "Merger Agreement") to provide for the merger of Grantor with and into Grantee (the "Merger"); and

     WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor has agreed to amend and restate the Original MotivePower Option Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. The Option; Exercise; Payment of Spread. (a) Contemporaneously herewith the Grantee and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 5,133,655 shares of Common Stock (the "Shares") at a cash purchase price equal to $13.12 per share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following (but not prior to) the occurrence of one of the events set forth in Section 3(c) hereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below) and any other applicable regulatory approvals) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase.

     (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein, "Spread" shall mean the excess, if any, over the Purchase Price of the higher (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to any Takeover Proposal (as defined in the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the New York Stock Exchange (the "NYSE") Composite Tape, the American Stock Exchange (the "AMEX") or The Nasdaq National Market (the "Nasdaq"), as the case may be, on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 4 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

     2. Adjustments. (a) In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19% of the capital stock of the Grantor entitled to vote generally for the election of the directors of Grantor which is issued and outstanding immediately prior to the exercise of the Option.

     (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Grantor enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Grantor will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Grantor, and Grantor will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Grantor or any other person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect to Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

     3. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

     (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

     (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

     (c) (i) the Merger Agreement is terminated pursuant to Section 7.1(d)(ii) and either (I) a Takeover Proposal with respect to Grantor shall have been made after the date of the Merger Agreement and prior to the Grantor Stockholders Meeting (as defined in the Merger Agreement) or (II) the Board of Directors of Grantor shall not have recommended or shall have modified in a manner materially adverse to Grantee its recommendation of the Merger Agreement and the Merger; or
(ii) the Merger Agreement is terminated pursuant to Section 7.1(e), 7.1(f) or 7.1(g) of the Merger Agreement.

     4. The Closing. (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Doepken Keevican & Weiss, 58th Floor, USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania, or, if the conditions set forth in Section 3(a), (b) or (c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to
Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to

Section 1(c) hereof. Any payment made pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

     (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

     5. Listing of Shares; Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the NYSE, the AMEX or the Nasdaq, as the case may be, after the Option becomes exercisable hereunder, the Grantor will promptly file an application to list the Shares on the NYSE or the AMEX or quote the Shares on Nasdaq, as the case may be, and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act and the applicable laws of each state and foreign jurisdiction; provided, however, that if the Grantor is unable to effect such listing by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

     6. Repurchase of Shares. If by the date that is the first anniversary of the date the Merger Agreement was terminated pursuant to the terms thereof (the "Merger Termination Date"), neither the Grantee nor any other Person has acquired more than fifty percent (excluding the Shares) of the shares of outstanding Common Stock, then the Grantor has the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the end of the one-year period after the Merger Termination Date, the Repurchase Right lapses. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such purchase.

     7. Sale of Shares. At any time prior to the first anniversary of the Merger Termination Date, the Grantee shall have the right to sell (the "Sale Right") to the Grantor all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantee gives written notice of its intention to exercise the Sale Right. If the Grantee does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates. In the event the Grantee wishes to exercise the Sale Right, the Grantee shall send a written notice to the Grantor specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given for the closing of such sale.

     8. Registration Rights. (a) In the event that the Grantee shall desire to sell any of the Shares within three years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement, including if requested by Grantee a "shelf" registration statement under Rule 145 under the Securities Act or any successor provision, which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, that the Grantor shall not be required to have declared effective more than one registration statement hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 180 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or material transaction involving the Grantor or interfere with any previously planned securities offering by the Grantor.

     (b) If the Common Stock is registered pursuant to the provisions of this
Section 8, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 120 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and
(ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

     (c) The Grantee shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee specifically for use or incorporation by reference therein.

     9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

     10. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to the Grantor, to:

                    Two Gateway Center
                    14th Floor
                    Pittsburgh, PA 15222
                    Attention: Chief Executive Officer
                    Facsimile No.: (412) 201-1116

     with copies to:

                    Doepken Keevican & Weiss
                    58th Floor, USX Tower
                    600 Grant Street
                    Pittsburgh, PA 15219-2703
                    Attention: Leo A. Keevican, Jr.
                    Facsimile No.: (412) 355-2609

     and

                    Sidley & Austin
                    Bank One Plaza
                    10 South Dearborn Street
                    Chicago, IL 60603
                    Attention: Frederick C. Lowinger
                    Facsimile No.: (312) 853-7036

     (b) if to the Grantee, to:

                    1001 Air Brake Avenue
                    Wilmerding, PA 15148
                    Attention: Chief Executive Officer
                    Facsimile No.: (412) 825-1156

     with copies to:

                    Reed Smith Shaw McClay
                    435 Sixth Avenue
                    Pittsburgh, PA 15219
                    Attention: David DeNinno
                    Facsimile No.: (412) 288-3218

     and

                    Kirkland & Ellis
                    655 15th Street, N.W.
                    Washington, D.C. 20005
                    Attention: Jack Feder
                    Facsimile No.: (202) 879-5200

     12. Interpretation. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     13. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation the Original MotivePower Option Agreement, it being understood that the Option (as defined in the Original MotivePower

Option Agreement) is hereby terminated and that as of the date hereof the Option referred to in Section 1 hereof is granted to the Grantee pursuant to this Agreement.

     14. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     15. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

     17. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     18. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

     19. Corporate Authorization. The Grantor agrees to take all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and to insure that, when issued and delivered by the Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby, the Shares will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     20. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

     21. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) if the Option is not exercised within 12 months after first becoming exercisable and (iii) if not then exercisable, thirty days after termination of the Merger Agreement in accordance with its terms (the dates referred to in clause (ii) and (iii) being hereinafter referred to as the "Termination Date"); provided, however, that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 3(a), (b) or (c) hereof have not yet been satisfied, the Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

     22. Profit Limitation. (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $22.5 million and, if it otherwise would exceed such amount, the Grantee shall repay such excess amount to Grantor in cash (or the purchase price for purposes of Section 6 or 7, as applicable, shall be reduced) so that Grantee's Total Profit shall not exceed $22.5 million after taking into account the foregoing actions.

     Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $7.5 million and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $7.5 million; provided, however, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

     As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i)(x) the amount of cash received by Grantee pursuant to Sections 7.3(d)(ii) and (e) (ii) of the Merger Agreement and Section 1(c) hereof, less (y) any repayment of such cash to Grantor, (ii)(x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Sections 6 or 7 hereof, less (y) the Grantee's purchase price for such Shares, and (iii)(x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into or for which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

     As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option was exercised on such date for such number of Shares and assuming that such Shares, together with all Shares acquired upon exercise of the Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     23. Public Announcement. Grantor and Grantee shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Option and shall not issue any such press release or make any such public statement prior to such consultation and the receipt of approval therefor by the other party, which consent shall not be unreasonably withheld, except as may be required by law, court process or by stock exchange rules.

     IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          MOTIVEPOWER INDUSTRIES, INC.

                                          By: /s/ JOHN C. POPE
                                            ------------------------------------
                                              Name: John C. Pope
                                              Title: Chairman of the Board

                                          WESTINGHOUSE AIR BRAKE COMPANY

                                          By: /s/ WILLIAM E. KASSLING
                                            ------------------------------------
                                              Name: William E. Kassling
                                              Title: Chief Executive Officer

                                                                         ANNEX D

                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of September 26, 1999 (this "Agreement"), among MotivePower Industries, Inc., a Pennsylvania corporation ("MotivePower"), and the undersigned stockholders (collectively, the "Stockholders" and individually, a "Stockholder") of Westinghouse Air Brake Company, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, MotivePower and the Company are entering into the Amended and Restated Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended and supplemented, the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $.01 per share, of MotivePower ("MotivePower Common Stock"), not owned directly or indirectly by MotivePower, the Company or their respective wholly-owned subsidiaries, will be converted into the Exchange Ratio of shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock");

     WHEREAS, the Stockholders independently own or have voting control with respect to certain shares of Company Common Stock (together with any shares of Company Common Stock acquired by the Stockholders after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

     WHEREAS, certain of the Stockholders are parties to the Second Amended WABCO Voting Trust/ Disposition Agreement, dated as of December 13, 1995 (the "Voting Trust Agreement"), by and among the management investors named therein, the Company and the trustees named therein;

     WHEREAS, certain of the Stockholders are parties to the Amended and Restated Stockholders Agreement, dated as of March 5, 1997 and amended on March 28, 1997 (the "Stockholders Agreement"), by and among the voting trust created under the Voting Trust Agreement, Vestar Equity Partners, L.P., a Delaware limited partnership, Harvard Private Capital Holdings, Inc., a Massachusetts corporation, American Industrial Partners Capital Fund II, L.P., a Delaware limited partnership, and the Company; and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, MotivePower has required that the Stockholders agree, and in order to induce MotivePower to enter into the Merger Agreement, each of the Stockholders has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, each of the Stockholders agrees as follows:

     SECTION 1. COVENANTS OF STOCKHOLDERS. Until the termination of this Agreement in accordance with Section 4, each of the Stockholders independently agrees as follows:

          (a) At any meeting of the stockholders of the Company called to vote upon the Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholders shall vote (or cause to be voted) the Subject Shares, with respect to which such Stockholder has voting authority, in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholders' vote, consent or other approval is sought, the Stockholders shall vote (or cause to be voted) the Subject Shares, with respect to which such Stockholder has voting authority, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (as defined in the

     Merger Agreement), (ii) any amendment of the Company's Certificate of Incorporation, or By-Laws, which amendment would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company, or (iii) any action or agreement which would result in a breach of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement. Each Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) Each Stockholder agrees not to (i) sell, transfer, exchange, redeem, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of any of its Subject Shares to any person or (ii) enter into any voting arrangement (other than this Agreement), whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, with respect to which such Stockholder has voting authority, and agrees not to commit or agree to take any of the foregoing actions.

          (d) The Stockholders, as stockholders of the Company, shall not, nor shall the Stockholders, as stockholders of the Company, permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of any of the Stockholders to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to a Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person (as defined in the Merger Agreement) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes any Takeover Proposal.

          (e) Each Stockholder shall notify MotivePower promptly (but in no event later than 24 hours) after receipt by such Stockholder, as a stockholder of the Company, or such Stockholder, as a stockholder of the Company, becoming aware, of any Takeover Proposal or any request for nonpublic information in connection with a Takeover Proposal or for access to the properties, books or records of such party by any Person or entity that informs such party that it is considering making, or has made, a Takeover Proposal.

          (f) The Stockholders agree to take all action necessary to suspend all covenants, agreements and arrangements of the Stockholders contained in the Voting Trust Agreement and the Stockholders Agreement and to terminate the Voting Trust Agreement and Stockholders Agreement immediately prior to the Effective time (as defined in the Merger Agreement), unless the accountants for MotivePower and the Company mutually agree that such action is not necessary to preserve the treatment of the Merger as "pooling of interests" for accounting purposes.

     SECTION 2. REPRESENTATIONS AND WARRANTIES. Each of the Stockholders hereby severally and not jointly represents and warrants to MotivePower as follows:

          (a) Such Stockholder has good and marketable title to the Subject Shares held by such Stockholder, free and clear of any claims, liens, encumbrances, pledges and security interests whatsoever. Such Stockholder owns no shares of capital stock of the Company other than the Subject Shares. Such Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares held by such Stockholder. No proxies or powers of attorney have been granted with respect to such Subject Shares that will remain in effect after the execution of this Agreement. Except for this Agreement and as contemplated by Section 1(f), no voting arrangement (including voting agreements or voting trusts) affecting such Subject Shares shall remain in effect after the execution of this Agreement.

          (b) Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder, and the consummation of the transactions contemplated hereby, has been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under any provision of any trust agreement, partnership agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to any of the property or assets of any of such Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

     SECTION 3. AFFILIATE LETTER. Each Stockholder agrees to execute and deliver on a timely basis an Affiliate Letter in the form of Exhibit 5.10(a) to the Merger Agreement, when and if requested by MotivePower.

     SECTION 4. TERMINATION. This Agreement shall terminate, without further liability or obligation of the parties hereto, including liability for damages, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) consummation of the Merger and (iii) MotivePower becoming entitled to terminate the Merger Agreement pursuant to Section 7.1(i) of the Merger Agreement. Notwithstanding the foregoing, no termination pursuant to this
Section 4 shall relieve the undersigned from liability for breach of this Agreement.

     SECTION 5. FURTHER ASSURANCES. The Stockholders will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as MotivePower may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     SECTION 6. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 7. SPECIFIC PERFORMANCE. Each Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause MotivePower irreparable harm. Accordingly, each Stockholder agrees that in the event of any breach or threatened breach of this Agreement by such Stockholder, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

     SECTION 8. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to MotivePower, to:
                    Two Gateway Center
                    14th Floor
                    Pittsburgh, PA 15222
                    Attention: Chief Executive Officer
                    Facsimile: (412) 201-1116
        with copies to:
                    Doepken Keevican & Weiss
                    58th Floor, USX Tower
                    600 Grant Street
                    Pittsburgh, PA 15219-2703
                    Attention: Leo A. Keevican, Jr.
                    Facsimile: (412) 355-2609

        and
                    Sidley & Austin
                    Bank One Plaza
                    10 South Dearborn Street
                    Chicago, IL 60603
                    Attention: Frederick C. Lowinger
                    Facsimile: (312) 853-7036

     (b) if to Harvard Private Capital Holding, Inc., to:
                    CharlesBank Capital Partners, L.L.C.
                    1330 Avenue of the Americas, 31st Floor
                    New York, NY 10019
                    Attention: Kim David
                    Facsimile: (212) 582-1250

     (c) if to Vestar Equity Partners, L.P., to:
                    Vestar Capital Partners, Inc.
                    Seventeenth Street Plaza
                    1225 17th Street, Suite 1600
                    Denver, CO 80202
                    Attention: James P. Kelley
                    Facsimile: (303) 292-6639

        with a copy to:
                    Vestar Capital Partners, Inc.
                    245 Park Avenue, 41st Floor
                    New York, NY 10067
                    Attention: Todd N. Khoury
                    Facsimile: (212) 808-4922

     (d) if to William E. Kassling, to:
                    Westinghouse Air Brake Company
                    1001 Air Brake Avenue
                    Wilmerding, PA 15148
                    Attention: William E. Kassling
                    Facsimile: (412) 825-1156

     (e) if to Robert J. Brooks, to:
                    Westinghouse Air Brake Company
                    1001 Air Brake Avenue
                    Wilmerding, PA 15148
                    Attention: Robert J. Brooks
                    Facsimile: (412) 825-1156

     SECTION 9. INTERPRETATION. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     SECTION 10. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

     SECTION 11. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 12. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 13. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto contained herein, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     SECTION 14. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction. If in the opinion of MotivePower's independent accountants, any provision hereof would cause the Merger to be ineligible for "pooling of interest" accounting treatment, it shall be deemed to be ineffective and inapplicable.

     SECTION 15. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     SECTION 16. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

     SECTION 17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 18. NO LIMITATION ON ACTIONS OF ANY STOCKHOLDER AS DIRECTOR OR OFFICER. In the event the Stockholder or an officer, employee, advisor, consultant or representative thereof or thereto is a director or officer of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder or such officer, employee, advisor, consultant or representative to take or in any way limit any action that the Stockholder or such officer, employee, advisor, consultant or representative may take to discharge the fiduciary duties of the Stockholder or such officer, employee, advisor, consultant or representative as a director or officer of the Company.

                                    * * * *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          MOTIVEPOWER INDUSTRIES, INC.

                                          By: /s/ JOHN C. POPE
                                            ------------------------------------
                                              Name: John C. Pope
                                              Title: Chairmen of the Board

                                          /s/ WILLIAM E. KASSLING
                                          --------------------------------------
                                          William E. Kassling

                                          /s/ ROBERT J. BROOKS
                                          --------------------------------------
                                          Robert J. Brooks

                                          HARVARD PRIVATE CAPITAL HOLDINGS, INC.

                                          By: /s/ KIM DAVIS
                                            ------------------------------------
                                              Name: Kim Davis
                                              Title: Managing Director

                                          VESTAR EQUITY PARTNERS, L.P.

                                          By: /s/ JAMES P. KELLEY
                                            ------------------------------------
                                              Name: James P. Kelley
                                              Title: Managing Director

                                                                         ANNEX E

                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of September 26, 1999 (this "Agreement"), between Westinghouse Air Brake Company, a Delaware corporation ("WABCO"), and the undersigned stockholder (the "Stockholder") of MotivePower Industries, Inc., a Pennsylvania corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, WABCO and the Company are entering into the Amended and Restated Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended and supplemented, the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), not owned directly or indirectly by WABCO, the Company or their respective wholly-owned subsidiaries, will be converted into the Exchange Ratio of shares of Common Stock, par value $.01 per share, of WABCO ("WABCO Common Stock");

     WHEREAS, the Stockholder owns or has voting control with respect to certain shares of Company Common Stock (together with any shares of Company Common Stock acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, WABCO has required that the Stockholder agrees, and in order to induce WABCO to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

     SECTION 1. COVENANTS OF STOCKHOLDER. Until the termination of this Agreement in accordance with Section 4, the Stockholder agrees as follows:

          (a) At any meeting of the stockholders of the Company called to vote upon the Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (as defined in the Merger Agreement), (ii) any amendment of the Company's Articles of Incorporation, or By-Laws, which amendment would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company, or (iii) any action or agreement which would result in a breach of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) The Stockholder agrees not to (i) sell, transfer, exchange, redeem, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject

     Shares to any person or (ii) enter into any voting arrangement (other than this Agreement), whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.

          (d) The Stockholder, as stockholder of the Company, shall not, nor shall the Stockholder, as stockholder of the Company, permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of the Stockholder to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal,
     (ii) enter into any agreement with respect to a Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person (as defined in the Merger Agreement) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes any Takeover Proposal.

          (e) The Stockholder shall notify WABCO promptly (but in no event later than 24 hours) after receipt by the Stockholder, as stockholder of the Company, or the Stockholder, as stockholder of the Company, becoming aware, of any Takeover Proposal or any request for nonpublic information in connection with a Takeover Proposal or for access to the properties, books or records of such party by any Person or entity that informs such party that it is considering making, or has made, a Takeover Proposal.

     SECTION 2. REPRESENTATIONS AND WARRANTIES. The Stockholder hereby represents and warrants to WABCO as follows:

          (a) The Stockholder has good and marketable title to the Subject Shares, free and clear of any claims, liens, encumbrances, pledges and security interests whatsoever. The Stockholder owns no shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares. No proxies or powers of attorney have been granted with respect to the Subject Shares that will remain in effect after the execution of this Agreement. Except for this Agreement and as contemplated by Section 1(f), no voting arrangement (including voting agreements or voting trusts) affecting the Subject Shares shall remain in effect after the execution of this Agreement.

          (b) The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder, and the consummation of the transactions contemplated hereby, has been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under any provision of any trust agreement, partnership agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to any of the property or assets of the Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

     SECTION 3. AFFILIATE LETTER. The Stockholder agrees to execute and deliver on a timely basis an Affiliate Letter in the form of Exhibit 5.10(b) to the Merger Agreement, when and if requested by WABCO.

     SECTION 4. TERMINATION. This Agreement shall terminate, without further liability or obligation of the parties hereto, including liability for damages, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) consummation of the Merger and (iii) WABCO becoming entitled to terminate the Merger Agreement pursuant to Section 7.1(e) of the Merger Agreement.

Notwithstanding the foregoing, no termination pursuant to this Section 4 shall relieve the undersigned from liability for breach of this Agreement.

     SECTION 5. FURTHER ASSURANCES. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as WABCO may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     SECTION 6. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 7. SPECIFIC PERFORMANCE. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause WABCO irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement by the Stockholder, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

     SECTION 8. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to WABCO, to:
         1001 Air Brake Avenue
         Wilmerding, PA 15148
         Attention: Chief Executive Officer
         Facsimile No.: (412) 825-1156

         with copies to:
         Reed Smith Shaw McClay
         435 Sixth Avenue
         Pittsburgh, PA 15219
         Attention: David DeNinno
         Facsimile No.: (412) 288-3218
         and
         Kirkland & Ellis
         655 15th Street, N.W.
         Washington, D.C. 20005
         Attention: Jack Feder
         Facsimile No.: (202) 879-5200

     (b) if to the Stockholder, to:
         810 South Ridge Road
         Lake Forest, IL 60045
         Attention: John C. Pope
         Facsimile: (847) 735-0114
         with copies to:
         Doepken Keevican & Weiss
         58th Floor, USX Tower
         600 Grant Street
         Pittsburgh, PA 15219-2703
         Attention: Leo A. Keevican, Jr.
         Facsimile: (412) 355-2609

         and
         Sidley & Austin
         Bank One Plaza
         10 South Dearborn Street
         Chicago, IL 60603
         Attention: Frederick C. Lowinger
         Facsimile: (312) 853-7036

     SECTION 9. INTERPRETATION. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     SECTION 10. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

     SECTION 11. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 12. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 13. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto contained herein, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     SECTION 14. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction. If in the opinion of WABCO's or the Company's independent accountants, any provision hereof would cause the Merger to be ineligible for "pooling of interest" accounting treatment, it shall be deemed to be ineffective and inapplicable.

     SECTION 15. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     SECTION 16. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

     SECTION 17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 18. NO LIMITATION ON ACTIONS OF THE STOCKHOLDER AS DIRECTOR OR OFFICER. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder or any officer, employee, advisor, consultant or representative thereof or thereto to take or in any way limit any action that the Stockholder may take to discharge the fiduciary duties of the Stockholder as a director or officer of the Company.

                                    * * * *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        WESTINGHOUSE AIR BRAKE COMPANY

                                        By: /s/ WILLIAM E. KASSLING
                                           -------------------------------------
                                            Name: William E. Kassling
                                            Title: Chief Executive Officer

                                        /s/ JOHN C. POPE
                                        ----------------------------------------
                                        John C. Pope

                                                                         ANNEX F

                        Wasserstein Perella & Co., Inc.
                              31 West 52nd Street
                         New York, New York 10019-6118

                               September 26, 1999

Board of Directors
MotivePower Industries, Inc.
Two Gateway Center
Fourteenth Floor
Pittsburgh, Pennsylvania 15222

Members of the Board of Directors:

     MotivePower Industries, Inc. (the "Company") and Westinghouse Air Brake Company ("WABCO") have entered into an Amended and Restated Agreement and Plan of Merger, dated as of September 26, 1999 (the "Agreement"). The Agreement provides for, among other things, a merger of the Company with and into WABCO (the "Merger"), pursuant to which each outstanding share of the Company's common stock, par value $.01 per share ("Company Shares"), will be converted into .66 shares (the "Exchange Ratio") of the common stock, par value $.01 per share, of WABCO ("WABCO Shares").

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of Company Shares, other than WABCO and its affiliates.

     In arriving at the opinion set forth below, we have, among other things:

      1. Reviewed certain publicly available business and financial information relating to the Company and WABCO which we deemed to be relevant;

      2. Reviewed certain internal financial information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and WABCO, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies"), in each case prepared and furnished to us by the Company and WABCO;

      3. Conducted discussions with members of senior management and representatives of the Company and WABCO concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger, and the Expected Synergies;

      4. Reviewed the market prices and valuation multiples for Company Shares and WABCO Shares and compared them with those of certain publicly-traded companies which we deemed to be relevant;

      5. Reviewed the results of operations of the Company and WABCO and compared them with those of certain publicly-traded companies which we deemed to be relevant;

      6. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

      7. Participated in certain discussions and negotiations among representatives of the Company and WABCO and their financial and legal advisors;

      8. Reviewed the potential pro forma impact of the Merger;

      9. Reviewed the Agreement; and

     10. Performed such other financial studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independently verifying any of such information. In addition, we have not reviewed any of the books and records of the Company or WABCO, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or WABCO or for making or obtaining an independent valuation or appraisal of any of the assets or liabilities of the Company or WABCO, and no such independent valuation or appraisal was provided to us. We have also assumed and relied upon the reasonableness and accuracy of the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company and WABCO. We have assumed that the financial forecast information and Expected Synergies have been reasonably prepared in good faith and on bases reflecting the best currently available estimates and judgments of the Company's and WABCO's respective managements as to the expected future financial performance of, and expenses and benefits to, the Company or WABCO, as the case may be, and the Expected Synergies. We have also assumed that such financial forecast information and Expected Synergies will be realized in the amounts and at the times indicated thereby. We express no opinion as to such financial forecast information and Expected Synergies or as to the assumptions upon which they are based. You have informed us, and we have assumed, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and will qualify as a tax-free reorganization for United States Federal income tax purposes.

     For purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party to the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have also assumed that all material governmental, regulatory or other consents and approvals required in connection with the Merger will be obtained, and that in the course of obtaining any necessary consents and approvals, or any amendments, modifications or waivers to any documents to which either the Company or WABCO is a party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Merger. Our opinion is necessarily based upon market, economic and other conditions and circumstances as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We are not expressing any opinion herein as to the prices at or trading ranges in which Company Shares or WABCO Shares may trade at any time.

     In connection with performing our services for the Company, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, any third-party indications of interest for the acquisition of all or any part of the Company.

     We are acting as financial advisor to the Company in connection with the proposed Merger and will receive a fee from the Company for our services, a major portion of which is contingent upon the consummation of the Merger. In the past, we have provided financial advisory services to the Company and received compensation for such services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the WABCO Shares and other securities of WABCO, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion addresses only the fairness of the Exchange Ratio from a financial point of view to the holders of Company Shares, other than WABCO and its affiliates, and we do not express any views on any other terms of the Merger. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Agreement.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger, and except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to shareholders of the Company relating to the Merger, may not be disseminated, quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.

     On the basis of and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Company Shares, other than WABCO and its affiliates.

                                        Very truly yours,

                                        /s/ WASSERSTEIN PERELLA & CO., INC.
                                        ----------------------------------------
                                        WASSERSTEIN PERELLA & CO., INC.

                            CREDIT SUISSE LETTERHEAD

                                                                         ANNEX G

                               September 26, 1999

Board of Directors
Westinghouse Air Brake Company
1001 Air Brake Avenue
Wilmerding, PA 15148

Gentlemen:

You have asked us to advise you with respect to the fairness to Westinghouse Air Brake Company (the "Company") from a financial point of view of the consideration to be paid by the Company pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of September 26, 1999 (the "Merger Agreement"), among the Company and MotivePower Industries, Inc. ("MotivePower"). The Merger Agreement provides for the merger (the "Merger") of MotivePower into the Company pursuant to which each outstanding share of common stock, par value $.01 per share, of MotivePower will be converted in the Merger into 0.66 of a share (the "Exchange Ratio") of common stock, par value $.01 per share, of the Company (the "Common Stock").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and MotivePower, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and MotivePower, and have met with the Company's and MotivePower's management to discuss the business and prospects of the Company and MotivePower. We have also relied upon the views of the Company's and MotivePower's management concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided to us by the Company and MotivePower relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of the Company and MotivePower.

We have also considered certain financial and stock market data of the Company and MotivePower, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and MotivePower and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and MotivePower's management as to the future financial performance of the Company and MotivePower and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with generally accepted accounting principles. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or MotivePower, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Common Stock when issued to the stockholders of MotivePower pursuant to the Merger or the prices at which such Common

Stock will trade subsequent to the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Board of Directors in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, we have provided financial services to the Company unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both the Company and MotivePower for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities. As of the date hereof, Credit Suisse First Boston owns approximately 3,300,311 shares of MotivePower.

It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view.

                                        Very truly yours,

                                        By: /s/ CREDIT SUISSE FIRST BOSTON
                                            CORPORATION
                                           -------------------------------------
                                            CREDIT SUISSE FIRST BOSTON
                                            CORPORATION

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     WABCO is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation, as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. The certificate of incorporation, as amended, of WABCO provides that no director of the corporation shall be liable to such corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the corporation or its stockholders.

     The by-laws of WABCO provide that WABCO shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of such corporation or other entity, or is or was serving at the request of such corporation as a director, officer or merger of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and that such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The by-laws of WABCO further provide that WABCO may, to the extent authorized from time to time by the directors, indemnify any employee or agent of such corporation in the same manner as a director or officer of such entity.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprises, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The by-laws of WABCO provide that WABCO may purchase and maintain insurance on behalf of any person who is or was a director or officer of WABCO or was serving at the request of WABCO as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him in any such, or arising out of his status as such, whether or not WABCO would have the right or obligation to indemnify him against such liability under its by-laws.

     WABCO has agreed to indemnify, to the extent provided under MotivePower's charter and by-laws in effect on September 26, 1999, the individuals who on or before the closing were officers or directors of MotivePower or its subsidiaries with respect to all acts or omissions before the closing by these individuals in these capacities. WABCO has also agreed to provide, for six years after the closing, a directors' and officers' liability insurance and indemnification policy that provides MotivePower's officers and directors in office immediately prior to the closing coverage substantially equivalent to MotivePower's policy in effect on September 26, 1999.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following is a list of Exhibits included as part of this Registration Statement. WABCO agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request. Items marked with an asterisk are filed herewith.

EXHIBIT                                                                    FILING
NUMBER                             DESCRIPTION                             METHOD
-------                            -----------                             ------
 *2.1      Amended and Restated Agreement and Plan of Merger, as
           amended (included as Annex A to the Joint Proxy
           Statement/Prospectus filed as part of this Registration
           Statement)                                                        1
  3.1      Restated Certificate of Incorporation of the Company dated
           January 30, 1995, as amended March 30, 1995                       2
  3.2      Amended and Restated By-Laws of the Company, effective March
           31, 1997 (Originally filed as Exhibit 4.2)                        4
 *3.3      Amended and Restated Bylaws of the Company, to become
           effective upon the consummation of the merger (included as
           Exhibit 1.4(b) to Annex A to the Joint Proxy
           Statement/Prospectus filed as part of this Registration
           Statement).                                                       1
  4.1      Form of Indenture between the Company and The Bank of New
           York with respect to the public offering of $100,000,000 of
           9 3/8% Senior Notes due 2005                                      2
  4.2      Form of Note (included in Exhibit 4.1)                            2
  4.3      First Supplemental Indenture dated as of March 21, 1997
           between the Company and The Bank of New York                      5
  4.4      Indenture dated as of January 12, 1999 by and between the
           Company and The Bank of New York with respect to the private offering of $75,000,000 of 9 3/8 Senior Notes due 2005,
           Series B                                                          7
  4.5      Form of Note (included in Exhibit 4.4)                            7
 *5.1      Opinion of Reed Smith Shaw & McClay LLP, as to the legality
           of the securities being registered.                               1
 *8.1      Opinion of Sidley & Austin, as to certain United States
           federal income tax consequences of the merger.                    1
 *8.2      Opinion of Kirkland & Ellis, as to certain United States
           federal income tax consequences of the merger.                    1
*10.1      MotivePower Stock Option Agreement (included as Annex B to the Joint Proxy Statement/Prospectus filed as part of this
           Registration Statement).                                          1
*10.2      Westinghouse Air Brake Stock Option Agreement (included as
           Annex C to the Joint Proxy Statement/Prospectus filed as
           part of this Registration Statement).                             1
*10.3      Voting Agreement dated as of September 26, 1999 among
           William E. Kassling, Robert J. Brooks, Harvard Private
           Capital Holdings, Inc., Vestar Equity Partners, L.P. and
           MotivePower Industries, Inc. (included as Annex D to the
           Joint Proxy Statement/ Prospectus filed as part of this
           Registration Statement)                                           1
*10.4      Voting Agreement dated as of September 26, 1999 among John
           C. Pope and Westinghouse Air Brake Company (included as
           Annex E to the Joint Proxy Statement/ Prospectus filed as
           part of this Registration Statement)                              1
 10.5      Westinghouse Air Brake Company Employee Stock Ownership Plan
           and Trust, effective January 31, 1995                             2
 10.6      ESOP Loan Agreement dated January 31, 1995 between
           Westinghouse Air Brake Company Employee Stock Ownership
           Trust ("ESOT") and the Company (Exhibits omitted)                 2
 10.7      Employee Stock Ownership Trust Agreement dated January 31,
           1995 between the Company and U.S. Trust Company of
           California, N.A.                                                  2
 10.8      Pledge Agreement dated January 31, 1995 between ESOT and the
           Company                                                           2

EXHIBIT                                                                    FILING
NUMBER                             DESCRIPTION                             METHOD
-------                            -----------                             ------
 10.9      Credit Agreement dated as of June 30, 1998, and Amended and
           Restated as of October 2, 1998 among the Company, various
           financial institutions, The Chase Manhattan Bank, Chase
           Manhattan Bank Delaware, and The Bank of New York (Schedules
           and Exhibits omitted)                                             7
 10.10     Amended and Restated Stockholders Agreement dated as of
           March 5, 1997 among the RAC Voting Trust ("Voting Trust"),
           Vestar Equity Partners, L.P. ("Vestar Equity"), Charlesbank
           Capital Partners f/k/a Harvard Private Capital Holdings,
           Inc. ("Charlesbank"), American Industrial Partners Capital
           Fund II, L.P. ("AIP") and the Company                             5
 10.11     Common Stock Registration Rights Agreement dated as of
           January 31, 1995 among the Company, Scandinavian Incentive
           Holding B.V. ("SIH"), Voting Trust, Vestar Capital, Pulse
           Electronics, Inc., Pulse Embedded Computer Systems, Inc.,
           the Pulse Shareholders and ESOT (Schedules and Exhibits
           omitted)                                                          2
 10.12     Indemnification Agreement dated January 31, 1995 between the
           Company and the Voting Trust trustees                             2
 10.13     Agreement of Sale and Purchase of the North American
           Operations of the Railway Products Group, an operating
           division of American Standard Inc., dated as of 1990 between
           Rail Acquisition Corp. and American Standard Inc. (only
           provisions on indemnification are reproduced)                     2
 10.14     Letter Agreement (undated) between the Company and American
           Standard Inc. on environmental costs and sharing                  2
 10.15     Purchase Agreement dated as of June 17, 1992 among the
           Company, Schuller International, Inc., Manville Corporation
           and European Overseas Corporation (only provisions on
           indemnification are reproduced)                                   2
 10.16     Asset Purchase Agreement dated as of January 23, 1995 among the Company, Pulse Acquisition Corporation, Pulse
           Electronics, Inc., Pulse Embedded Computer Systems, Inc. and
           the Pulse Shareholders (Schedules and Exhibits omitted)           2
 10.17     License Agreement dated as of December 31, 1993 between SAB
           WABCO Holdings B.V. and the Company                               2
 10.18     Letter Agreement dated as of January 19, 1995 between the
           Company and Vestar Capital Partners, Inc.                         2
 10.19     Westinghouse Air Brake Company 1995 Stock Incentive Plan, as
           amended                                                           7
 10.20     Westinghouse Air Brake Company 1995 Non-Employee Directors'
           Fee and Stock Option Plan                                         7
 10.21     Form of Employment Agreement between William E. Kassling and
           the Company                                                       2
 10.22     Letter Agreement dated as of January 1, 1995 between the
           Company and Vestar Capital Partners, Inc.                         2
 10.23     Form of Indemnification Agreement between the Company and
           Authorized Representatives                                        2
 10.24     Share Purchase Agreement between Futuris Corporation Limited
           and the Company (Exhibits omitted)                                2
 10.25     Purchase Agreement dated as of September 19, 1996 by and
           among Mark IV Industries, Inc., Mark IV PLC, and W&P Holding
           Corp. (Exhibits and Schedules omitted) (Originally filed as
           Exhibit 2.01)                                                     3
 10.26     Purchase Agreement dated as of September 19, 1996 by and
           among Mark IV Industries Limited and Westinghouse Railway
           Holdings (Canada) Inc. (Exhibits and Schedules omitted)
           (Originally filed as Exhibit 2.02)                                3
 10.27     Amendment No. 1 to Amended and Restated Stockholders
           Agreement dated as of March 5, 1997 among the Voting Trust,
           Vestar Equity, Charlesbank, AIP and the Company                   5
 10.28     Common Stock Registration Rights Agreement dated as of March
           5, 1997 among the Company, Charlesbank, AIP and the Voting
           Trust                                                             5
 10.29     1998 Employee Stock Purchase Plan                                 7

EXHIBIT                                                                    FILING
NUMBER                             DESCRIPTION                             METHOD
-------                            -----------                             ------
 10.30     Sale Agreement dated as of August 7, 1998 by and between
           Rockwell Collins, Inc. and the Company (Schedules and
           Exhibits omitted) (Originally filed as Exhibit 2.1)               6
 10.31     Amendment No. 1 dated as of October 5, 1998 to Sale
           Agreement dated as of August 7, 1998 by and between Rockwell
           Collins, Inc. and the Company (Originally filed as Exhibit
           2.2)                                                              6
 21.1      Subsidiaries of the Registrant.                                   7
*23.1      Consent of Deloitte & Touche LLP.                                 1
*23.2      Consent of Arthur Andersen LLP.                                   1
*23.3      Consent of Reed Smith Shaw & McClay LLP (included in Exhibit
           5.1 to this Registration Statement).                              1
*23.4      Consent of Sidley & Austin (included in Exhibit 8.1 to this
           Registration Statement).                                          1
*23.5      Consent of Kirkland & Ellis (included in Exhibit 8.2 to this
           Registration Statement).                                          1
*24.1      Powers of Attorney (filed herewith as part of signature
           page).                                                            1
*99.1      Form of proxy card to be mailed to MotivePower shareholders.      1
*99.2      Form of proxy card to be mailed to Westinghouse Air Brake
           shareholders.                                                     1
*99.3      Form of proxy card to be mailed to participants in the
           Westinghouse Air Brake Company Employee Stock Ownership
           Plan.                                                             1
*99.4      Notice to Participants in the Westinghouse Air Brake Company
           Employee Stock Ownership Plan.                                    1
*99.5      Notice to Participants in the Westinghouse Air Brake Company
           RAC Voting Trust.                                                 1
*99.6      Consent of Gilbert E. Carmichael to be named as a nominee
           for director of WABCO.                                            1
*99.7      Consent of Lee B. Foster II to be named as nominee for
           director of WABCO.                                                1
*99.8      Consent of James M. Miscoll to be named as nominee for
           director of WABCO.                                                1
*99.9      Consent of Nicholas T. Stanley to be named as nominee for
           director of WABCO.                                                1
 99.10     Annual Report on Form 10-K for the year ended December 31,
           1998 of the WABCO Employee Stock Ownership Plan and Trust         7

                              FILING METHOD
                              -------------
1      Filed herewith. Also noted by an asterisk.
2      Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-90866), and incorporated herein by
       reference.
3      Filed as an exhibit to the Company's Current Report on Form
       8-K, dated October 3, 1996, and incorporated herein by
       reference.
4      Filed as an exhibit to the Company's Registration Statement on Form S-8 (No. 333-39159), and incorporated herein by
       reference.
5      Filed as an exhibit to the Company's Annual Report on Form
       10-K for the period ended December 31, 1997, and
       incorporated herein by reference.
6      Filed as an exhibit to the Company's Current Report on Form
       8-K, dated October 5, 1998, and incorporated herein by
       reference.
7      Filed as an exhibit to the Company's Current Report on Form
       10-K for the period ended December 31, 1998, and
       incorporated herein by reference.

  (b) Not applicable.

  (c) The opinion of Wasserstein Perella & Co., Inc. is included as Annex F to the Joint Proxy Statement/ Prospectus. The opinion of Credit Suisse First Boston Corporation is included as Annex G to the Joint Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints William E. Kassling and Robert J. Brooks and each of them, severally, as his attorney-in-fact and Agent, with full power of substitution and resubstitution, in his name and on his behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, WESTINGHOUSE AIR BRAKE COMPANY HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF WILMERDING, STATE OF PENNSYLVANIA, ON OCTOBER 13, 1999.

                                          WESTINGHOUSE AIR BRAKE COMPANY

                                          BY: /S/ WILLIAM E. KASSLING
                                            ------------------------------------
                                              WILLIAM E. KASSLING
                                              DIRECTOR, CHAIRMAN OF THE BOARD
                                              AND
                                              CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                                          BY: /S/ WILLIAM E. KASSLING
                                            ------------------------------------
                                              WILLIAM E. KASSLING
                                              DIRECTOR, CHAIRMAN OF THE BOARD
                                              AND
                                              CHIEF EXECUTIVE OFFICER
                                              DATE: OCTOBER 13, 1999

                                          BY: /S/ EMILIO A. FERNANDEZ
                                            ------------------------------------
                                              EMILIO A. FERNANDEZ
                                              DIRECTOR AND VICE CHAIRMAN
                                              DATE: OCTOBER 13, 1999

                                          BY: /S/ GREGORY T.H. DAVIES
                                            ------------------------------------
                                              GREGORY T.H. DAVIES
                                              PRESIDENT, CHIEF OPERATING OFFICER
                                              AND DIRECTOR
                                              DATE: OCTOBER 13, 1999

                                          BY: /S/ ROBERT J. BROOKS
                                            ------------------------------------
                                              ROBERT J. BROOKS
                                              DIRECTOR, CHIEF EXECUTIVE OFFICER
                                              AND CHIEF ACCOUNTING OFFICER
                                              DATE: OCTOBER 13, 1999

                                          BY: /S/ KIM G. DAVIS
                                              ----------------------------------
                                              KIM G. DAVIS
                                              DIRECTOR
                                              DATE: OCTOBER 13, 1999

                                          BY: /S/ JAMES C. HUNTINGTON, JR.
                                            ------------------------------------
                                              JAMES C. HUNTINGTON, JR.
                                              DIRECTOR
                                              DATE: OCTOBER 13, 1999

                                          BY: /S/ JAMES P. KELLEY
                                            ------------------------------------
                                              JAMES P. KELLEY
                                              DIRECTOR
                                              DATE: OCTOBER 13, 1999

                                          BY: /S/ JAMES V. NAPIER
                                            ------------------------------------
                                              JAMES V. NAPIER
                                              DIRECTOR
                                              DATE: OCTOBER 13, 1999

                               INDEX TO EXHIBITS

EXHIBIT                                                                    FILING
NUMBER                             DESCRIPTION                             METHOD
-------                            -----------                             ------
 *2.1      Amended and Restated Agreement and Plan of Merger, as
           amended (included as Annex A to the Joint Proxy
           Statement/Prospectus filed as part of this Registration
           Statement)                                                        1
  3.1      Restated Certificate of Incorporation of the Company dated
           January 30, 1995, as amended March 30, 1995                       2
  3.2      Amended and Restated By-Laws of the Company, effective March
           31, 1997 (Originally filed as Exhibit 4.2)                        4
 *3.3      Amended and Restated Bylaws of the Company, to become
           effective upon the consummation of the merger (included as
           Exhibit 1.4(b) to Annex A to the Joint Proxy
           Statement/Prospectus filed as part of this Registration
           Statement).                                                       1
  4.1      Form of Indenture between the Company and The Bank of New
           York with respect to the public offering of $100,000,000 of
           9 3/8% Senior Notes due 2005                                      2
  4.2      Form of Note (included in Exhibit 4.1)                            2
  4.3      First Supplemental Indenture dated as of March 21, 1997
           between the Company and The Bank of New York                      5
  4.4      Indenture dated as of January 12, 1999 by and between the
           Company and The Bank of New York with respect to the private offering of $75,000,000 of 9 3/8 Senior Notes due 2005,
           Series B                                                          7
  4.5      Form of Note (included in Exhibit 4.4)                            7
 *5.1      Opinion of Reed Smith Shaw & McClay LLP, as to the legality
           of the securities being registered.                               1
 *8.1      Opinion of Sidley & Austin, as to certain United States
           federal income tax consequences of the merger.                    1
 *8.2      Opinion of Kirkland & Ellis, as to certain United States
           federal income tax consequences of the merger.                    1
*10.1      MotivePower Stock Option Agreement (included as Annex B to the Joint Proxy Statement/Prospectus filed as part of this
           Registration Statement).                                          1
*10.2      Westinghouse Air Brake Stock Option Agreement (included as
           Annex C to the Joint Proxy Statement/Prospectus filed as
           part of this Registration Statement).                             1
*10.3      Voting Agreement dated as of September 26, 1999 among
           William E. Kassling, Robert J. Brooks, Harvard Private
           Capital Holdings, Inc., Vestar Equity Partners, L.P. and
           MotivePower Industries, Inc. (included as Annex D to the
           Joint Proxy Statement/ Prospectus filed as part of this
           Registration Statement)                                           1
*10.4      Voting Agreement dated as of September 26, 1999 among John
           C. Pope and Westinghouse Air Brake Company (included as
           Annex E to the Joint Proxy Statement/Prospectus filed as
           part of this Registration Statement)                              1
 10.5      Westinghouse Air Brake Company Employee Stock Ownership Plan
           and Trust, effective January 31, 1995                             2
 10.6      ESOP Loan Agreement dated January 31, 1995 between
           Westinghouse Air Brake Company Employee Stock Ownership
           Trust ("ESOT") and the Company (Exhibits omitted)                 2
 10.7      Employee Stock Ownership Trust Agreement dated January 31,
           1995 between the Company and U.S. Trust Company of
           California, N.A.                                                  2
 10.8      Pledge Agreement dated January 31, 1995 between ESOT and the
           Company                                                           2
 10.9      Credit Agreement dated as of June 30, 1998, and Amended and
           Restated as of October 2, 1998 among the Company, various
           financial institutions, The Chase Manhattan Bank, Chase
           Manhattan Bank Delaware, and The Bank of New York (Schedules
           and Exhibits omitted)                                             7

EXHIBIT                                                                    FILING
NUMBER                             DESCRIPTION                             METHOD
-------                            -----------                             ------
10.10      Amended and Restated Stockholders Agreement dated as of
           March 5, 1997 among the RAC Voting Trust ("Voting Trust"),
           Vestar Equity Partners, L.P. ("Vestar Equity"), Charlesbank
           Capital Partners f/k/a Harvard Private Capital Holdings,
           Inc. ("Charlesbank"), American Industrial Partners Capital
           Fund II, L.P. ("AIP") and the Company                             5
10.11      Common Stock Registration Rights Agreement dated as of
           January 31, 1995 among the Company, Scandinavian Incentive
           Holding B.V. ("SIH"), Voting Trust, Vestar Capital, Pulse
           Electronics, Inc., Pulse Embedded Computer Systems, Inc.,
           the Pulse Shareholders and ESOT (Schedules and Exhibits
           omitted)                                                          2
10.12      Indemnification Agreement dated January 31, 1995 between the
           Company and the Voting Trust trustees                             2
10.13      Agreement of Sale and Purchase of the North American
           Operations of the Railway Products Group, an operating
           division of American Standard Inc., dated as of 1990 between
           Rail Acquisition Corp. and American Standard Inc. (only
           provisions on indemnification are reproduced)                     2
10.14      Letter Agreement (undated) between the Company and American
           Standard Inc. on environmental costs and sharing                  2
10.15      Purchase Agreement dated as of June 17, 1992 among the
           Company, Schuller International, Inc., Manville Corporation
           and European Overseas Corporation (only provisions on
           indemnification are reproduced)                                   2
10.16      Asset Purchase Agreement dated as of January 23, 1995 among the Company, Pulse Acquisition Corporation, Pulse
           Electronics, Inc., Pulse Embedded Computer Systems, Inc. and
           the Pulse Shareholders (Schedules and Exhibits omitted)           2
10.17      License Agreement dated as of December 31, 1993 between SAB
           WABCO Holdings B.V. and the Company                               2
10.18      Letter Agreement dated as of January 19, 1995 between the
           Company and Vestar Capital Partners, Inc.                         2
10.19      Westinghouse Air Brake Company 1995 Stock Incentive Plan, as
           amended                                                           7
10.20      Westinghouse Air Brake Company 1995 Non-Employee Directors'
           Fee and Stock Option Plan                                         7
10.21      Form of Employment Agreement between William E. Kassling and
           the Company                                                       2
10.22      Letter Agreement dated as of January 1, 1995 between the
           Company and Vestar Capital Partners, Inc.                         2
10.23      Form of Indemnification Agreement between the Company and
           Authorized Representatives                                        2
10.24      Share Purchase Agreement between Futuris Corporation Limited
           and the Company (Exhibits omitted)                                2
10.25      Purchase Agreement dated as of September 19, 1996 by and
           among Mark IV Industries, Inc., Mark IV PLC, and W&P Holding
           Corp. (Exhibits and Schedules omitted) (Originally filed as
           Exhibit 2.01)                                                     3
10.26      Purchase Agreement dated as of September 19, 1996 by and
           among Mark IV Industries Limited and Westinghouse Railway
           Holdings (Canada) Inc. (Exhibits and Schedules omitted)
           (Originally filed as Exhibit 2.02)                                3
10.27      Amendment No. 1 to Amended and Restated Stockholders
           Agreement dated as of March 5, 1997 among the Voting Trust,
           Vestar Equity, Charlesbank, AIP and the Company                   5
10.28      Common Stock Registration Rights Agreement dated as of March
           5, 1997 among the Company, Charlesbank, AIP and the Voting
           Trust                                                             5
10.29      1998 Employee Stock Purchase Plan                                 7
10.30      Sale Agreement dated as of August 7, 1998 by and between
           Rockwell Collins, Inc. and the Company (Schedules and
           Exhibits omitted) (Originally filed as Exhibit 2.1)               6

EXHIBIT                                                                    FILING
NUMBER                             DESCRIPTION                             METHOD
-------                            -----------                             ------
 10.31     Amendment No. 1 dated as of October 5, 1998 to Sale
           Agreement dated as of August 7, 1998 by and between Rockwell
           Collins, Inc. and the Company (Originally filed as Exhibit
           2.2)                                                              6
 21.1      Subsidiaries of the Registrant.                                   7
*23.1      Consent of Deloitte & Touche LLP.                                 1
*23.2      Consent of Arthur Andersen LLP.                                   1
*23.3      Consent of Reed Smith Shaw & McClay LLP (included in Exhibit
           5.1 to this Registration Statement).                              1
*23.4      Consent of Sidley & Austin (included in Exhibit 8.1 to this
           Registration Statement).                                          1
*23.5      Consent of Kirkland & Ellis (included in Exhibit 8.2 to this
           Registration Statement).                                          1
*24.1      Powers of Attorney (filed herewith as part of signature
           page).                                                            1
*99.1      Form of proxy card to be mailed to MotivePower shareholders.      1
*99.2      Form of proxy card to be mailed to Westinghouse Air Brake
           shareholders.                                                     1
*99.3      Form of proxy card to be mailed to participants in the
           Westinghouse Air Brake Company Employee Stock Ownership
           Plan.                                                             1
*99.4      Notice to Participants in the Westinghouse Air Brake Company
           Employee Stock Ownership Plan.                                    1
*99.5      Notice to Participants in the Westinghouse Air Brake Company
           RAC Voting Trust.                                                 1
*99.6      Consent of Gilbert E. Carmichael to be named as a nominee
           for director of WABCO.                                            1
*99.7      Consent of Lee B. Foster II to be named as nominee for
           director of WABCO.                                                1
*99.8      Consent of James M. Miscoll to be named as nominee for
           director of WABCO.                                                1
*99.9      Consent of Nicholas T. Stanley to be named as nominee for
           director of WABCO.                                                1
 99.10     Annual Report on Form 10-K for the year ended December 31,
           1998 of the WABCO Employee Stock Ownership Plan and Trust         7

                              FILING METHOD
                              -------------
1      Filed herewith. Also noted by an asterisk.
2      Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-90866), and incorporated herein by
       reference.
3      Filed as an exhibit to the Company's Current Report on Form
       8-K, dated October 3, 1996, and incorporated herein by
       reference.
4      Filed as an exhibit to the Company's Registration Statement on Form S-8 (No. 333-39159), and incorporated herein by
       reference.
5      Filed as an exhibit to the Company's Annual Report on Form
       10-K for the period ended December 31, 1997, and
       incorporated herein by reference.
6      Filed as an exhibit to the Company's Current Report on Form
       8-K, dated October 5, 1998, and incorporated herein by
       reference.
7      Filed as an exhibit to the Company's Current Report on Form
       10-K for the period ended December 31, 1998, and
       incorporated herein by reference.

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